UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10-K
☒ ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2025
OR
☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from _____________ to _____________
Commission File Number: 333-249081
CURALEAF HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

British Columbia, Canada	98-1461045
(Province or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
250 Harbor Drive, Third Floor, Stamford, Connecticut 06902
(Address of Principal Executive Offices)
(917) 717 - 5875
(Registrant's telephone number, including area code)
Securities registered pursuant to Section 12(b) of the Act: None
Securities for which there is a reporting obligation pursuant to Section 15(d) of the Act: Subordinate Voting Shares
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

☒	Large accelerated filer	☐	Accelerated filer
☐	Non-accelerated filer	☐	Smaller reporting company
		☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report. ☒
If securities are registered pursuant to Section 12(b) of the Act, indicate by check mark whether the financial statements included in this filing reflect the correction of an error to previously issued financial statements. ☐
Indicate whether any of those error corrections are restatements that required a recovery analysis of incentive-based compensation received by any of the registrant’s current or former executive officers during the relevant recovery period pursuant to §240.10D-1(b). ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒
The aggregate market value of the voting and non-voting common equity held by non-affiliates of the registrant, based on the closing price of the common shares on the last business day of the registrant’s most recently completed fiscal quarter, was approximately $2.3 billion based on the last sales price reported for such date on the OTCQX® Best Market.
As of July 27, 2026, the number of shares outstanding of each of the registrant’s classes of capital or common stock were (on a post-consolidation basis):

Subordinate Voting Shares	233,484,263
Multiple Voting Shares	31,323,568

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This annual report on Form 10-K (the "Annual Report") contains "forward-looking statements" within the meaning of United States (the "U.S.") securities laws, including Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current beliefs, expectations or assumptions regarding the future of our business, future plans and strategies, operational results and other future conditions. In addition, we may make or approve certain statements, with the SEC, in press releases or in presentations by our representatives that are not statements of historical fact and which may also constitute forward-looking statements. All statements, other than statements of historical fact, made by us that address activities, events or developments that we expect or anticipate will or may occur in the future are forward-looking statements, including, but not limited to, statements preceded by, “followed by” or that include words such as “may”, “will”, “would”, “could”, “should”, “believes”, “estimates”, “projects”, “potential”, “expects”, “plans”, “intends”, “anticipates”, “targeted”, “continues”, “forecasts”, “designed”, “goal” or the negative of those words or other similar or comparable words and includes, among others, information regarding: expectations of the effects and potential benefits of any transactions; statements relating to our business, future activities and developments after the date of this Annual Report, including such things as future business strategy, competitive strengths, goals, expansion and growth; expectations that cannabis licenses applied for will be obtained; the current state of cannabis legalization, including the fact that medical-use cannabis is now legal in the majority of U.S. states, the District of Columbia and certain U.S. territories, and potential future legalization of adult-use cannabis and/or federal rescheduling or descheduling of cannabis under U.S. federal law and/or foreign jurisdictions; expectations of market size and growth; the expected benefits, timing and effects of the Company’s redomicile transaction, including any changes to the Company’s regulatory, tax or governance profile as a result thereof; expectations for other economic, business, regulatory and/or competitive factors related to us or the cannabis industry; the ability of U.S. holders of our securities to sell our securities on the Toronto Stock Exchange (the “TSX”); and other events or conditions that may occur in the future. Forward-looking statements may relate to future financial conditions, results of operations, plans, objectives, performance or business developments. These statements speak only as of and at the date they are made and are based on information currently available and current expectations at that time. Holders of our securities are cautioned that forward-looking statements are not based on historical facts, but instead are based on reasonable assumptions and our estimates at the time they were provided or made and involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements, as applicable, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, but not limited to, risks and uncertainties relating to: the legality of cannabis in the U.S., including its classification as a controlled substance under the U.S. Federal Controlled Substances Act ("CSA"); compliance with anti-money laundering laws and regulations; the lack of access to U.S. bankruptcy protections; financing constraints, including limited access to banking and risks associated with raising additional capital; general regulatory and legal restrictions, including limitations imposed by the TSX; potential legal, regulatory or political changes; licensing and ownership limitations; regulatory actions and approvals from the U.S. Food and Drug Administration (“FDA”), including the risk of increased FDA oversight; potential heightened scrutiny by regulators; loss of foreign private issuer status; internal control deficiencies; litigation exposure; higher compliance costs as a public company in both Canada and the U.S.; recent and proposed U.S. cannabis and hemp licensing legislation; environmental risks, including compliance with environmental regulations and unforeseen environmental liabilities; expansion into foreign jurisdictions and the legality of cannabis abroad; future acquisitions or dispositions; dependence on key suppliers and service providers; enforceability of contracts; risks associated with our subordinate voting shares (“SVS”), including resale limitations, limited liquidity for U.S. investors, market price volatility as well as significant sales of SVS; reliance on senior management and other key personnel, including challenges in recruiting and retaining such personnel; competitive pressures; risks inherent in agricultural operations; adverse publicity or shifts in consumer perception; product liability and recalls; uncertainty regarding results of future clinical research; reliance on agricultural inputs; limited market data and forecasting uncertainty, including the risk that past performance or financial projections may not be reliable indicators of future results; intellectual property risks; marketing and advertising restrictions; fraudulent or illegal activity by employees, consultants or contractors; labor risks, including potential union activity; information technology failures, cyber-attacks or security breaches; reliance on management services agreements with subsidiaries and affiliates; website accessibility and digital compliance requirements; high bonding and insurance costs; risks associated with leverage and debt management; challenges related to growth and scalability; conflicts of interest; global economic pressures, including tariffs, retaliatory measures and trade disputes; currency exchange fluctuations; risks related to our business structure and securities, including our status as a holding company, lack of dividend history, indebtedness and concentrated voting control; limited shareholder rights in corporate affairs; enforcement challenges against directors and officers residing outside Canada; tax risks; risks associated with the Company’s redomicile transaction, including the risk that anticipated benefits are not realized or that the transaction triggers adverse tax, regulatory or contractual consequences; and those risks described in this Annual Report under Part I — Item 1A — Risk Factors.
The purpose of forward-looking statements is to provide the reader with a description of our expectations, and such forward-looking statements may not be appropriate for any other purpose. In particular, but without limiting the foregoing, disclosure in this Annual Report as well as statements regarding our objectives, plans and goals, including future operating results and economic performance, may make reference to or involve forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Certain of the forward-looking statements and other information contained herein concerning the cannabis industry, its medical and adult use, our general expectations concerning the industry and our business and operations are based on our estimates. We prepare these estimates using reasonable data from publicly available governmental sources, market research and industry analysis as well as assumptions that we believe to be reasonable based on our data and knowledge of the cannabis industry. Although generally indicative of relative market positions, market shares and performance characteristics, such data is inherently imprecise. While we are not aware of any misstatements regarding any government or industry data presented herein, the cannabis industry involves risks and uncertainties that are subject to change based on various factors.
A number of factors could cause actual events, performance or results to differ materially from what is projected in the forward-looking statements, and undue reliance should not be placed on forward-looking statements contained in this Annual Report. Such forward-looking statements are made as of the date of this Annual Report. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. Our forward-looking statements are expressly qualified in their entirety by this cautionary statement.

PART I
ITEM 1. BUSINESS
Overview
Curaleaf Holdings, Inc. (the "Company," "Curaleaf," "we," "our" or "us") is a leading global cannabis company dedicated to developing, manufacturing, and distributing a portfolio of highly sought after cannabis brands for consumers and patients worldwide. As of December 31, 2025, our cannabis portfolio included ten national and international brands across four primary categories, consisting of flower, pre-rolls, vaporizer cartridges, and edibles.
Our broad multichannel distribution footprint enables us to serve consumers and patients across the United States, Canada, Europe and Australasia. As of December 31, 2025, through our U.S. operations, we make, market, and distribute our brands to consumers and patients in 14 states, through 168 owned and managed retail locations and over 1,300 wholesale partner accounts. Internationally, our brand portfolio is available to medical cannabis patients in 15 countries, headlined by our positions in Germany, the United Kingdom, Poland, and Australasia. Subsequent to year-end, we expanded our U.S. retail footprint to 176 owned and managed locations as of August 5, 2026.
Our brands are supported by a vertically integrated platform that allows us to manage the end-to-end supply chain and distribution network in our core markets. Our owned cultivation and manufacturing infrastructure, consisting of 17 cultivation sites with approximately 1.5 million square feet of cultivation capacity, ensures the quality, consistency and reliable supply of our branded products. In the U.S., we own and operate a fleet of Curaleaf-branded retail stores that sell our cannabis brands as well as third-party products. In our international markets, we distribute through clinics, pharmacies, and telemedicine platforms. We also complement our distribution model with wholesale partnerships and "asset-light" brand-licensing deals, allowing our brands to reach a wider set of consumers and patients, optimizing market exposure, and strategically managing capital allocation.
We are incorporated under the laws of the Province of British Columbia, Canada, pursuant to the British Columbia Business Corporations Act. Our SVS are listed on the TSX under the symbol "CURA" and quoted on the OTCQX® Best Market (the "OTCQX") under the symbol "CURLF." The principal business address of the Company is located at 250 Harbor Drive, Third Floor, Stamford, Connecticut 06902.
Products and Brands
We offer a wide range of cannabis products including flower, pre-rolls, vaporizer cartridges, edibles, concentrates, topicals, tinctures, and beverages. Domestically, these products are marketed under our national brands, including Select, Grassroots, Find, Dark Heart, Reef, Anthem, Curaleaf, and JAMS. Our prominent international brands include Curaleaf, Four20 Pharma, and Huala. Our product portfolio architecture is designed to appeal to consumers and patients of all income demographics by offering a good, better, best assortment with corresponding price points. Our total brand portfolio has consistently earned a leading market share position in the U.S. according to Hoodie Analytics.
Competitive Landscape
The cannabis industry is highly competitive, and we compete with a diverse range of legal and illicit operators on factors such as quality, price, brand recognition and distribution strength. In the U.S., our competitors range from small, family-owned businesses and single-state operators to multi-state operators ("MSOs"). We also face competition from manufacturers of naturally occurring and synthetic cannabinoids and from participants in adjacent markets, including the alcoholic beverage, tobacco and health and wellness sectors. Internationally, we primarily face competition from other licensed cultivators and wholesale distributors of medical cannabis.
We also face persistent competition from the illicit market, which operates without the significant regulatory, compliance and tax burdens we bear, allowing illicit operators to offer lower prices and attract a meaningful portion of the cannabis consumer base. As the industry matures, we anticipate escalating competition from companies with longer operating histories and/or greater financial resources.
Strategy

Our vision is to be the world's leading cannabis company, driven by a mission to democratize cannabis to improve and celebrate life, every day, everywhere. Our primary strategic priority is to grow our brands' share of the global cannabis market, supported by operational excellence across our vertically integrated platform. Our commitment to deliver profitable and sustainable growth is grounded in market leadership in the U.S. and continuous expansion internationally.
•Domestic Market Leadership: Growing U.S. market share for our brands is at the core of our strategic pillars. Those pillars include customer centricity, brand building and innovation, and executional and operational excellence. The Company’s focus on customer centricity means we are committed to making quality products, delivering exceptional service, offering an attractive portfolio assortment, and supplying customers with value – wherever those customers are buying our brands. We will continue to build our brand portfolio through new product innovation and developing brand worlds that serve consumers and patients. Our research and development efforts have resulted in 77 peer-reviewed research papers and partnerships with institutions including University of Pennsylvania, Imperial College London, the Institute of Cancer Research London and the University of Insubria. Given the current regulatory framework, our owned and managed retail stores are valuable assets in our vertical platform and allow us to actively support our brands and speak directly to consumers and patients at the point of purchase. Our U.S. retail and wholesale distribution footprint prioritizes highly populated states with large, well-structured state-licensed cannabis programs, such as Florida, Illinois, New Jersey and Pennsylvania. We will continue to target growth opportunities as existing state programs stabilize or as new state programs launch. During 2025, we opened eight new dispensaries across Florida, Maine and Ohio.
•International Expansion: Although we consider the U.S. to be the marquee market for our business and the global cannabis industry, the population in Europe is roughly twice that of the U.S., with a population of approximately 742 million people, offering a large potential addressable market of medical cannabis patients. We believe we are currently the largest cannabis operator globally and that we are well positioned to capitalize on the growing international opportunity as countries launch new medical cannabis programs. We continue to invest in supply chain capacity and distribution partnerships to broaden our market presence across the globe, including accelerating patient adoption in Germany, the U.K., and Poland, and expanding into Turkey, where we received an operating license in 2025.
Production and Distribution
Across our global operations, we manage the entire cannabis product lifecycle from seed to sale. This vertically integrated business model provides us with significant control over our supply chain, ensuring high standards for product safety, quality and consistency, and control over our distribution network, allowing our brands to reach a wider audience of consumers and patients.
Cultivation and Genetics
We have developed a diverse global portfolio of unique cannabis cultivars, systematically tested and characterized for yield and cannabinoid content. We cultivate cannabis using a variety of methods — including indoor, two-tier indoor and greenhouse environments — across our global footprint. We regularly evaluate our cultivar portfolio to identify the most attractive varieties, replace underperforming varieties and promote operational standardization.
Extraction, Formulation and Quality Control
Our facilities utilize traditional extraction processes as well as proprietary processes for cannabis extraction and terpene purification. Our processing facilities produce a wide spectrum of solid, liquid and inhaled products for both medical and adult-use markets. For our international operations, our manufacturing and processing facilities in Canada, Germany, Portugal, Spain and the U.K. adhere to stringent European Union Good Manufacturing Practice (“EU-GMP”) standards.
Domestic Sales and Distribution
We offer multichannel distribution to consumers and patients both in-store and online. Our primary method of cannabis sales in the U.S. is direct-to-consumer retail through our owned and managed state-licensed dispensaries. Our dispensaries also offer online ordering via our e-commerce website and our web app for in-store pickup, and we provide drive-thru service in Nevada, Utah and Florida, and home delivery, where permitted by state regulations. Our U.S. wholesale business generates revenue through sales to third-party dispensaries, distributors, and processors.

International Sales and Distribution
In Europe, our sales occur primarily through licensed wholesale distribution to pharmacies across Germany, Poland, Switzerland and the U.K. Our U.K. model also includes a medical cannabis clinic and a licensed online pharmacy, enabling direct-to-patient sales. We also supply cannabis to our Australasian partners on a wholesale basis. During 2025, we received the only foreign issued license to operate in Turkey upon commencement of its medical cannabis market, expected in 2027.
Operating Segments
We determine our operating segments according to how the business activities are managed and evaluated by our CEO, who serves as our chief operating decision maker (“CODM”).
We have two reportable operating segments: (i) domestic operations and (ii) international operations. These segments reflect the manner in which our operations are managed, how our chief operating decision maker allocates resources and evaluates performance, and how our internal financial reporting is structured. For the year ended December 31, 2025, Domestic revenues were $1,095.7 million and International revenues were $172.5 million. See Item 8, Note 25 — Segment Reporting for additional financial information by segment.
Domestic Operations
In the U.S., the Company and its affiliates are directly involved in the cannabis industry in certain U.S. states that have legalized the medical and/or adult use of cannabis. Currently, the Company and its affiliates hold the requisite licenses to engage in the cultivation, manufacture, processing, distribution and/or sale of cannabis, as permitted, in the states of Arizona, Connecticut, Florida, Illinois, Maine, Maryland, Massachusetts, Nevada, New Jersey, New York, North Dakota, Ohio, Pennsylvania and Utah. In addition, the Company has partnered with an accredited medical school and obtained a “clinical registrant” license in Pennsylvania.
The following table sets forth our domestic operated and managed locations as of December 31, 2025:

State (1)	Medical Legalization*	Adult-Use Legalization*	Dispensaries	Manufacturing Sites	Cultivation Sites	Cultivation Square Footage
AZ	2010	2020	16	1	2	139,750
CT	2012	2021	4	1	1	24,510
FL	2014	—	70	2	1	362,366
IL	2013	2019	16	1	1	104,418
MA	2012	2016	7	1	1	59,474
MD	2013	2022	4	1	1	30,982
ME	1999	2016	5	1	1	79,926
ND	2016	—	4	1	1	16,500
NJ	2010	2020	3	1	1	55,292
NV	2000	2016	6	2	—	—
NY	2014	2021	6	1	1	110,496
OH	2016	2023	5	1	1	20,100
PA	2016	—	18	2	2	131,500
UT	2018	—	4	2	1	67,500
Total			168	18	15	1,202,814

*Legalization dates outlined above indicate when legislation was passed to legalize the use of cannabis products.
(1) We have a brand licensing agreement in Oregon, not reflected above.

International Operations
The following table sets forth our international operated footprint as of December 31, 2025:

Country	Medical Legalization*	Adult-Use Legalization*	Manufacturing Sites	Cultivation Sites	Cultivation Square Footage
Australia(1)(4)	2016	—	—	—	—
Canada	2001	2018	1	2	17,000
Czech Republic(1)(4)	2013	—	—	—	—
Germany	2017	2024(6)	1	—	—
Italy(1)(4)	2015	—	—	—	—
Malta(1)(4)	2018	—	—	—	—
New Zealand(1)(4)	2018	—	—	—	—
Norway & Sweden(1)(4)	2018	—	—	—	—
Poland(1)	2018	—	—	—	—
Portugal(2)	2018	—(7)	2	1	270,000
Spain(8)	2025	—	1	—	—
Switzerland(1)	2022	—	—	—	—
U.K. (3)(5)	2018	—	1	—	—
Ukraine(1)(4)	2024	—	—	—	—
Total			6	3	287,000

*Legalization dates outlined above indicate when legislation was passed to legalize the use of cannabis products.
(1) Distribution only.
(2) Cultivation and manufacturing only.
(3) Manufacturing and distribution.
(4) Through local customers/partnerships.
(5) A virtual pharmacy that provides pharmacy services remotely operates within the U.K.
(6) Adult use permitted in social clubs and limited home grow only.
(7) Personal use decriminalized since 2001.
(8) Personal use and private cultivation decriminalized since 1983. Manufacture and export of medical cannabis is regulated.
Intellectual Property
We have developed a robust global intellectual property ("IP") portfolio to protect our brands, products and proprietary technologies, which we view as a key competitive advantage. As of December 31, 2025, our domestic IP portfolio includes two federally registered patents, nine federally registered trademarks with the U.S. Patent and Trademark Office and 70 U.S. state-level trademark registrations. Our international IP portfolio includes 65 registered trademarks and one registered patent. Our digital assets include numerous website domains, including www.curaleaf.com, together with active accounts across major social media platforms.
A significant known uncertainty affecting our U.S. operations is the current federal legal status of cannabis. As long as cannabis remains a Schedule I substance, the benefits and protections of federal IP laws may not be fully available to us for our cannabis-related assets. To mitigate this risk, our in-house and outside legal counsel actively monitor for potential infringements of our brands and technologies. All federally registered trademarks are subject to renewal 10 years from their registration date. See Item 1A — Risk Factors for additional discussion.
Regulatory Environment: Issuers With U.S. Cannabis-Related Operations
In response to the on-going conflict between U.S. federal and U.S. state regulatory frameworks governing cannabis-related activities, the Canadian Securities Administrators issued Staff Notice 51-352, Issuers with U.S. Marijuana-Related Activities, which outlines industry-specific disclosure requirements for Canadian reporting issuers with operations or investments in the U.S. cannabis industry.

Pursuant to Staff Notice 51-352, the following disclosure is aimed at providing additional information regarding:
•our involvement in the U.S. cannabis industry and quantifying our balance sheet and operating statement exposure to U.S. cannabis-related activities;
•statements and other available guidance made by U.S. federal authorities or U.S. federal prosecutors regarding the risk of enforcement action as a result of our involvement with cannabis-related activities;
•risks related to our involvement in cannabis-related activities, including, among others, (i) the risk that third party service providers could suspend or withdraw services and (ii) the risk that regulatory bodies could impose certain restrictions on our ability to operate in the U.S.;
•our ability and our affiliates’ ability to access both public and private capital as well as the financing options that are and are not available to us and our affiliates to support continuing operations;
•cannabis-related regulations and applicable licensing requirements of each U.S. state in which we and/or our affiliates operate as well as our program for monitoring compliance with these regulations and licensing requirements; and
•the status of our compliance with the cannabis-related regulatory framework and applicable licensing requirements of each U.S. state in which we and our affiliates operate.
Our Involvement in the U.S. Cannabis Industry
In the U.S., cannabis remains classified as a Schedule I controlled substance under U.S. federal law, except for certain state-licensed medical cannabis products that have been reclassified to Schedule III under the CSA pursuant to recent federal regulatory actions, as further discussed herein.
In the U.S., we and our affiliates are directly involved in the cannabis industry in certain U.S. states that have legalized the medical and/or adult-use of cannabis. Currently, we and our affiliates hold the requisite licenses to engage in the cultivation, manufacture, processing, distribution and/or sale of cannabis, as permitted, in the states of Arizona, Connecticut, Florida, Illinois, Maine, Maryland, Massachusetts, Nevada, New Jersey, New York, North Dakota, Ohio, Pennsylvania and Utah. In addition, we have partnered with an accredited medical school and obtained a “clinical registrant” license in Pennsylvania.
For the year ended December 31, 2025, 85% of our Total revenues, net were directly derived from U.S. cannabis-related activities. We do not differentiate our net assets between those directly derived from cannabis-related activities and those that are unrelated; therefore, such information is not presented.
Regulatory Frameworks Governing Cannabis-Related Activities in the U.S.
Overview of U.S. Federal Regulatory Framework
The Controlled Substances Act
The U.S. federal government regulates drugs, including cannabis, under the CSA, which classifies controlled substances into one of five schedules. Historically, cannabis, other than hemp containing less than 0.3% delta-9 tetrahydrocannabinol (“THC”) on a dry weight basis, was classified as a Schedule I controlled substance. However, pursuant to recent federal regulatory actions, as further discussed herein, certain state-licensed medical cannabis products have been reclassified to Schedule III. Notwithstanding these developments, cannabis remains federally illegal in most forms, and the possession, use, cultivation and distribution of cannabis continues to be subject to significant restrictions under U.S. federal law.
While most jurisdictions have a uniform national framework for regulation of cannabis-related activities, in the U.S., cannabis is separately regulated at the U.S. state and local jurisdictional levels. As a result, U.S. states that have legalized the medical and/or adult-use of cannabis have regulatory frameworks that are in direct conflict with that of the U.S. federal government.

The Supremacy Clause of the U.S. Constitution establishes that the U.S. Constitution and U.S. federal laws made pursuant to it are paramount and, in case of conflict between U.S. federal and U.S. state law, U.S federal law shall apply. Consequently, although our activities are compliant with applicable cannabis-related U.S. state and local regulations, strict compliance with these U.S. state and local regulations may neither absolve the Company of liability under U.S. federal law nor provide a defense to federal criminal charges that may be brought against the Company.
The cultivation, processing, distribution, possession and use of cannabis remain illegal under the CSA, except to the extent expressly authorized under applicable federal law. Although a significant number of states have established medical and/or adult-use cannabis programs, cannabis remains federally illegal in most forms. As a result, participants in the state-regulated cannabis industry remain subject to potential federal enforcement, administrative action and changes in federal policy priorities.
•On 'December 18, 2025, President Trump issued the “Executive Order on Expedited Cannabis Rescheduling” directing the Attorney General and the DEA to evaluate the classification of cannabis under the CSA and to advance the U.S. federal rulemaking process with respect to potential rescheduling. The executive order reflects evolving U.S. federal policy priorities; however, subsequent regulatory actions taken by the DOJ and the DEA in 'April 2026 are more directly relevant to the current regulatory framework.
The executive order does not itself change the legal status of cannabis under U.S. federal law, nor does it legalize the cultivation, manufacture, distribution or sale of cannabis or authorize interstate commerce. As of the date of this Annual Report, the timing, scope and ultimate outcome of the federal rulemaking process remain uncertain.
•On April 23, 2026, the DOJ and the DEA issued the following orders1 related to the rescheduling of cannabis as a controlled substance under the CSA:
i.Rescheduling Order: an order reclassifying certain marijuana-related products from Schedule I to Schedule III, specifically FDA-approved drug products containing marijuana and marijuana products produced in compliance with state-issued medical marijuana licenses;
ii.Proposed Rule: an order cancelling the previously scheduled administrative law hearing related to the proposed rule issued in May 2024 to broadly reschedule marijuana and
iii.Hearing Order: an order initiating a new administrative hearing on the Proposed Rule, which occurred from June 29, 2026 through July 15, 2026. The hearing concluded on July 15, 2026, and the ALJ set a tight schedule for any post-hearing briefs, which will be due on August 17, 2026.
Rescheduling Order
While the Rescheduling Order clearly reclassifies state-licensed medical cannabis to Schedule III under the CSA, additional guidance from the DEA and the U.S. Department of the Treasury (the “Treasury”) is expected regarding its interpretation and application. Key areas requiring further clarification include:
•Mixed medical and adult-use operations: For businesses that operate both medical and adult-use cannabis under state licenses, it remains unclear how “medical cannabis” will be defined and whether operational or structural separation will be required. Accordingly, the extent to which we may benefit from relief under Section 280E is uncertain.
•Registration with the DEA: The Rescheduling Order permits state-licensed cannabis operators to apply for registration with the DEA for the manufacture, distribution and dispensing of medical cannabis. If obtained, such registration would permit our U.S. state-licensed medical cannabis activities to be conducted in compliance with applicable provisions of the CSA; however, such products would not be approved by the FDA. The Company intends to pursue applicable registrations. If obtained, revenues generated from such operations would be expected to reduce or eliminate characterization as proceeds from trafficking in a controlled substance and the associated federal money laundering risk. While this development may have a favorable impact on our operations, the extent
1 Full text of the orders is available in the U.S. Federal Register, “Schedules of Controlled Substances: Rescheduling of Food and Drug Administration Approved Products,” published April 28, 2026.

to which it may improve access to capital markets, financial services or commercial counterparties remains uncertain.
•Interstate and International Commerce: DEA registration may enable participation in the lawful transfer and sale of medical cannabis, including across state lines and potentially internationally. However, the DEA is expected to retain significant discretion over the scope of permitted activities, and it is not currently possible to determine the extent to which our medical cannabis operations may be able to engage in interstate or international commerce.
•Retroactive Application of Section 280E Relief: The Rescheduling Order acknowledges that the reclassification of state-licensed medical cannabis may affect the application of Section 280E and encourages the Secretary of the Treasury to consider retroactive relief. While such relief could potentially apply to prior tax years as well as to the tax year ending December 31, 2026, there can be no assurance that any retroactive application will be permitted.
It is important to note that the Rescheduling Order does not affect the classification of adult-use cannabis under the CSA, which remains a Schedule I controlled substance. In addition, the Rescheduling Order may be subject to legal challenges, which could delay, limit or eliminate its anticipated benefits. The Company has applied for DEA registration at each applicable site prior to the end of June 2026.
Proposed Rule and the Hearing Order
While the Rescheduling Order applies only to state-licensed medical cannabis, the Proposed Rule, if finalized, would result in the reclassification of cannabis to Schedule III more broadly, without regard to whether such cannabis is produced for medical or adult-use or under a state license.
We expect the Hearing Order to advance the rulemaking process, consistent with recent policy direction expressed by the Trump administration; however, the timing and outcome of the Proposed Rule remain uncertain. While the in-person portion of the DEA hearing on the Proposed Rule concluded on July 15, 2026, participants in the proceeding have until August 17, 2026 to file post-hearing briefs. Once all post-hearing briefs have been received, the DEA Chief Administrative Law Judge overseeing the proceeding will issue his rescheduling recommendation, but the final rescheduling decision ultimately rests with the DEA Administrator. If adopted, the Proposed Rule would clarify that Section 280E does not apply to our operations more broadly, which could result in a material reduction in our uncertain tax positions. The magnitude and timing of such impact will depend on the scope of any related guidance issued by the Secretary of the Treasury, including with respect to retroactivity.
The Proposed Rule and the associated rulemaking process are expected to face legal challenges. If such challenges are successful, the anticipated benefits of broader rescheduling may be delayed or may not be realized.
Rohrabacher-Farr Amendment
In recent years, numerous bills have been introduced in Congress to address various aspects of U.S. federal cannabis policy, including the decriminalization of cannabis, the imposition of U.S. federal taxes, the establishment of national public health and safety standards and the promotion of social equity and economic opportunities in communities disproportionately impacted by the War on Drugs. Notable examples include the Cannabis Administration and Opportunity Act (the “CAOA”) and the Marijuana Opportunity Reinvestment and Expungement Act (the “MORE Act”). While neither the CAOA nor the MORE Act has been enacted, the continued introduction of cannabis-related legislation reflects ongoing legislative interest in reforming the federal regulatory framework.
There can be no assurance that U.S. state laws legalizing and regulating cannabis-related activities will not be repealed, amended or otherwise restricted, including by local governmental authorities. In addition, there can be no assurance that comprehensive U.S. federal legislation to de-schedule or decriminalize cannabis will be enacted in the near term or at all, or that any such legislation would preserve existing state-based regulatory programs or otherwise be favorable to our U.S. state-licensed operations. Unless and until Congress amends the CSA and notwithstanding ongoing federal regulatory developments, including the potential broad rescheduling of cannabis, U.S. federal authorities may continue to enforce applicable U.S. federal law against U.S. state-licensed cannabis businesses.
Federal appropriations legislation has, in recent years, included provisions restricting the U.S. Department of Justice from using appropriated funds to interfere with the implementation of certain state medical cannabis programs. These protections are temporary in nature, must be renewed by Congress periodically, and are subject to amendment, expiration or judicial interpretation. The Company seeks to operate in compliance with applicable state regulatory requirements regardless of the status of any federal appropriations rider.
In addition, we conduct background checks on principal officers and members of management and perform ongoing reviews of our cannabis-related operations, including the premises on which such operations occur and the policies and procedures governing the possession of cannabis and cannabis-derived products outside licensed premises. See “Compliance and Monitoring” section herein for additional information.
Reform of Federal Legislation on Industrial Hemp
Federal and state regulators continue to evaluate products derived from hemp, including intoxicating cannabinoid products that may compete with or impact state-regulated cannabis markets. Regulatory approaches vary significantly among jurisdictions and continue to evolve. Federal or state legislative changes affecting hemp-derived cannabinoid products could materially affect market dynamics, competitive conditions, consumer demand and regulatory oversight within the broader cannabinoid industry.
Anti-Money Laundering Laws and Access to Capital
U.S. federal law makes it illegal for financial institutions to provide services to U.S. state-licensed cannabis businesses. Accepting proceeds from the sale of cannabis—historically classified as a Schedule I controlled substance under the CSA—may be considered money laundering under U.S. federal law. Notwithstanding recent federal regulatory actions reclassifying certain state-licensed medical cannabis activities to Schedule III, significant uncertainty remains regarding the application of federal anti-money laundering laws to cannabis-related proceeds. Consequently, financial institutions that depend on the U.S. Federal Reserve’s money transfer system face significant legal, regulatory and compliance risks when servicing cannabis-related businesses, which has limited their willingness to accept cannabis-related deposits.
In 2014, the Department of the Treasury’s Financial Crimes Enforcement Network (“FinCEN”) issued guidance (the “FinCEN Guidance”) to financial institutions and U.S. prosecutors. The FinCEN Guidance advised U.S. prosecutors not to prioritize enforcement against financial institutions that serve U.S. state-licensed cannabis businesses, provided those businesses comply with U.S. state law and do not violate U.S. federal enforcement priorities under the Cole Memorandum, such as preventing access to cannabis by minors or organized crime. The FinCEN Guidance also outlined how U.S. financial institutions can provide depository services while complying with their obligations under the Bank Secrecy Act, including enhanced customer due diligence and reporting requirements.
The FinCEN Guidance reduced some enforcement risk but did not provide immunity from prosecution. It also increased the cost and burden of compliance, which has discouraged most financial institutions from entering the cannabis sector. Only a limited number of U.S. state-chartered banks and credit unions currently service U.S. state-licensed cannabis businesses. These institutions typically cap cannabis-related deposits at a small portion of their balance sheets, maintain large cash reserves to cover such deposits on demand and charge higher account fees to offset compliance costs. In practice, the FinCEN Guidance has not led to a broader willingness among financial institutions to serve U.S. state-licensed cannabis businesses, and most continue to refrain due to the compliance requirements.
Several bills have been introduced in Congress to expand access to banking services, including the Secure and Fair Enforcement Regulation (“SAFER”) Banking Act. In 2023, the Senate Banking Committee approved the SAFER Banking Act by a bipartisan vote of 14-9. The SAFER Banking Act is pending a full Senate vote, but passage remains uncertain. Despite growing support in Congress and among the public, there is no assurance such legislation will be enacted.
Because traditional bank financing is generally unavailable, we rely on equity and debt financing to support our operations, capital expenditures and acquisitions. Unless and until U.S. federal law changes (and as to the timing or scope of any such potential amendments there can be no assurance), there can be no assurance that financing will be available to us when needed or on acceptable terms. If additional financing is not available, our ability to fund operations, capital projects, and acquisitions could be limited. Raising funds through equity or convertible debt issuances may also cause significant dilution to our existing shareholders, and new securities may carry rights, preferences or privileges senior to those of our outstanding SVS.

Continued restrictions on financial services available to U.S. cannabis-related businesses may materially and adversely affect our liquidity, growth strategy, and overall financial condition. See the “Risk Factors” section of the Annual Information Form for further risk factors associated with limitations on access to U.S. banking and financing.
Service Providers
Adverse changes in the enforcement of U.S. cannabis laws, regulatory or political shifts, increased scrutiny by regulatory authorities or negative changes in public perception regarding cannabis use could cause our third-party service providers to suspend or withdraw their services, which may have a material adverse effect on our operations.
Heightened Scrutiny by Regulatory Authorities
As outlined above, our existing U.S. operations and any future operations or investments may be subject to heightened scrutiny by regulators, stock exchanges and other authorities. Such scrutiny could restrict our ability to operate or invest in certain jurisdictions and may also affect our listings on the TSX and OTCQX and our reporting obligations in Canada and the U.S.
Adverse changes in government policies or public opinion could significantly influence cannabis regulation in Canada, the U.S. and other jurisdictions. A negative shift in public perception of medical or adult-use cannabis could affect future legislation, regulation or enforcement and may result in the abandonment of initiatives or proposals to legalize medical or adult-use cannabis. Violations of U.S. federal laws and regulations could result in fines, penalties, administrative sanctions, civil settlements or criminal charges.
Following the TSX listing, we became subject to TSX Requirements2, which limit our ability to directly or indirectly own or invest in entities engaged in the cultivation, distribution or possession of cannabis in the United States in a manner that may be considered in violation of U.S. federal law. In connection with these requirements, transfers of funds between Curaleaf Holdings, Inc. and Curaleaf, Inc. are generally limited while the Company maintains compliance with applicable TSX listing requirements. These requirements are conditions of our TSX listing rather than legal restrictions on the ownership or transferability of the underlying assets. Failure to comply with the TSX Requirements could result in regulatory action by the TSX, including the denial of certain approvals, such as the listing of additional securities, or the suspension or delisting of our securities. However, the Company retains the ability to modify its listing structure and cease being subject to the TSX framework if it determines that doing so is in the best interests of the Company and its shareholders. If the Company determines that compliance with the TSX Requirements could impede its strategic objectives or business operations, it may evaluate alternative listing platforms for its SVS, including the Canadian Securities Exchange, where the Company's shares were previously listed.
The clearing of our outstanding SVS depends on the Clearing and Depository Services Inc. (the “CDS”) for SVS quoted on the TSX and the Depository Trust Company (the “DTC”) for SVS quoted on the OTCQX. If the CDS or the DTC imposed a ban on clearing securities of issuers with cannabis-related activities in the U.S., or if we otherwise became ineligible with the CDS or the DTC, our outstanding SVS could become highly illiquid and shareholders could be prevented from trading their SVS on the TSX or OTCQX.
Compliance and Monitoring
We use reasonable commercial efforts to remain in material compliance with the cannabis regulatory environment in the U.S. In addition, we actively participate in the regulatory and legislative processes at the U.S. federal, state and local levels through our compliance and government relations departments, legal counsel, third-party consultants and engagement with cannabis industry groups. We hold all required licenses to cultivate, manufacture, possess and/or distribute cannabis in the U.S. states in which we operate, as applicable, and remain in good standing and in material compliance with the applicable cannabis regulatory programs in each such U.S. state.
While we may occasionally be cited or fined by U.S. state regulators for non-compliance with cannabis regulations, including those related to product labeling, testing, potency or the use of banned additives, we are not aware of any
2 Sections 306 (Minimum Listing Requirements) and 325 (Management) and Part VII (Halting of Trading, Suspension and Delisting of Securities) of the TSX Company Manual and TSX Staff Notice 2017-0009 (collectively, the “TSX Requirements”).

circumstances that would likely result in regulatory actions with a material adverse impact on our operations or financial condition.
Our Compliance Department, reporting to the Chief Legal Officer (“CLO”), oversees state-level compliance functions, monitors local regulatory processes, reports developments to the CLO and designs and implements strategies in response to regulatory changes, while also working with third-party legal counsel to ensure compliance with U.S. cannabis laws and regulations. Our Government Relations Department works with management to (i) develop and maintain relationships with U.S. state and local regulators, elected officials and cannabis industry groups and (ii) implement strategies that protect our rights and those of our U.S. affiliates to participate in the U.S. cannabis industry.
See the “Risk Factors” section of the Annual Information Form for further risk factors associated with our U.S. operations and those of our U.S. affiliates.
Overview of U.S. State Regulatory Frameworks
Cannabis laws continue to evolve across numerous U.S. jurisdictions, with a majority of states having legalized cannabis for medical use, adult use, or both, while regulatory structures, licensing requirements, enforcement priorities and market conditions vary significantly by state. Regulatory changes at the state level may impact the Company’s operations, expansion opportunities, compliance obligations and competitive landscape.
Each U.S. state that has legalized medical or adult-use cannabis imposes unique licensing requirements, limits on the number of facilities a license holder may operate, caps on the number of license holders and other regulatory conditions. All of the U.S. states in which we operate permit the use of cannabis for specific qualifying conditions when recommended by a medical doctor, and cannabis is sold in licensed dispensaries to adults aged 21 or older.
We are, in all material respects, compliant with the laws and regulations governing our U.S. cannabis operations, including those of our affiliates.
The following summary outlines the regulatory frameworks of the U.S. states in which we operate. Dispensary counts may include licensed locations that are temporarily closed or otherwise inactive. For further information on our U.S. operations, see Item 2 of this Annual Report.
Arizona
Arizona Licensing Scheme
In Arizona, the Arizona Department of Health Services (“AZ DHS”) licenses and regulates medical and adult-use cannabis. Licenses allow one dispensary, one processing site and one cultivation site per licensee. Vertical integration is not required, and off-site processing and cultivation can be shared by cannabis establishments.
Arizona Medical Patient Requirements
Qualifying medical conditions in Arizona include, but are not limited to, Alzheimer's; ALS; cancer; chronic pain; Crohn's disease; glaucoma; HIV/AIDS; hepatitis C; PTSD; severe nausea and severe or persistent muscle spasms, such as those associated with multiple sclerosis (“MS”) and epilepsy.
For a comprehensive list of qualifying conditions, see the AZ DHS’ Medical Marijuana Program: https://www.azdhs.gov/licensing/medical-marijuana/index.php#qualifying-home.
Connecticut
Connecticut Licensing Scheme
In Connecticut, the Connecticut Department of Consumer Protection (“CT DCP”) licenses and regulates medical and adult-use cannabis. Cannabis licensing is organized across several categories, including retail, cultivation, manufacturing, delivery and individual licenses and registrations, comprising multiple distinct license types. Medical dispensaries are required to have a board-certified pharmacist on-site to dispense cannabis. Connecticut’s dispensary framework has largely transitioned to hybrid retailer licenses, which permit the sale of both medical and adult-use cannabis under licenses approved or issued by the CT DCP.
Connecticut Medical Patient Requirements
Qualifying medical conditions include, but are not limited to,
•For Individuals Aged 18 and Over: cancer; glaucoma; HIV/AIDS; neurological disorders (e.g., Parkinson’s, MS, epilepsy, ALS); chronic pain; PTSD; autoimmune diseases; gastrointestinal conditions (e.g., Crohn’s disease, ulcerative colitis); sickle cell disease and fibromyalgia).
•For Individuals Under 18: cerebral palsy; cystic fibrosis; muscular dystrophy; severe epilepsy; terminal illnesses requiring end of life care and intractable neuropathic pain that is unresponsive to standard medical treatments.
For a comprehensive list of qualifying conditions, see the DCP’s Medical Marijuana Program: https://portal.ct.gov/dcp/medical-marijuana-program/qualification-requirements.
Florida
Florida Licensing Scheme
In Florida, the Florida Department of Health Office of Medical Marijuana Use (“FL OMMU”) licenses and regulates medical cannabis. The FL OMMU oversees 28 Medical Marijuana Treatment Centers, which encompass all vertically integrated operations, including cultivation, processing, fulfillment/storage and dispensing. Licenses are not capped; however, local zoning approval is required for each dispensary.
Florida Medical Patient Requirements
Qualifying medical conditions include, but are not limited to, cancer; epilepsy; glaucoma; HIV/AIDS; PTSD; ALS; Crohn’s disease; Parkinson’s disease; MS; chronic non-malignant pain and terminal conditions.
For a comprehensive list of qualifying conditions, see the FL OMMU’s Medical Marijuana Use Program: https://knowthefactsmmj.com/patients/cards/.
Illinois
Illinois Licensing Scheme
In Illinois, the cannabis licensing framework is overseen by two departments: the Illinois Department of Financial and Professional Regulation for retail licenses and the Illinois Department of Agriculture for cultivation/processing licenses. License types include (i) retail, (ii) cultivation, (iii) craft growers, (iv) infusers and (v) transporters. Regulations limit each entity to a maximum of three cultivation licenses and 10 retail locations.
Illinois Medical Patient Requirements
Qualifying medical conditions include, but are not limited to, cancer; HIV/AIDS; ALS; Crohn’s disease; glaucoma; MS; PTSD; intractable pain; fibromyalgia; hepatitis C; Tourette’s syndrome and rheumatoid arthritis. Patients with valid opioid prescriptions may also qualify.

For a comprehensive list of qualifying conditions, see the Illinois Department of Public Health’s Medical Cannabis Program: https://www.dph.illinois.gov/topics-services/prevention-wellness/medical-cannabis.
Maine
Maine Licensing Scheme
In Maine, the Maine Department of Administrative and Financial Services Office of Cannabis Policy is responsible for licensing and regulating medical and adult-use cannabis. Licenses are not capped; however, (i) municipalities must opt-in for adult-use and (ii) medical dispensary owners must be residents of Maine. Medical licensees can be vertically integrated, with one license allowed per dispensary and one license per entity, subject to local approval and relevant licensing (e.g., tobacco or food licenses). Adult-use cannabis licensing is divided into three categories: retail, cultivation and manufacturing, with licensees permitted to hold licenses in multiple categories.
Maine Medical Patient Requirements
Qualifying conditions are determined by a practitioner and include any condition where cannabis is deemed therapeutically or palliatively beneficial.
Maryland
Maryland Licensing Scheme
In Maryland, the Maryland Medical Cannabis Commission (“MD MCC”) licenses and regulates medical and adult-use cannabis. Licenses are divided into five license types: (i) dispensary, (ii) grower/cultivator, (iii) processor, (iv) independent testing laboratory and (v) ancillary business. Each license is linked to a single facility. Regulations limit an individual or entity to holding an interest in, or control over, no more than one grower license, one processor license and four dispensary licenses.
Topicals and edible cannabis products are permitted, provided they are shelf-stable.
Maryland Medical Patient Requirements
Qualifying medical conditions include, but are not limited to, cachexia; chronic pain; severe nausea; severe or persistent muscle spasms; glaucoma; HIV/AIDS; Crohn's disease; PTSD and other severe chronic conditions that are unresponsive to standard medical treatment. Additionally, all dispensaries must have a clinical director available electronically.
For a comprehensive list of qualifying conditions, see the MD MCC’s Medical Cannabis Program: https://cannabis.maryland.gov/Pages/Medical_Cannabis.aspx.
Massachusetts
Massachusetts Licensing Scheme
In Massachusetts, the Massachusetts Cannabis Control Commission (“MA CCC”) licenses and regulates medical and adult-use cannabis. Medical licenses are granted to Medical Treatment Centers (“MTCs”), which are vertically integrated businesses engaged in the cultivating, processing and retailing of their own cannabis and cannabis-derived products for medical use. Adult-use licenses are divided into a range of license types, including (i) retail, (ii) cultivation, (iii) product manufacturing, (iv) testing laboratories, (v) transporters, (vi) couriers, (vii) research facilities, (viii) social consumption establishments, (ix) microbusinesses and (x) delivery services. Licensees are permitted to hold no more than three licenses within a single license type. Additionally, canopy space is capped at 100,000 square feet, which must be distributed across no more than three cultivation licenses and three MTCs.

Massachusetts Medical Patient Requirements
Qualifying conditions include, but are not limited to, cancer; glaucoma; HIV/AIDS; hepatitis C; ALS; Crohn’s disease; Parkinson’s disease and MS, when such diseases are debilitating. Other debilitating conditions require the attestation of a Qualifying Patient’s healthcare provider.
For a comprehensive list of qualifying conditions, see the MA CCC's Medical Use of Marijuana Program: https://www.mass.gov/info-details/massachusetts-law-about-medical-marijuana.
Massachusetts Ballot Initiative
In Massachusetts, recent legislative activity has focused on expanding, rather than repealing, adult‑use cannabis, with the Senate in November 2025 passing a reform bill that would double the adult-use possession limit from one ounce to two ounces and restructure the Cannabis Control Commission to modernize and strengthen the state’s regulatory framework. There is currently a ballot initiative to repeal Adult Use cannabis in Massachusetts. This initiative has qualified for the ballot, however there are significant legal challenges and strong opposition by the cannabis industry against this effort.
Nevada
Nevada Licensing Scheme
In Nevada, the Nevada Cannabis Compliance Board (“NV CCB”) licenses and regulates medical and adult-use cannabis. Cannabis licenses types include (i) cultivation, (ii) product manufacturing, (iii) distribution, (iv) dispensary/retail, (v) testing laboratory and (vi) consumption lounge. Licenses are not capped; however, they are issued only during designated licensing rounds, which are conducted only on an as needed, based on jurisdictional regulations.
Nevada Medical Patient Requirements
Qualifying medical conditions include, but are not limited to, HIV/AIDS; cancer; anorexia nervosa; epilepsy; glaucoma; autism spectrum disorders; opioid addiction; muscle spasms (including, without limitation, spasms caused by MS) and neuropathic conditions, whether or not such condition causes seizures.
For a comprehensive list of qualifying conditions, see the NV CCB’s Medical Marijuana Program: https://dpbh.nv.gov/Reg/MM-Patient-Cardholder-Registry/.
New Jersey
New Jersey Licensing Scheme
In New Jersey, the New Jersey Cannabis Regulatory Commission (“NJ CRC”) licenses and regulates medical and adult-use cannabis. Medical licenses are granted to Alternative Treatment Centers, which are vertically integrated businesses engaged in the cultivating, manufacturing and dispensing of their own cannabis and cannabis-derived products for medical use. Adult-use licenses are divided into the following types: (i) cultivation, (ii) manufacturing, (iii) wholesale, (iv) distribution, (v) retail and (vi) delivery. Adult-use licensees may vertically integrate by holding any combination of the license types simultaneously or by holding wholesale and distributor licenses simultaneously. Licenses are not capped; however, adult-use licensees are limited to operating one business per license type.
New Jersey Medical Patient Requirements
Qualifying medical conditions include, but are not limited to, ALS; anxiety; cancer; chronic pain; epilepsy; glaucoma; HIV/AIDS; Crohn's disease; PTSD; MS and terminal illnesses with a prognosis of less than 12 months.

For a comprehensive list of qualifying conditions, see the NJ CRC’s Medicinal Cannabis Program: https://www.nj.gov/cannabis/medicinalcannabis/medicinal/.
New Jersey Recent Legislation
New Jersey has authorized cannabis consumption lounges under N.J.S.A 24:6I-21, a provision enacted as part of the New Jersey Cannabis Regulatory, Enforcement Assistance, and Marketplace Modernization Act. The NJ CRC began accepting applications from social equity applicants in January 2025, diversely owned businesses and microbusinesses in April 2025 and all interested Class 5 cannabis retail operators in July 2025. The first four approvals were granted in August 2025.
New York
New York Licensing Scheme
In New York, the New York Cannabis Control Board (“NY CCB”), within the Office of Cannabis Management, licenses and regulates medical and adult-use cannabis. Medical licenses are granted to ‘registered organizations’, which are vertically integrated businesses permitted to manage one medical cultivation/processing facility and up to four medical dispensaries. Adult-use license types include (i) cultivation, (ii) processing, (iii) distribution, (iv) retail and (v) microbusiness operations.
New York Medical Patient Requirements
Under the OCM’s Medical Cannabis Program certification and registration system, practitioners are authorized to certify patients for medical cannabis use for any condition they believe can be effectively treated with medical cannabis.
For a comprehensive list of qualifying conditions, see the NY CCB’s Medical Cannabis Program: https://cannabis.ny.gov/medical-cannabis.
New York Recent and Proposed Legislation
New York has implemented Metrc, a seed-to-sale tracking system intended to reduce the availability of illegal cannabis and cannabis-derived products in the state. The system went live in December 2025, and integration across cannabis licensees is ongoing.
North Dakota
North Dakota Licensing Scheme
In North Dakota, the North Dakota Department of Health and Human Services (“ND HHS”) licenses and regulates medical cannabis. There are two categories of licenses: manufacturing facilities (which are subdivided into cultivation-only and manufacturing-only) and dispensaries. Each license permits the operation of one dispensary or manufacturing facility per licensee. Currently, the ND HHS is permitted to issue a maximum of two manufacturing facilities licenses and eight dispensary licenses.
Manufacturing facilities are restricted to activities that fall under (i) producing, (ii) processing, (iii) acquiring, (iv) possessing, (v) storing, (vi) transferring and (vii) transporting medical cannabis or medical cannabis-derived products (excluding edibles). Dispensaries are only permitted to purchase cannabis from licensed manufacturing facilities and engage in the storing, delivering, transferring and transporting of medical cannabis.
North Dakota Medical Patient Requirements
Qualifying medical conditions include, but are not limited to, cancer; HIV/AIDS; ALS; PTSD; epilepsy; MS; Crohn's disease; neuropathies; Tourette’s syndrome; Ehlers-Danlos syndrome; autism spectrum disorders; brain injuries and terminal illnesses.

For a comprehensive list of qualifying conditions, please see the ND HHS’ Medical Marijuana Program: https://www.health.nd.gov/mm.
Ohio
Ohio Licensing Scheme
As of January 1, 2024, regulatory oversight of Ohio’s cannabis program is shared between two departments. The Division of Cannabis Control (“OH DCC”), within the Ohio Department of Commerce, oversees the registration of patients and caregivers and licenses medical cultivators, processors, dispensaries and testing laboratories. The OH DCC is also responsible for licensing and regulating the adult-use cannabis. The State Medical Board of Ohio certifies physicians to recommend medical cannabis and approve qualifying conditions.
The medical market is divided into the following license types: (i) cultivator (Level I and Level II), (ii) processor, (iii) dispensary and (iv) testing. Each license is tied to a single facility.
Ohio Medical Patient Requirements
Qualifying medical conditions include, but are not limited to, ALS; epilepsy; severe chronic or intractable pain; PTSD; MS; Parkinson's disease; Crohn's disease; glaucoma; HIV/AIDS; Tourette’s syndrome; traumatic brain injuries; ulcerative colitis and terminal illnesses.
For a comprehensive list of qualifying conditions, see the OH DCC’s Medical Marijuana Control Program Patient & Caregiver Registry: https://com.ohio.gov/divisions-and-programs/cannabis-control/patients-caregivers.
Pennsylvania
Pennsylvania Licensing Scheme
In Pennsylvania, the Pennsylvania Department of Health (“PA DOH”) licenses and regulates medical cannabis. There are three license types: (i) grower/processor, (ii) dispensary and (iii) clinical registrant. PA DOH also requires each licensed dispensary to have a pharmacist or physician on-site during operating hours.
Pennsylvania Medical Patient Requirements
Qualifying medical conditions include, but are not limited to, ALS; anxiety disorder; cancer; epilepsy; glaucoma; HIV/AIDS; PTSD; MS; severe chronic or intractable pain; neurodegenerative diseases; Huntington’s disease; opioid use disorder (unresponsive to standard medical treatment) and terminal illnesses.
For a comprehensive list of qualifying conditions, see the PA DOH’s Medical Marijuana Program: https://www.pa.gov/agencies/health/programs/medical-marijuana.html.
Pennsylvania Legislative Efforts
Adult Use was not included in the just passed Pennsylvania budget for 2026. No cannabis amendments were adopted, thereby keeping the current regulatory regime and framework in place.
Utah
Utah Licensing Scheme
As of January 1, 2024, regulatory oversight of Utah's medical-only cannabis program is shared between two departments: (i) the Utah Department of Agriculture and Food (“UDAF”), which oversees the licensing of pharmacies, couriers, cultivation and processors of cannabis for medical use; and (ii) the Utah Department of Health and Human Services (“UDHHS”), which oversees regulation of recommending medical providers, pharmacists and patients. The recently established Cannabis Production Establishment Licensing Advisory Board is responsible for final approval of all medical cannabis licenses. As of the 2025 legislative session, pharmacy licenses are capped at 15 (plus one additional rural license in 2026 and one Closed-Door pharmacy). Standalone Tier 1 Processor licenses are capped at 18 (cap limit has already been reached); however, provisions have been made for cultivation licenses to acquire Tier 2 Processor licenses, which will allow for final packaging of flower. Cultivation licenses are capped at 15 (cap limit has not been reached). Licensees are allowed to hold multiple types of licenses, and licenses are non-transferable and non-assignable. Change in ownership of less than 50% are permitted without requiring a new license application.
Utah Medical Patient Requirements
Qualifying medical conditions include, but are not limited to, Alzheimer’s disease; ALS; cancer; epilepsy; chronic pain; autism spectrum disorders; Crohn's disease; ulcerative colitis; MS; HIV/AIDS; terminal illnesses with a life expectancy of less than six months and PTSD. PTSD qualifies if the patient is (i) treated and monitored by a licensed health therapist and either (ii) diagnosed by a Veterans Administration healthcare provider or diagnosed or confirmed by a licensed psychiatrist, psychologist, clinical social worker or psychiatric advanced practice registered nurse.
For a comprehensive list of qualifying conditions, see the UDHHS’ Center for Medical Cannabis: https://medicalcannabis.utah.gov/.
Canada
Our Canadian operations are conducted through Northern Green Canada ("NGC"), which operates a cultivation and manufacturing facility under federal and provincial cannabis regulations, including the Cannabis Act (Canada) and the regulations promulgated thereunder. NGC holds EU-GMP2 certification, which is critical to our European supply chain strategy.
Europe and International
Our European operations are subject to the national cannabis regulations of each jurisdiction in which we operate, as well as EU-wide pharmaceutical and GMP standards where applicable. Medical cannabis is legal in the U.K., Germany, Poland, Portugal and certain other jurisdictions in which we operate, subject to strict licensing and distribution controls.
Human Capital Resources
As of December 31, 2025, we had 5,554 employees, of whom 4,862 were located in the United States, 92 were located in Canada, 598 were based in Europe, and 2 were based in Australia. We believe we maintain positive working relationships with our employees.
Our human capital strategy is focused on attracting, developing and retaining talent across our global operations. We provide a competitive benefits program, employee wellness initiatives and professional development opportunities. We maintain a Code of Business Conduct applicable to all directors, officers and employees, which sets forth our expectations for ethical behavior and compliance with applicable laws.
Currently, over ten percent of the Company's workforce has elected to be represented by a labor organization for purposes of collective bargaining.
Available Information
Our website is located at http://www.curaleaf.com. We make available, free of charge through our website, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, all amendments to those reports, our Proxy Statements, and other ownership related filings. These reports are available as soon as reasonably practicable in the "Investors" section of our website or on the SEC website, http://www.sec.gov.
ITEM 1A. RISK FACTORS
Investing in our securities involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information included in this Annual Report, before investing in our securities. If any of the following risks actually occur, our business, financial condition, results of operations and cash flows could be materially and adversely affected. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also materially adversely affect our business, financial condition or results of operations.
Risk Factor Summary
The following is a summary of the principal risks that could materially adversely affect the Company’s business, financial condition and results of operations. This summary does not contain all of the information that may be important to investors and should be read in conjunction with the full text of the risk factors set forth below:
•U.S. Federal Regulatory Conflict: Notwithstanding any U.S. state-level legalization, cannabis (other than FDA-approved cannabis products and cannabis regulated by a state medical cannabis license) remains a Schedule I controlled substance under the CSA, rendering the Company’s primary business activities illegal under U.S. federal law and subjecting the Company to risks of criminal prosecution, seizure of assets and civil asset forfeiture.
•Uncertain Rescheduling and FDA Oversight: The proposed reclassification of cannabis to Schedule III under the CSA remains subject to administrative uncertainty; any such reclassification may grant the FDA jurisdiction over products, necessitating costly compliance with pharmaceutical-grade standards.
•Uncertain Tax Position Regarding Section 280E: The Company has adopted an aggressive tax position asserting that Section 280E of the Internal Revenue Code no longer applies to its operations. There is no assurance the Company will prevail against challenges from the IRS, which could result in material liabilities for back taxes, interest and penalties.
•Indebtedness and Restrictive Covenants: Following the 2026 Refinancing, the Company’s increased principal indebtedness and associated restrictive covenants may limit operational flexibility and require the diversion of substantial cash flow to debt service through 2029.
•Limited Access to Financial Services and Insolvency Protections: The Company faces restricted access to traditional banking systems and is generally ineligible for U.S. federal bankruptcy protections, which may complicate capital management and any future debt restructuring.
•Concentrated Voting Control: Mr. Boris Jordan, the Company’s Chief Executive Officer and Executive Chairman of the Board of Directors (the “CEO and Chairman”) exercises control over approximately 70% of the total voting power of the Company as of July 27, 2026, providing the ability to control all matters requiring shareholder approval and potentially creating conflicts of interest with minority shareholders.
•Agricultural and Operational Volatility: The Company’s business is subject to inherent agricultural risks, including crop failure, pests and climate-related disruptions, as well as energy-intensive cultivation costs and inflationary pressures on raw materials. These factors, combined with intense competition from legal and illicit market participants, may lead to batch failures, product recalls or diminished consumer demand.
•International Trade and Tariff Pressures: Broad U.S. tariffs on imported hardware and packaging—reaching effective rates over 10% in 2026—threaten profit margins and may necessitate price increases that drive consumers toward illicit markets.
•International Regulatory Fragmentation: The Company’s operations in Canada, Europe and Australasia are subject to complex local laws and anti-money laundering legislation, such as POCA 2002, which may restrict the repatriation of funds to the parent company.
•Limited Intellectual Property and Brand Protection: Because cannabis remains federally illegal in the U.S., the Company is limited in its ability to obtain federal trademark and patent protections, which may impair its ability to protect its brand and proprietary technology.
•Federal Hemp Amendments and Competitive Uncertainty: New federal legislation enacted in November 2025 significantly narrows the definition of hemp and is expected to classify most intoxicating hemp-derived products as Schedule I substances when it takes effect in November 2026. Although these changes should reduce competition from largely unregulated hemp products, ongoing lobbying efforts to delay or modify the law create uncertainty, and the

Company may continue to face competition in this category despite having already begun winding down its own hemp-derived THC product line.
•Illicit Market Competition: The Company faces persistent competition from the illicit market, which operates without the significant regulatory, compliance and tax burdens the Company faces, allowing the illicit market to offer lower prices and attract a meaningful portion of the cannabis consumer base.
Risks Related to Legality of Cannabis
Cannabis is a Controlled Substance under the U.S. Federal Controlled Substances Act
The Company is engaged directly and indirectly in the medical and adult use cannabis industry in the U.S. where state law permits such activities. Investors are cautioned that in the U.S., cannabis is largely regulated at the state level. To the Company’s knowledge, some form of cannabis has been legalized in the majority of U.S. states, the District of Columbia and the territories of Puerto Rico, the U.S. Virgin Islands, Guam and the Northern Mariana Islands as of December 31, 2025. Additional states have pending legislation regarding the same. Notwithstanding the permissive regulatory environment of cannabis at the state level, cannabis continues to be categorized as a controlled substance under the CSA and as such, cultivation, distribution, sale and possession of cannabis violates federal law in the U.S. As a result of the conflicting views between state legislatures and the federal government regarding cannabis, investments in cannabis businesses in the U.S. are subject to inconsistent legislation and regulation. Refer to the discussion above under the heading “Regulatory Environment: Issuers with U.S. Cannabis-Related Assets”. Because the cannabis industry remains illegal under U.S. federal law, any property owned by participants in the cannabis industry, which are either used in the course of conducting such business or were purchased using the proceeds of such business, could be subject to seizure by law enforcement and subsequent civil asset forfeiture. Even if the owner of the property were never charged with a crime, the property in question could still be seized and subject to an administrative proceeding by which, with minimal due process, it could be subject to forfeiture. There can be no assurances that the federal government of the U.S. will not seek to enforce the applicable laws against us. Without further guidance, federal prosecutors may use their prosecutorial discretion to decide whether to prosecute cannabis activities despite the existence of state-level laws permitting such activity, subject to the Rohrabacher-Farr Amendment, which prohibits federal prosecutors from expending federal funds against medical cannabis activities that are in compliance with state law. This amendment has historically been passed as an amendment to omnibus appropriations bills, which by their nature expire at the end of a fiscal year or other defined term. The Rohrabacher-Farr Amendment has been temporarily extended until September 30, 2026, and is up for further consideration as part of the annual appropriations bill process. While numerous U.S. Attorneys across the country have affirmed that their view of federal enforcement priorities has not changed, there can be no assurance that the federal government will not seek to prosecute cases involving cannabis businesses that are otherwise compliant with state law, including in the event the Rohrabacher-Farr Amendment is not renewed upon expiration in subsequent spending bills. Violations of any federal laws and regulations could result in significant fines, penalties, administrative sanctions, convictions or settlements arising from civil proceedings conducted by either the federal government or private citizens, or criminal charges, including, but not limited to, disgorgement of profits, cessation of business activities or divestiture. In the extreme case, such proceedings could also ultimately involve the prosecution of key executives of the Company. This could have a material adverse effect on the Company, including its reputation and ability to conduct business, its holding (directly or indirectly) of medical and adult use cannabis licenses in the U.S., the listing of its securities on the TSX, its financial position, results of operation, profitability or liquidity or the market price of its publicly traded shares, in each case even it such proceedings were concluded successfully in favor of the Company. In addition, it is difficult for the Company to estimate the time or resources that would be needed for the investigation of any such matters or its final resolution because, in part, the time and resources that may be needed are dependent on the nature and extent of any information requested by the applicable authorities involved, and such time or resources could be substantial.
Market for Cannabis Could Decline due to Regulatory Changes
There can be no assurance that the number of states that allow the use of medicinal and/or adult use cannabis will increase. Furthermore, there can be no assurance that the existing states, districts and territories that permit the sale and use of adult use and/or medicinal cannabis will not reverse their position. If either of these things happen at any future time, then growth of the Company’s business may be materially impacted. The Company may not be able to achieve targeted revenue levels and may experience declining revenue as the potential market for its products and services diminishes. If the U.S. federal government begins to enforce U.S. federal laws relating to cannabis in states where the sale and use of cannabis is currently legal, the Company’s financial results, business or operations would be materially and adversely affected. Federal actions against any individual or entity engaged in the cannabis industry or a substantial repeal of cannabis related legislation could adversely affect the Company, its business and its assets or investments. Investors should understand that any new administration or attorney general could change this policy and decide to enforce the federal laws more strongly. A change in the federal approach towards enforcement could negatively affect the industry, potentially ending it entirely. Any such change in the federal government’s enforcement of current federal laws could cause significant financial damage to the Company.
Anti-Money Laundering Laws and Regulations
The Company is subject to a variety of laws and regulations internationally and domestically in the U.S. that involve money laundering, financial recordkeeping and proceeds of crime, including the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), Sections 1956 and 1957 of U.S.C. Title 18 (the Money Laundering Control Act), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended and the rules and regulations thereunder, the Criminal Code (Canada) and any related or similar rules, regulations or guidelines, issued, administered or enforced by governmental authorities in the U.S., Canada and the countries in which Curaleaf International Holdings Limited ("Curaleaf International") operates. In the event that any of the Company’s operations, or any proceeds thereof, any dividends or distributions therefrom, or any profits or revenues accruing from such operations in the U.S. were found to be in violation of money laundering legislation or otherwise, such transactions may be viewed as proceeds of crime under one or more of the statutes noted above or any other applicable legislation, which would subject the Company to criminal liability and significant penalties and fines. Proceeds from the Company’s business activities could also be subject to seizure or forfeiture. Any violations of these laws, or allegations of such violations could disrupt the Company’s operations and involve significant management distraction and expenses. As a result, money laundering charges could materially affect the Company’s business, financial condition or results of operations, including restricting or otherwise jeopardizing the ability of the Company to declare or pay dividends, effect other distributions or subsequently repatriate such funds back to Canada. Furthermore, while there are no current intentions to declare or pay dividends on the SVS in the foreseeable future, in the event that a determination was made that the Company’s proceeds from operations (or any future operations or investments in the U.S.) could reasonably be shown to constitute proceeds of crime, the Company may decide or be required to suspend declaring or paying dividends without advance notice and for an indefinite period of time.
Lack of Access to U.S. Bankruptcy Protections
Because the use of cannabis is illegal under federal law, many courts have denied cannabis businesses bankruptcy protections, thus making it very difficult for lenders to recoup their investments in the cannabis industry in the event of a bankruptcy. If the Company were to experience a bankruptcy, there is no guarantee that U.S. federal bankruptcy protections would be available to the Company’s U.S. operations, which would have a material adverse effect on the Company, its lenders and other stakeholders.
Financing Risks
Additional Financing Needs
The Company may require equity and/or debt financing to support on-going operations, to undertake capital expenditures or to undertake acquisitions or other business combination transactions. There can be no assurance that additional financing will be available to the Company when needed or on terms which are acceptable. If the Company is required to access capital markets to carry out its development objectives, the state of capital markets and other financial systems could affect the Company’s access to, and cost of, capital. The Company’s inability to raise financing to fund on-going operations, capital expenditures or acquisitions could limit its growth and may have a material adverse effect upon the Company’s business, results of operations, financial condition or prospects. If additional funds are raised through further issuances of equity or convertible debt securities, existing Company shareholders could suffer significant dilution, and any new equity securities issued could have rights, preferences and privileges superior to existing holders of SVS. Moreover, additional SVS may be issued by the Company on the conversion of the Company's multiple voting shares (the "MVS") in accordance with their terms. To the extent holders of other convertible securities convert or exercise their securities and sell SVS they receive, the trading price of the SVS may decrease due to increase dilution and subsequent trading. Debt financing may involve restrictions on the Company’s financing and operating activities, including its ability to acquire or dispose of assets or businesses, incur additional indebtedness, make capital expenditures, and make cash distributions. Debt financing may be convertible into other securities of the Company or involve the issuance of equity fees, either of which may result in immediate or resulting dilution. Any default under such debt instruments could have a material adverse effect on the Company, its business or the results of its operations. Moreover, the TSX Requirements may restrict the ability of the Company to make and finance acquisitions of its U.S. cannabis related assets or businesses, which in turn, could have a material adverse effect on the Company’s business, financial condition and results of operations. See Item 1A — Risk Factors — General Regulatory and Legal Risks — Certain Restrictions of the TSX May Constrain the Company’s Ability to Expand its Business in the U.S.
Restricted Access to Banking
In February 2014, the FinCEN bureau of the U.S. Department of Treasury issued guidance (which is not law) with respect to financial institutions providing banking services to cannabis businesses, including burdensome due diligence expectations and reporting requirements. This guidance does not provide any safe harbors or legal defenses from examination or regulatory or criminal enforcement actions by the Department of Justice, FinCEN or other federal regulators. Thus, most banks and other financial institutions in the U.S. do not appear to be comfortable providing banking services to cannabis-related businesses, or relying on this guidance, which can be amended or revoked at any time by the federal administration. In addition to the foregoing, banks may refuse to process debit card or ACH payments or transfers and credit card companies generally refuse to process credit card payments for cannabis-related businesses. As a result, the Company may have limited or no access to banking or other financial services in the U.S. The inability or limitation in the Company’s ability to open or maintain bank accounts, obtain other banking services and/or accept credit card and debit card payments may make it difficult for the Company to operate and conduct its business as planned or to operate efficiently. Additionally, cannabis businesses in the U.S. are largely cash-based. This complicates the implementation of financial controls and increases security issues.
General Regulatory and Legal Risks
Certain Restrictions of the TSX May Constrain the Company’s Ability to Expand its Business in the U.S.
Following completion of the TSX Listing, the Company is required to comply with the TSX Requirements or guidelines when conducting business, especially when pursuing opportunities in the U.S., and accordingly is prohibited from owning or investing, either directly or indirectly, in entities engaging in activities related to the cultivation, distribution or possession of cannabis in the U.S. that could be deemed to violate applicable federal laws relating to cannabis. As a result of the TSX Listing, Curaleaf, Inc. and the Company are now subject to certain restrictions on cash or cash-equivalent transfers, whereby, amongst other things, (i) Curaleaf Holdings, Inc. is prohibited from flowing any cash to Curaleaf, Inc. and any of its operations engaged in ongoing business activities that violate U.S. federal law regarding cannabis, and (ii) Curaleaf, Inc. (including its subsidiaries and legal entities in which it has a controlling financial interest) is prohibited from flowing any cash to Curaleaf Holdings, Inc., whether by way of dividend or otherwise. Such restrictions may restrict the ability of the Company to make and finance acquisitions of its U.S. cannabis related assets or businesses, which in turn, could have a material adverse effect on the Company’s business, financial condition and results of operations.
Following the TSX listing, we became subject to TSX Requirements, which limit our ability to directly or indirectly own or invest in entities engaged in the cultivation, distribution or possession of cannabis in the United States in a manner that may be considered in violation of U.S. federal law. In connection with these requirements, transfers of funds between Curaleaf Holdings, Inc. and Curaleaf, Inc. are subject to conditions with applicable TSX listing requirements. These requirements are conditions of our TSX listing rather than legal restrictions on the ownership or transferability of the underlying assets. Because these TSX requirements are listing conditions rather than legal restrictions that require consent of a lender, regulator or foreign government to transfer funds, the Company does not consider them to give rise to restricted net assets. Failure to comply with the TSX Requirements could result in regulatory action by the TSX, including the denial of certain approvals, such as the listing of additional securities, or the suspension or delisting of our securities. However, the Company retains the ability to modify its listing structure and cease being subject to the TSX framework if it determines that doing so is in the best interests of the Company and its shareholders. If the Company determines that compliance with the TSX Requirements could impede its strategic objectives or business operations, it may evaluate alternative listing platforms for its SVS, including the Canadian Securities Exchange, where the Company's shares were previously listed.
Legal, Regulatory or Political Change
The political environment surrounding the cannabis industry in general can be volatile and the regulatory framework remains in flux. Delays in enactment or implementation of new state or federal regulations could restrict the ability of the

Company to reach strategic growth targets. The growth strategy of the Company is contingent upon certain federal and state regulations being enacted to facilitate the legalization of medical and adult use cannabis. If such regulations are not enacted, or enacted but subsequently repealed or amended, or enacted with prolonged phase-in periods, the growth targets of the Company, and thus, the effect on the return of investor capital, could be detrimental. The Company is unable to predict with certainty when and how the outcome of these complex regulatory and legislative proceedings will affect its business and growth. Further, there is no guarantee that state laws legalizing and regulating the sale and use of cannabis will not be repealed or overturned, or that local governmental authorities will not limit the applicability of state laws within their respective jurisdictions. If existing applicable state laws are repealed or curtailed, the Company’s business, results of operations, financial condition and prospects would be materially adversely affected. It is also important to note that local and city ordinances may strictly limit and/or restrict disbursement of cannabis in a manner that will make it extremely difficult or impossible to transact business in that jurisdiction, which may adversely affect the Company’s continued operations. Repeal of applicable cannabis legislation could adversely affect the Company and its business, results of operations, financial condition and prospects. The Company is also aware that multiple states are considering special taxes or fees on businesses in the cannabis industry. Some of the states where the Company operates are in the process of reviewing additional fees and taxation. Should such special taxes or fees be adopted, this could have a material adverse effect upon the Company’s business, results of operations, financial condition or prospects. The commercial medical and adult use cannabis industry is in its infancy. The Company’s business activities rely on newly established and/or developing laws and regulations in the states in which it operates and the Company anticipates that such regulations will be subject to change as the jurisdictions in which the Company does business matures, often times with minimal notice. Regulatory changes may adversely affect the Company’s profitability or cause it to cease operations entirely. The cannabis industry may also come under scrutiny or further scrutiny by the FDA, USDA, DEA, IRS, SEC, the DOJ, the Financial Industry Regulatory Advisory or other federal or applicable state or non-governmental regulatory authorities or self-regulatory organizations that supervise or regulate the production, distribution, sale or use of cannabis for medical or adult use purposes in the U.S. It is impossible to determine the extent of the impact of any new laws, regulations or initiatives that may be proposed, or whether any proposals will become law. The regulatory uncertainty surrounding the industry may adversely affect the business and operations of the Company, including without limitation, the costs to remain compliant with applicable laws and the impairment of its business or the ability to raise additional capital.
The Company has in place a robust compliance program reporting up to the CLO, which oversees, maintains and implements the compliance program and personnel. Compliance officers in each operating subsidiary as well as regional compliance directors are charged with knowing the local regulatory process and monitoring developments with their governing bodies. Each compliance officer regularly reports to the CLO regulatory developments and enforcement actions taken by regulators. In addition to the Company’s robust legal and compliance departments, the Company also has local legal/regulatory counsel engaged or available in every jurisdiction in which it operates. The Company’s compliance program is designed to provide meaningful advice, oversight and challenge for the Company’s operations that includes regular site visits to ensure compliance with Company policies and procedures as well as applicable regulatory requirements, including but not limited to marketing materials review to ensure compliance with State and local regulations, and security and inventory control to ensure strict monitoring of cannabis and inventory from delivery by a licensed distributor to sale or disposal. The Company has implemented a corporate compliance training program for all employees. Additionally, the Company has created comprehensive standard operating procedures that include detailed descriptions and instructions for monitoring inventory at all stages of development and distribution. The Company will continue to monitor compliance on an ongoing basis in accordance with its compliance program, standard operating procedures, and any changes to regulation in the cannabis industry. Overall, the medical and adult use cannabis industry is subject to significant regulatory change at both the state and federal level. The inability of the Company to respond to the changing regulatory landscape may cause it to not be successful in capturing significant market share and could otherwise harm its business, results of operations, financial condition or prospects.
General Regulatory and Licensing Risks
The Company’s business is subject to a variety of laws, regulations and guidelines relating to the manufacture, management, transportation, storage and disposal of cannabis, including laws and regulations relating to health and safety, the conduct of operations and the protection of the environment. Achievement of the Company’s business objectives is contingent, in part, upon compliance with applicable regulatory requirements and obtaining all requisite regulatory approvals. Changes to such laws, regulations and guidelines due to matters beyond the control of the Company may result in a material adverse effect on the Company’s business, financial condition, results of operations or prospects. The Company is required to obtain or renew further government permits and licenses for its current and contemplated operations. Obtaining, amending or renewing the necessary governmental permits and licenses can be a time-consuming process potentially involving numerous regulatory agencies, public hearings and costly undertakings on the Company’s part. The duration and success of the Company’s efforts to obtain, amend and renew permits and licenses are contingent upon many variables not within its control, including the interpretation of applicable requirements implemented by the relevant permitting or licensing authority. The Company may not be able to obtain, amend or renew permits or licenses that are necessary to its operations or to achieve the growth of its business. Any unexpected delays or costs associated with the permitting and licensing process could impede the ongoing or proposed operations of the Company. To the extent necessary permits or licenses are not obtained, amended or renewed, or are subsequently suspended or revoked, the Company may be curtailed or prohibited from proceeding with its ongoing operations or planned development and commercialization activities. Such curtailment or prohibition may result in a material adverse effect on the Company’s business, financial condition, results of operations or prospects. Several of the Company’s licenses are subject to renewal on an annual or periodic basis. Such licenses are generally renewed, as a matter of course, if the license holder continues to operate in compliance with applicable legislation and regulations and without any material change to its operations, however there is no guarantee such licenses will be renewed on the same terms, or at all, going forward. While the Company’s compliance controls have been developed to mitigate the risk of any material violations of any license it holds arising, there is no assurance that the Company’s licenses will be renewed by each applicable regulatory authority in the future in a timely manner. Any unexpected delays or costs associated with the licensing renewal process for any of the licenses held by the Company could impede the ongoing or planned operations of the Company and have a material adverse effect on the Company’s business, financial condition, results of operations or prospects. The Company may become involved in a number of government or agency proceedings, investigations and audits. The outcome of any regulatory or agency proceedings, investigations, audits, and other contingencies could harm the Company’s reputation, require the Company to take, or refrain from taking, actions that could harm its operations or require Company to pay substantial amounts of money, harming its financial condition. There can be no assurance that any pending or future regulatory or agency proceedings, investigations and audits will not result in substantial costs or a diversion of management’s attention and resources or have a material adverse impact on the Company’s business, financial condition, results of operations or prospects.
Limitations on Ownership of Licenses
In certain states, the cannabis laws and regulations limit not only the number of cannabis licenses issued, but also the number of cannabis licenses that one person may own. For example, in Massachusetts, no person may have an ownership interest, or control over, more than three license holders in any category - cultivation, processing or dispensing. In Maryland, the Department of Health has taken the position that the law prevents having a material ownership interest in more than one cultivation or processing license holder and more than four dispensing license holders. In New Jersey, there are restrictions on overlapping ownership of license holders. In Florida, there are also limitations on owning more than one of the vertically integrated medical cannabis licenses offered in that state. The Company believes that, where such restrictions apply, it may still capture significant share of revenue in the market through wholesale sales, exclusive marketing relations, provision of management or support services, franchising and similar arrangement with other operators. Nevertheless, such limitations on the acquisition of ownership of additional licenses within certain states or enforcement by regulators in certain states against such services arrangements may limit the Company’s ability to grow organically or to increase its market share in such states, which could have a material adverse effect upon the Company’s business, results of operations, financial condition or prospects.
Regulatory Action and Approvals from the FDA
The Company’s medical cannabis-based products are supplied to patients diagnosed with certain medical conditions. However, the Company’s cannabis-based products are not approved by the FDA as “drugs” or for the diagnosis, cure, mitigation, treatment, or prevention of any disease. The U.S. Food and Drug Administration (the “FDA”) has authority over products that are marketed with therapeutic, disease treatment, structure/function or other health-related claims and continues to evaluate the regulatory framework applicable to cannabinoid-containing products. Future FDA actions, rulemaking, guidance, enforcement priorities or legislative developments may affect the marketing, labeling, formulation, distribution or sale of cannabinoid-related products and may result in increased compliance obligations or business restrictions. Accordingly, the FDA may regard any promotion of the cannabis-based products as the promotion of an unapproved drug in violation of the Food, Drug and Cosmetic Act (“FDCA”). FDA enforcement action against the Company could result in a number of negative consequences, including fines, disgorgement of profits, recalls or seizures of products, or a partial or total suspension of the Company’s production or distribution of its products. Any such event could have a material adverse effect on the Company’s business, prospects, financial condition, and results of operations.

Increased Cannabis Regulations by the FDA
With the exception of FDA-approved cannabis products and cannabis which is regulated by a state medical cannabis license in the U.S. which have been rescheduled to Schedule III, adult-use cannabis remains a Schedule I controlled substance under U.S. federal law. If the federal government broadly deschedules cannabis or reclassifies adult-use cannabis to a Schedule III controlled substance, it is possible that the FDA would regulate it under the FDCA. The FDA is responsible for ensuring public health and safety through regulation of food, drugs, supplements and cosmetics, among other products, through its enforcement authority pursuant to the FDCA. The FDA’s responsibilities include regulating the ingredients as well as the marketing and labeling of food, drugs and cosmetics sold in interstate commerce. Additionally, the FDA may issue rules and regulations, including good manufacturing practices, related to the growth, cultivation, harvesting and processing of cannabis. Clinical trials may be needed to verify the efficacy and safety of cannabis products. It is also possible that the FDA would require facilities that grow medical-use cannabis to register with the FDA and comply with federally prescribed regulations. In the event that some or all of these regulations are imposed, the impact on the cannabis industry is unknown, including what costs, requirements and possible prohibitions may be enforced. If the Company becomes subject to these enhanced regulations prescribed by the FDA and are unable to comply, it may have a material adverse effect on the Company’s business, financial condition and results of operations.
Loss of Foreign Private Issuer Status
The Company is a foreign private issuer as defined in Rule 405 under the Securities Act and Rule 3b-4 under the Exchange Act. If, as of the last business day of the Company’s second fiscal quarter for any year, more than 50% of the Company’s outstanding voting securities (as determined under Rule 405 of the Securities Act) are directly or indirectly held of record by residents of the U.S., the Company will no longer meet the definition of a foreign private issuer. Additionally, if the Company effects its proposed U.S. redomestication as described in the Management Information Circular dated May 7, 2026 for the annual general and special meeting of the shareholders held on June 22, 2026, the Company will lose its foreign private issuer status on the effective date of such redomestication. This may have adverse consequences on the Company’s ability to raise capital in private placements or Canadian prospectus offerings. In addition, the loss of the Company’s foreign private issuer status may likely result in increased reporting requirements and increased audit, legal and administration costs. These increased costs may significantly affect the Company’s business, financial condition and results of operations. The term “foreign private issuer” is defined as any non-U.S. corporation, other than a foreign government, except any issuer meeting the following conditions: (a) more than 50 percent of the outstanding voting securities of such issuer are, directly or indirectly, held of record by residents of the U.S.; and (b) any one of the following:
(i) the majority of the executive officers or directors are U.S. citizens or residents, or
(ii) more than 50 percent of the assets of the issuer are located in the U.S., or
(iii) the business of the issuer is administered principally in the U.S.
A “holder of record” is defined by Rule 12g5-1 under the Exchange Act. Generally speaking, the holder identified on the record of security holders is considered as the record holder. In December 2016, the SEC issued a Compliance and Disclosure Interpretation to clarify that issuers with multiple classes of voting stock carrying different voting rights may, for the purposes of calculating compliance with this threshold, examine either (i) the combined voting power of its share classes, or (ii) the number of voting securities, in each case held of record by U.S. residents. Based on this interpretation, each issued and outstanding MVS is counted as one voting security and each issued and outstanding SVS is counted as one voting security for the purposes of determining the 50 percent U.S. resident threshold and the Company is a "foreign private issuer." Should the SEC’s guidance and interpretation change, it is likely the Company will lose its foreign private issuer status.
Internal Controls over Financial Reporting
As a Company that files reports under the Exchange Act, the Company is required to maintain internal controls over financial reporting (“ICFR”) (as defined in Rule 13a-15(f) under the Exchange Act) and to report any material weaknesses in such internal controls. The Company’s management is responsible for establishing and maintaining adequate ICFR and for evaluating and reporting on the effectiveness of the Company’s system of internal control. Effective internal control is necessary for the Company to provide timely, reliable and accurate financial reports, identify and proactively correct any deficiencies, material weaknesses or fraud and meet the Company’s reporting obligations. A material weakness is a deficiency, or a combination of deficiencies, in financial reporting such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be presented or detected on a timely basis.

Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”) requires that the Company evaluate and determine the effectiveness of its ICFR and provide a management report on the ICFR. Such report must also be attested to by the Company’s independent registered public accounting firm. In the past, certain material weaknesses in ICFR were identified, including material weaknesses existing as of December 31, 2022. Such material weaknesses have since been remediated. If new material weaknesses or significant deficiencies in the Company’s internal control over financial reporting occur in the future, the Company could be required to implement additional remediation measures and could potentially have to restate its financial statements again, which could materially and adversely affect its business, results of operations and financial condition, restrict its ability to access the capital markets, require the Company to expend significant resources to correct the material weaknesses or deficiencies, subject the Company to regulatory investigations and penalties, harm its reputation, cause a decline in investor confidence or otherwise cause a decline in the market price of the Company’s SVS. If the Company’s ICFR contain material weaknesses that it is unable to identify, the Company may not detect errors on a timely basis and its financial statements may be materially misstated. In addition, if the Company is unable to comply with the requirements of Section 404 of SOX in a timely manner, to remediate identified material weaknesses or to assert that the Company’s ICFR are effective, or if the Company’s independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of the Company’s ICFR, investors may lose confidence in the accuracy and completeness of the Company’s financial reports and the market price of the Company’s SVS could be negatively affected.
Litigation
The Company may become threatened by a party or otherwise become party to litigation from time to time in the ordinary course of business, which could adversely affect its business. Should any litigation in which the Company becomes involved be determined against the Company, such a decision could adversely affect the Company’s ability to continue operating and the market price for the SVS. Even if the Company is involved in litigation and is successful, such litigation could redirect significant company resources from business operations to prosecuting or defending such litigation, which can adversely affect the financial results, business and operations of the Company or its subsidiaries, as applicable. There also may be adverse publicity associated with litigation that could negatively affect customer perception of the business, regardless of whether the allegations are valid or whether the Company is ultimately found liable. See Item 3 — Legal Proceedings for an overview of the material proceedings affecting the Company.
The Company’s Status as a Public Company
As a public company in Canada and the U.S., the Company is subject to the reporting requirements, rules and regulations under the applicable Canadian and American securities laws and rules of stock exchanges on which the Company’s securities may be listed from time to time. Securities legislation and the rules and policies of the TSX require listed companies to, among other things, adopt corporate governance and related practices, and to continuously prepare and disclose material information, all of which add to a company’s legal and financial compliance costs. Additional or new regulatory requirements may be adopted in the future by the TSX or other securities law regulators. The requirements of existing and potential future rules and regulations increase the Company’s legal, accounting and financial compliance costs, make some activities more difficult, time-consuming or costly, and may also place undue strain on its personnel, systems, and resources, which could adversely affect its business and financial condition.
Recent and Proposed State Legislation Relating to Cannabis Licensing
Recent and proposed state legislation throughout the U.S. has prioritized minority and diversity participation in the cannabis industry, including providing licensing preferences to minority owners, individuals with specified criminal convictions, local residents and individuals and businesses from economically depressed or disadvantaged areas. As new medical and adult use legislation is passed, multi-state operators such as the Company may be prevented, limited or discouraged from obtaining new licenses, renewing licenses or from participating in new markets or existing markets, or may be required to partner with specific individuals, who may be difficult to find and agree to terms with. Social equity initiatives could adversely impact the Company’s ability to increase or maintain market share and revenues in certain states, expand its geographic footprint or obtain a positive return on its acquisitions or investments, all of which could have a material adverse impact on the Company’s business, financial condition and results of operations.

Environmental Risks
Environmental Regulation
The Company’s operations are subject to environmental regulation in the various jurisdictions in which it operates. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors (or the equivalent thereof) and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect the Company’s operations. Government approvals and permits are currently, and may in the future, be required in connection with the Company’s operations. To the extent such approvals are required and not obtained, the Company may be curtailed or prohibited from its proposed production of medical cannabis or from proceeding with the development of its operations as currently proposed. Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. The Company may be required to compensate those suffering loss or damage by reason of its operations and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.
Amendments to current laws, regulations and permits governing the production of medical cannabis, or more stringent implementation thereof, could have a material adverse impact on the Company and cause increases in expenses, capital expenditures or production costs or reduction in levels of production or require abandonment or delays in development.
Unknown Environmental Risks
There can be no assurance that the Company will not encounter hazardous conditions at the facilities where it operates its businesses, including, without limitation, its medical cannabis cultivation and dispensary facilities, such as asbestos or lead, in excess of expectations that may delay the development of its businesses. Climate change or significant weather events may accelerate or exacerbate environmental conditions in ways that adversely affect the business due to potential negative effects on agricultural conditions, increased difficulty in construction projects to support its operations. Upon encountering a hazardous condition, work at the facilities of the Company may be suspended. The presence of other hazardous conditions may require significant expenditure of the Company’s resources to correct the condition. Such conditions could have a material impact on the investment returns of the Company.
General Business Risks
Expansion into Foreign Jurisdictions
The Company’s expansion into jurisdictions outside of Canada and the U.S. is subject to risks. In addition, in jurisdictions outside of Canada and the U.S., there can be no assurance that any market for the Company’s products will develop or be maintained. The Company may face new or unexpected risks or significantly increase its exposure to one or more existing risks, including economic instability, changes in laws and regulations, and the effects of competition. These factors may limit the Company’s ability to successfully expand its operations into such jurisdictions and may have a material adverse effect on the Company’s business, financial condition and results of operations. Certain jurisdictions may prohibit or restrict its citizens or residents from investing in or transacting with companies involved in the cannabis industry, even if such companies only conduct business in jurisdictions where cannabis is legal. For example, if an investor in the U.K. profits from an investment in a cannabis producer or supplier, such investment may technically violate the U.K. Proceeds of Crime Act 2002. Similar prohibitions or restrictions may apply in other jurisdictions where cannabis has not been legalized. In addition, such prohibitions and restriction may limit the ability to receive dividends if such dividends were to be declared in the future. The general risk factors relating to Curaleaf’s business and operations generally also apply in respect of Curaleaf International’s business and operations, including Curaleaf International. Investors should carefully consider the additional risk factors applicable to Curaleaf International’s business and operations as set forth below.

European Regulatory and Licensing Risks
Curaleaf International’s business is subject to a variety of laws, regulations and guidelines relating to the manufacture, management, transportation, storage and disposal of cannabis, including laws and regulations relating to health and safety, the conduct of operations and the protection of the environment. Achievement of Curaleaf International’s business objectives are contingent, in part, upon compliance with applicable regulatory requirements and obtaining all requisite regulatory approvals and licenses. Changes to such laws, regulations and guidelines due to matters beyond the control of Curaleaf International may result in a material adverse effect on Curaleaf International’s business, financial condition, results of operations or prospects. Curaleaf International is required to obtain or renew further government permits and licenses for its current and contemplated operations (including, without limitation, in Spain, the U.K. and Portugal). Curaleaf International has further applied for licenses in Italy to import, store and distribute medical cannabis products. Obtaining, amending or renewing the necessary governmental permits and licenses can be a time-consuming process potentially involving numerous regulatory agencies, involving public hearings and costly undertakings on Curaleaf International’s part. Curaleaf International may not be able to obtain, amend or renew permits or licenses that are necessary to its operations or to achieve the growth of its business in a timely manner in the future. Any unexpected delays or costs associated with the permitting and licensing process could impede the ongoing or proposed operations of Curaleaf International. To the extent necessary permits or licenses are not obtained, amended or renewed, or are subsequently suspended or revoked, Curaleaf International may be curtailed or prohibited from proceeding with its ongoing operations or planned development and commercialization activities or may incur unexpected costs associated with the licensing renewal process. Such curtailment, prohibition or unexpected costs may result in a material adverse effect on Curaleaf International’s business, financial condition, results of operations or prospects. Moreover, Curaleaf International may become involved in a number of government or agency proceedings, investigations and audits. The outcome of any regulatory or agency proceedings, investigations, audits, and other contingencies could harm Curaleaf International’s reputation, require Curaleaf International to take, or refrain from taking, actions that could harm its operations or require it to pay substantial amounts of money, harming its financial condition. There can be no assurance that any pending or future regulatory or agency proceedings, investigations and audits will not result in substantial costs or a diversion of management’s attention and resources or have a material adverse impact on Curaleaf International’s business, financial condition, results of operations or prospects.
Changes in applicable legislation (including POCA 2002)
Cannabis-related financial transactions are subject to a variety of laws that vary by jurisdiction, many of which are unsettled and still developing. While the interpretations of these laws are unclear, in some jurisdictions, financial benefit, directly or indirectly, arising from conduct that would be considered unlawful in such jurisdiction may be viewed to be within the purview of such laws, and persons receiving any such benefit may be subject to liability. For instance, The U.K. Proceeds of Crime Act 2002 (“POCA 2002”) and other anti-money laundering legislation applicable in the U.K. prohibits persons and corporations (or other undertakings) domiciled in the U.K. from receiving the proceeds of crime from activities outside the U.K. The board of directors of Curaleaf International will take all precautions possible to ensure that it does not at any time or in any way contravene POCA 2002 or any other applicable regulations and legislation in relation to cannabis (both in the U.K. and in the relevant foreign jurisdiction applicable to the operations of Curaleaf International). However, there are no guarantees that the activities of EMMAC will always be deemed lawful if there are any changes in applicable law. Contravention of POCA 2002 carries potential criminal liability. POCA 2002 is extraterritorial in its application and receipt of funds by Curaleaf International from activities that are not legal in the U.K., even if legal in the jurisdiction where relevant revenue is generated, may result in Curaleaf International being considered to be in receipt of “proceeds of crime”. Whilst there remains significant uncertainty regarding the application of POCA and different financial institutions have adopted a different approach to such funding and/or holding of assets that may result in future revenue being received by a U.K. corporation, there can be no certainty that Curaleaf will be able to directly fund and/or capitalize Curaleaf International to support its growth in Europe. Delays or restrictions on Curaleaf funding Curaleaf International in the future may impact Curaleaf International’s ability to grow its revenues as the European market develops. As at the date hereof, the recreational use of cannabis is illegal in the countries in which Curaleaf International operates, including the U.K. Changing sentiments and evolving regulations in relation to recreational cannabis may mean that in the future recreational cannabis use may be legalized. Curaleaf International’s strategy is focused primarily on the medical cannabis market in Europe. Should recreational cannabis use be legalized in countries in which Curaleaf International operates other than the U.K., Curaleaf International may face difficulties participating in such markets and will face additional competition from recreational cannabis companies and/or may lose potential medical customers to the recreational cannabis market. Curaleaf International will not explore opportunities within the recreational cannabis sector where the board of directors of Curaleaf

International determines that there is a risk of contravening POCA 2002 or any other applicable regulations and legislation in relation to cannabis.
International Operations
Curaleaf International is exposed to risks relating to the laws of various countries as a result of its international operations. Curaleaf International currently conducts operations in multiple countries and plans to expand these international operations. As a result of such operations, Curaleaf International is exposed to various levels of political, economic, legal and other risks and uncertainties associated with operating in or exporting to these jurisdictions, as well as various laws governing the cannabis industry in such countries. These risks and uncertainties include, but are not limited to, changes in the laws, regulations and policies governing the production, sale and use of cannabis and cannabis-based products, political instability, instability at the European Union level, currency controls, fluctuations in currency exchange rates and rates of inflation, labor unrest, changes in taxation laws, regulations and policies, restrictions on foreign exchange and repatriation and changing political conditions and governmental regulations relating to foreign investment and the cannabis business more generally. Changes, if any, in the laws, regulations and policies relating to the advertising, production, sale and use of cannabis and cannabis-based products or in the general economic policies in these jurisdictions, or shifts in political attitude related thereto, may adversely affect Curaleaf International’s operations, or the profitability of Curaleaf International’s operations, in these countries. Possible investments by Curaleaf International in European countries that have less developed legal systems than the more established economies in Europe may occasion risks such as (a) effective legal redress in the courts of such jurisdiction, whether in respect of a breach of law or regulation or in an ownership dispute, being more difficult to obtain; (b) a higher degree of discretion on the part of governmental authorities; (c) the lack of judicial or administrative guidance on interpreting applicable rules and regulations; (d) inconsistencies or conflicts between and within various laws, regulations, decrees, orders and resolutions; or (e) relative inexperience of the judiciary and courts in such matters. In consequence the commitment of local business people, government officials, agencies and the judicial system to abide by legal requirements and negotiated agreements may be more uncertain, creating particular concerns with respect to licenses and agreements for business. These may be susceptible to revision or cancellation and legal redress may be uncertain or delayed. As Curaleaf International explores novel business models, such as global co-branded products, cannabinoid clinics and cannabis retail, international regulations will become increasingly challenging to manage. Specifically, Curaleaf International’s operations may be affected in varying degrees by government regulations with respect to, but not limited to, restrictions on advertising, production, price controls, export controls, controls on currency remittance, increased income taxes, restrictions on foreign investment, land and water use restrictions and government policies rewarding contracts to local competitors or requiring domestic producers or vendors to purchase supplies from a particular jurisdiction. Failure to comply strictly with applicable laws, regulations and local practices could result in additional taxes, costs, civil or criminal fines or penalties or other expenses being levied on Curaleaf International’s international operations, as well as other potential adverse consequences such as the loss of necessary permits or governmental approvals. Furthermore, although Curaleaf International has begun production in Portugal with a view toward facilitating exports of its cannabis products to countries in the EU (or, as permissible, elsewhere) from Portugal, there is no assurance that these EU (or non-EU) countries will authorize the import of cannabis products from Portugal, or that Portugal will authorize or continue to authorize such exports, or that such exports will provide Curaleaf International with advantages over its current EU export strategy. Each country in the EU (or elsewhere) may impose restrictions or limitations on imports that require the use of, or confer significant advantages upon, producers within that particular country. As a result, Curaleaf International may be required to establish production facilities in one or more countries in the EU (or elsewhere) where it wishes to distribute its cannabis products in order to take advantage of the favorable legislation offered to producers in these countries.
Reliance on International Advisors and Consultants
The legal and regulatory requirements in the foreign countries in which the Company operates or will operate with respect to the cultivation and sale of cannabis, banking systems and controls, as well as local business culture and practices are different from those in the U.S. The Company must rely, to a great extent, on local legal counsel, consultants and advisors retained by it in order to keep apprised of legal, regulatory and governmental developments as they pertain to and affect the Company’s business, and to assist the Company with its governmental relations. The Company must rely, to some extent, on those members of management and the board of directors who have previous experience working and conducting business in these countries, if any, in order to enhance its understanding of and appreciation for the local business culture and practices. The Company also relies on the advice of local experts and professionals in connection with current and new regulations that develop in respect of the cultivation and sale of cannabis as well as in respect of banking, financing, labor, litigation and tax matters in these jurisdictions. Any developments or changes in such legal, regulatory or governmental requirements or in local business practices are beyond the Company’s control. The impact of any such changes may adversely affect the Company’s business, financial condition and results of operations.
Competition from other Participants in the European Medical Cannabis Sector
Curaleaf International faces competition from a number of companies operating in the European medical cannabis sector and in each specific country where Curaleaf International operates (and intends to operate). Some competitors have longer operating histories and greater human resources, bigger or superior cultivation sites or more experience cultivating cannabis, greater manufacturing and marketing experience than Curaleaf International, or existing pharmaceutical operations or drug development experience. Competitor companies may have a larger local presence in a particular country, or a track-record in analogous industries in such country that establishes their credibility with regulators, partners, suppliers, distributors, customers or patients.
In addition, large pharmaceutical companies may enter the medical cannabis sector. Large pharmaceutical companies will have access to large research and development budgets, have recognized brands developed over many years, experience in bringing medical products to the market and are familiar to and trusted by regulators, doctors and patients. Competition will intensify in all European markets as the medical cannabis industry opens up and develops, and the potential of medical cannabis is recognized. New operators will enter the market as legislators adopt a more permissive attitude towards medical cannabis. Existing operators in Canada and North America (which may compete with Curaleaf), many with experience and a track record cultivating and processing cannabis and manufacturing medical cannabis products, and with financial and human resources greater than European competitors, may enter the European market and/ or make acquisitions to quickly establish a market presence. Curaleaf International’s competitors may develop more effective products for a particular illness or condition, or complete more comprehensive research on their products, or otherwise register intellectual property that establishes them as the market leader in a particular country or field. Competitors may deliver more effective education, awareness, sales and/or marketing programs and be able to establish superior market share in any country or in relation to a specific illness or condition. Competition from other competitors may also affect Curaleaf International’s ability to: (i) pursue and complete acquisition and/or investment opportunities (or increase the cost of the same); (ii) pursue commercial opportunities with cultivation partners, contract manufacturers, suppliers or distributors in a particular country due to competition; and (iii) the ability of Curaleaf International to hire and/or retain key individuals. There can be no assurance that increased competition from other companies in the medical cannabis sector will not have a material adverse effect on Curaleaf International’s business, financial condition and results of operations.
Reimbursement of Medical Cannabis by Insurers
In Germany, a key market for medical cannabis in Europe and a key market for Curaleaf International, a significant percentage of medical cannabis prescriptions are reimbursed in whole or in part pursuant to private health insurance policies held by patients. A change of rules on reimbursement by statutory health insurance in Germany is currently going through the legislative process but is not yet in force. In principle, cannabis flowers will no longer to be covered by statutory health insurance. In the case of prescription medicines, such as cannabis extracts or dronabinol preparations, patients will generally be required to try an authorized ready-to-use cannabis medicine for an initial period of six months.
With the above exception, Curaleaf International believes insurance cover across Europe will increase (both in terms of the number of prescriptions reimbursed, the number of conditions for which reimbursement is available, and the number of countries where insurance companies reimburse some or all of costs incurred by patients) as the benefits of cannabis as a treatment option are more widely accepted, and importantly the cost of medical cannabis reduces and its cost effectiveness is compared to existing treatments and medicines more widely recognized. If this is not the case, and the number of prescriptions reimbursed falls or does not increase as expected, or medical cannabis for particular conditions is not available to patients under their insurance policies, or insurance is not available in new markets in Europe as either the efficacy of cannabis remains in doubt, or the cost of cannabis as a treatment option remains too high (compared to existing treatments), the number of prescriptions for medical cannabis will be less than forecast by analysts and the sales and revenues of Curaleaf International will be reduced.
Costs and Timing of Establishing an European Distribution Network
Medical cannabis in Europe is a nascent industry; even industry leaders are building networks, supply-chains and distribution channels from a low base, often by mergers and acquisitions. Building large multi-country distribution networks may take longer than expected, and cost more than budgeted. Medical cannabis in Europe is not a single market and distribution of products in each country will be subject to separate and specific laws and regulations or specific application of EU regulations by those countries. If the cost of building a European wide distribution network is greater than expected, or it takes longer than forecast to establish reliable and effective sales channels across Europe or in any particular country (through the education of doctors and delivery of research differentiating Curaleaf International’s products), the additional costs or delays incurred may have a material adverse effect on the financial performance and results of operations of Curaleaf International.
Adoption or Prescription of Medical Cannabis by Health Professionals
Curaleaf International is satisfied (based on third party research into the attitudes of doctors and patients) that a large number of doctors and patients in Europe are content that medical cannabis has potential benefits for patients suffering a wide range of conditions; however, it remains a significant risk to Curaleaf International that a large number of the same doctors and patients may not prescribe medical cannabis, or seek medical cannabis as a treatment option, unless and until the results of comprehensive clinical trials are available, confirming categorically the measured benefits of medical cannabis over a period of time, and providing evidence of the safety of medical cannabis (in isolation and in conjunction with a range of other drugs, licensed medicines and over-the-counter supplements that may be taken concurrently by patients, or in light of other lifestyle factors that may affect a particular part of a patient population (e.g. alcohol or other recreational drugs)).
Offer of Medical Cannabis by National Healthcare Systems
If the national healthcare providers in the countries in which Curaleaf International operates adopt cannabis as a treatment option for any condition, then they will endeavor to centrally procure approved medical cannabis products at the lowest price available in the market (and will potentially agree fixed term supply contracts with approved suppliers). By way of illustration, the U.K. NHS provides free at the point of use healthcare for legal residents of the U.K. If the NHS adopts cannabis as a treatment option for any condition, then it will endeavor to centrally procure approved medical cannabis products at the lowest price available in the market (and will potentially agree fixed term supply contracts with approved suppliers). Curaleaf International is not the largest medical cannabis company (in terms of hectares under cultivation, product portfolio or manufacturing capability) and may not be able to compete with competitors in terms of large-scale production, product range or costs to supply these national healthcare providers. In this scenario, Curaleaf International may not establish significant market share in those countries and may be restricted to private patients which will be a much reduced share of the total medical cannabis market.
Reliance on Third Party Distributors
In certain jurisdictions, Curaleaf International has appointed third party distributors. Distributors appointed by Curaleaf International are responsible for generating revenues from the sale of medical cannabis products and Curaleaf International is therefore dependent upon distributors performing their obligations in order to generate revenues. If these distributors fail to carry out their contractual duties, or if there is a delay or interruptions in the distribution of Curaleaf International’s products or if these third parties lose their license(s) to import products or impose onerous contractual terms (including fees and commissions for distribution), it could negatively affect the revenue Curaleaf International is able to generate from sales. Curaleaf International intends to appoint further distributors in Europe. If suitable distribution partners are not engaged (either because they are not identified or they have agreed exclusive terms with competitors, or their proposed contractual terms are not acceptable to Curaleaf International), then Curaleaf International may not be able to distribute its products in a particular country and expansion to new European markets may be slower than expected.
Protectionist Policies Adopted by Countries in the European Union
At present, there is no single market in the European Union for medical cannabis. There can be no guarantee that as regulations develop politicians and/or regulators will not seek to protect local suppliers. This may take the form of restrictions on where cannabis can be grown, or where manufacturing occurs. Curaleaf International currently cultivates medical cannabis in Portugal. If markets elsewhere in Europe restrict the ability of Curaleaf International to export medical cannabis products from Portugal (or Spain to the extent manufacturing occurs at Medalchemy) then the ability of Curaleaf International to distribute medical cannabis products widely in Europe will be restricted and Curaleaf International’s market share may be lower than expected (or reduced to nil), which may have a material adverse effect on Curaleaf International’s financial position and results of operations.

Future Acquisitions or Dispositions
The Company historically grew through acquisitions and currently expects to complete additional transactions and acquisitions in the future. These acquisitions are subject to a number of customary closing conditions, which may include in certain instances, regulatory approval and may not close for a variety of reasons including if the closing conditions are not satisfied or waived, some of which may not be within the control of the Company. In addition, even if these transactions were to be completed, they may not close on terms or within the timing currently expected. If one or more of these transactions do not close or are completed pursuant to terms or timelines different than expected, it could have an adverse effect on the Company’s future capital plans and require the Company to reallocate funds.
Without realizing any of the benefits of having completed such transactions, material acquisitions, dispositions and other strategic transactions involve a number of risks, including: (i) potential disruption of the Company’s ongoing business, including negative reactions from the financial markets, including negative impacts on the price of the SVS; (ii) distraction of management which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to the Company; (iii) the Company may become more financially leveraged; (iv) the anticipated benefits and cost savings of those transactions may not be realized fully or at all or may take longer to realize than expected; (v) increase in the scope and complexity of the Company’s operations; (vi) loss or reduction of control over certain of the Company’s assets; (vii) in the case of a proposed acquisition, the Company may need to find an alternative use of any capital earmarked for such proposed acquisitions, to the extent the consideration for such acquisition is paid partly or entirely in cash; and (viii) in the case of a proposed disposition, the Company may not receive the anticipated proceeds of such disposition and accordingly may not be able to execute on other business opportunities for which such proceeds have been earmarked. Additionally, the Company may issue a significant number of additional SVS which would dilute the current shareholders’ holding in the Company or indirect holdings in the Company. The presence of one or more material liabilities of an acquired company that are unknown to the Company at the time of acquisition could have a material adverse effect on the business, results of operations, prospects and financial condition of the Company. A strategic transaction may result in a significant change in the nature of the Company’s business, operations and strategy. In addition, the Company may encounter unforeseen obstacles or costs in implementing a strategic transaction or integrating any acquired business into the Company’s operations.
Service Providers
As a result of any adverse change to the approach in enforcement of cannabis laws, adverse regulatory or political change, additional scrutiny by regulatory authorities, adverse change in public perception in respect of the consumption of cannabis or otherwise, third party service providers to the Company could suspend or withdraw their services to, or business relationship with, the Company and its subsidiaries which may have a material adverse effect on the Company and its subsidiaries’ business, revenues, results of operations, financial condition or prospects.
Enforceability of Contracts
It is a fundamental principle of law that a contract will not be enforced if it involves a violation of law or public policy. Because cannabis remains illegal at a federal level, judges may refuse to enforce contracts in connection with activities that violate federal law, even if there is no violation of state law. There remains doubt and uncertainty that the Company will be able to legally enforce contracts it enters into if necessary. The Company cannot be assured that it will have a remedy for breach of contract, the lack of which may have a material adverse effect on the Company’s business, revenues, results of operations, financial condition or prospects.
Resale of the SVS on the TSX
The Company understands that many major securities clearing firms in the U.S. refuse to facilitate transactions related to securities of Canadian public companies involved in the cannabis industry. This is due to the fact that cannabis continues to be listed as a controlled substance under U.S. federal law, with the result that cannabis-related practices or activities, including the cultivation, possession or distribution of cannabis, are illegal under U.S. federal law. Accordingly, the liquidity of the Company’s SVS may be reduced as certain investors may choose not to invest in its securities if they cannot be held and traded through their existing brokerage relationships. Moreover, U.S. residents who acquired SVS from the Company in most instances have acquired “restricted securities” and may find it difficult to find U.S. brokerages willing to hold such restricted securities on behalf of clients and the process of reselling restricted securities can be cumbersome.

Reliance on Management and Key Personnel
The success of the Company is dependent upon the ability, expertise, judgment, discretion and good faith of its senior management and other key employees. While employment agreements or management agreements are customarily used as a primary method of retaining the services of key employees, these agreements cannot assure the continued services of such employees. If one or more of these individuals were unable or unwilling to continue in their present positions, the Company might not be able to replace them easily or at all. Any loss of the services of such individuals could have a material adverse effect on the Company’s business, results of operations, financial condition or prospects.
Social, demographic and economic trends observed on a global basis, are making it more challenging to hire and retain personnel in most industries. Inflationary pressures, shortages, competitiveness in the labor markets where the Company operates, increased employee turnover and changes in the availability of its employees have resulted in, and could continue to result in, increased labor-related costs, which could have a material adverse effect on the Company’s results and financial condition. In addition, these factors have impacted, and could continue to impact, its ability to meet consumer demand, which could negatively affect its financial condition, results, or cash flows. The failure to recruit, retain, motivate, effectively communicate with, and train and develop highly skilled and competent people at all levels of Supremex’ organization could also result in shortages in the availability of appropriately skilled people at any particular levels within the organization and significantly affect its financial results. News media have reported that U.S. immigration authorities have increased scrutiny of Canadian citizens who are crossing the U.S.-Canada border with respect to persons involved in cannabis businesses in the U.S. There have been a number of Canadians barred from entering the U.S. as a result of an investment in or act related to U.S. cannabis businesses. In some cases, entry has been barred for extended periods of time. Company employees who are not U.S. citizens traveling from Canada to the U.S. for the benefit of the Company may encounter enhanced scrutiny by U.S. immigration authorities that may result in the employee not being permitted to enter the U.S. for a specified period of time. If this happens to Company employees who are not U.S. citizens, then this may reduce the Company’s ability to manage effectively its business in the U.S.
The Company faces intense competition
The Company faces and expect to continue to face intense competition from many other companies. A number of businesses in competition with us, which in the future may include pharmaceutical companies, are also larger and better capitalized than the Company, may enter markets through acquisitive growth, may have longer operating histories and have significantly greater financial, technological, engineering, manufacturing, marketing and distribution resources. The market for the products that the Company offers or intends to offer is highly competitive. The competition has been increasing as more U.S. states permit the use of medicinal cannabis and new industry participants and diversified products continue to emerge. Increased competition may hinder the Company’s ability to successfully market its products and services. To remain competitive, the Company requires a continued high level of investment in research and development, marketing, sales, talent retention and client support. The Company may not have the resources, expertise or other competitive requirements to compete successfully in the future and pressure from the Company’s competitors may have a material adverse effect on the Company’s business, financial condition, results of operations and prospects. Moreover, the cannabis industry is undergoing rapid growth and substantial change, which has resulted in an increase in competitors, consolidation and the formation of strategic relationships. This competition may increase the price the Company must pay for acquisitions and make it more difficult for the Company to purchase additional businesses and assets. Acquisitions conducted by the Company’s competitors or other consolidating transactions could, in turn, harm it in a number of ways, including losing customers, revenue and market share, or forcing it to expend greater resources to meet new or additional competitive threats, all of which could harm the Company’s results of operations. As competitors enter the market and become increasingly sophisticated, competition in the Company’s industry may intensify and place downward pressure on retail prices for its products and services, which could negatively impact the Company’s profitability. The pharmaceutical industry may attempt to compete with or dominate the cannabis industry, and in particular, legal cannabis, through the development and distribution of synthetic products that emulate the effects and treatment of organic cannabis. If they are successful, the widespread popularity of such synthetic products could change the demand, volume and profitability of the cannabis industry. This could have a material adverse effect on the business, financial condition or results of operations or prospects of the Company. The Company also faces competition from the illicit market and illegal dispensaries and products that are unlicensed and unregulated and that are selling cannabis and cannabis products, including products with higher concentrations of active ingredients, and using delivery methods, including edibles and extract vaporizers that the Company may be prohibited from offering to individuals due to laws and regulations. Any inability or unwillingness of law enforcement authorities to enforce existing laws prohibiting the unlicensed production and sale of cannabis and cannabis products could result in increased competition for the Company, which could have a material adverse effect on the Company’s business, financial condition or results of operations.
Agricultural Business Risks
The Company’s business involves the cultivation of the cannabis plant. The cultivation of this plant is subject to agricultural risks related to insects, plant diseases, water and electricity availability and costs, unstable growing conditions and similar agricultural risks, as well as force majeure events. Although the Company cultivates its cannabis plants in indoor, climate controlled rooms staffed by trained personnel and in the future plans to cultivate cannabis plants in greenhouses, there can be no assurance that agricultural risks will not have a material adverse effect on the cultivation of its cannabis and, accordingly, the Company’s business, financial condition and results of operations. The Company may in the future cultivate cannabis plants outdoors, which would also subject it to related agricultural risks.
Unfavorable Publicity or Consumer Perception
The Company believes the adult use and medical cannabis industries are highly dependent upon consumer perception regarding the safety, efficacy and quality of the cannabis produced. In particular, the Company’s financial performance in each state will depend on whether patients and physicians view its products as effective and safe for use. Under the laws of the states in which the Company and its affiliates operate, the participation of physicians and health care providers in the certification process is voluntary and therefore depends on a number of variables, including: medical professionals’ views as to the use of medical cannabis to treat qualifying conditions; the risks and benefits to individual patients or patient groups; the policies of particular medical practices; and patient demand. If physicians and other medical professionals do not certify patients where certification is required under state law, the Company’s business, financial position and results of operations may be negatively affected. Public perception can be significantly influenced by scientific research or findings, regulatory investigations, litigation, media attention and other publicity regarding the consumption of cannabis products. There can be no assurance that future scientific research or findings, regulatory investigations, litigation, media attention or other publicity will be favorable to the cannabis market or any particular product, or consistent with earlier publicity. Future research reports, findings, regulatory investigations, litigation, media attention or other publicity that are perceived as less favorable than, or that question, earlier research reports, findings or other publicity could have a material adverse effect on the demand for adult use or medical cannabis and on the business, results of operations, financial condition, cash flows or prospects of the Company. Further, adverse publicity reports or other media attention regarding the safety, efficacy and quality of cannabis in general, or associating the consumption of adult use and medical cannabis with illness or other negative effects or events, could have such a material adverse effect. There is no assurance that such adverse publicity reports or other media attention will not arise. A negative shift in the public’s perception of cannabis in the U.S. or any other applicable jurisdiction could cause state jurisdictions to abandon initiatives or proposals to legalize medical and/or adult use cannabis, thereby limiting the number of new state jurisdictions into which the Company could expand. Any inability to fully implement the Company’s expansion strategy may have a material adverse effect on the Company’s business, results of operations or prospects. Acceptance of the Company’s products depends on several factors, including availability, cost, ease of use, familiarity of use, convenience, effectiveness, safety and reliability. The ability to gain and increase market acceptance of the Company’s products may require the Company to establish and maintain its brand name and reputation. In order to do so, substantial expenditures on product development, strategic relationships and marketing initiatives may be required. There can be no assurance that these initiatives will be successful and their failure may have an adverse effect on the Company’s business, results of operations or prospects.
Product Liability
As a manufacturer and distributor of products designed to be ingested by humans, the Company faces an inherent risk of exposure to product liability claims, regulatory action and litigation if its products are alleged to have caused significant loss or injury. In addition, the manufacture and sale of cannabis involve the risk of injury to consumers due to tampering by unauthorized third parties or product contamination. Previously unknown adverse reactions resulting from human consumption of cannabis alone or in combination with other medications or substances could occur. As a manufacturer, distributor and retailer of adult use and medical cannabis, or in its role as an investor in or service provider to an entity that is a manufacturer, distributor and/or retailer of adult use or medical cannabis, the Company may be subject to various product liability claims, including, among others, that the cannabis product caused injury or illness, include inadequate instructions for use or include inadequate warnings concerning possible side effects or interactions with other substances.

A product liability claim or regulatory action against the Company could result in increased costs, could adversely affect the Company’s reputation with its clients and consumers generally, and could have a material adverse effect on the business, results of operations, financial condition or prospects of the Company. There can be no assurances that the Company will be able to maintain product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive and may not be available in the future on acceptable terms, or at all. The inability to maintain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of the Company’s potential products or otherwise have a material adverse effect on the business, results of operations, financial condition or prospects of the Company.
Product Recalls
Manufacturers and distributors of products are sometimes subject to the recall or return of their products for a variety of reasons, including product defects, such as contamination, unintended harmful side effects or interactions with other substances, packaging safety and inadequate or inaccurate labeling disclosure. Such recalls cause unexpected expenses of the recall and any legal proceedings that might arise in connection with the recall. This can cause loss of a significant amount of sales and the Company may not be able to replace those sales at an acceptable margin, if at all. In addition, a product recall may require significant management attention. Although the Company has detailed procedures in place for testing its products, there can be no assurance that any quality, potency or contamination problems will be detected in time to avoid unforeseen product recalls, regulatory action or lawsuits. Additionally, if one of the Company’s products were subject to recall, the image of that product and the Company could be harmed. Additionally, product recalls can lead to increased scrutiny of operations by applicable regulatory agencies, requiring further management attention and potential legal fees and other expenses. A recall may lead to decreased demand for products produced by the Company and could have a material adverse effect on its results of operations and financial condition.
Results of Future Clinical Research
Research in Canada, the U.S. and internationally regarding the medical benefits, viability, safety, efficacy, dosing and social acceptance of cannabis or isolated cannabinoids (such as CBD and THC) remains in early stages. There have been relatively few clinical trials on the benefits of cannabis or isolated cannabinoids (such as CBD and THC) and future research and clinical trials may discredit the medical benefits, viability, safety, efficacy, dosing and social acceptance of cannabis or could raise concerns regarding, and perceptions relating to, cannabis. Given these risks, uncertainties and assumptions, prospective purchasers of the Company’s securities should not place undue reliance on such articles and reports. Future research studies and clinical trials may draw opposing conclusions to those stated in this Annual Report or reach negative conclusions regarding the medical benefits, viability, safety, efficacy, dosing, social acceptance or other facts and perceptions related to cannabis, which could have a material adverse effect on the demand for the Company’s products with the potential to lead to a material adverse effect on the Company’s business, financial condition, results of operations or prospects.
Dependence on Suppliers
The ability of the Company to compete and grow will be dependent on it having access, at a reasonable cost and in a timely manner, to equipment, parts and components. No assurances can be given that the Company will be successful in maintaining its required supply of equipment, parts and components. It is also possible that the final costs of the major equipment contemplated by the Company’s capital expenditure plans may be significantly greater than anticipated by the Company’s management and may be greater than funds available to the Company, in which circumstance the Company may curtail, or extend the timeframes for completing, its capital expenditure plans. This could have an adverse effect on the business, financial condition, results of operations or prospects of the Company.
Reliance on Inputs
The cannabis business is dependent on a number of key inputs and their related costs including raw materials and supplies related to growing operations, as well as electricity, water and other local utilities. Any significant interruption or negative change in the availability or economics of the supply chain for key inputs could materially impact the business, financial condition, results of operations or prospects of the Company. In addition, any restrictions on the ability to secure required supplies or utility services or to do so on commercially acceptable terms could have a materially adverse impact on the business, financial condition and results of operations. Some of these inputs may only be available from a single supplier or a limited group of suppliers. If a sole source supplier was to go out of business, the Company might be unable to find a replacement for such source in a timely manner or at all. If a sole source supplier were to be acquired by a competitor, that competitor may elect not to sell to the Company in the future. In 2022, the cost of raw materials, as well as energy, transportation, and logistics necessary for the production and distribution of the Company’s products rapidly increased. The inflationary pressures on input costs continued to impact the Company’s business in 2023. In 2025 the Company faced inflationary pressures on input costs due to the impacts of tariffs and higher inflation. The Company’s cannabis growing operations consume considerable energy, which makes it vulnerable to rising energy costs. Accordingly, rising or volatile energy costs may adversely affect the business of the Company and its ability to operate profitably.
Limited Market Data and Difficulty to Forecast
As a result of recent and ongoing regulatory and policy changes in the medical and adult use cannabis industry, the market data available is limited and unreliable. Federal and state laws prevent widespread participation and hinder market research. Therefore, the Company must rely largely on its own market research to forecast sales as detailed forecasts are not generally obtainable from other sources at this early stage of the industry. Due to the early stage of the regulated cannabis industry, forecasts regarding the size of the industry and the sales of products by the Company are inherently difficult to prepare with a high degree of accuracy and reliability. Market research and projections by the Company of estimated total retail sales, demographics, demand, and similar consumer research are based on assumptions from limited and unreliable market data, and generally represent the personal opinions of the Company’s management team as of the date of this Annual Report. A failure in the demand for its products to materialize as a result of competition, technological change or other factors could have a material adverse effect on the business, results of operations, financial condition or prospects of the Company.
The Company faces risks relating to its intellectual property
The Company’s ability to compete in the future partly depends on the superiority, uniqueness and value of its intellectual property and technology, including both internally developed technology and technology licensed from third parties. To the extent the Company is able to do so, in order to protect its proprietary rights, the Company will rely on a combination of trademark, copyright and trade secret laws, confidentiality agreements with its employees and third parties, and protective contractual provisions which may prove insufficient to protect the Company’s proprietary rights. Third parties may independently develop substantially equivalent proprietary information without infringing upon any proprietary technology. Third parties may otherwise gain access to the Company’s proprietary information and adopt it in a competitive manner. In addition, effective future patent, copyright and trade secret protection may be unavailable or limited in certain foreign countries and may be unenforceable under the laws of certain jurisdictions. Failure of the Company to adequately maintain and enhance protection over its proprietary techniques and process may have a material adverse effect on the Company’s business, financial condition, results of operations or prospects. As long as cannabis remains illegal under U.S. federal law as a Schedule I controlled substance pursuant to the CSA, the benefit of certain federal laws and protections which may be available to most businesses, such as federal trademark and patent protection regarding the intellectual property of a business, may not be available to the Company. The Company intends to reevaluate how it approaches intellectual property protection in the event cannabis broadly becomes descheduled federally. As it stands, the United States Patent and Trademark Office will not permit the registration of any trademark that identifies cannabis products. As a result, the Company’s intellectual property may never be adequately or sufficiently protected against the use or misappropriation by third-parties beyond the common law and geographic areas in which it conducts business. The use of the Company’s trademarks outside the states in which it operates by one or more other persons could have a material adverse effect on the value of such trademarks. In addition, since the regulatory framework of the cannabis industry is in a constant state of flux, the Company can provide no assurance that it will ever obtain any protection of its intellectual property, whether on a federal, state or local level. While many states do offer the ability to protect trademarks independent of the federal government, patent protection is wholly unavailable on a state level, and state-registered trademarks provide a lower degree of protection than would federally-registered marks. Any infringement or misappropriation of the Company’s intellectual property could damage its value and limit its ability to compete. The Company may have to engage in litigation to protect the rights to its intellectual property, which could result in significant litigation costs and require a significant amount of its time. Competitors may also harm the Company’s business by designing products that mirror the capabilities of its products or technology without infringing on its intellectual property rights. If the Company does not obtain sufficient protection for its intellectual property, or if it is unable to effectively enforce its intellectual property rights, its competitiveness could be impaired, which would limit its growth and future revenue.
The Company may also find it necessary to bring infringement or other actions against third parties to seek to protect its intellectual property rights. Such litigation, even if successful, is often expensive and time-consuming to prosecute, and there can be no assurance that the Company will have the financial or other resources to enforce its rights or be able to enforce its rights or prevent other parties from developing similar technology or designing around its intellectual property.
Strong brand identities are important to the Company’s success, and the Company may have to incur significant expenses to maintain its brands The Company believes that establishing and maintaining the brand identities of the Company’s national retail chain and products are critical aspects of attracting, expanding and keeping its customer base. Promotion and enhancement of brands will depend largely on the Company’s success in operating its dispensaries and providing high-quality products. If customers and patients do not perceive the Company’s retail operations and products to be consistently of high quality and value, or if the Company introduces new products, changes products or enters into new business ventures that are not favorably received by customers and patients, the Company risks diluting its brand identities and decreasing their attractiveness to existing and potential customers. Moreover, in order to attract and retain customers and to promote and maintain brand equity in response to competitive pressures, the Company may have to substantially increase its financial commitment to creating and maintaining distinct brand loyalty among customers. The Company may incur significant expenses in an attempt to promote and maintain its brands, and if such efforts are not successful it could have a material adverse effect on the Company’s business, financial condition and results of operations.
Constraints on Marketing Products
The development of the Company’s business and results of operations may be hindered by applicable restrictions on sales and marketing activities imposed by government regulatory bodies for products containing cannabis or ingredients derived from cannabis. Restrictions may include regulations that specify what, where and to whom product information and descriptions may appear and/or be advertised. Marketing, advertising, packaging and labeling regulations also vary from state to state, potentially limiting the consistency and scale of consumer branding communication and product education efforts. The regulatory environment in the U.S. limits companies’ abilities to compete for market share in a manner similar to other industries. If the Company is unable to effectively market its products and compete for market share, or if the costs of compliance with government legislation and regulation cannot be absorbed through increased selling prices for its products, the Company’s sales and results of operations could be adversely affected.
Fraudulent or Illegal Activity by Employees, Contractors and Consultants
The Company is exposed to the risk that its employees, independent contractors and consultants may engage in fraudulent or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to the Company that violates: (i) government regulations; (ii) manufacturing standards; (iii) federal and state healthcare fraud and abuse laws and regulations; (iv) laws that require the true, complete and accurate reporting of financial information or data; or (v) revenue recognition rules under accounting general standards. It may not always be possible for the Company to identify and deter misconduct by its employees and other third parties, and the precautions taken by the Company to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting the Company from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations, or steaming from weaknesses in internal controls. If any such actions are instituted against the Company, and it is not successful in defending itself or asserting its rights, those actions could have a significant impact on the Company’s business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of the Company’s operations, any of which could have a material adverse effect on the Company’s business, financial condition, results of operations or prospects.
The Company may have increased labor costs based on union activity
Labor unions are working to organize workforces in the cannabis industry in general. Currently, over ten percent of the Company’s workforce has elected to be represented by a labor organization for purposes of collective bargaining. However, it is possible that greater portions of its workforce at retail and/or manufacturing locations will be organized in the future, which could lead to work stoppages or increased labor costs and adversely affect its business, profitability and its ability to reinvest into the growth of the Company’s business. The Company cannot predict how stable its relationships with U.S. labor organizations will remain or whether it can meet any unions’ requirements without impacting its financial condition. Labor unions may also limit the Company’s flexibility in dealing with its workforce. Work stoppages and instability in the Company’s union relationships could delay the production and sale of its products, which could strain relationships with customers and cause a loss of revenues which would adversely affect the Company’s operations.

The Company faces risks related to the Company’s information technology systems, and potential cyber-attacks and security breaches
The Company face risks related to the Company’s information technology systems, and potential cyber-attacks and security breaches The Company’s operations depend, in part, on how well it and its suppliers protect networks, equipment, IT systems and software against damage from a number of threats, including, but not limited to, cable cuts, damage to physical plants, natural disasters, intentional damage and destruction, fire, power loss, hacking, computer viruses, vandalism and theft. The Company’s operations also depend on the timely maintenance, upgrade and replacement of networks, equipment, IT systems and software, as well as preemptive expenses to mitigate the risks of failures. Any of these and other events could result in information system failures, delays and/or an increase in capital expenses. In addition, the Company collects, processes, stores and transmits sensitive business information and, in certain circumstances, personal medical and other information about its patients and customers, The Company is responsible for protecting that information from privacy breaches. A privacy breach may occur through procedural or process failure, information technology malfunction or deliberate unauthorized intrusions. Theft of data for competitive purposes, particularly patient lists and preferences, is an ongoing risk, whether perpetrated via employee collusion or negligence or through deliberate cyber-attack. To the extent that any disruption or security breach were to result in a loss of, or damage to, the Company’s data, including any personal medical information, the Company could incur liability and reputational damage and could be subject to civil fines and penalties. Any such theft or privacy breach would have a material adverse effect on the Company’s business, prospects, revenue, financial condition and results of operations. The Company could experience a cyber incident, which generally refers to any intentional attack or an unintentional event that results in unauthorized access to systems to disrupt operations, corrupt data or steal or expose confidential information or intellectual property, or a ransomware attack, which is a type of malicious software that infects a computer and restricts users' access to it until a ransom is paid to unlock it. Successful cyber-attacks or technological malfunctions affecting the Company or its respective service providers can result in, among other things, financial losses, the inability to process transactions, the unauthorized release of customer information or other confidential information and reputational risk. Depending on the severity of a potential cybersecurity incident, the Company’s customers’ data, its employees’ data, its intellectual property (including trade secrets and research and development), and other third-party data (such as suppliers and vendors) could be compromised, which could adversely affect the Company’s business and result in widespread negative publicity, damage to the Company’s reputation, a loss of patients and customers, business disruption and legal liabilities. If any of the Company’s critical suppliers is the subject of a cyber or ransomware attack, the Company could experience a significant disruption in its supply chain and possibly shortages of key resources. The Company manages these risks by employing team members trained in Information Security and requiring that each of these security team members perform an additional 40 hours of Information Security training each year. When hiring security contractors to test the Company’s security systems and procedures, the Company only works with security companies that are established in the industry and possess extensive experience. The Company is subject to the various state laws, rules and regulations in the United States relating to the collection, processing, storage, transfer and use of personal data. The Company’s ability to execute transactions and to possess and use personal information and data in conducting its business subjects it to legislative and regulatory burdens that may require the Company to notify regulators and customers, employees and other individuals of a data security breach. Evolving compliance and operational requirements under applicable privacy laws, rules and regulations of the jurisdictions in which the Company operates impose significant costs that are likely to increase over time. In addition, non-compliance could result in proceedings against the Company by governmental entities or private parties and/or assessment of significant fines, could negatively impact the Company’s reputation and may otherwise adversely impact its business, financial condition and operating results. The Company has not experienced any material losses to date relating to cyber-attacks or other information security breaches, but there can be no assurance that the Company will not incur such losses in the future. The Company’s risk and exposure to these matters cannot be fully mitigated because of, among other things, the evolving nature of these threats. As a result, cyber security and the continued development and enhancement of controls, processes and practices designed to protect systems, computers, software, data and networks from attack, damage or unauthorized access is a priority. As cyber threats continue to evolve, the Company may be required to expend additional resources to continue to modify or enhance protective measures or to investigate and remediate any security vulnerabilities.
The development and use of artificial intelligence, or AI, presents risks and challenges that can impact the Company’s business including by posing security risks to its confidential information, proprietary information, and personal data and could give rise to legal and/or regulatory actions, damage its reputation or otherwise materially harm its business. Artificial intelligence, or AI, is increasingly being used in the Company’s industry. The Company may develop and incorporate AI technology in certain of its products and services. Issues relating to the use of new and evolving technologies such as AI, machine learning, generative AI, and large language models, may cause us to experience perceived or actual brand or reputational harm, technical harm, competitive harm, legal liability, cybersecurity risks, privacy risks, compliance risks, security risks, ethical issues, and new or enhanced governmental or regulatory scrutiny, and the Company may incur additional costs to resolve such issues. Litigation or government regulation related to the use of AI may also adversely impact the Company’s ability to develop and offer products that use AI, as well as increase the cost and complexity of doing so. In addition, uncertainties regarding developing legal and regulatory requirements and standards may require significant resources to modify and maintain business practices to comply with U.S. and non-U.S. laws concerning the use of AI, the nature of which cannot be determined at this time. In addition, the European Union recently passed the Artificial Intelligence Act, whose regulations will be developed over the coming year and, in the U.S., the recent Executive Order concerning artificial intelligence may result in extensive new federal rule-making. Further, market demand and acceptance of AI technologies are uncertain, and the Company may be unsuccessful in its product development efforts. The Company has adopted a Generative Artificial Intelligence Policy which governs the use of AI tools within its organization to help reasonably ensure that its employees, contractors, and vendors use such AI in a manner that ensures data security, operational consistency, and fiscal responsibility. The policy provides for approved AI solutions for general business use across its organization and disciplinary action for an unauthorized use of unapproved AI tools. Any failure by the Company’s employees, contractors, and vendors to adhere to its policy could violate confidentiality obligations or applicable laws and regulations, jeopardize its intellectual property rights, cause or contribute to unlawful discrimination, or result in the misuse of personally identifiable information or the injection of malware into its systems, any of which could have a material adverse effect on the business, results of operations, and financial condition.
The Company faces risks related to security breaches involving its facilities
Given the nature of the Company’s products and its lack of legal availability outside of channels approved by the government of the U.S., as well as the concentration of inventory in its facilities, there remains a risk of shrinkage as well as theft. If there was a breach in security systems and the Company becomes victim to a robbery or theft, the loss of cannabis plants, cannabis oils, cannabis flowers and cultivation and processing equipment or if there was a failure of information systems or a component of information systems, it could, depending on the nature of any such breach or failure, adversely impact the Company’s reputation, business continuity and results of operations. A security breach at one of the Company’s facilities could expose the Company to additional liability and to potentially costly litigation, increase expenses relating to the resolution and future prevention of these breaches and may deter potential patients and customers from choosing the Company’s products. Although the Company maintains insurance to protect against such risks in such amounts as it considers to be reasonable, its insurance does not cover all the potential risks associated with its operations. The Company may also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. The Company relies on third parties to provide numerous capabilities that the Company depends upon on to operate, and a disruption of these systems could adversely affect its business The Company is dependent on vendors and third-party software providers, such as its seed-to-sale tracking software providers and point of sale transaction processing and e-commerce providers to operate the Company’s business. A serious disruption to any of these could significantly limit the Company’s ability to serve its customers and operate profitably. The failure of one or more such providers to provide the expected services, provide them on a timely basis or provide them at the prices the Company expects, or otherwise meet the Company’s performance standards and expectations (including with respect to data security, compliance and data privacy and protection laws) may adversely affect the Company’s business, revenue, prospects and results of operations. Further, if the Company found it necessary to replace any such service provider, disruptions arising from the transition of functions to an alternative provider, or the costs developing the Company’s own software if it were unable to find an alternate provider, may have a material adverse effect on the Company’s results of operations or financial condition. Any disruption could cause the Company’s business and competitive position to suffer and cause its operating results to be reduced.
Reliance on Management Services Agreements
The Company’s subsidiaries, financially controlled entities and other affiliates engage in the medicinal cannabis business through management services agreements entered into with state-licensed entities. Under such agreements, its subsidiaries, financially controlled entities and affiliates perform a number of services, including cultivation, growing and handling of cannabis plants, trimming, curing and packaging of dry flower, patient advisory, lab and scientific research services, consultation on regulatory issues and a variety of management functions. In exchange for providing these services, the Company’s subsidiaries, financially controlled entities and affiliates receive management fees which are a key source of revenue. Payment of such fees is dependent on the continuing validity and enforceability of the relevant management services agreements. If such agreements are found to be invalid or unenforceable by a governmental body or regulatory entity, or are terminated by the counterparty, this could have a material adverse effect on the business, prospects, financial condition, and results of operations. If such management services agreement’s structure is in place, the Company will not be the license holder of the applicable state-issued cannabis license, and therefore, only has contractual rights with respect to any interest in any such license. If the license holder fails to adhere to its contractual agreement with the Company, or if the license holder makes, or fails to make, decisions in respect of the license that the Company disagrees with, the Company will only have contractual recourse and will not have recourse to any regulatory authority. The license holder’s acts or omissions may violate the requirements applicable to it pursuant to the applicable dispensary or production license, thus jeopardizing the status and economic value of the license holder (and, by extension, the Company).
Website Accessibility
Internet websites are visible by people everywhere, not just in jurisdictions where the activities described therein are considered legal. As a result, to the extent the Company sells services or products via web-based links targeting only jurisdictions in which such sales or services are compliant with state law, the Company may face legal action in other jurisdictions which are not the intended object of any of the Company’s marketing efforts for engaging in any web-based activity that results in sales into such jurisdictions deemed illegal under applicable laws.
High Bonding and Insurance Coverage
There is a risk that a greater number of state regulatory agencies will begin requiring entities engaged in certain aspects of the business or industry of legal cannabis to post a bond or significant fees when applying, for example, for a dispensary license or renewal as a guarantee of payment of sales and franchise tax. The Company is not able to quantify at this time the potential scope for such bonds or fees in the states in which it currently or may in the future operate. Any bonds or fees of material amounts could have a negative impact on the ultimate success of the Company’s business.
The Company’s business is subject to a number of risks and hazards generally, including adverse environmental conditions, accidents, public health crisis, labor disputes and changes in the regulatory environment. Such occurrences could result in the interruption of its business, damage to assets, shortage of staff, disruption of supply chain, market volatility, personal injury or death, environmental damage, delays in operations, monetary losses and possible legal liability. Although the Company maintains insurance to protect against certain risks in such amounts as it considers to be reasonable, its insurance does not cover all the potential risks associated with its operations. The Company may also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards encountered in the operations of the Company is not generally available on acceptable terms. The Company might also become subject to liability for pollution or other hazards which may not be insured against or which the Company may elect not to insure against because of premium costs or other reasons. Losses from these events may cause the Company to incur significant costs that could have a material adverse effect upon its business, results of operations, financial condition or prospects.
Risks of Leverage
Although the Company will seek to use leverage in connection with its investments in a manner it believes is prudent, such leverage will increase the exposure of an investment to adverse economic factors such as downturns in the economy or deterioration in the condition of the investment. If the Company defaults on unsecured indebtedness, the terms of the loan may require the Company to repay the principal amount of the loan and any interest accrued thereon in addition to heavy penalties that may be imposed. Because the Company may engage in financings where several investments are cross-collateralized, multiple investments may be subject to the risk of loss. As a result, the Company could lose its interest in performing investments in the event such investments are cross-collateralized with poorly performing or nonperforming investments. In addition to leveraging the Company investments, the Company may borrow funds in its own name for various purposes and may withhold or apply from distributions amounts necessary to repay such borrowings. The interest expense and such other costs incurred in connection with such borrowings may not be recovered by income from investments purchased by the Company. If investments fail to cover the cost of such borrowings, the value of the investments held by the Company would decrease faster than if there had been no such borrowings. Additionally, if the investments fail to perform to expectation, the interests of investors in the Company could be subordinated to such leverage, which will compound any such adverse consequences.

Management of Growth
The Company may be subject to growth-related risks including capacity constraints and pressure on its internal systems and controls. The ability of the Company to manage growth effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. The inability of the Company to deal with this growth may have a material adverse effect on the Company’s business, financial condition, results of operations or prospects.
Performance Not Indicative of Future Results
The prior investment and operational performance of the Company is not indicative of the future results of operations of the Company. There can be no assurance that the historical results of operations achieved by the Company or its affiliates will be achieved by the Company, and the Company’s performance may be materially different.
Financial Projections May Prove Materially Inaccurate or Incorrect
The Company’s financial estimates, projections and other forward-looking information or statements included in press releases or other filings are based on assumptions of future events that may or may not occur, which assumptions may not be disclosed therein. Shareholders of the Company should inquire and become familiar with the assumptions underlying any estimates, projections or other forward-looking information or statements. Projections are inherently subject to varying degrees of uncertainty and their achievability depends on the timing and probability of a complex series of future events. There is no assurance that the assumptions upon which these projections are based will be realized. Actual results may differ materially from projected results for a number of reasons including increases in operation expenses, changes or shifts in regulatory rules, undiscovered and unanticipated adverse industry and economic conditions, and unanticipated competition. Accordingly, the Company’s shareholders and prospective investors should not rely on any projections to indicate the actual results the Company might achieve.
Conflicts of Interest
Conflicts of interest may arise as a result of the directors, officers and promoters of the Company also holding positions as directors or officers of other companies. They also invest and may invest in businesses, including in the cannabis sector, that compete directly or indirectly with the Company or act as customers or suppliers of the Company. Some of the individuals that are directors and officers of the Company have been and will continue to be engaged in the identification and evaluation of assets, businesses and companies on their own behalf and on behalf of other companies, and situations may arise where the directors and officers of the Company will be in direct competition with the Company. Conflicts, if any, will be subject to the procedures and remedies provided under the Business Corporations Act (British Columbia). To the best of the Company’s knowledge, other than as disclosed below and elsewhere in this Annual Report and the financial statements and management’s discussion and analysis filed periodically by the Company, there are no known existing or potential material conflicts of interest among the Company or a subsidiary of the Company and a director or officer of the Company or a subsidiary of the Company as a result of their outside business interests except that: (i) certain of the Company’s or its subsidiaries’ directors and officers serve as directors and officers of other companies, and therefore it is possible that a conflict may arise between their duties to the Company and their duties as a director or officer of such other companies, and (ii) certain of the Company’s or its subsidiaries’ directors and officers have portfolio investments consisting of minority stakes in businesses that may compete directly or indirectly with the Company or act as a customer of, or supplier to, the Company.
Global Economic Conditions
The Company’s business, financial condition, results of operations and cash flow may be negatively impacted by challenging global economic conditions. A global economic slowdown would cause disruptions and extreme volatility in global financial markets, increased rates of default and bankruptcy and declining consumer and business confidence, which can lead to decreased levels of consumer spending. These macroeconomic developments could negatively impact the Company’s business, which depends on the general economic environment and levels of consumer spending. As a result, the Company may not be able to maintain its existing customers or attract new customers, or it may be forced to reduce the price of its products. The Company is unable to predict the likelihood of the occurrence, duration or severity of such disruptions in the credit and financial markets or adverse global economic conditions. Any general or market-specific economic downturn could have a material adverse effect on the Company’s business, financial condition, results of operations and cash flow. Additionally, the U.S. has imposed and may impose additional quotas, duties, tariffs, retaliatory or trade protection measures or other restrictions or regulations and may adversely adjust prevailing quota, duty or tariff levels, which can affect both the materials that the Company uses to package its products and the sale of finished products. For example, the tariffs imposed by the U.S. on materials from China are impacting materials that the Company imports for use in packaging in the U.S. Measures to reduce the impact of tariff increases or trade restrictions, including geographical diversification of the Company’s sources of supply, adjustments in packaging design and fabrication or increased prices, could increase its costs, delay its time to market and/or decrease sales. Other governmental action related to tariffs or international trade agreements has the potential to adversely impact demand for the Company’s products and its costs, customers, suppliers and global economic conditions and cause higher volatility in financial markets. While the Company reviews existing and proposed measures to seek to assess the impact of them on its business, changes in tariff rates, import duties and other new or augmented trade restrictions could have a number of negative impacts on its business, including higher consumer prices and reduced demand for its products and higher input costs. Future disruptions and volatility in global financial markets and declining consumer and business confidence, including as a result of an epidemic or pandemic or other health emergencies, economic downturns or increased recession fear, leading to a declining level of commercial activity, could lead to decreased levels of consumer spending and could have a negative impact on the Company’s financial condition. The Company’s operations could be affected by the economic context should the unemployment level, interest rates or inflation reach levels that influence consumer trends and spending and, consequently, impact the Company’s sales and profitability. These macroeconomic developments could negatively impact the Company’s business, which depends on the general economic environment and levels of consumer spending. As a result, the Company may not be able to maintain its existing customers or attract new customers, or the Company may be forced to reduce the price of its products. The Company is unable to predict the likelihood of the occurrence, duration, or severity of such disruptions in the credit and financial markets and adverse global economic conditions. Any general or market- specific economic downturn could have a material adverse effect on the Company’s business, financial condition, results of operations, and cashflow.
Ability to Achieve Profitability
The Company currently operates at a net loss and may not be able to achieve profitability. If the Company is unable to attain profitability, this could adversely affect the value of the Company’s SVS, its ability to raise capital and the viability of its continued operations.
Risks Relating to the Company’s Business Structure and its Securities
Status as a Holding Company
The Company is a holding company as substantially all of its assets consist of cash on hand and shares in the capital stock of its subsidiaries, financially controlled entities, joint ventures or other affiliates. As a result, investors in the Company are subject to the risks attributable to its subsidiaries, financially controlled entities and other affiliates. As a holding company, the Company conducts substantially all of its business through its subsidiaries and financially controlled entities, which generate substantially all of its revenues. In addition, since the TSX Listing, the Company is subject to the rules of the TSX.
Requirements, which limit the transfer of cash between the Company and its subsidiaries, one the one hand, and Curaleaf, Inc. and its subsidiaries, on the other hand. Consequently, the Company’s cash flows and ability to complete current or desirable future enhancement opportunities are dependent on the earnings of its Canadian and offshore subsidiaries and the distribution of those earnings to the Company. To the extent that the Company requires funds, and its subsidiaries and such other entities are restricted from making such distributions by applicable law, regulation or contract, or are otherwise unable to provide such funds, it could materially adversely affect the Company’s liquidity and financial condition, as well as its ability to make distributions to its shareholders. In the event of bankruptcy, liquidation, or reorganization of any of the Company’s material subsidiaries or financially controlled entities, holders of indebtedness and trade creditors may be entitled to payment of their claims from the assets of those subsidiaries or financially controlled entities before the Company.
No Dividend Record
Holders of SVS will not have a right to dividends on such shares unless declared by the Board. The Company has no dividend record, and the ability of its subsidiaries to pay dividends and other distributions will depend on their results of operations and will be subject to applicable laws and regulations which require that solvency and capital standards be maintained by such companies and contractual restrictions contained in the instruments governing their debt. Dividends paid by the Company would be subject to tax and, potentially, withholdings. The Company does not anticipate paying any dividends on the SVS in the foreseeable future. Please see Part I — Item 1A — Risk Factors — Anti-Money Laundering Laws and Regulations herein for additional details. The Company and certain of its subsidiaries are borrowers under secured debt facilities, and the Company may be unable to repay, renew or refinance its indebtedness when it comes due. Further, its debt facilities contain covenants that restrict the business and they may be difficult or costly for us to comply with Restrictions under Debt Instruments The Company and certain of its subsidiaries are borrowers of secured indebtedness and are subject to risks typically associated with secured debt financing, which are heightened by the cannabis regulatory environment in the U.S. The Company’s cash flows could be insufficient to satisfy the amount of required payments of principal and interest, and the Company may not be able to repay its indebtedness. The Company’s ability to make scheduled payments of principal and interest on its indebtedness when due depends on its future cash flow which is subject to the financial performance and results of the business, the value of its assets, prevailing economic conditions, the cannabis regulatory environment, prevailing interest rate levels and other financial, competitive and operational factors impacting the cannabis industry, many of which are beyond the Company’s control. The instruments governing the Company’s indebtedness, including the Note Indenture and the Needham LOC, requires the Company to satisfy certain negative covenants, including items such as restrictions on its ability to pay dividends, to invest in non-wholly owned entities and to incur subordinated and non-subordinated debt. These covenants may prevent the Company from taking actions that it believes would be in the best interest of its business and may make it difficult for it to execute its business strategy successfully or effectively compete with businesses that are not subject to the same restrictions. The Company’s ability to comply with these covenants may be affected by economic, financial and industry conditions beyond its control, including credit or capital market disruptions. The breach of any of these covenants could result in a default that would permit the lenders under the debt facilities to declare all amounts outstanding to be due and payable, together with accrued and unpaid interest. There is no assurance that the Company will be able to secure additional financing to repay the notes should cash flows from operations be insufficient to repay its indebtedness, whether it is in default or not. If the Company is unable to repay the indebtedness, the lenders could proceed against the collateral securing the indebtedness. This could have serious consequences to the Company’s financial position and results of operations and could cause the Company to become bankrupt or insolvent.
Concentrated Voting Control
Mr. Boris Jordan, the Company’s CEO and Chairman, has ownership and control, directly or indirectly, of all of the issued and outstanding MVS and 16,391,999, or 7.2%, of the SVS (on a post-consolidation basis). As a result, as of December 31, 2025, Mr. Boris Jordan controls, directly or indirectly, approximately 70% of the total voting power attached to the issued and outstanding SVS and MVS and exercises a significant influence over the Company, its subsidiaries and its financially controlled entities. The SVS are entitled to one vote per share and the MVS are entitled to fifteen votes per share. The concentrated control through the MVS could delay, defer, or prevent a change of control of the Company, an arrangement involving the Company or a sale of all of substantially all of the Company’s assets that the Company’s other shareholders support. Conversely, this concentrated control could allow the holders of the MVS to consummate such a transaction that the Company’s other shareholders do not support. In addition, the holders of MVS may make long-term strategic investment decisions and take risks that may not be successful and may seriously harm the Company’s business.
Sales of Substantial Amounts of SVS
Sales of a substantial number of SVS in the public market could occur at any time either by existing holders of SVS or by holders of the MVS that are convertible into SVS. These sales, or the market perception that the holders of a large number of SVS or MVS intend to sell SVS, could reduce the market price of the SVS. If this occurs and continues, it could impair the Company’s ability to raise additional capital through the sale of securities or make acquisitions the consideration of which would be partly or entirely paid in securities of the Company, which may impact the Company’s financial condition or growth strategy.
Volatility of the Market Price for the SVS
The market price for the SVS may be volatile and subject to wide fluctuations in response to numerous factors, many of which will be beyond the Company’s control, including, but not limited to, the following: (i) actual or anticipated fluctuations in its quarterly results of operations; (ii) recommendations by securities research analysts; (iii) changes in the economic performance or market valuations of companies in the cannabis industry; (iv) additions or departures of the Company’s executive officers and other key personnel; (v) release or expiration of transfer restrictions on its issued and outstanding shares; (vi) regulatory changes affecting the cannabis industry generally and the Company’s business and operations; (vii) announcements by the Company and its competitors of developments and other material events; (viii) fluctuations in the costs of vital production materials and services; (ix) changes in global financial markets and global economies and general market conditions, such as inflation, interest rates and product price volatility, as well as health crisis, severe weather events, or armed conflicts; (x) significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving the Company or its competitors; (xi) operating and share price performance of other companies that investors deem comparable to the Company or from a lack of market comparable companies; (xii) false or negative reports issued by individuals or companies who have taken aggressive short sale positions; and (xiii) news reports relating to trends, concerns, technological or competitive developments, regulatory changes and other related issues in the Company’s industry or target markets. Financial markets have experienced significant price and volume fluctuations that have affected the market prices of equity securities of companies and that have often been unrelated to the operating performance, underlying asset values or prospects of those companies. Accordingly, the market price of the SVS may decline even if the Company’s results of operations, underlying asset values or prospects have not changed. These factors, as well as other related factors, may cause decreases in asset values that are deemed to be other than temporary, which may result in impairment losses. There can be no assurance that continuing fluctuations in price and volume will not occur. If such increased levels of volatility and market turmoil continue, the Company’s operations could be adversely impacted, and the trading price of the SVS may be materially adversely affected.
Liquidity Risks with the SVS
The SVS are currently listed and posted for trading on the TSX and are quoted on the OTCQX. The Company cannot predict at what prices the SVS will continue to trade, and there is no assurance that an active trading market will be sustained. The liquidity of any market for the SVS will depend on a number of factors, including, but not limited to, the number of shareholders, the Company’s operating performance and financial condition, the market for similar securities, the extent of coverage by securities or industry analysts, and the interest of securities dealers in trading the SVS. The SVS do not currently trade on any U.S. national securities exchange. In the event SVS begin trading on any U.S. national securities exchange, the Company cannot predict at what prices the SVS will trade and there is no assurance that an active trading market will develop or be sustained. There is a significant liquidity risk associated with an investment in the SVS. Trading in securities quoted on the OTC Markets is often thin and characterized by wide fluctuations in trading prices, due to many factors, some of which may have little to do with the Company’s financial results, operations or business prospects. This volatility could depress the market price of SVS for reasons unrelated to operating performance or financial results. Moreover, the OTC Markets is not a U.S. national securities exchange, and trading of securities quoted on the OTC Markets is often more sporadic than the trading of securities listed on a U.S. national securities exchange like the Nasdaq or the NYSE. These factors may result in investors having difficulty reselling SVS on the OTC Markets.
If securities or industry analysts do not publish or cease publishing research or reports or publish misleading, inaccurate or unfavorable research about the Company, its business or its market, its stock price and trading volume could decline. The trading market for the Company’s SVS will be influenced by the research and reports that securities or industry analysts publish about the Company, its business, its market or its competitors. If no or few securities or industry analysts cover the Company, the trading price and volume of its shares would likely be negatively impacted. If one or more of the analysts who cover the Company downgrades its shares or publishes inaccurate or unfavorable research about its business, or provides more favorable relative recommendations about the Company’s competitors, its stock price would likely decline. If one or more of these analysts ceases coverage of the Company or fails to publish reports on the Company regularly, demand for its shares could decrease, which could cause its stock price or trading volume to decline. The market for the SVS may be limited for holders of the Company’s securities who live in the U.S. Given the heightened risk profile associated with cannabis in the U.S., capital markets participants may be unwilling to assist with the settlement of trades for U.S. resident securityholders of companies with operations in the U.S. cannabis industry, which may prohibit or significantly impair the ability of securityholders in the U.S. to trade the Company’s securities. In the event residents of the U.S. are unable to settle trades of its securities, this may affect the pricing of such securities in the secondary market, the transparency and availability of trading prices and the liquidity of these securities. Shareholders have little or no rights to participate in the Company’s business affairs. With the exception of the limited rights of shareholders under applicable Canadian laws, the day-to-day decisions regarding the management of the Company’s affairs will be made exclusively by its board of directors and officers. The Company’s shareholders will have little or no control over the Company’s future business and investment decisions, its business, and affairs, including the selection and investment in licensees, dispensaries, cultivation operations and real estate. The Company may also retain consultants, advisors and agents to provide various services to the Company, over which the shareholders will have no control. There can be no assurance that the Company’s board of directors, officers, advisors or agents will effectively manage and direct its affairs.

Tax Risks
Application of Section 280E of the Code
Section 280E of the Internal Revenue Code, of 1986, as amended (the "Code"), prohibits businesses from deducting certain expenses for U.S. federal income tax purposes associated with trafficking controlled substances (within the meaning of Schedule I and II of the CSA). The IRS has historically invoked Section 280E in tax audits against various cannabis businesses in the U.S. that are permitted under applicable state laws. Although the IRS issued a clarification allowing the deduction of certain expenses, the scope of such items is generally interpreted narrowly, and the bulk of operating costs and general administrative costs are not permitted to be deducted. Starting in the quarter ended June 30, 2024, the Company has taken the position that Section 280E does not apply to any of its business, including its US operations engaged in the production and sale of “marijuana” under U.S. Federal Law (the “Section 280E Position”). This is contrary to previous positions taken by the Company in its historical tax filings with respect to its U.S. cannabis operations. On June 28, 2024, the IRS confirmed that it continues to consider Section 280E to apply to businesses that engage in the U.S. cannabis business, even if such businesses are state-licensed. The IRS further indicated that it intends to challenge refund claims by taxpayers claiming that Section 280E does not apply to such operations. On April 23, 2026, the IRS announced that it will be issuing guidance to address the federal tax consequences of the rescheduling of FDA-approved cannabis products and cannabis which is regulated by a state medical cannabis license. The IRS has stated that it expects the rescheduling to have significant positive tax consequences for businesses in the medical cannabis industry. Notwithstanding the foregoing, the Company believes there is a great likelihood that the IRS will audit the income tax returns of cannabis-related businesses due to its Section 280E Position. The Company has recorded a significant uncertain tax position based upon its challenge of the applicability of Section 280E in determining the Company’s income tax liability, and the Company filed refund claims for tax years 2020 and 2022 based on the non-application of Section 280E and has reported as a non-Section 280E taxpayer for tax year 2023 and going forward. The Company believes that it is reasonably possible that its Uncertain tax position liability will continue to increase over the next 12 months, as the Company cannot be certain that it will prevail in its dispute with the IRS regarding the inapplicability of Section 280E. Should the Company not prevail, the Company would become liable to settle its Uncertain tax position plus any additional interest and penalties charged by the IRS or other applicable state tax jurisdictions, which could have a material adverse effect on the Company’s business, results of operations, financial condition and prospects.
Changes in Tax Law
There can be no assurance that the Canadian, European, and U.S. federal income tax treatment of the Company or an investment in the Company will not be modified, prospectively or retroactively, by legislative, judicial or administrative action, in a manner adverse to the Company or shareholders. In recent years, many changes to U.S. federal income tax laws have been proposed and made, and additional changes to U.S. federal income tax laws are likely to continue to occur in the future. The U.S. Congress is currently considering numerous items of legislation which may be enacted prospectively or with retroactive effect, which legislation could adversely impact the Company’s financial performance and the value of shares of the Company’s SVS. For example, on July 4, 2025, the President of the United States signed into law a new tax bill commonly referred to as “One Big Beautiful Bill Act” which may affect the U.S. federal income tax considerations applicable to certain holders of the Company’s SVS. The proposed legislation remains subject to change, and its impact on the Company and purchasers of its SVS is uncertain. Investors should consult their own tax advisors regarding the potential application of the proposed legislation with respect to their ownership of Company SVS.
Dividends on the SVS may be subject to Canadian and/or U.S. withholding tax
It is unlikely that the Company will pay any dividends on the SVS in the foreseeable future. However, the gross amount (without reduction for Canadian tax withholding) of any dividends received by shareholders who are residents of Canada for purposes of the Income Tax Act will be subject to U.S. withholding tax. Any such dividends may not qualify for a reduced rate of withholding tax under the Canada-U.S. tax treaty. In addition, a foreign tax credit or a deduction in respect of foreign taxes may not be available. Dividends received by U.S. shareholders will not be subject to U.S. withholding tax but will be subject to Canadian withholding tax. Dividends paid by the Company will be characterized as U.S. source income for purposes of the foreign tax credit rules under the Code. Accordingly, U.S. shareholders generally will not be able to claim a credit for any Canadian tax withheld unless, depending on the circumstances, they have an excess foreign tax credit limitation due to other foreign source income that is subject to a low or zero rate of foreign tax. Dividends received by shareholders that are neither Canadian nor U.S. shareholders will be subject to U.S. withholding tax (at the gross amount, without reduction for any deduction for any Canadian or other tax withholding) and will also be subject to

Canadian withholding tax. These dividends may not qualify for a reduced rate of U.S. withholding tax under any income tax treaty otherwise applicable to a shareholder of the Company, subject to examination of such relevant treaty. These dividends may, however, qualify for a reduced rate of Canadian withholding tax under any income tax treaty otherwise applicable to a shareholder of the Company, subject to examination of such relevant treaty.
There can be no assurance that the Company will be able to make returns to shareholders in a tax efficient manner
The Company will endeavor to establish a tax efficient structure for its operations. The Company has made certain assumptions regarding taxation as part of this planning and existing work to structure the business. However, if these assumptions are not correct, taxes may be imposed with respect to the Company’s assets, or the Company may be subject to tax on its income, profits, gains or distributions (either on a liquidation and dissolution or otherwise) in a particular jurisdiction or jurisdictions in excess of taxes that were anticipated. This could alter the post-tax returns for shareholders (or shareholders in certain jurisdictions). Any change in laws or tax authority practices could also adversely affect any post-tax returns of capital to shareholders or payments of dividends, if any. In addition, the Company may incur costs in taking steps to mitigate any such adverse effects on the post-tax returns for shareholders.
Recent Federal Hemp Amendments may significantly impact competition from hemp products faced by the Company’s state-licensed business
Since the 2018 Farm Bill, the Company has faced significant and increasing competition from intoxicating products derived from “hemp”, which were made legal under federal law by the 2018 Farm Bill. These products are subject to little to no regulation and are not subject to special federal and state tax burdens. On November 12, 2025, Congress enacted the Hemp Amendments, further amending the federal definition of “hemp” and establishing a revised federal regulatory framework governing hemp-derived cannabinoid products. The Hemp Amendments are scheduled to come into effect on November 12, 2026. The Hemp Amendments fundamentally narrow the definition of hemp and will result in most of the available intoxicating hemp-derived products on the market being classified as Schedule I controlled substances. Consequently, on December 30, 2025, the Company made the decision to wind down its own hemp-derived THC product line. While the Hemp Amendments should significantly reduce competition the Company’s state-licensed business faces from intoxicating hemp-derived products, interested parties are lobbying to postpone, to amend or to cancel the Hemp Amendments. Therefore, despite the Hemp Amendments, it is possible that the Company will continue to face significant competition from intoxicating hemp products and may need to further revise its approach with respect to this category of products.
Risks Related to the Arrangement
The following risk factors relate to the Company’s proposed arrangement (the “Arrangement”) under Section 288 of the Business Corporations Act (British Columbia) on the terms set forth in the plan of arrangement (the “Plan of Arrangement”) involving, among other things, the continuation of the Company out of British Columbia, Canada to the State of Delaware in the United States (the “Continuance”), as disclosed in the Management Information Circular dated May 7, 2026 for the annual general and special meeting of the shareholders held on June 22, 2026 (the “Circular”). A copy of the Plan of Arrangement is attached as Appendix E to the Circular.
The Company may fail to realize the perceived benefits of the Arrangement.
The Company is pursuing the Arrangement, including the Continuance, because it believes that the Arrangement will be beneficial to the Company’s business and operations, the shareholders and other stakeholders. The success of the Arrangement will depend, in part, on the ability of the Company to realize the anticipated benefits associated with the Arrangement, including the Continuance and related U.S. domestication in the State of Delaware. There can be no guarantee that the expected benefits of the Arrangement will materialize.
The Company will incur non-recurring costs related to the Arrangement.
The Company has incurred, and expects to incur a number of non-recurring costs associated with the Arrangement. There can be no assurance that the actual costs will not exceed those estimated and the actual completion of the Arrangement may result in additional and unforeseen expenses. In addition, the Company will incur legal, accounting and other professional services fees and other costs related to the Arrangement. Some of these costs will be payable whether or not the Arrangement is completed. While it is expected that benefits of the Arrangement, including the Continuance, achieved by the Company will offset these transaction costs over time, this net benefit may not be achieved in the short-term or at all, particularly if the Arrangement is delayed or does not happen at all. In addition, the Company may incur increased compliance costs arising from complying with both the U.S. and Canadian, ongoing reporting and disclosure regimes. These combined factors could adversely affect the business, operating profit and overall financial condition of the Company.
Management distraction in connection with the Arrangement could have an adverse effect on the Company’s business.
Management of the Company anticipates that benefits will result from the completion of the Arrangement and the implementation of the Continuance and related U.S. domestication in the State of Delaware. However, the Company and its management have devoted and will continue to be required to devote significant attention and resources to effecting the completion of the Arrangement and associated reorganization of the Company’s corporate structure. There is a risk that the challenges associated with managing these various initiatives will result in management distraction and that consequently the underlying businesses will not perform in line with expectations.
The rights of shareholders under U.S. Law may differ from the rights of shareholders under Canadian Law.
If the Arrangement is completed, the Company’s shareholders (other than dissenting shareholders) will become stockholders of Curaleaf Holdings Delaware, as defined in the Circular, upon the effective date of the Arrangement. The rights of the shareholders will be governed by the Certificate of Incorporation and the Bylaws of Curaleaf Holdings Delaware following the Effective Date, copies of which are appended as Schedule B and Schedule C, respectively, to the Plan of Arrangement, itself appended as Exhibit E to the Circular. The rights of shareholders under U.S law may differ from the rights of shareholders under Canadian law and the British Columbia British Corporations Act (the "BCBCA") and the enforcement of such rights may involve different considerations and may be more difficult than would be the case if the Company had been incorporated in Canada. See “Matters to be Voted at the Meeting – The Arrangement and the Continuance – Details of the Arrangement and Continuance – Comparison of Shareholders’ Rights Under British Columbia and Delaware Law” in the Circular for further details.
The Company may be the target of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Arrangement from being completed.
Even if the securities class actions or derivative lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the U.S. domestication by the Company, then that injunction may delay or prevent the Arrangement, including the Continuance, from being completed. Moreover, any litigation could be time consuming and expensive and could divert the Company’s management’s attention away from their regular business.
Enforcement of Rights Against the Company in Canada.
The Company will be located outside of Canada and, following the effective time of the Arrangement, all of its directors, officers and experts are expected to reside outside of Canada. Accordingly, it may not be possible for Canadian shareholders to effect service of process within Canada upon the Company or its directors, officers or experts, or to enforce judgments obtained in Canadian courts against the Company or its directors, officers or experts.
ITEM 1B. UNRESOLVED STAFF COMMENTS
None.

ITEM 1C. CYBERSECURITY
Risk Management and Strategy
We have developed and continue to advance a cybersecurity risk management program designed to identify, assess, manage and mitigate cybersecurity risks to our information systems, including our enterprise resource planning, point-of-sale, inventory management and employee data systems.
•Risk Assessment. We conduct periodic assessments of cybersecurity threats and vulnerabilities, including technical vulnerability scanning, penetration testing and evaluations by third-party cybersecurity specialists.
•Third-Party Risk Management. We assess the cybersecurity practices of key third-party service providers, including cloud service providers, payment processors and technology vendors, as part of our vendor onboarding and ongoing monitoring processes.
•Incident Response. We maintain a formal Security Incident and Response Policy that establishes a structured, risk-tiered approach to detecting, containing and recovering from cybersecurity incidents. Incidents are classified as critical, high, moderate or low based on their impact on operations, finances and public relations. The policy is tested at least annually to evaluate its sufficiency and effectiveness, and a post-incident root cause analysis is conducted following each security incident.
•Employee Training. We provide cybersecurity awareness training to our employees, including phishing simulations and security awareness programs, on a regular basis.
•Technical Controls. We have implemented technical safeguards including firewalls, endpoint protection, multi-factor authentication and data encryption for sensitive data.
From time to time, we may engage third-party consultants, legal advisors and audit firms to evaluate, test, assess and/or recommend improvements to our risk management systems and cybersecurity practices, as appropriate.
The Company has adopted a Generative Artificial Intelligence Policy that governs the use of AI tools within its operations. During the fiscal year ended December 31, 2025, we are not aware of any cybersecurity incidents that have materially affected or are reasonably likely to materially affect our business, results of operations or financial condition. However, there can be no assurance that our cybersecurity measures will be sufficient to prevent all attacks or breaches. A material future incident could result in significant costs, operational disruptions, regulatory penalties and reputational harm. See also Part I — Item 1A — Risk Factors — General Business Risks. The Company faces risks related to the Company’s information technology systems, and potential cyber-attacks and security breaches.
Governance
Oversight of cybersecurity risk is a component of our overall enterprise risk management framework. Our Board of Directors, through the Audit Committee, exercises oversight responsibility for cybersecurity risk. Management provides the Audit Committee with periodic updates on the state of our cybersecurity program, significant threats and incidents, and the status of risk mitigation initiatives.
At the management level, our Chief Technology Officer is responsible for our overall cybersecurity strategy, policy and risk management. In this capacity, the Chief Technology Officer oversees an Incident Response Team led by the Director of IT Security, which includes the Director of Infrastructure and members of the IT service management team. Following any material incident, an executive summary report is escalated to the Chief Technology Officer, who forwards it to the Chief Legal Officer, Chief Financial Officer and Chief Executive Officer as appropriate. Our management team receives regular reports on cybersecurity risks and incidents, and escalates material matters to the Audit Committee and Board as appropriate.

ITEM 2. PROPERTIES
As of December 31, 2025, we operated the following facilities across our domestic and international operations:

Location	Business Segment	Description of facility
Stamford, Connecticut (1)	Domestic	Corporate headquarters and administrative offices
Scottsdale, Arizona (2)	Domestic	Corporate and administrative offices
Davis, California (1)	Domestic	Corporate and administrative offices
Cutler Bay, Florida (1)	Domestic	Corporate and administrative offices
Wakefield, Massachusetts (1)	Domestic	Corporate and administrative offices
Norwell, Massachusetts (1)	Domestic	Corporate and administrative offices
Amesbury, Massachusetts (1)	Domestic	Corporate and administrative offices
Las Vegas, Nevada (1)	Domestic	Corporate and administrative offices
Albany, New York (1)	Domestic	Corporate and administrative offices
Holbrook, Arizona (1)	Domestic	Cultivation facility
Phoenix, Arizona (1)	Domestic	Cultivation facility
Simsbury, Connecticut (1)	Domestic	Cultivation facility
Mount Dora, Florida (2)	Domestic	Cultivation facility
Mount Dora, Florida (1)	Domestic	Cultivation facility
Litchfield, Illinois (1)	Domestic	Cultivation facility
Webster, Massachusetts (1)	Domestic	Cultivation facility
Taneytown, Maryland (2)	Domestic	Cultivation facility
Biddeford, Maine (1)	Domestic	Cultivation facility
Fargo, North Dakota (1)	Domestic	Cultivation facility
Winslow, New Jersey (1)	Domestic	Cultivation facility
Bellmawr, New Jersey (1)	Domestic	Cultivation facility
Coeymans, New York (1)	Domestic	Cultivation facility
Johnstown, Ohio (2)	Domestic	Cultivation facility
Chambersburg, Pennsylvania (1)	Domestic	Cultivation facility
King of Prussia, Pennsylvania (1)	Domestic	Cultivation facility
Tooele, Utah (1)	Domestic	Cultivation facility
Phoenix, Arizona (1)	Domestic	Manufacturing facility
Fort Pierce, Florida (1)	Domestic	Manufacturing facility
Ocala, Florida (1)	Domestic	Manufacturing facility
Miami, Florida (2)	Domestic	Manufacturing facility
Litchfield, Illinois (1)	Domestic	Manufacturing facility
Auburne, Maine (1)	Domestic	Manufacturing facility
Las Vegas, Nevada (1)	Domestic	Manufacturing facility
Las Vegas, Nevada (1)	Domestic	Manufacturing facility
North Salt Lake, Utah (1)	Domestic	Manufacturing facility
Brampton, Ontario, Canada (1)	International	Corporate and administrative offices
Paderborn, North Rhine-Westphalia, Germany (1)	International	Corporate and administrative offices
Alcochete, Setúbal, Portugal (1)	International	Corporate and administrative offices
Warsaw, Poland (1)	International	Corporate and administrative offices
Wroclaw, Poland (1)	International	Corporate and administrative offices
London, England, United Kingdom (1)	International	Corporate and administrative offices
Sunderland, England, United Kingdom (1)	International	Corporate and administrative offices
Kirkland Lake, Ontario, Canada (1)	International	Manufacturing facility
Paderborn, North Rhine-Westphalia, Germany (1)	International	Manufacturing facility
Alcochete, Setúbal, Portugal (1)	International	Manufacturing facility
Alicante, Spain (1)	International	Manufacturing facility
Sunderland, England, United Kingdom (1)	International	Manufacturing facility
Brampton, Ontario, Canada (1)	International	Manufacturing facility

Brampton, Ontario, Canada (1)	International	Cultivation facility
Kirkland Lake, Ontario, Canada (1)	International	Cultivation facility
Alcochete, Setúbal, Portugal (1)	International	Cultivation facility

(1) Leased land and/or building
(2) Substantially all of our owned real property is pledged as collateral to secure obligations under our senior secured indebtedness. For additional information regarding the Company's debt arrangements and related collateral, see Item 8, Note 16 - Notes Payable for additional information.

We believe our existing facilities are adequate for our current operations and that suitable additional or alternative space would be available on commercially reasonable terms to accommodate planned expansion.
ITEM 3. LEGAL PROCEEDINGS
The Company is involved in claims or lawsuits that arise in the ordinary course of our business. Accruals for claims or lawsuits are provided to the extent that losses are deemed both probable and estimable. Although the ultimate outcome of these matters cannot be ascertained, it is management's opinion that the disposition or ultimate determination of such claims or lawsuits, except as described below, will not have a material effect on our operations and financial results. As of December 31, 2025 and 2024, the Company recognized legal contingencies of $7.6 million and $4.0 million, respectively, presented within "Accrued Expenses" on its consolidated balance sheets.
Hello Farms. In 2020, GR Vending MI, LLC (“GR Vending MI”), prior to its acquisition by the Company, entered into a supply contract with Hello Farms Licensing MI, LLC (“Hello Farms”) (the “Hello Farms Supply Contract”) to acquire the expected output of Hello Farms’ Michigan cultivation facility from the 2020 and 2021 harvests, subject to certain conditions. Additionally, Cura MI, LLC (“Cura MI” and together with GR Vending MI, the “Michigan Entities”) entered into a guaranty agreement (the “Cura MI Guaranty”) with Hello Farms, under which Cura MI guaranteed the performance of GR Vending MI’s payment obligations under the Hello Farms Supply Contract. The Hello Farms Supply Contract was amended and restated in November 2020. Subsequently, GR Vending MI indicated that Hello Farms had failed to perform its obligations under the Hello Farms Supply Contract; and therefore, deemed the contract breached and therefore terminated. In February 2021, Hello Farms sued the Michigan Entities in a state court in Michigan. In March 2021, the case was moved to the U.S. District Court for the Eastern District of Michigan (the “Michigan Eastern District Court”).
A trial was held in January 2025, after which a jury awarded Hello Farms approximately $31.8 million in damages against the Michigan Entities for breach of contract. In May 2025, a judgment was issued awarding a post-filing prejudgment interest of $5.4 million, increasing the total amount to $37.2 million. The Michigan Entities have appealed the ruling to the Sixth Circuit Court of Appeals. Interest will continue to accrue on the total judgment amount until the matter is fully resolved.
Based on the Company's assessment of the likelihood of success on appeal, the estimated accrual as of June 30, 2026 is substantially less than the total potential loss associated with the judgment. If the Company's appeal is unsuccessful, it is reasonably possible the resulting loss could materially exceed the Company's current accrual.
The Michigan Entities, which are consolidated by the Company as VIEs, ceased operations in 2023, do not have any substantial assets and are classified by the Company as discontinued operations. See Item 8, Note 6 — Discontinued Operations for additional information.
IRS Section 280E Dispute and Refund Claims
The Company has filed for tax refunds for the 2020 and 2022 tax years asserting that Section 280E does not apply to its U.S. state-licensed cannabis operations. Additionally, the Company has ceased accruing for Section 280E taxes starting in 2024. The IRS has publicly signaled its intent to challenge such refund claims and positions. Should the IRS prevail in its opposition, the Company may be liable for significant back taxes, interest and penalties. For additional information, see Part I — Item 1A — Risk Factors — Tax Risks and Item 8, Note 23 — Income Taxes for additional information.

Securities Class Action and Other Matters
From time to time, the Company and its directors and officers may be named as defendants in class action lawsuits alleging violations of U.S. federal and state securities laws. When the Company transitions to being U.S. primary filer, the Company may face increased exposure to such litigation. The Company intends to vigorously defend any such claims, but the cost of defense and potential settlements could be substantial.
ITEM 4. MINE SAFETY DISCLOSURES
Not applicable.

PART II
ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES
Market Information
Our SVS are listed on the TSX under the symbol "CURA" and quoted on the OTCQX under the symbol "CURLF." Our SVS are not listed on a U.S. national securities exchange. As a result, there is no active trading market for our SVS on a U.S. exchange, and U.S. investors may experience difficulty selling our SVS because many major U.S. securities clearing firms decline to facilitate transactions in shares of U.S. cannabis-related issuers listed on the TSX. Any over-the-counter market quotations for our SVS reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. Our MVS are not listed or traded on any stock exchange.
Holders
As of July 27, 2026, there were 233,484,263 SVS and 31,323,568 MVS outstanding. Based on the records of our transfer agent as of July 27, 2026 (on a post-consolidation basis), there were approximately approximately 800 holders of record of SVS (on a pre-consolidation basis). Because many of our SVS are held by brokers and other institutions on behalf of beneficial shareholders, the number of beneficial holders is substantially greater than the number of holders of record.
Dividends
We have not paid any dividends on our SVS or MVS and do not anticipate paying dividends on our SVS or MVS in the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board of Directors and will depend on our results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant. Certain of our debt obligations contain restrictions on the payment of dividends.
Stock Performance Graph
The following graph compares the total cumulative return to a shareholder who invested $100 in the SVS of the Company on January 1, 2021, with the cumulative total return of the NASDAQ composite index, the S&P 500 Index and the AdvisorShares Pure US Cannabis ETF (MSOS) index as at the year-end date of the Company for each following year.

Index as at December 31:	2020	2021	2022	2023	2024	2025
Curaleaf Holdings, Inc.	$100	$75	$36	$34	$13	$21
MSOS ETF	100	70	19	19	10	13
S&P 500 Index	100	127	102	127	157	182
NASDAQ Composite	100	121	81	116	150	180
As illustrated in the performance graph above, the Company has underperformed relative to the broader market over the five-year period, similar to other U.S. cannabis companies which are subject to more volatility and uncertainty than other listed-companies operating in different industries and sectors that are included in broader indexes. The performance graph however illustrates that since the inception of the MSOS index, the Company has slightly outperformed other U.S. cannabis companies included in such index.
Recent Sales of Unregistered Securities
Other than as set forth below, there have been no other sales or issuances of unregistered securities of the Company within the period covered by this Annual Report that were not registered under the Securities Act.
•On January 17, 2025, pursuant to a subscription agreement dated as of the same date (the “Bloom Subscription Agreement”), the Company issued an aggregate of 1,427,532 SVS to Eagle Valley Holdings, LLC, a Delaware limited liability company (“Eagle Valley”), Q Business Consulting, LLC, an Arizona limited liability company (“Q Business”) and LBSF, LLC, an Arizona limited liability company (“LBSF” and collectively with Eagle Valley and Q Business, the “Lenders”), allocated among the Lenders as set forth in Exhibit A to the Bloom Subscription Agreement. The issuance was made as consideration for the Lenders’ transfer to the Company of the amended and restated secured promissory note dated December 29, 2023, entered into among the Company, CLF AZ SPV, Inc., the Lenders, Edmond Vartughian, Bloom Master Fund I, LLC, Arizona Natures Wellness, Inc., Zonacare, Inc., Pinal County Wellness Center, Inc. and AZCL1. The SVS issued to the Lenders were not registered pursuant to the Securities Act, and such issuance was made pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act because there were a limited number of Lenders and no sales were made by general solicitation or advertising.
•On November 7, 2021, the Company, Curaleaf, Inc. (together with the Company, the “Parent”), Seacoast Investments Fund I, LLC (the “Seller”), Seacoast Investments Fund II, LLC and Seacoast Investments Fund IV, LLC entered into a membership interest purchase agreement (the “Membership Interest Purchase Agreement”) relating to the Parent’s acquisition from the Seller of interests in Tryke Administrative Services, LLC, Tryke Management Services, LLC and Global Harvest, LLC (the “Tryke Acquisition”). The Tryke Acquisition closed on October 4, 2022, and, pursuant to the terms of the Membership Interest Purchase Agreement, the Parent issued to the Seller, as partial consideration for the Tryke Acquisition, an aggregate of 1,888,890 SVS on the third anniversary of the closing of the Tryke Acquisition on October 4, 2025. The SVS issued to the Seller were not registered pursuant to the Securities Act, and such issuance was made pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act because there were a limited number of Sellers and no sales were made by general solicitation or advertising.
•On April 19, 2024, the Company completed the acquisition of all issued and outstanding shares of NGC via a business combination transaction, deferred consideration for which included an earn-out issuance by the Company of 207,055 SVS on April 11, 2025, based on the achievement of certain operational metrics by NGC in 2024. The SVS issued in connection with the earn-out were not registered pursuant to the Securities Act, and such issuances were made pursuant to the exemption from registration provided by Section 3(a)(10) of the Securities Act because the SVS were issued pursuant to a court approved plan of arrangement in Canada.
•On February 2, 2024, the Company completed the acquisition of all issued and outstanding shares of Can4Med S.A., now known as Curaleaf Poland S.A. (“Curaleaf Poland”) via a business combination transaction, deferred consideration for which included an issuance by the Company of 32,017 SVS on April 14, 2025, based on the achievement of certain operational metrics by Curaleaf Poland. The SVS issued as deferred consideration were not registered pursuant to the Securities Act, and such issuance was made pursuant to the exemption from registration provided by Rule 903 of Regulation S under the Securities Act because the SVS were offered and sold outside the United States in “offshore transactions” as defined in Rule 902 of Regulation S under the Securities Act.

•On 'July 2, 2025, the Company completed the acquisition of the equity stake in Curaleaf International previously held by a single strategic institutional investor, bringing the Company’s stake in Curaleaf International to 100%, partial consideration for which included an issuance by the Company of 2,270,284 SVS on July 2, 2025. The SVS issued as partial consideration were not registered pursuant to the Securities Act, and such issuance was made pursuant to the exemption from registration provided by Rule 903 of Regulation S under the Securities Act because the SVS were offered and sold outside the United States in “offshore transactions” as defined in Rule 902 of Regulation S under the Securities Act.
Issuer Purchases of Equity Securities
None.
ITEM 6. RESERVED
Not applicable.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our Consolidated Financial Statements and related notes included in Item 8 of this Annual Report.
This management discussion and analysis (“MD&A”) of the financial condition and results of operations of Curaleaf Holdings, Inc.. (For the purposes of this MD&A, the terms “Company”, “Curaleaf", “we”, “our” or “us” mean Curaleaf Holdings, Inc. and, unless the context otherwise requires, includes its wholly-owned subsidiaries, majority-owned subsidiaries and legal entities in which it holds a controlling financial interest.) is for the years ended December 31, 2025, 2024, and 2023. It is supplemental to, and should be read in conjunction with, the Company’s consolidated financial statements for the years ended December 31, 2025, 2024, and 2023 and the accompanying notes for each respective period. The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Financial information presented in this MD&A is presented in thousands of United States dollars (“$” or “US$”), unless otherwise indicated.
This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those discussed in Part I — Item 1A — Risk Factors and elsewhere in this Annual Report.
We caution readers not to place undue reliance on any forward-looking statements made by us, which speak only as of the date they are made. We disclaim any obligation, except as specifically required by law and the rules of the U.S. Securities and Exchange Commission (the “SEC”), to publicly update or revise any such statements to reflect any change in our expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements
Overview
The Company is a leading global cannabis company dedicated to developing, manufacturing, and distributing a portfolio of highly sought after cannabis brands for consumers and patients worldwide. As of the fourth quarter of 2025, the Company's cannabis portfolio included ten national and international brands across four primary categories, consisting of flower, pre-rolls, vaporizer cartridges, and edibles.
Our broad multichannel distribution footprint enables us to serve consumers and patients across the United States, Canada, Europe and Australasia. As of December 31, 2025, through our U.S. operations, we make, market, and distribute our brands to consumers and patients in 14 states, through 168 owned and managed retail locations and over 1,300 wholesale partner accounts. Internationally, our brand portfolio is available to medical cannabis patients in 15 countries, headlined by our positions in Germany, the United Kingdom, Poland, and Australasia. Subsequent to year-end, we expanded our U.S. retail footprint to 175 owned and managed locations as of August 5, 2026.
The Company's brands are supported by a vertically integrated platform that allows us to manage the end-to-end supply chain and distribution network in our core markets. The Company's owned cultivation and manufacturing infrastructure, consisting of 17 cultivation sites with approximately 1.5 million square feet of cultivation capacity, ensures the quality, consistency and reliable supply of our branded products. In the U.S., we own and operate a fleet of Curaleaf-branded retail stores that sell our cannabis brands as well as third-party products. In our international markets, we distribute through clinics, pharmacies, and telemedicine platforms. We also complement our distribution model with wholesale partnerships and "asset-light" brand-licensing deals, allowing our brands to reach a wider set of consumers and patients, optimizing market exposure, and strategically managing capital allocation.
The Company's product portfolio includes flower, pre-rolls, vaporizer cartridges, concentrates, topicals, tinctures, edibles and beverages. Domestically, these products are marketed under the Company's national brands, including Select, Grassroots, Find, Dark Heart, Reef, Anthem, Curaleaf, and JAMS. The Company's prominent international brands include Curaleaf, Four20 Pharma, and Huala
Certain amounts reported in the Company's Annual Financial Statements for the years ended December 31, 2023 have been recast to reflect reclassification of Missouri and Hemp-derived THC operations as discontinued operations. Further on June 5, 2026, the Company effected a 1-for-3 reverse stock split of its issued and SVS and MVS. Share amounts, per share amounts, voting rights and equity award information presented in the Company's Annual Financial Statements have been retroactively adjusted to reflect the reverse stock split for all periods presented. For further details, see Item 8, Note 2 — Basis of presentation and consolidation.
Results of Operations
The following table sets forth the Company’s selected consolidated financial results for the periods, and as of the dates, indicated. The (i) consolidated statements of operations for the years ended December 31, 2025, 2024, and 2023 and (ii) consolidated balance sheet as of December 31, 2025 and 2024 have been derived from, and should be read in conjunction with the consolidated financial statements and accompanying notes presented in Item 8 of this Annual Report on Form 10-K.

(in thousands, except shares and per share amounts)

	Years Ended December 31,			2025 vs. 2024		2024 vs. 2023
	2025	2024	2023	$	%	$	%
Revenues, net:
Retail revenues	$922,582	$1,032,762	$1,096,174	(110,180)	(11)%	(63,412)	(6)%
Wholesale revenues	332,239	295,569	234,646	36,670	12%	60,923	26%
Management fee income	13,314	5,968	5,555	7,346	123%	413	7%
Total revenues, net	1,268,135	1,334,299	1,336,375	(66,164)	(5)%	(2,076)	—%
Cost of goods sold	637,113	693,522	726,794	(56,409)	(8)%	(33,272)	(5)%
Gross profit	631,022	640,777	609,581	(9,755)	(2)%	31,196	5%
Gross profit margin	50%	48%	46%	+2 pp		+2 pp
Total operating expenses	605,572	616,034	569,564	(10,462)	(2)%	46,470	8%
Income from continuing operations	25,450	24,743	40,017	707	3%	(15,274)	(38)%
Total other expense, net	(103,664)	(138,101)	(169,488)	34,437	(25)%	31,387	(19)%
Loss before income taxes	(78,214)	(113,358)	(129,471)	35,144	(31)%	16,113	(12)%
Provision for income taxes	(123,689)	(98,251)	(113,174)	(25,438)	26%	14,923	(13)%
Net loss from continuing operations	(201,903)	(211,609)	(242,645)	9,706	(5)%	31,036	(13)%
Net loss from discontinued operations	(26,250)	(10,398)	(47,692)	(15,852)	152%	37,294	(78)%
Net loss	(228,153)	(222,007)	(290,337)	(6,146)	3%	68,330	(24)%
Less: Net income (loss) attributable to non-controlling interest	2,917	(6,584)	(9,140)	9,501	(144)%	2,556	(28)%
Net loss attributable to Curaleaf	$(231,070)	$(215,423)	$(281,197)	$(15,647)	7%	$65,774	(23)%
Net loss per share (basic & diluted)(1)	$(1.07)	$(0.96)	$(1.17)	$(0.11)	11%	$0.21	(18)%
Weighted avg. shares outstanding	254,030,317	246,941,700	241,374,965

(1) See Note 24 - Earnings per share for the calculation of net loss per share.
Year Ended December 31, 2025 Compared to the Year Ended December 31, 2024
Revenues, Net
Total revenues, net for the year ended December 31, 2025 were $1,268.1 million, a decrease of $66.2 million, or 5%, compared to $1,334.3 million for the year ended December 31, 2024. Retail revenues declined 11% to $922.6 million, mostly driven by price compression, while wholesale revenues grew 12% to $332.2 million, reflecting continued growth in our B2B distribution strategy. See Item 7 - Segment Results.
Cost of Goods Sold and Gross Profit
Cost of goods ("COGS") sold for the year ended December 31, 2025 was $637.1 million, or 50% of Total revenues, net, compared to $693.5 million, or 52% of Total revenues, net, for the year ended December 31, 2024, a decrease of $56.4 million, or 8%.

Domestically, COGS as a percentage of revenues improved to 49% from 51%, driven by cultivation yield improvements, increased production efficiencies and the identification of underperforming assets for closure or partial abandonment.
Internationally, COGS as a percentage of revenues improved to 55% from 58%, reflecting efficiency gains from improved facility utilization and overhead absorption, partially offset by increased labor requirements and capacity expansion.
Gross profit was $631.0 million, or 50% of Total revenues, net, compared to $640.8 million, or 48%, for 2024. The 200 basis points margin expansion reflects the operational improvements described above, partially offset by the impact of lower domestic revenue volumes on fixed cost absorption.
Total Operating Expenses
Total operating expenses decreased $10.5 million, or 2%, to $605.6 million. The primary driver was a $30.4 million decrease in Depreciation and amortization, reflecting the non-recurrence of accelerated amortization charges recognized in 2024 related to certain finance lease right-of-use assets. Sales and marketing declined $1.4 million from targeted cost-optimization efforts.
Partially offsetting these decreases were: (i) a $10.0 million increase in Share-based compensation, attributable to higher performance achievement and modified performance targets for outstanding PSUs; (ii) a $5.2 million increase in Rent and occupancy from incremental lease costs supporting our expanding global footprint and accelerated amortization of operating lease ROU assets associated with underperforming properties; (iii) a $1.7 million increase in Office supplies and services from strategic technology investments, including new point-of-sale and reporting systems; (iv) a $1.1 million increase in other operating expense from bad debt expense primarily due to higher write offs and expected credit loss provisions resulting from increased customer credit risk, and aging wholesale receivables, partially offset by decreased board director fees due to board reduction of 2 members and compensation changes; and (v) a $1.0 million increase in travel from elevated travel activity supporting wholesale initiatives and international collaboration.
Total Other Expense, Net
Total other expense, net decreased $34.4 million, or 25%, to $103.7 million. The primary driver was a $45.2 million decrease in Impairment loss, reflecting the non-recurrence of a significant 2024 charge triggered by the failure of the adult-use ballot initiative in Florida and the related strategic reassessment of our cultivation footprint. 2025 also benefited from a $5.3 million favorable swing in foreign currency exchange rates.
These improvements were partially offset by: (i) a $7.7 million unfavorable swing from a gain on disposal of assets in 2024 to a loss on disposal of assets in 2025; and (ii) a $7.0 million unfavorable swing from a gain on investments in 2024 related to favorable remeasurements of acquisition-related contingent consideration related to NGC and EMMAC and gains on the settlement of deferred consideration associated with the Tryke acquisition and (iii) a $2.8 million increase in interest expense related to lease liabilities and financial obligations from additions of failed sale and leaseback arrangements during the year primarily in Florida, New Jersey and Pennsylvania.
Provision for Income Taxes
We recorded a provision for income taxes of $123.7 million for the year ended December 31, 2025, an increase of $25.4 million, or 26%, compared to $98.3 million for the year ended December 31, 2024. The increase was primarily driven by a $17.5 million expense related to one-time deferred benefits in 2024 and higher taxes in separate filing states; $13.9 million increased UTP liability and interest accruals; partially offset by $9.6 million lower tax expense attributable to increased pre-tax loss.
See Item 8, Note 23 — Income Taxes and Item 3 — Legal Proceedings.
Net Loss from Continuing Operations
Net loss from continuing operations for the years ended December 31, 2025 and 2024 was $201.9 million and $211.6 million, respectively, a decrease of $9.7 million. The drivers of the change in Net loss from continuing operations during the year ended December 31, 2025 are correlated with the aggregate net impact of the aforementioned factors discussed in the “Results of Operations” section of this MD&A.

Net Loss from Discontinued Operations
Net loss from discontinued operations was $26.3 million and $10.4 million for the years ended December 31, 2025 and 2024, respectively, an increase of $15.9 million. On December 31, 2025, management approved plans to discontinue our Hemp-derived THC and Missouri operating segments. Financial results for both segments have been reclassified as discontinued operations for all periods presented. See Item 8, Note 6 — Discontinued Operations.
Year Ended December 31, 2024 Compared to the Year Ended December 31, 2023
Revenues, Net
Total revenues, net for the year ended December 31, 2024 were $1,334.3 million, a decrease of $2.1 million, or less than 1%, compared to $1,336.4 million for the year ended December 31, 2023. Retail revenues declined 6% to $1,032.8 million, while wholesale revenues grew 26% to $295.6 million, reflecting continued growth in our B2B distribution strategy.
Domestic revenues declined $46.6 million, or 4%, to $1,228.7 million, driven primarily by increased competition, oversaturation in certain markets and pricing pressures in select states. Partially offsetting this decline was the favorable impact of the commencement of adult use sales in Ohio and New York in 2024 along with significant growth in the Company’s wholesale operations, as it strategically expanded its brand presence within select states, as well as the Company’s efforts to refine and optimize margins, product mix and cashflow.
International revenues grew $44.5 million, or 73% to $105.6 million, primarily due to rising demand in Germany and the U.K. International wholesale revenues grew 70% to $63.1 million. International retail (pharmacy) revenues grew 81% to $38.0 million. Management fee income grew 51% to $4.4 million.
Cost of goods sold
Cost of goods sold for the year ended December 31, 2024 was $693.5 million, a decrease of $33.3 million, or 5%, compared to Cost of goods sold of $726.8 million for the year ended December 31, 2023.
In 2024 the Company improved utilization of its production facilities, as compared to 2023, during which the Company’s focus on reducing its inventory levels resulted in lower production and decreased utilization of its production facilities. In 2024, the Company also invested in the modernization of several cultivation facilities, resulting in improved yields and a reduction in the Company’s grow canopy requirements. These improvements combined with the failure of the November 2024 Florida ballot initiative to legalize adult use cannabis prompted the Company to reassess its cultivation capacity by state. As a result, the Company’s Cost of goods sold for 2024 was positively impacted by the identification of assets for closure, partial abandonment or a halt in ongoing construction.
Gross profit
For the year ended 2024, gross profit was $640.8 million, or 48% of Total revenues, net, compared to $609.6 million, or 46%, for 2023. The 200 basis points margin expansion reflects the operational improvements described above, partially offset by the impact of lower domestic revenue volumes on fixed cost absorption.
Total Operating Expenses
Total operating expenses for the year ended December 31, 2024 was $616.0 million, an increase of $46.5 million, or 8%, compared to $569.6 million in 2023. The increase in Total operating expenses was primarily attributable to the Company’s organic and acquisitive growth in both its retail and wholesale operations during 2024, which increased the Company’s in-service property and equipment depreciation $31.6 million, salaries and benefits $21.5 million, share-based compensation $5.7 million, rent and facility expenses $5.4 million, branding and marketing spend $3.4 million, and lobbying costs $2.7 million.
Partially offsetting these aforementioned factors was the non-recurrence of certain unique transactions that commenced or were consummated during 2023 $22.3 million, and improved collections efforts during 2024 $2.3 million.

Total operating expenses represented 46% and 43% of Total revenues, net for the years ended December 31, 2024 and 2023, respectively.
Total Other Expense, Net
Total other expense, net decreased $31.4 million, or 19%, to $138.1 million. Total other expense, net decreased primarily due to one-time impairment losses that the Company recognized in the year ended December 31, 2024 which were related to planned closures and retirement of excess and/or obsolete facilities and equipment $41.4 million, compared to the year ended December 31, 2023, which were driven by the Company’s discontinuation of certain operations $67.1 million. During 2024, the Company realized gains from asset disposals compared to 2023, during which the Company’s asset disposals generated losses $11.2 million.
In addition, the Company recognized acquisition-related gains from the settlement of its deferred consideration obligation incurred with its acquisition of Tryke Companies (dba Reef Dispensaries) (“Tryke”) and the revaluation of its outstanding contingent consideration obligations $4.7 million. Total other expense, net was burdened by higher Interest expense during 2024, driven by debt financings the Company consummated in 2024 $0.4 million. This was partially offset by increased litigation settlements in the year ending December 31, 2024 $2.5 million.
Provision for Income Taxes
We recorded a Provision for income taxes of $98.3 million for the year ended December 31, 2024, a decrease of $14.9 million, or 13%, compared to $113.2 million for the year ended December 31, 2023. The decrease in Provision for income taxes was primarily due to a reduction in tax rates in certain jurisdictions; receipt of prior year refunds in certain state jurisdictions; and new state jurisdictions adopting non-280E positions..
Net Loss from Continuing Operations
Net loss from continuing operations for the years ended December 31, 2024 and 2023 was $211.6 million and $242.6 million, respectively, a decrease of $31.0 million. The drivers of the change in Net loss from continuing operations during the year ended December 31, 2024 are correlated with the aggregate net impact of the aforementioned factors discussed in the “Results of Operations” section of this MD&A.
Net Loss from Discontinued Operations
Net loss from discontinued operations was $10.4 million and $47.7 million for the years ended December 31, 2024 and 2023, respectively, an decrease of $37.3 million primarily due to the wind down of the discontinued operations. See Item 8, Note 6 — Discontinued Operations.
Segment Results
We have two reportable operating segments: (i) Domestic operations and (ii) International operations. The following tables present revenues, net by segment for the years ended December 31, 2025, 2024, and 2023:
Domestic Operations

(in thousands, except shares and per share amounts)

	Years Ended December 31,			2025 vs. 2024		2024 vs. 2023
	2025	2024	2023	$	%	$	%
Retail revenues	$868,732	$994,715	$1,075,103	$(125,983)	(13)%	$(80,388)	(7)%
Wholesale revenues	226,334	232,491	197,640	(6,157)	(3)%	34,851	18%
Management fee income	591	1,543	2,625	(952)	(62)%	(1,082)	(41)%
Total revenues, net — Domestic	$1,095,657	$1,228,749	$1,275,368	$(133,092)	(11)%	$(46,619)	(4)%
International Operations

(in thousands, except shares and per share amounts)

Years Ended December 31,	2025 vs. 2024	2024 vs. 2023

	2025	2024	2023	$	%	$	%
Retail revenues	$53,850	$38,047	$21,071	$15,803	42%	$16,976	81%
Wholesale revenues	105,905	63,078	37,006	42,827	68%	26,072	70%
Management fee income	12,723	4,425	2,930	8,298	188%	1,495	51%
Total revenues, net — International	$172,478	$105,550	$61,007	$66,928	63%	$44,543	73%
Year Ended December 31, 2025 Compared to the Year Ended December 31, 2024
Domestic revenues declined $133.1 million, or 11%, to $1,095.7 million, driven primarily by heightened retail competition and new market entrants, which contributed to market saturation, lower transaction volumes and increased promotional activity causing pricing compression. These headwinds were partially offset by organic expansion in Florida and Ohio. Domestic retail revenues declined 13% to $868.7 million, while domestic wholesale revenues decreased 3% to $226.3 million.
International revenues increased $66.9 million, or 63%, to $172.5 million. International wholesale revenues grew 68% to $105.9 million, driven by sales of cannabis flower in Germany during the first half of 2025 and favorable product mix shifts toward higher-margin products. International retail (pharmacy) revenues grew 42% to $53.9 million, supported by increased patient counts and pharmacy demand in the United Kingdom. Management fee income grew 188% to $12.7 million.
Year Ended December 31, 2024 Compared to the Year Ended December 31, 2023
Domestic revenues declined $46.6 million, or 4%, to $1,228.7 million, driven primarily by the Company’s efforts to refine and optimize margins, product mix and cashflow as well as increased competition, oversaturation in certain markets and pricing pressures in select states. Partially offsetting this decline was the favorable impact of the commencement of adult use sales in Ohio and New York in 2024 along with significant growth in the Company’s wholesale operations, as it strategically expanded its brand presence within select states.
International revenues grew $44.5 million, or 73% to $105,550, primarily due to rising demand in Germany and the U.K. International wholesale revenues grew 70% to $63.1 million. International retail (pharmacy) revenues grew 81% to $38.0 million. Management fee income grew 51% to $4.4 million.
Non-GAAP Measures
Adjusted EBITDA is a non-GAAP financial measure, and Adjusted EBITDA Margin is a non-GAAP financial ratio, and such measure and ratio do not have standardized definitions under GAAP. A reconciliation of the supplemental non-GAAP financial measure to the most directly comparable financial measure calculated and presented in accordance with GAAP is presented below and in Item 1, Note 25 — Segment reporting. The Company has provided the non-GAAP financial measure and ratio, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP. These supplemental non-GAAP financial measure and ratio are presented because management has evaluated the financial results both including and excluding the adjusted items and believes that the supplemental non-GAAP financial measure and ratio presented provide additional perspective and insights when analyzing the core operating performance of the business. These supplemental non-GAAP financial measure and ratio should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented. The Company defines such non-GAAP financial measure and ratio as follows:
“Adjusted EBITDA” is defined as earnings before interest, taxes, depreciation and amortization, adjusted for share-based compensation expense and other adjustments related to restructuring costs, adult use campaign and political initiatives, as well as acquisition, transaction and other non-recurring costs.
“Adjusted EBITDA Margin” is defined as Adjusted EBITDA divided by total revenue.

	Year ended December 31,
	2025	2024	2023
Net loss	$(228,153)	$(222,007)	$(290,337)
Less: Net loss from discontinued operations	(26,250)	(10,398)	(47,692)
Net loss from continuing operations	(201,903)	(211,609)	(242,645)
Interest expense, net	100,166	99,840	100,359
Provision for income taxes	123,689	98,251	113,174
Depreciation and amortization	196,606	231,460	195,593
Share-based compensation	35,736	25,696	20,010
Loss on impairment	9,080	54,245	67,076
Total other income, net	(5,582)	(15,984)	2,053
Other adjustments(1)	16,882	21,386	44,539
Adjusted EBITDA	$274,674	$303,285	$300,159
Adjusted EBITDA Margin	22%	23%	22%

(1) Other adjustments for the year ended December 31, 2025 primarily include costs related to restructuring costs $3.3 million, adult use campaign and political initiatives $2.7 million as well as acquisition, transaction, and other non-recurring costs $10.9 million. Other adjustments for the year ended December 31, 2024 primarily include restructuring costs $9.0 million as well as acquisition, transaction, and other non-recurring costs $12.4 million. Other adjustments for the year ended December 31, 2023 primarily include restructuring costs $14.1 million as well as acquisition, transaction, and other non-recurring costs $30.4 million.

Liquidity and Capital Resources
The Company's primary sources of liquidity are cash flows from operations and, to a lesser extent, proceeds from asset sales and borrowings under our credit facilities. Our primary uses of cash are working capital requirements, capital expenditures, debt service and lease obligations. We expect that cash on hand together with anticipated cash flows from operations and financing activities will be sufficient to meet our capital requirements and operational needs over the next 12 months.
Working Capital
Working capital is defined as current assets minus current liabilities. As of December 31, 2025, we had positive working capital of $154.3 million compared to positive working capital of $46.4 million as of December 31, 2024. Cash and cash equivalents (including restricted cash) were $89.2 million and $93.0 million as of December 31, 2025 and 2024, respectively. The $107.9 million increase in working capital was driven primarily by the conversion of current notes payable to long-term Senior Secured Notes – 2027, settlement of certain contingent and deferred consideration obligations, and ongoing strategic cash management. For further details, see Item 1A. Risk Factors, Item 8, Note 16 — Notes payable and Note 30 — Subsequent events.
Outstanding Debt Obligations
As of December 31, 2025, our material outstanding debt obligations were as follows:

Credit Facility	Outstanding Balance	Maturity Date
Senior Secured Notes – 2026(1)	$456,815	December 15, 2026
Senior Secured Notes – 2027	56,597	December 17, 2027
Amended Needham LOC(1)	21,910	October 10, 2026
ABL Facility	12,000	August 25, 2026
Seller note payable	4,093	December 1, 2036
Other notes payable	3,308	Various
Total notes payable	$554,723

(1) In February 2026, we closed a $500 million private placement of Senior Secured Notes due February 18, 2029 (the "Senior Secured Notes – 2029"). Net proceeds were used to repay in full the Senior Secured Notes – 2026. The maturity date of the Amended Needham LOC was simultaneously extended to February 18, 2029. See Item 8, Note 16 — Notes Payable and Note 29 — Subsequent Events.

Cash Flows
The following table summarizes our sources and uses of cash for the years ended December 31, 2025, 2024 and 2023:

	Years Ended December 31,
	2025	2024	2023
Operating activities:
Continuing operations	$152,025	$169,127	$87,886
Discontinued operations	(14,319)	(5,503)	(12,621)
Net cash provided by operating activities	$137,706	$163,624	$75,265
Investing activities:
Continuing operations	$(69,198)	$(95,459)	$(80,948)
Discontinued operations	(1,146)	1,629	2,261
Net cash used in investing activities	$(70,344)	$(93,830)	$(78,687)
Financing activities:
Continuing operations	$(73,493)	$(54,094)	$(66,994)
Discontinued operations	—	(144)	(23)
Net cash used in financing activities	(73,493)	(54,238)	(67,017)
Net (decrease) increase in cash	$(6,131)	$15,556	$(70,439)
Net cash provided by operating activities decreased $25.9 million to $137.7 million. Cash from continuing operations of $152.0 million was driven by operating income due to the reduction in current cash taxes arising from a disputed unresolved tax position of the Section 280E Position, which reduced current tax payments, partially offset by cash interest on debt and lease obligations and working capital movements. The $14.3 million cash outflow from discontinued operations reflects the wind-down of the Hemp-derived THC and Missouri segments.
Net cash used in investing activities decreased $23.5 million to $70.3 million, reflecting reduced capital expenditures in 2025 compared to 2024, when spending included business acquisitions and adult-use license purchases. Remaining capex supports our global expansion and operational efficiency initiatives.
Net cash used in financing activities increased $19.3 million to $73.5 million, driven primarily by principal payments on the Bloom Notes, other notes payable and lease obligations, as well as settlement of certain acquisition-related contingent obligations. These were partially offset by net proceeds from borrowings under the Amended Needham LOC.
Contractual Obligations
The following table summarizes our contractual obligations as of December 31, 2025:

	Note	Total	Less than 1 Year	1–3 Years	3–5 Years	More than 5 Years
Notes payable (principal) (1)	16	$554,723	$520,206	$31,110	$897	$2,510
Notes payable (interest)(1)	16	9,080	6,458	1,926	293	403
Operating lease obligations	11	170,729	31,834	57,108	41,342	40,445
Finance lease obligations	11	286,849	28,446	57,276	56,000	145,127
Financial obligations — sale-leasebacks	12	483,125	33,139	62,847	59,956	327,183
Contingent consideration	4, 28	3,358	—	3,358	—	—
Deferred consideration	4	2,966	2,966	—	—	—
Redeemable NCI contingency	2, 18	83,931	83,931	—	—	—
Litigation settlements(2)	26	7,636	—	—	—	—
Uncertain tax positions(2)	23	531,508	—	—	—	—
Total contractual obligations		$2,133,905	$706,980	$213,625	$158,488	$515,668

(1) Does not reflect the impact of the Senior Secured Notes – 2029 origination in February 2026 on the maturity date and stated interest rate of the Amended Needham LOC.
(2) Excluded from aging columns due to uncertainty regarding timing of settlement.

Off-Balance Sheet Arrangements
As of December 31, 2025 and 2024, the Company does not have any off-balance-sheet arrangements that have, or are reasonably likely to have, a current or future effect on the results of operations or financial condition of the Company, including, and without limitation, such considerations as liquidity and capital resources.
Changes in or Adoption of Accounting Practices
We have implemented all applicable accounting standards recently issued by the Financial Accounting Standards Board, as well as applicable pronouncements from certain other standard-setting bodies, within the prescribed effective dates. Pronouncements that are not applicable or where it has been determined do not have a significant impact to the accompanying Consolidated Financial Statements have been excluded. See discussion under Item 8, Note 3 — Significant Accounting Policies.
Future Capital Offerings
On February 3, 2025, we filed a final short-form base shelf prospectus in Canada (the "Base Shelf Prospectus") and, on February 5, 2025, we filed the Base Shelf Prospectus on a Form F-10 registration statement (File No. 333-284710) (the "Registration Statement") with the SEC under the U.S./Canada Multijurisdictional Disclosure System ("MJDS"), allowing us to offer up to $1 billion of securities (including SVS, debt securities, subscription receipts, warrants and units) from time to time during the 25-month period of effectiveness (subject to MJDS eligibility). The specific terms of any future offering of securities, including the use of proceeds from any offering, will be established in a supplement to the Base Shelf Prospectus and/or the Registration Statement. Upon our transition from complying with MJDS requirements as a foreign private issuer to complying with U.S. domestic issuer requirements, we expect to file future shelf registration statements on applicable domestic filer forms.
Reverse Stock Split
On June 5, 2026, the Company effected a 1-for-3 reverse stock split of its issued and outstanding SVS and MVS. The reverse stock split reduced the number of issued and outstanding shares of the Company’s SVS and MVS on a proportionate basis and did not affect any shareholder’s percentage ownership interest in the Company, except for adjustments resulting from the treatment of fractional shares. All share, per share amounts, voting rights and equity award information presented in these consolidated financial statements and accompanying notes have been retroactively adjusted to reflect the reverse stock split for all periods presented.
Critical accounting policies, judgments and estimates
The preparation of financial statements in accordance with U.S. GAAP requires us to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses as well as the disclosure of contingent liabilities. These estimates are developed based on historical experience, observable trends and other information available, and they are reviewed and updated regularly. Although actual results could differ from these estimates, we believe them to be reasonable.
The most significant assumptions and estimates underlying the accompanying Consolidated Financial Statements are described below, for further details, see Item 8, Note 3 — Significant accounting policies. :
Consolidation and variable interest entities
Significant judgment is applied to determine whether we hold a controlling financial interest in an entity, particularly when we do not hold a majority voting interest. This evaluation considers voting rights, management and service agreements, the entity's design and the existence of financial guarantees. Entities in which we hold a controlling financial interest are consolidated.
Business combinations and asset acquisitions
Significant judgment is applied in determining whether an acquisition is treated as a business combination or an asset acquisition. We use an optional screen test under which a transaction is accounted for as an asset acquisition if substantially all of the fair value of the gross assets acquired (generally 90% or more) is concentrated in a single identifiable asset or group of similar assets.
In a business combination, significant estimates are used to determine the fair value of assets acquired and liabilities assumed.
•Intangible Assets: The valuation of acquired intangible assets, such as cannabis licenses, requires the development of forward-looking cash flow projections and the selection of appropriate discount and terminal growth rates.
•Contingent Consideration: The fair value of contingent consideration liabilities, such as earn-outs, is estimated based on the probability and timing of achieving specific future outcomes, such as revenue targets.
These valuations are closely linked to the assumptions made by us regarding future performance of the assets acquired and any changes in the discount rate applied.
Goodwill impairment
Goodwill is tested for impairment annually or more frequently if impairment indicators exist. This test requires the estimation of the fair value of our reporting units using income and market-based approaches. This process involves significant judgment in developing business plans and forecasts as well as in selecting appropriate market data. For further details, see Item 8, Note 13 — Intangible Assets, net and Goodwill.
Share-based compensation - Stock options
Estimating the fair value of share-based awards requires significant assumptions for the inputs used in the Black-Scholes or Monte Carlo valuation models, including expected volatility of our SVS, the expected life of an award and the risk-free interest rate. We use an expected dividend yield of zero as we do not currently anticipate paying dividends.
Impairment of long-lived assets
We evaluate the recoverability of our long-lived assets when events indicate their carrying value may not be recoverable. This requires judgment in interpreting key factors (e.g., adverse changes in market conditions, regulatory environment or business climate and adverse changes in the extent or manner in which the long-lived assets will be used) and in estimating the undiscounted future cash flows of such assets. Based on our assessment of current facts and circumstances, no additional indicators of impairment were identified as of the reporting date. For further details, see Item 8, Note 10 — Property, plant and equipment, net.
Inventories, net
Inventories are measured at the lower of cost or NRV. Determining NRV requires significant judgment regarding future demand, selling prices, shrinkage and inventory aging.
Leases
We apply significant judgment in deriving the lease term and discount rate applicable in a leasing arrangement.
•Lease Term: Determining whether options to extend or terminate a lease are reasonably certain to be exercised involves considering strategic, operational and economic factors, including the size of our investment in the property and the strategic importance of the property location.
•Discount Rate: Determining the incremental borrowing rate for leases where the implicit rate is not readily determinable.
Income taxes

There is inherent uncertainty in quantifying income tax positions. We must exercise significant judgment in evaluating whether our tax positions are more likely than not to be sustained upon examination or audit by tax authorities in the complex federal, state and foreign jurisdictions in which we operate.
Held for sale and discontinued
Significant judgment is required to determine if a disposal group meets the specific criteria to be classified as “held for sale.” An asset or disposal group must meet all of the following conditions:
•Management is committed to a plan to sell;
•The asset or disposal group is available for immediate sale in its present condition;
•An active program to locate a buyer has been initiated;
•The sale is highly probable within one year;
•The asset or disposal group is being actively marketed for sale at a reasonable price; and
•It is unlikely that the plan will be significantly changed or withdrawn.
A disposal group classified as held for sale is reported as a “discontinued operation” if it represents a strategic shift that has a major effect on our operations and financial results. Assets held for sale are measured at the lower of their carrying amount or fair value less costs to sell. For further details, see Item 8, Note 5 — Assets and liabilities held for sale and discontinued operations and Note 6 — Discontinued Operations.
Redeemable non-controlling interests
The valuation and classification of redeemable non-controlling interests involve significant judgment, including developing discounted cash flow models with assumptions about future revenue, margins and economic conditions. We also have to assess whether the underlying equity instruments are currently redeemable or likely to become redeemable in the future, adding complexity to their classification on our consolidated balance sheets.
Revenue recognized from contracts with customers
Significant judgment is applied in evaluating the nature of our wholesale and MSA revenue contracts. This includes assessing whether we act as the principal or agent in contracts with customers, particularly where third-party involvement or shared responsibilities exist. We also evaluate whether certain transactions are non-reciprocal in nature, requiring consideration of whether a transfer of assets occurred without commensurate value received. In arrangements involving transfers of inventory between the same counter-parties, we apply judgment to determine whether such transfers represent distinct revenue-generating events. Additionally, the allocation of transaction price across multiple performance obligations necessitates the estimation of standalone selling prices and the timing of satisfaction of each obligation.
ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Credit risk
Credit risk is the risk we incur a loss on a financial instrument as a result of a customer or third party failing to meet contractual obligations. Credit risk arises principally from our financing receivables, including our accounts receivable and notes receivable. Our maximum credit exposure as of December 31, 2025 and 2024 equates to the aggregate carrying amount of our cash and cash equivalents, restricted cash, accounts receivable and notes receivable.
The majority of our revenues are derived from our retail dispensaries, where customers are required to transfer payment immediately upon purchase. For the years ended December 31, 2025, 2024 and 2023, Retail revenues represented 73%, 77% and 82% respectively, of our Total revenues, net.

In the normal course of business, we provide financing to our non-retail customers as trade accounts receivables. We may also extend financing, as notes receivable, in connection with an acquisition or divestiture. While we have not adopted standardized credit policies, we have established processes to mitigate credit risk on such financing receivables, which include assessing creditworthiness on an individual basis.
Given the increasing financial pressure across the cannabis industry, we have heightened our monitoring of credit exposure to other cannabis operators and continue to prioritize timely collections of outstanding trade accounts receivables
Liquidity risk
Liquidity risk is the risk that we will not have sufficient liquidity to settle our financial obligations and liabilities when due. We mitigate liquidity risk through management of our capital structure.
We have material debt obligations requiring scheduled principal and interest payments, which are subject to various financial covenants. Non-compliance with these financial covenants or failure to make timely debt service payments could result in the outstanding principal and accrued interest on our debt obligations becoming due immediately or on demand, which would have a material adverse impact on our financial position and cash flows.
Future payment obligations associated with our long-term acquisition-related financial instruments and lease obligations are further discussed in Note 4 — Acquisitions, Note 11 — Leases and Note 12 — Failed sale leaseback arrangements in the accompanying Consolidated Financial Statements.
Currency Risk
The financial position, results of operations and cash flows of the Company are presented in USD, which requires the Company to translate the financial accounts for its international subsidiaries into USD, using exchange rates at specific reporting dates or average rates over the reporting period, as applicable. Transactions which are denominated in currencies other than the USD are subject to both transaction risk and translation risk.
As of December 31, 2025 and 2024, the Company had no hedging agreements in place with respect to foreign exchange rates.
Interest Rate Risk
Our primary exposure to interest rate risk relates to our variable-rate debt. The Amended Needham LOC bears interest at a fixed rate and, therefore, does not subject us to meaningful variable-rate risk. The Senior Secured Notes – 2026 and Senior Secured Notes – 2027 bear interest at fixed rates and were repaid or refinanced in February 2026. The Senior Secured Notes – 2029, issued in February 2026, bear interest at a fixed rate. Accordingly, as of the filing date of this Annual Report, we do not have material exposure to changes in market interest rates on our outstanding debt.
Geography risk
The geographic concentration of our domestic and international operations poses potential risks if the domestic and/or international cannabis industry experience significant adverse events and/or if macroeconomic conditions deteriorate significantly.
Factors that may adversely affect domestic and international cannabis markets and macroeconomic environments include, among others, the following:
•weakened consumer demand as a result of economic headwinds, such as industry slowdowns and changing demographics;
•inability or unwillingness of customers to pay current and/or increased prices;
•rising operating expenses, such as taxes, utilities and routine maintenance;
•local conditions, such as oversupply of or reduced demand for cannabis products;

•regulatory restrictions or local laws, which could result in market saturation, price compression and/or increased operating costs;
•concentration of and competition from other cannabis cultivators, manufacturers and distributors; and
•specific regional acts of nature, such as earthquakes, fires and floods.
Disaggregated financial information for our two reportable segments, Domestic and International is presented in Note 25 — Segment reporting of the accompanying Consolidated Financial Statements.
Industry risk
Cannabis-related activities are illegal under U.S. Federal law, and enforcement of such federal laws could have significant adverse risks on our operations.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

CURALEAF HOLDINGS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of Curaleaf Holdings, Inc.
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Curaleaf Holdings, Inc. (the “Company”) as of December 31, 2025 and 2024, the related consolidated statements of operations, comprehensive loss, temporary equity and shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Company’s internal control over financial reporting as of December 31, 2025, based on criteria established in Internal Control–Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated August 5, 2026, expressed an unqualified opinion.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters
The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.
Valuation of inventory
As described in Notes 3 and 8 to the financial statements, the Company’s net inventory as of December 31, 2025, was $225 million and consisted of cannabis and non-cannabis raw materials, work-in-process, and finished goods. Inventory is recorded at cost and subsequently measured at the lower of cost and net realizable value. Significant inputs and assumptions include the allocation of production and overhead costs to units produced. Additionally, the Company records a provision for aged, obsolete, or unsellable inventory, which requires significant judgment. The Company periodically reviews its inventory to identify aged, obsolete, or unsellable items based primarily on defined aging thresholds that vary by product category, as well as considering product shelf life, expiration dates, state-specific inventory levels, and other qualitative factors requiring management judgment.
The valuation of inventory was identified as a critical audit matter due to the significant assumptions management applied in determining inventory valuation and the increased level of audit effort required to assess the reasonableness of management’s assumptions and estimates.
The primary audit procedures performed to address this critical audit matter included:
•Obtained an understanding of and evaluated the design, implementation, and operating effectiveness of internal controls related to inventory valuation, including the allocation of production and overhead costs.
•Evaluated management’s policy for setting standard costs, including yield and lifecycle assumptions, and assessed the reasonableness of significant assumptions by testing inventory costs against historical production data and third-party purchases.
•Evaluated the appropriateness of management’s methodologies, significant assumptions, and inputs used in assessing net realizable value and determining reserves for slow-moving or excess inventory. This included comparing management’s assumptions to historical trends, independent calculations, current selling prices, and costs, as well as evidence obtained from other audit procedures.
•Tested the mathematical accuracy of inventory valuation calculations and assessed the completeness and accuracy of underlying data.
•Evaluated and tested the appropriateness of management’s cost classification between cost of goods sold and operating expenses, ensuring proper capitalization of inventory costs impacting valuation.
•Evaluated the adequacy and completeness of the disclosures related to inventory in the financial statements, ensuring compliance with applicable accounting standards.
Evaluation of the impairment analysis for goodwill and intangible assets
As described in Notes 3 and 13 to the financial statements, the carrying values of the Company’s goodwill and intangible assets, net of accumulated amortization, were $635 million and $1,011 million, respectively, as of December 31, 2025. The Company conducts impairment testing annually or when a triggering event occurs. Impairment charges are determined by comparing the fair value of the reporting unit to its carrying amount. The Company did not recognize any impairment losses on its goodwill or intangible assets for the year ended December 31, 2025.
We identified the evaluation of goodwill and intangible asset impairment as a critical audit matter due to the high degree of auditor judgment required to assess the significant assumptions used in determining fair value estimates. This evaluation involved the use of professionals with specialized skills and knowledge. Additionally, the sensitivity of reasonably possible changes to these assumptions could have a significant impact on the fair value determination and the Company’s impairment assessment.
The primary audit procedures performed to address this critical audit matter included:
•Obtained an understanding of and evaluated the design, implementation, and operating effectiveness of internal controls related to management’s impairment assessment process for goodwill and intangible assets.
•Assessed the appropriateness of the reporting units considered in management’s impairment analysis, ensuring alignment with the Company’s organizational structure and financial reporting.
•Evaluated the goodwill impairment analysis performed by a third-party valuation specialist engaged by management, including assessing key assumptions, methodologies, and consistency with relevant accounting standards.
•Evaluated management’s qualitative assessment of impairment over long-lived assets held and used for reasonableness.
•Reviewed the credentials and expertise of the third-party valuation firm to determine whether its personnel had the necessary qualifications, experience, and industry knowledge to perform the impairment analysis.
•Assessed the reasonableness of the Company’s forecasted sales growth rates and margins by comparing growth assumptions to historical performance, industry trends, and relevant market data.
•With the assistance of our firm’s valuation specialists, we tested the appropriateness of management’s judgments and assumptions in its impairment analysis, including:
◦Verified the mathematical accuracy of the impairment calculations and assessed the completeness and accuracy of the underlying data used.
◦Evaluated the appropriateness of the valuation methodologies applied by management, as well as the reasonableness of key assumptions and inputs, including discount rates, market multiples, risk-free rate, and the weighted-average cost of capital.
◦Performed procedures to assess the impact of potential changes in key assumptions on the fair value of reporting units deemed at risk of impairment.
◦Compared management’s key assumptions to historical financial performance, industry and market trends, and corroborating audit evidence to assess their reasonableness.
•Evaluated the adequacy and completeness of the disclosures related to goodwill and intangible assets in the financial statements, ensuring compliance with applicable accounting standards.
Evaluation of uncertain tax positions
As described in Notes 3 and 23 to the financial statements, the Company has taken uncertain tax positions based on legal interpretations that challenge its tax liability under Internal Revenue Code Section 280(E) and inventory costs for tax purposes. The Company has filed amended federal and state tax returns with refund claims for several entities related to tax years prior to 2023 based on these positions. Uncertainty in a tax position may arise because tax laws are subject to interpretation. The Company uses significant judgment to (1) determine whether, based on the technical merits, a tax position is more likely than not to be sustained and (2) measure the amount of tax benefit that qualifies for recognition. As of December 31, 2025, the Company’s uncertain tax position was $532 million.
Auditing management’s estimate of the amount of tax benefit that qualifies for recognition involved especially challenging judgment because management’s estimate is complex, highly subjective and based on interpretations of tax laws and legal rulings.

The primary audit procedures performed to address this critical audit matter included:
•With the assistance of our tax specialists, we assessed the technical merits of the Company’s tax positions, including evaluating income tax interpretations and third-party advice from a law firm obtained by the Company and the Company’s process of filing tax returns with uncertain tax positions.
•Evaluated the appropriateness of the Company’s accounting for its tax positions taking into consideration relevant federal and state income tax laws.
•Analyzed the Company’s assumptions and data used to determine the amount of tax benefit to recognize and tested the completeness and accuracy of the calculations.
•Evaluated the adequacy of the Company’s financial statement disclosures related to these tax matters.
We have served as the Company’s auditor since 2022
/s/ PKF O'Connor Davies, LLP
New York, New York | August 5, 2026

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of Curaleaf Holdings, Inc.
Opinion on Internal Control Over Financial Reporting

We have audited Curaleaf Holdings, Inc.’s (the “Company”) internal control over financial reporting as of December 31, 2025, based on criteria established in Internal Control–Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2025, based on criteria established in Internal Control–Integrated Framework (2013) issued by COSO.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the consolidated balance sheets of the Company as of December 31, 2025 and 2024, and the related consolidated statements of operations, comprehensive loss, temporary equity and shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2025, and our report dated August 5, 2026, expressed an unqualified opinion.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Controls over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may
/s/ PKF O'Connor Davies, LLP
New York, New York | August 5, 2026

Curaleaf Holdings, Inc.
Consolidated Balance Sheets
(in thousands)

		As of December 31,
	Note	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	3	$89,213	$93,026
Restricted cash	3	12,360	14,200
Accounts receivable, net of allowance for credit losses of $2,617 and $2,722, respectively	7, 27	76,339	66,031
Inventories, net	8	225,022	216,937
Assets held for sale and discontinued operations	5, 6	3,681	15,653
Prepaid expenses and other current assets	3	37,379	28,067
Notes receivable - current	9	4,629	451
Total current assets		448,623	434,365
Deferred tax asset	23	443	401
Income tax receivable	23	2,382	20,041
Other assets - net of current	14, 27	13,396	14,982
Notes receivable - net of current	9	2,980	2,037
Property, plant and equipment, net	10, 12	520,386	542,604
Right-of-use assets, finance lease, net	11	97,599	105,168
Right-of-use assets, operating lease, net	11	113,274	115,829
Intangible assets, net	13	1,011,115	1,085,397
Goodwill	13	635,117	628,884
Total assets		$2,845,315	$2,949,708

Curaleaf Holdings, Inc.
Consolidated Balance Sheets
(in thousands)

		As of December 31,
	Note	2025	2024

LIABILITIES, TEMPORARY EQUITY AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable		$74,725	$79,129
Accrued expenses	15	110,493	102,188
Income tax payable	23	18,952	23,414
Lease liabilities, finance - current	11	11,684	10,995
Lease liabilities, operating - current	11	19,837	17,333
Notes payable - current	16	35,730	101,723
Contingent consideration liability - current	4, 28	—	3,310
Deferred consideration liability - current	4	2,966	33,068
Financial obligations - current	12	7,238	7,208
Liabilities associated with assets held for sale and discontinued operations	5, 6	7,073	8,905
Other current liabilities		5,616	652
Total current liabilities		294,314	387,925
Deferred tax liability	23	212,002	244,773
Notes payable - net of current	16	512,922	466,897
Lease liabilities, finance - net of current	11	144,446	150,683
Lease liabilities, operating - net of current	11	102,346	106,192
Uncertain tax position	23	531,508	392,188
Contingent consideration liability - net of current	4, 28	3,358	2,837
Deferred consideration liability - net of current	4	—	2,000
Financial obligations - net of current	12	202,901	201,687
Other long-term liabilities		1,237	1,133
Total liabilities		$2,005,034	$1,956,315

Commitments and contingencies	26

Temporary equity:
Redeemable non-controlling interest contingency	2, 18	83,931	132,179

Shareholders' equity:
Common stock, no par value; unlimited shares authorized; 257,491,582 and 250,019,639 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively.		$—	$—
Additional paid-in capital	17	2,345,402	2,237,468
Accumulated other comprehensive loss		(1,808)	(20,080)
Accumulated deficit		(1,587,244)	(1,356,174)
Total shareholders' equity		756,350	861,214
Total liabilities, temporary equity and shareholders' equity		$2,845,315	$2,949,708
The accompanying notes are an integral part of the Consolidated Financial Statements (as defined herein).

Curaleaf Holdings, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share amounts)

		Years Ended December 31,
	Note	2025		2024		2023(1)
Revenues, net:
Retail and wholesale revenues		$1,254,821		$1,328,331		$1,330,820
Management fee income		13,314		5,968		5,555
Total revenues, net	25	1,268,135		1,334,299		1,336,375
Cost of goods sold	10, 11	637,113		693,522		726,794
Gross profit		631,022		640,777		609,581
Operating expenses:
Selling, general and administrative	20, 19	464,178		444,230		432,787
Depreciation and amortization	10, 11, 13	141,394		171,804		136,777
Total operating expenses		605,572		616,034		569,564
Income from continuing operations		25,450		24,743		40,017
Other income (expense):
Interest income		663		776		23
Interest expense	16	(56,753)		(59,353)		(57,966)
Interest expense related to lease liabilities and financial obligations	11, 12	(44,076)		(41,263)		(42,416)
Impairment loss	10, 11, 12	(9,080)		(54,245)		(67,076)
Other income (expense), net	22	5,582		15,984		(2,053)
Total other expense, net		(103,664)		(138,101)		(169,488)
Loss before provision for income taxes		(78,214)		(113,358)		(129,471)
Provision for income taxes	23	(123,689)		(98,251)		(113,174)
Net loss from continuing operations		(201,903)		(211,609)		(242,645)
Net loss from discontinued operations	6	(26,250)		(10,398)		(47,692)
Net loss		(228,153)		(222,007)		(290,337)
Less: Net income (loss) attributable to non-controlling interest	2, 18	2,917		(6,584)		(9,140)
Net loss attributable to Curaleaf Holdings, Inc.		$(231,070)		$(215,423)		$(281,197)

Per share - basic and diluted(3):
Net loss per share from continuing operations(2)		$(0.97)		$(0.92)		$(0.97)
Net loss per share from discontinued operations		(0.10)		(0.04)		(0.20)
Net loss per share attributable to Curaleaf Holdings, Inc.(2)	24	$(1.07)		$(0.96)		$(1.17)
Weighted average common shares outstanding(3)(4)	24	254,030,317	0	246,941,700	0	241,374,965

(1) Amounts reported in the Company’s Annual Financial Statements for the years ended December 31, 2023 have been recast to reflect reclassification of Missouri and Hemp-derived THC operations as discontinued operations.

(2) Certain non-controlling interests are redeemable at the option of the holders. When the estimated redemption value exceeds the recorded amount, the excess is charged directly to Shareholders' equity on the Consolidated Balance Sheets. This adjustment does not affect the Company's reported net loss; however, under ASC 480-10, Distinguishing Liabilities from Equity, the excess redemption value must be included in the calculation of earnings per share - basic and diluted. See Note 2 — Basis of presentation and consolidation and Note 24 — Earnings per share for further details.

(3) As a result of the Company’s net losses from its continuing and discontinued operations for the years ended December 31, 2025, 2024 and 2023, all potentially dilutive securities were excluded from the calculation of diluted net loss per share because their effect would have been anti-dilutive. Accordingly, basic and diluted net loss per share are the same for each period presented.

(4) All basic and diluted loss per share calculations presented for the periods shown have been retrospectively adjusted to reflect the 1-for-3 reverse stock split effected on June 5, 2026. See Note 2 — Basis of presentation and consolidation for further details.

The accompanying notes are an integral part of the Consolidated Financial Statements (as defined herein).

Curaleaf Holdings, Inc.
Consolidated Statements of Comprehensive Loss
(in thousands)

	Years Ended December 31,
	2025	2024	2023
Net loss from continuing operations	$(201,903)	$(211,609)	$(242,645)
Foreign currency translation gain (loss)	26,927	(12,838)	11,230
Net comprehensive loss from continuing operations	(174,976)	(224,447)	(231,415)
Net comprehensive loss from discontinued operations	(26,250)	(10,398)	(47,692)
Net comprehensive loss	(201,226)	(234,845)	(279,107)
Less: Net comprehensive income (loss) attributable to non-controlling interest	11,572	(11,217)	(4,629)
Net comprehensive loss attributable to Curaleaf Holdings, Inc.	$(212,798)	$(223,628)	$(274,478)
The accompanying notes are an integral part of the Consolidated Financial Statements (as defined herein).

Curaleaf Holdings, Inc.
Consolidated Statements of Temporary Equity and Shareholders' Equity
(in thousands, except share amounts)

		Redeemable non-controlling interest contingency	Common shares		Additional paid-in capital	Treasury shares	Accumulated other comprehensive loss	Accumulated deficit	Total shareholders' equity
			Number of shares
	Note		SVS*	MVS***
Balances as of December 31, 2022		$121,113	207,840,042	31,323,568	$2,163,061	$(5,208)	$(18,594)	$(859,554)	$1,279,705
Issuance of shares in connection with acquisitions	4	—	4,109,668	—	17,375	—	—	—	17,375
Issuance of shares - public offering	2, 17	—	900,000	—	11,497	—	—	—	11,497
SVS* contributed to Curaleaf, Inc. (Reorganization)(2)	2, 17	—	(84,772)	—	—	(1,050)	—	—	(1,050)
Escrow shares returned and retired		—	(116,931)	—	(2,465)	—	—	—	(2,465)
Contribution from non-controlling interest	18	4,166	—	—	—	—	—	—	—
Foreign currency translation gain		4,511	—	—	—	—	6,719	—	6,719
Exercise of stock options	19	—	70,590	—	48	—	—	—	48
Issuance of SVS* for settlement of RSUs**	19	—	533,768	—	—	—	—	—	—
Reclassifications		—	—	—	(5,208)	5,208	—	—	—
Share-based compensation	19	—	—	—	20,010	—	—	—	20,010
Net loss		(9,140)	—	—	—	—	—	(281,197)	(281,197)
Balances as of December 31, 2023		$120,650	213,252,365	31,323,568	$2,204,318	$(1,050)	$(11,875)	$(1,140,751)	$1,050,642
Issuance of shares in connection with acquisitions	4	—	4,266,930	—	32,117	—	—	—	32,117
Escrow shares returned and cancelled		—	(56,719)	—	(535)	—	—	—	(535)
Foreign currency translation loss		(4,633)	—	—	—	—	(8,205)	—	(8,205)
Exercise of stock options	19	—	25,130	—	156	—	—	—	156
Issuance of SVS* for settlement of RSUs**	19	—	1,076,186	—	—	—	—	—	—
Issuance of SVS* for settlement of PSUs**	19	—	132,179	—	—	—	—	—	—
Reclassifications and revisions		—	—	—	(1,538)	1,050	—	—	(488)
Excess redemption value above carrying value	18	22,746	—	—	(22,746)	—	—	—	(22,746)
Share-based compensation	19	—	—	—	25,696	—	—	—	25,696
Net loss		(6,584)	—	—	—	—	—	(215,423)	(215,423)
Balances as of December 31, 2024		$132,179	218,696,071	31,323,568	$2,237,468	$—	$(20,080)	$(1,356,174)	$861,214

Curaleaf Holdings, Inc.
Consolidated Statements of Temporary Equity and Shareholders' Equity
(in thousands, except share amounts)

		Redeemable non-controlling interest contingency	Common shares		Additional paid-in capital	Treasury shares	Accumulated other comprehensive loss	Accumulated deficit	Total shareholders' equity
			Number of shares
	Note		SVS*	MVS***

Extinguishment of convertible notes by issuance of SVS*	16	$—	1,427,532	—	$16,500	$—	$—	$—	$16,500
Issuance of SVS* to settle non-controlling interest	18	(5,418)	2,270,284	—	5,418	—	—	—	5,418
Excess carrying value of redeemed non-controlling interest over consideration paid in SVS*	18	(96,696)	—	—	96,696	—	—	—	96,696
Acquisition related contingent equity consideration	4	—	207,055	—	497	—	—	—	497
Acquisition related deferred equity consideration	4	—	1,920,907	—	77	—	—	—	77
Foreign currency translation gain		8,655	—	—	—	—	18,272	—	18,272
Exercise of stock options	19	—	621,424	—	256	—	—	—	256
Issuance of SVS* for settlement of liability(1)		—	32,017	—	77	—	—	—	77
Issuance of SVS* for settlement of RSUs**	19	—	872,741	—	—	—	—	—	—
Issuance of SVS* for settlement of PSUs**	19	—	119,983	—	—	—	—	—	—
Excess redemption value above carrying value	18	42,294	—	—	(42,294)	—	—	—	(42,294)
Share-based compensation: equity-classified awards	19	—	—	—	30,707	—	—	—	30,707
Net income (loss)		2,917	—	—	—	—	—	(231,070)	(231,070)
Balances as of December 31, 2025		$83,931	226,168,014	31,323,568	$2,345,402	$—	$(1,808)	$(1,587,244)	$756,350

*as defined in Note 1 — Operations of the Company
**as defined in Note 3 — Significant accounting policies
***as defined in Note 2 — Basis of presentation
(1) The Company issued shares to settle a liability stemming from then-outstanding supply obligations.
(2) See the section titled "2023 change in ownership" in Note 2 - Basis of presentation for additional details.
The accompanying notes are an integral part of the Consolidated Financial Statements (as defined herein).

Curaleaf Holdings, Inc.
Consolidated Statements of Cash Flows
(in thousands)

		Years Ended December 31,
	Note	2025	2024	2023(1)
Cash flows from operating activities:
Net loss from continuing operations		$(201,903)	$(211,609)	$(242,645)
Adjustments to reconcile net loss from continuing operations to net cash provided by operating activities from continuing operations:
Depreciation and amortization	10, 11, 12, 13	196,606	231,460	195,593
Share-based compensation	19	35,736	25,696	20,010
Non-cash interest expense		9,061	14,064	14,402
Amortization of operating lease right-of-use assets	11	19,436	16,557	15,975
Loss on impairment	10, 11, 12	9,080	54,245	67,076
Gain on extinguishment of debt	16, 22	(1,685)	(257)	(2,065)
Loss (gain) on disposal of assets	22	3,049	(4,624)	8,541
Loss (gain) on investment	14, 22	343	(6,624)	(2,073)
Non-cash adjustments to inventory	8	(1,932)	(4,174)	13,119
Allowance for credit losses	7, 27	2,510	(347)	1,664
Deferred taxes	23	(34,089)	(54,491)	(29,791)
Other non-cash (income) expenses		(888)	2,121	(5,007)
Foreign exchange (gain) loss	22	(3,686)	1,617	4
Payment of contingent consideration liability in excess of acquisition-date fair value		—	—	(2,095)
Changes in assets and liabilities:
Accounts receivable, net	7, 27	(10,961)	(7,791)	(12,640)
Inventories, net	8	(3,724)	4,308	9,852
Prepaid expenses and other current assets	3	(8,811)	3,311	(4,112)
Income tax receivable	23	17,660	10,126	12,222
Net assets held for sale and discontinued operations	5, 6	—	(131)	3,959
Investments and other assets	14, 27	1,380	(752)	4,546
Accounts payable		(5,197)	(5,634)	3,631
Accrued expenses and other liabilities	15	147,915	118,415	34,256
Lease liabilities, operating	11	(17,875)	(16,359)	(16,536)
Net cash provided by operating activities from continuing operations		152,025	169,127	87,886
Net cash used in operating activities from discontinued operations		(14,319)	(5,503)	(12,621)
Net cash provided by operating activities		137,706	163,624	75,265

Cash flows from investing activities:
Purchases of property, plant and equipment	10, 12	(63,440)	(92,438)	(65,441)
Disposals of property, plant and equipment	10, 12	687	1,382	—
Proceeds from sale of entities	5, 6	—	8,487	—
Acquisition-related cash payments, net of cash acquired	4	(542)	(4,699)	(3,630)
Purchases of intangibles	13	(1,209)	(5,000)	(4,857)
Purchase of investments	14	(173)	(708)	—
Dividend received on investments		225	—	—
Issuance of notes receivable	9	(5,495)	(3,111)	(7,020)

Curaleaf Holdings, Inc.
Consolidated Statements of Cash Flows
(in thousands)

		Years Ended December 31,
	Note	2025	2024	2023(1)
Payments received on notes receivables	9	749	628	—
Net cash used in investing activities from continuing operations		(69,198)	(95,459)	(80,948)
Net cash (used in) provided by investing activities from discontinued operations		(1,146)	1,629	2,261
Net cash used in investing activities		(70,344)	(93,830)	(78,687)

Cash flows from financing activities:
Proceeds from notes payable	16	83,190	22,017	8,612
Minority interest investment in Curaleaf International		—	—	4,166
Payments of debt issuance costs	16	(950)	(456)	—
Principal payments on finance lease liabilities	11	(10,230)	(9,445)	(8,474)
Principal payments on notes payable	16	(101,282)	(49,339)	(47,213)
Principal payments on financial obligations	12	(5,843)	(5,777)	(4,308)
Exercise of stock options	19	256	156	49
Payments of deferred consideration	4	(35,398)	(11,250)	(27,358)
Payments of contingent consideration	4	(3,236)	—	(3,965)
Issuance of common shares, net of issuance costs		—	—	11,497
Net cash used in financing activities from continuing operations		(73,493)	(54,094)	(66,994)
Net cash used in financing activities from discontinued operations		—	(144)	(23)
Net cash used in financing activities		(73,493)	(54,238)	(67,017)

Net (decrease) increase in cash and cash equivalents (including restricted cash)		(6,131)	15,556	(70,439)
Cash and cash equivalents (including restricted cash), beginning of period		107,226	91,818	163,177
Effect of exchange rate changes on cash and cash equivalents (including restricted cash)		478	(148)	(920)
Cash and cash equivalents (including restricted cash), end of period		$101,573	$107,226	$91,818

Non-cash investing & financing activities:
Purchases of property, plant and equipment included in accounts payable and accrued expenses	10	$2,767	$15,189	$2,262
Issuance of notes in connection with sale of entities	9	—	2,300	—
Issuance of SVS* in connection with acquisitions	4	574	32,117	17,375
Contingent consideration incurred in connection with acquisitions	4	—	6,352	—
Deferred consideration incurred in connection with acquisitions	4	920	1,218	12,553
Forgiveness of promissory note in connection with acquisition	4	—	7,020	—
SVS* contributed to Curaleaf, Inc. in connection with the Reorganization		—	—	1,050
Recategorization of net assets from held-for-sale to held-and-used		—	—	4,792
Non-cash proceeds from Note Exchange (as defined herein)	16	7,000	—	—
Extinguishment of convertible notes by issuance of SVS*	16	16,500	—	—
Non-cash activity related to modification of failed sale and leaseback arrangements	12	7,087	—	—
Non-cash activity related to obtaining finance right-of-use assets	11	7,417	3,826	1,362
Non-cash activity related to obtaining operating right-of-use assets	11	19,714	11,116	34,632
Other non-cash activity related to finance right-of-use assets	11	2,777	2,057	257

Curaleaf Holdings, Inc.
Consolidated Statements of Cash Flows
(in thousands)

		Years Ended December 31,
	Note	2025	2024	2023(1)
Other non-cash activity related to operating right-of-use assets	11	3,997	1,636	2,922
Issuance of SVS* for settlement of liability		77	—	—
Excess redemption value attributable to non-controlling interest	18	42,294	22,746	—
Issuance of SVS* to purchase non-controlling interest	18	5,418	—	—
Excess carrying value of redeemed non-controlling interest over consideration paid in SVS*	18	96,696	—	—
Non-cash reduction to deferred sale proceeds	5	120	—	—
Non-cash reduction to acquisition-related deferred consideration	4	—	3,740	—

Supplemental disclosure of cash flow information:
Cash paid for taxes		27,058	16,486	100,011
Cash paid for interest		103,606	96,364	97,936
Excess tax benefit from exercise of options		97	23	26

*as defined herein
(1) Amounts reported in the Company’s Annual Financial Statements for the years ended December 31, 2023 have been recast to reflect reclassification of Missouri and Hemp-derived THC operations as discontinued operations.

The accompanying notes are an integral part of the Consolidated Financial Statements (as defined herein).

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)

Explanatory Note
Unless otherwise noted or the context otherwise requires, all information provided in the audited consolidated financial statements as of December 31, 2025 and 2024 and for the years ended December 31, 2025, 2024 and 2023 and the accompanying notes (together, the “Consolidated Financial Statements”) is given as of December 31, 2025, and references to the “Company” or “Curaleaf” refer to Curaleaf Holdings, Inc. (the “Company”), its wholly-owned subsidiaries, majority-owned subsidiaries and legal entities in which it holds a controlling financial interest.
Note 1 — Operations of the Company
The Company is a global cannabis company dedicated to developing, manufacturing and distributing a portfolio of cannabis brands for consumers and patients worldwide. The Company's product portfolio includes flower, pre-rolls, vaporizer cartridges, concentrates, topicals, tinctures, edibles and beverages.
The Company's global brand portfolio consists of Select, Grassroots, Find, Dark Heart, Reef, Anthem, Curaleaf, JAMS, Four20 Pharma, and Huala.
Domestic Operations:
In the United States (“U.S.”), the Company serves the medical and adult-use cannabis markets through retail and wholesale channels. As of December 31, 2025, the Company’s U.S. operations, conducted by the Company and/or its affiliates, spanned 14 states and included 168 dispensaries, 15 cultivation sites and 18 manufacturing facilities.
International Operations:
The Company’s international operations extend to cultivation, processing, manufacturing and distribution in several key markets:
•Cultivation: The Company operates licensed cultivation facilities in Portugal and Canada.
•Processing and Manufacturing: Pharma-grade cannabis processing and manufacturing facilities are maintained in Germany, Spain, Canada, Portugal and the United Kingdom (“U.K.”).
•Wholesale Distribution: The Company supplies cannabis on a wholesale basis to Australia, New Zealand, the U.K. and various European countries, including Germany, Italy, Poland, the Czech Republic, Switzerland, Sweden and Norway.
•Retail Sales: In the U.K., the Company operates a medical cannabis clinic and holds a pharmacy license, which enables the direct retail supply of medical cannabis to patients.
On December 14, 2023, the Company’s subordinate voting shares ("SVS") were listed and commenced trading on the Toronto Stock Exchange (the "TSX") under the symbol “CURA” (the "TSX Listing") and quoted on the OTCQX under the symbol “CURLF”. In connection with the TSX Listing, the Company's SVS were delisted from the Canadian Securities Exchange at the close of markets on December 13, 2023.
The principal business address of the Company is located at 250 Harbor Drive, Third Floor, Stamford, Connecticut 06902. The Company’s registered and records office address is located at Suite 1700-666 Burrard Street, Vancouver, British Columbia, Canada.
Note 2 — Basis of presentation and consolidation
The Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”) as issued by the Financial Accounting Standards Board (the “FASB”). The significant accounting policies described in Note 3 — Significant accounting policies have been applied consistently to all periods presented.

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
Amounts reported in the Consolidated Financial Statements include estimates and assumptions of management. Actual results could differ from these estimates. In the opinion of management, the financial data presented includes all adjustments necessary to present fairly the Company’s financial position, results of operations and cash flows for the periods presented.
Certain previously reported amounts have been reclassified between line items to conform to the current period presentation. The Company has presented the results of its Missouri and hemp-derived THC operations as discontinued operations for all periods presented. Accordingly, amounts previously reported for the year ended December 31, 2023 have been retrospectively recast to present the results of those operations separately from continuing operations. Amounts for the years ended December 31, 2025 and 2024 were already recast in prior filings.
Functional and presentation currency
The Consolidated Financial Statements are presented in U.S. dollar (“USD”), which is the reporting currency of the Company, unless otherwise noted. The functional currency of the Company and the domestic entities reflected in the Consolidated Financial Statements is the USD, and the functional currency of each of the Company’s international entities is the currency of the economic environment in which primary operations are conducted. The financial accounts of the Company’s international subsidiaries are translated to USD using exchange rates at specific reporting dates or average rates over the reporting period, as applicable. Unrealized gains and losses resulting from foreign currency translation adjustments are recognized within Accumulated other comprehensive loss, which is a component of Shareholders’ equity on the Consolidated Balance Sheets. Realized transactional exchange gains and losses are included in Other income, net on the Consolidated Statements of Operations.
Basis of measurement
The Consolidated Financial Statements have been prepared on a going concern basis, under the historical cost convention, except for certain financial instruments that are measured at fair value, as described herein.
Basis of consolidation
The Consolidated Financial Statements include all the accounts of the Company, its wholly-owned subsidiaries, majority- owned subsidiaries and legal entities in which it holds a controlling financial interest. Historically, the Company has obtained controlling financial interests in entities through management service agreements (“MSAs”) or financing arrangements.
All intercompany balances and transactions have been eliminated in consolidation. See Note 3 — Significant accounting policies.
The following table presents the wholly-owned subsidiaries of the Company as well as the entities in which the Company held a controlling financial interest as of December 31, 2025 and 2024:

		As of December 31,
		2025	2024
Entity name	Jurisdiction of Incorporation/Formation	Ownership %(1)
Curaleaf International Holdings Limited	Guernsey	100%	68.5%
Curaleaf, Inc.*	DE	—	—
Northern Green Canada Inc.	Canada	100%	100%
Bloom Fungibles, LLC	AZ	100%	100%
Focused Employer, Inc.	DE	100%	100%

(1) Based on % of voting interests held by the Company.
* Consolidated by the Company as a variable interest entity. See Note 3 — Significant accounting policies and Note 29 —Variable interest entities for further details.

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
The following table presents the wholly-owned subsidiaries of Curaleaf International Holings Limited ("Curaleaf International") as well as the entities in which Curaleaf International held a controlling financial interest as of December 31, 2025 and 2024:

		As of December 31,
		2025	2024
Entity name	Jurisdiction of Incorporation/Formation	Ownership %(1)
Curaleaf International Limited	UK	100%	100%
Four20 Pharma GmbH(2)	Germany	55%	55%

(1) Based on % of voting interests held by the Company.
(2) As of December 31, 2025 and 2024, the remaining 45% noncontrolling interest was held by the sellers of Four20 Pharma GmbH, which the Company acquired in September 2022. The remaining equity interest was acquired by the Company on April 30, 2026. See 'Non-controlling interests' herein and Note 18 — Redeemable non-controlling interest for further details.

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
The following table presents the wholly-owned subsidiaries of Curaleaf, Inc. as well as the entities in which Curaleaf, Inc., directly or indirectly, held a controlling financial interest as of December 31, 2025 and 2024:

		As of December 31,
		2025	2024
Entity name	Jurisdiction of Incorporation/Formation	Ownership %(1)
CLF AZ, Inc.	DE	100%	100%
CLF NY, Inc.	DE	100%	100%
Curaleaf CA, Inc.	DE	100%	100%
Curaleaf KY, Inc.	DE	100%	100%
Curaleaf Massachusetts, Inc.	MA	100%	100%
Curaleaf MD, LLC	MD	100%	100%
Curaleaf OGT, Inc.	DE	100%	100%
Curaleaf PA, LLC	DE	100%	100%
Focused Investment Partners, LLC	DE	100%	100%
CLF Maine, Inc.	DE	100%	100%
PalliaTech CT, Inc.	DE	100%	100%
PalliaTech Florida, Inc.	DE	100%	100%
PT Nevada, Inc.	DE	100%	100%
CLF Sapphire Holdings, Inc.	DE	100%	100%
Curaleaf NJ II, Inc.	DE	100%	100%
GR Companies, Inc.	DE	100%	100%
CLF MD Employer, LLC	MD	100%	100%
Curaleaf Columbia, LLC (formerly HMS Sales, LLC)	MD	100%	100%
MI Health, LLC	MD	100%	100%
Curaleaf Compassionate Care VA, LLC	VA	100%	100%
Curaleaf UT, LLC	DE	100%	100%
Curaleaf Processing, Inc	DE	100%	100%
Virginia's Kitchen, LLC	CO	100%	100%
Cura CO LLC	CO	100%	100%
Curaleaf DH, Inc.	DE	100%	100%
Curaleaf Stamford, Inc.	CT	100%	100%
CLF Holdings Alabama, Inc.	DE	100%	100%
IL Business Holding Corporation*	IL	—	—
Broad Horizon Holdings, LLC*	MA	—	—
CLF Oregon, LLC (formerly PalliaTech OR, LLC)(2)	DE	—	100%
Curaleaf Hemp, Inc.(2)	DE	—	100%

(1) Based on % of voting interests held by Curaleaf, Inc. with the exception of the entities which Curaleaf, Inc. consolidates as variable interest entities.
(2) Entity dissolved in 2025.
* Consolidated by Curaleaf, Inc. as a variable interest entity. See Note 3 — Significant accounting policies and Note 29 — Variable interest entities for further details.
Non-controlling interests (“NCI”)
NCI in consolidated subsidiaries represent the component of equity in consolidated subsidiaries held by third parties. Any change in ownership of a subsidiary while the controlling financial interest is retained is accounted for as an equity transaction between the controlling and non-controlling interests. However, when a subsidiary is deconsolidated, any retained non-controlling equity investment in the former subsidiary is initially measured at fair value, and the gain or loss triggered by any difference between the carrying value and fair value of the retained interest would be included in Other income, net on the Consolidated Statements of Operations.
NCI with redemption features, such as put and call options, that are not solely within the Company’s control are considered redeemable non-controlling interests (“Redeemable NCI”). Redeemable NCI is considered to be temporary equity and is

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
reported in the mezzanine section between Commitments and contingencies and Shareholders’ equity on the Consolidated Balance Sheets. Redeemable NCI is recorded at the greater of the carrying value, which is adjusted for the NCI’s share of net income or loss generated over the reporting period, and the estimated redemption value at the end of the reporting period. In instances where the redemption value of Redeemable NCI is greater than the carrying value (“excess redemption value”) and redemption is at least probable, the Company has elected to immediately recognize the entire excess redemption value as an adjustment to Additional paid-in capital on the Consolidated Balance Sheets. This election provides for a more immediate and transparent reflection of the economic impact associated with changes in redemption value, as opposed to accreting the difference over time.
Change in ownership
Changes in the Company’s ownership interest of a subsidiary with a Redeemable NCI that do not also result in a change in control are accounted for as equity transactions in accordance with Accounting Standards Codification (“ASC”) 810, Consolidation (“ASC 810”). No gain or loss is recognized in earnings within the Consolidated Statements of Operations. The carrying amount of the Redeemable NCI is adjusted to reflect the revised ownership percentage, and any difference between the consideration paid and the adjustment to the Redeemable NCI is recognized within Additional paid in capital in the Consolidated Balance Sheets. Adjustments to Accumulated other comprehensive loss attributable to the Redeemable NCI are also reclassified to Additional paid in capital to reflect the Company’s revised ownership interest.
See Note 18 — Redeemable non-controlling interest for further details.
Reverse stock split
On June 5, 2026, the Company effected a 1-for-3 reverse stock split of its SVS. In connection with the reverse stock split, the Company's Multiple Voting Shares ("MVS") were also consolidated on a 1-for-3 basis to preserve the relative rights among the Company's share classes. As a result, every three issued and outstanding SVS and MVS were automatically combined into one issued and outstanding share of the applicable class. All share amounts, per share amounts, voting rights and equity award information presented in the accompanying consolidated financial statements and notes thereto have been retrospectively adjusted to reflect the reverse stock split for all periods presented.
2023 change in ownership
Prior to December 2023, the Company had a 100% investment in a wholly-owned subsidiary, Curaleaf Inc., via its ownership of all of the shares of common stock of Curaleaf, Inc. In connection with the Company's TSX Listing, the Company proceeded with the necessary internal reorganization (the “Reorganization”) of its U.S. operations, in order to meet the conditions set forth in the TSX conditional approval. Among other things, the capital structure of Curaleaf, Inc. was restructured in December 2023, such that it is now comprised of the following three classes of equity:
1. Class A Common Stock (voting, sole share)
2. Class B Common Stock (non-voting, 999 shares)
3. Class C Common Stock (voting, none issued)
Pursuant to such Reorganization, the 100 shares of common stock in Curaleaf, Inc. previously held by the Company was automatically exchanged for 999 shares of Class B Common Stock. The Class B Common Stock does not provide for voting rights but are exchangeable into shares of Class C Common Stock of Curaleaf, Inc., which is voting and participating, at any time. Concurrently with the Reorganization, Curaleaf, Inc. entered into a subscription agreement (the “Subscription Agreement”) with a third party investor not affiliated with the Company (the “Investor”), pursuant to which Curaleaf, Inc. issued the Investor one share of Class A Common Stock in consideration for 254,315 of the SVS then-owned by the Investor that had an aggregate market value of $1.1 million. Following completion of the Reorganization, the Company holds all of the issued and outstanding Class B Common Stock, representing 99.9% of the economic ownership of Curaleaf, Inc., on an as-converted basis, and the Investor holds all of the issued and outstanding Class A Common Stock of Curaleaf, Inc., representing 100% of the voting rights of Curaleaf, Inc.
As a result of the limited rights associated with the Class B Common Stock, concurrently with the Reorganization, the Company entered into a protection agreement with Curaleaf, Inc. (the “Protection Agreement”) providing for certain

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
negative covenants in order to preserve the value of the Class B Common Stock held by the Company until such time as the Class B Common Stock is converted into Class C Common Stock by the Company, including among other things, prohibitions on Curaleaf, Inc.’s organizational documents amendments, changes to the authorized share capital of Curaleaf, Inc., changes to the board of directors of Curaleaf, Inc., material changes to the business conducted by Curaleaf, Inc. or the making of loans or capital expenditures above certain specified thresholds, the whole except with the prior written consent of the Company or as required by applicable laws. Concurrently with the Reorganization, the Company and the Investor, as shareholders of Curaleaf, Inc., entered into a shareholders agreement with respect to Curaleaf, Inc. (the “Shareholders’ Agreement”), to establish, among other things, the rights and obligations arising out of or in connection with the ownership of the Class A Common Stock and the Class B Common Stock. Under the Shareholders’ Agreement, Curaleaf, Inc. holds a call right to repurchase all of the Class A Common Stock issued to the Investor at any time, and the Investor has the right to appoint a director to the Curaleaf, Inc.’s board of directors and a put right exercisable following the occurrence of certain stated events and after the five (5) year anniversary of the Shareholders’ Agreement subject to certain parameters to ensure the maintaining of the TSX Listing.
Note 3 — Significant accounting policies
Variable interest entities
The Company consolidates legal entities in which it holds a controlling financial interest. Determining whether it has a controlling financial interest which is defined by ASC 810 as the power to direct the activities of a variable interest entity (“VIE”) that most significantly impact the VIE’s economic performance and the obligation to absorb losses of and the right to receive benefits from the VIE that could be potentially significant to the VIE. See Note 2 — Basis of presentation and consolidation and Note 29 — Variable interest entities for further details about the entities consolidated by the Company under the VIE consolidation model.
Cash and cash equivalents (including restricted cash)
Cash and cash equivalents include cash deposits in financial institutions, other deposits that are readily convertible into cash, with original maturities of three months or less, and cash held at retail locations. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) up to $250,000. The Company maintains its cash in bank deposit accounts, the balances of which, at times, may exceed federally insured limits.
As of December 31, 2025 and 2024, restricted cash totaled $12.4 million and $14.2 million, respectively, and consisted primarily of $12.0 million in cash collateralizing the Company’s ABL Facility (as defined in Note 16 — Notes payable). The decrease from December 31, 2024 is primarily attributable to the settlement of the Company’s VOWL Note (as defined in Note 16 — Notes payable), which resulted in the release of the related certificate of deposit previously held as restricted cash, partially offset by interest earned during the reporting period.
The reconciliation of cash and cash equivalents and restricted cash reported within the applicable balance sheet that sum to the total of the same such amounts shown in the statements of cash flows is as follows:

	Years ended December 31,
	2025	2024	2023
Cash and cash equivalents	$89,213	$93,026	$83,219
Restricted cash	12,360	14,200	8,599
Total cash and cash equivalents and restricted cash	$101,573	$107,226	$91,818
Prepaid expenses and other current assets
Prepaid expenses primarily result from advance cash payments made by the Company to its vendors in exchange for goods and services. Upon recognition, the advance payments, measured at cost, are capitalized on the Company’s Consolidated Balance Sheets until the related goods are received and/or services performed. As of December 31, 2025 and 2024, the Company had $31.5 million and $25.1 million, respectively, of Prepaid expenses. The increase from December 31, 2024 was primarily attributable to prepaid payroll for the final pay period of 2025. Amortization of the Company’s Prepaid expenses, which is based on the passage of time or as the related assets and/or services are expected to be consumed, is recognized within Selling, general and administrative on the Consolidated Statements of Operations.

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
As of December 31, 2025 and 2024, the Company had $5.9 million and $3.0 million, respectively, of Other current assets. Other current assets, which represent assets expected to be realized within 12 months of the reporting period, consist primarily of non-income tax receivables, prepaid marketing materials and deferred financing fees related to the Company’s lines of credit. The increase from December 31, 2024 was primarily attributable to the reclassification of a portion of deferred financing fees related to the Amended Needham LOC (as defined in Note 16 — Notes payable) into other current assets.
Notes receivable
Notes receivable are recognized and measured at amortized cost, which is inclusive of the initial carrying amount adjusted for any subsequent amortization of principal, accretion of paid-in-kind interest and any expected credit losses. Interest income on notes receivable is recognized using the effective interest rate method and recognized within Interest income on the Consolidated Statements of Operations.
See Note 9 — Notes receivable for further detail.
Allowance for credit losses on financing receivables
Pursuant to ASC 310, Receivables, the Company recognizes financing receivables, such as accounts receivable and notes receivable, net of an allowance for credit losses on the Consolidated Balance Sheets, in order to present the financing receivables at the expected realizable value. The Company determines its allowance for expected credit losses in accordance with ASC 326, Financial instruments - Credit Losses. Accordingly, the Company's allowances for expected credit losses reflect the potential uncollectability of its financing receivables, based on historical credit loss information as adjusted for current conditions, reasonable and supportable forecasts and the risk characteristics of specific receivables. If current or expected future economic trends, events or changes in circumstances indicate that specific accounts receivable may not be collectible, further consideration is given to the collectability of those balances, and the allowance for expected credit losses is adjusted accordingly. Changes in circumstances that could result in the establishment of an allowance for expected credit losses include, but are not limited to, (i) a borrower experiencing significant financial difficulty; (ii) a significant delinquency in contractual payments; (iii) a determination that foreclosure on the underlying collateral is probable or (iv) an assessment that repayment will be sourced primarily from the sale of the underlying collateral.
Financing receivables are written off after exhaustive collection efforts occur, and the receivables are deemed uncollectible. The credit loss expense associated with the allowance for expected credit losses is recognized within Selling, general and administrative on the Consolidated Statements of Operations.
For further detail on the Company’s allowance for credit losses related to its accounts receivable as of December 31, 2025 and 2024, see Note 7 — Accounts receivable, net. The Company did not recognize an allowance for credit losses on its notes receivable as of December 31, 2025 and 2024.
Inventories, net
Inventories, including packaging and supplies, are stated at the lower of cost or net realizable value (“NRV”) within Inventories, net on the Consolidated Balance Sheets. NRV is the estimated selling price in the ordinary course of business less estimated costs to sell.
The Company utilizes a standard costing methodology to value its inventories. Standard costs, which is inclusive of, but not limited to, materials, labor and depreciation expense, are reviewed periodically and adjusted to approximate weighted average cost. Inventoried costs are recognized within Cost of goods sold on the Consolidated Statements of Operations upon sale of the associated product. General and administrative costs are not included in inventory balances.
The Company reviews and recognizes inventory write-downs for inventories that are aged, obsolete, unsellable, not compliant with the Company’s quality standards or that have experienced a decline in carrying value in excess of the respective estimated NRV. Inventory write-downs are presented within Cost of goods sold on the Consolidated Statements of Operations and are not reversed in subsequent periods. See Note 8 — Inventories, net for further detail.

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
Property, plant and equipment, net
Property, plant and equipment is stated at cost less accumulated depreciation and any impairment losses. The Company capitalizes significant expenditures that extend the useful life of its property, plant and equipment, including those associated with failed sale and leaseback arrangements, and expenses the costs of repairs and maintenance as incurred. Construction in progress is measured at cost and, upon completion and placement in service, is reclassified to the appropriate asset class described in the table below.
The Company’s property, plant and equipment is segregated into the following asset classes:

Asset Class	Estimated useful lives(2)
Land	Indefinite life
Building and improvements(1)	10-39 years
Furniture and fixtures	3-5 years
Machinery and equipment	3-7 years
Information technology	3-7 years
(1) Leasehold improvements are depreciated over the shorter of the asset’s useful life or the remaining lease term.
(2) At each fiscal year-end, the Company reviews the estimated useful lives, residual values and depreciation methods of its Property, plant and equipment and applies any resulting adjustments prospectively.

Depreciation is calculated using the straight-line method to allocate the cost of property, plant and equipment—net of any estimated residual value—over the estimated useful lives. The Company recognizes depreciation expense within Cost of goods sold and Depreciation and amortization on the Consolidated Statements of Operations.
Property, plant and equipment that is held for sale is recorded at its estimated fair value less costs to sell and depreciation ceases. Property, plant and equipment is derecognized upon disposal or when no future economic benefits are expected from its use. The resulting gain or loss—calculated as the difference between net disposal proceeds and the carrying value of the property, plant and equipment—is recognized within Other income (expense), net on the Consolidated Statements of Operations.
See Note 10 — Property, plant and equipment, net for further detail.
Intangible assets, net
The Company recognizes intangible assets that arise from contractual or other legal rights or are otherwise separable.
Intangible assets acquired in a business combination are measured at their acquisition-date fair value. For intangible assets acquired in a group constituting an asset acquisition, the total cost is allocated to the individual assets based on their relative fair values. Historically, the Company has not renewed or extended the terms of its intangible assets.
Upon initial recognition, an intangible asset is assigned an estimated useful life, representing the period over which the asset is expected to generate future economic benefits. Subsequently, intangible assets are amortized on a straight-line basis over their estimated useful lives. The resulting amortization expense is recognized within Depreciation and amortization on the Consolidated Statements of Operations.

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
The Company's intangible assets are segregated into asset classes with the following estimated useful lives:

Asset class	Estimated useful lives(1)(2)
Non-compete agreements	1-15 years
Trade names	1-20 years
Intellectual property and know-how	5-15 years
Licenses and service agreements	5-30 years
Customer relationships	3 years
Internal-use software	3-5 years

(1) At each fiscal year-end, the Company reviews the estimated useful lives and residual values of its intangible assets and applies any resulting adjustments prospectively.
(2) The Company holds no intangible assets with indefinite useful lives.
See Note 13 — Intangible assets, net and Goodwill for further detail.
Leases
The Company evaluates contracts at inception to determine whether the contract constitutes or contains a lease. A contract is determined to be a lease if it conveys the right to control the use of an identified asset for a period of time in exchange for consideration. The Company’s determination of the lease term and classification of a lease as a finance lease or an operating lease occurs as of the lease commencement date. The Company's lease agreements typically contain various extension and termination options. In determining the lease term, the Company includes any option periods for which it is reasonably certain that it will exercise an option to extend the lease or not exercise an option to terminate the lease. For leases with an initial term exceeding 12 months, the Company recognizes a lease liability and a corresponding right-of-use (“ROU”) asset. The lease liability is measured at the present value of future lease payments over the lease term. The ROU asset is measured as the initial lease liability, adjusted for any lease payments made at or before commencement, initial direct costs incurred and lease incentives received. The Company uses its incremental borrowing rate to determine the present value of future lease payments, unless the rate implicit in the lease is readily determinable.
Lease payments included in the measurement of the lease liability primarily consist of in-substance fixed payments. Certain real estate leases contain provisions for future rent escalations tied to an index or a contractual rate. Variable lease payments not dependent on an index or rate are excluded from the lease liability measurement and are expensed as incurred. In addition, the Company's real estate leases may require additional payments for taxes, insurance and common area maintenance, which are considered non-lease components. Where these non-lease components are fixed, they are included in the measurement of the lease liability and ROU asset. Where these non-lease components are variable, the variable payments are excluded from the Company’s measurements of its ROU assets and lease liabilities and are expensed as incurred through Cost of goods sold or Selling, general and administrative on the Consolidated Statements of Operations.
ROU assets are amortized on a straight-line basis over the shorter of the useful life of the asset or the lease term:
•Operating Leases: Lease expense, comprised of the amortization of the ROU asset and the reduction of the lease liability, is recognized as a single amount and allocated between Cost of goods sold and Selling, general and administrative on the Consolidated Statements of Operations.
•Finance Leases: The amortization of the ROU asset is recognized in and allocated between Cost of goods sold and/or Depreciation and amortization, while the effective interest portion of the lease payment is recognized within Interest expense related to lease liabilities and financial obligations on the Consolidated Statements of Operations.
The Company has elected the following practical expedients permitted under ASC 842, Leases (“ASC 842”):
•For leases with an initial term of 12 months or less, the Company does not recognize an ROU asset or lease liability. Lease expense for these short-term leases is recognized on a straight-line basis over the lease term and recognized within Selling, general and administrative on the Consolidated Statements of Operations.

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
•For all classes of leased assets, the Company has elected to combine lease and non-lease components into a single lease component.
The Company occasionally subleases an underlying asset to a third party while the original head lease remains in effect. The Company accounts for the head lease and the sublease as separate transactions. If a sublease arrangement relieves the Company of its primary obligation under the head lease, the associated ROU asset and lease liability are derecognized, and any gain or loss is recognized in the period within Other income (expense), net in the Consolidated Statements of Operations. If the Company is not relieved of its primary obligation, the original lease accounting remains unchanged, and the Company accounts for the sublease as a lessor. If the Company remains secondarily liable, a guarantee obligation would also be recognized. Rent payments received from subleases of operating leases and finance leases are recognized within Selling, general and administrative, as a reduction of the related lease expense recorded as the primary lessee, and Other (expense) income, net, respectively, on the Consolidated Statements of Operations.
See Note 11 — Leases for further detail.
Failed sale and leaseback arrangements
The Company periodically enters into arrangements where the Company sells an asset and simultaneously leases back all, or a portion of, the same asset for all, or part of, the asset’s remaining useful life. Each such transaction is evaluated under ASC 842 to determine if the transfer of the asset qualifies as a sale. When a sale and leaseback transaction does not qualify for sale accounting, the transaction is accounted for as a financing arrangement, and the Company:
•does not derecognize the underlying asset and continues to recognize the asset within Property, plant and equipment, net on the Consolidated Balance Sheets, depreciating the asset over its remaining useful life;
•recognizes a liability for the sale proceeds, within Financial obligations - current and Financial obligations - net of current on the Consolidated Balance Sheets; and
•allocates the cash payments made to the buyer-lessor between principal reduction of the financial liability and interest expense, using the effective interest method. The interest expense is recognized within Interest expense related to lease liabilities and financial obligations on the Consolidated Statements of Operations.
See Note 12 — Failed sale leaseback arrangements for further detail.
Impairment of long-lived assets
The Company evaluates its long-lived assets, including property, plant and equipment, ROU assets and definite-lived intangible assets, for impairment whenever events or changes in circumstances suggest the carrying amount of the asset group(s) to which the long-lived asset(s) are classified may not be recoverable. If a triggering event occurs, the Company tests its long-lived asset group(s) for recoverability by comparing the carrying amount to the estimated future undiscounted cash flows expected to result from the Company’s use and eventual disposition of the long-lived asset group(s). If the long- lived asset group(s) fail the recoverability test, the Company recognizes an impairment loss for the amount by which the carrying amount exceeds the fair value of the long-lived asset group(s). Impairment losses are recognized as incurred within Impairment loss on the Consolidated Statements of Operations.
Goodwill
Goodwill represents the excess of the consideration transferred in a business combination over the fair value of the net tangible and intangible assets acquired. Goodwill is not amortized but is tested for impairment at the reporting unit level. Upon acquisition, goodwill is allocated to the reporting unit or units expected to benefit from the business combination. A reporting unit is an operating segment or one level below an operating segment that represents a component, or group of components, for which discrete financial information is available and reviewed regularly by segment management.

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
Impairment of goodwill
The Company tests goodwill for impairment annually, as of October 1, and more frequently if events or changes in circumstances indicate that an impairment loss may have been incurred. The Company conducts its impairment testing process as follows:
•Qualitative Assessment: The Company may first perform a qualitative assessment to determine if it is more likely than not that the fair value of a reporting unit, inclusive of any allocated goodwill, is less than its carrying value. This assessment considers factors such as significant underperformance relative to historical or projected future operating results, significant negative industry or economic trends and significant changes in the Company's use of the acquired assets or its overall business strategy.
•Quantitative Test: If the qualitative assessment indicates that an impairment is more likely than not, the Company proceeds to a quantitative impairment test. The fair value of the reporting unit is compared to its carrying value, including goodwill. The fair value of a reporting unit is determined using a combination of income and market- based valuation approaches.
If the carrying value of a reporting unit exceeds its fair value, the Company recognizes an impairment loss equal to the excess. The loss recognized is limited to the total amount of goodwill allocated to that reporting unit. Impairment losses are recognized within Impairment loss on the Consolidated Statements of Operations, during the period in which the impairment is identified. Impairment losses recognized in prior reporting periods are irreversible.
Change in reporting units
During the year ended December 31, 2023, the Company evaluated its existing reporting units in accordance with Accounting Standards Codification (“ASC”) 350, Intangibles—Goodwill and Other, and determined that the individual components of its two operating segments, Domestic and International (as determined in accordance with ASC 280, Segment Reporting), were economically similar and aggregation of the individual components into two reporting units that align with the Company’s two operating segments is required. Prior to October 1, 2023, the Company identified 16 reporting units on a jurisdictional basis. There were no changes to this approach in the years ended December 31, 2024 and 2025.
See Note 13 — Intangible assets, net and Goodwill for further detail.
Investments
The Company’s investments in equity securities are accounted for based on the nature of the investment and the level of influence the Company can exercise over the investee.
Equity method investments: Equity investments in entities over which the Company has significant influence but not control is accounted for using the equity method of accounting:
•The investment is initially recorded at cost; and
•The carrying amount is subsequently adjusted on a quarterly basis to recognize the Company’s proportionate share of the investee’s net income or loss in the current fiscal period.
Equity securities: Investments in equity securities are accounted for as follows:
•With readily determinable fair value: measured at fair value, with all unrealized gains and losses recognized within the Consolidated Statements of Operations in the period they occur;
•Without readily determinable fair value: measured at cost, less any impairment, and adjusted for any observable price changes from identical or similar investments of the same issuer.

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
The Company evaluates its investment portfolio quarterly for indicators of impairment. If the Company has reason to believe that an investment’s fair value is below its carrying value, the Company recognizes an impairment loss for the difference.
On the Consolidated Statements of Operations, recognized gains and losses are reflected within Other income, net and impairment losses are recognized within Impairment loss, during the period in which they occur.
Deferred charges: debt financing
Costs incurred to obtain new debt financing or modify existing debt are deferred. The accounting treatment for these costs depends on the nature of the financing arrangement.
Debt discounts, premiums and direct issuance costs related to term loans are presented on the Consolidated Balance Sheets as a direct deduction from or addition to the carrying amount of the related debt and are amortized to Interest expense over the term of the debt using the effective interest method.
Debt issuance costs related to revolving lines of credit are capitalized as an asset on the Consolidated Balance Sheets and are amortized to Interest expense on a straight-line basis over the term of the credit facility on Consolidated Statements of Operations.
Commitments and contingencies
The Company recognizes loss contingencies on litigation matters within Accrued expenses on the Consolidated Balance Sheets. Losses on contingent liabilities are recognized when both of the following conditions are met: (i) it is probable that a loss has been incurred and (ii) the amount of the loss can be reasonably estimated. Gains from contingent liabilities are recognized only when realized or realizable. Losses (gains) related to contingent liabilities are recognized within Other income, net, on the Consolidated Statements of Operations.
The Company recognizes legal costs, as incurred, within Selling, general and administrative on the Consolidated Statements of Operations.
See Note 26 — Commitments and contingencies for further detail.
Income taxes
The Company’s Provision for income taxes on the Consolidated Statements of Operations is comprised of current and deferred income taxes, except to the extent that the income tax expense is related to a business combination or items that are recognized directly within Shareholders’ equity on the Consolidated Balance Sheets.
Current income taxes are recognized for the estimated taxes payable or refundable for the current fiscal period and are based on the taxable loss for the current fiscal period (as adjusted for unrealized tax benefits, changes in tax receivables (payables) that arose in a prior period and recovery of taxes paid in a prior period). Current taxes are measured using tax rates and laws enacted during the period within which the taxable income (loss) arose. Current tax assets and liabilities are offset only if the right of offset exists.
Deferred income taxes are recognized for the future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their respective tax basis. Deferred taxes are measured using enacted tax rates expected to apply in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in Provision for income taxes on the Consolidated Statements of Operations in the period that includes the enactment date.
Valuation allowances
Deferred tax assets are reduced by a valuation allowance, if based on available evidence, it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized. The Company assesses the realizability of its deferred income tax assets quarterly, considering all available positive and negative evidence, including the nature, frequency and severity of cumulative losses, forecasts of future profitability and the duration of statutory carryforward periods.

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
Net operating loss (“NOL”) carryforwards
The Company recognizes the tax benefit from an NOL carryforward only to the extent it is more-likely-than-not that the tax benefit will be realized.
In accordance with Section 382 (“Section 382”) of the Internal Revenue Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change NOL carryforwards and other tax attributes to offset post-change income may be limited. The Company has not completed a study to assess whether an “ownership change” has occurred or whether there have been multiple ownership changes since the Company became a “loss corporation,” as defined in Section 382. Future changes in the Company’s equity ownership, which may be outside of its control, or future equity offerings and acquisitions could trigger an “ownership change.” If an “ownership change” has occurred or does occur in the future, the Company may be limited in its utilization of NOL carryforwards, which could result in increased future tax liabilities.
Uncertain tax positions
The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates and, in the normal course of business, is subject to examination and audit by federal, state and foreign jurisdictions. The Company records liabilities for uncertain tax positions under ASC 740, recognizing a tax benefit only when a position is more likely than not to be sustained upon examination. A liability is recorded for any benefit claimed in excess of the amount recognized and measured under this standard.
Section 280E of the U.S. Internal Revenue Code has historically been applied to the Company’s U.S. plant-touching cannabis operations. The Company has adopted a tax position, supported by legal interpretations, asserting that the restrictions of Section 280E do not apply to its cannabis operations (the “Section 280E Position”).
While the Company believes the Section 280E Position is supported by sound legal interpretations, the cannabis industry operates in a complex and evolving regulatory environment. In the event the Section 280E Position is not sustained, the Company has established reserves for this contingency, which are presented within Uncertain tax positions on the Condensed Consolidated Balance Sheets (Unaudited).
The Company believes it is reasonably possible that its liability for uncertain tax positions will continue to change over the next 12 months as the Section 280E Position is examined by the Internal Revenue Service ("IRS") and certain state tax authorities.
Unrecognized tax benefits
The Company records tax benefits for all years subject to examination based upon management’s evaluation of the facts, circumstances and information available at the reporting date. Quantifying income tax positions involves inherent uncertainty, particularly given the complexity of federal, state and foreign tax laws and regulations in the jurisdictions in which the Company operates. The Company recognizes tax benefits only on those tax positions where it is more-likely- than-not that a tax benefit will result upon ultimate settlement with a taxing authority in possession of all relevant information.
The Company recognizes interest and penalties related to unrecognized tax positions within Provision for income taxes on the Consolidated Statements of Operations, or if incurred as a result of an acquisition, within Income tax receivable on the Consolidated Balance Sheets.
Change in tax laws
During the third quarter of 2025, the U.S. enacted H.R.1 – One Big Beautiful Bill Act (the “OBBBA”), which introduces various corporate income tax provisions effective in 2025 and subsequent years. The provisions that became effective in 2025 did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows. The Company is currently evaluating the potential impact of the OBBBA provisions that will become effective in subsequent years; however, the Company does not anticipate these provisions will have a material impact on its consolidated financial position, results of operations or cash flows.

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
Revenues
The Company recognizes revenue when the control of a promised good or service is transferred to the customer in an amount that reflects the consideration to which the Company expects to be entitled in exchange for the transferred good or service.
Retail and wholesale revenues
The Company derives revenue from the sale of cannabis products. Domestically, revenue is generated from direct-to- consumer retail sales at Company-operated dispensaries and from wholesale sales to third-party dispensaries, distributors and processors. Internationally, revenue is generated from direct-to-patient retail sales through the Company’s online cannabis pharmacy in the U.K. and from wholesale sales to distributors in Australia, Canada, Europe and New Zealand. In addition, the Company generates non-cannabis revenues from wholesale operations in Germany and Spain.
Revenues from the sale of retail and wholesale cannabis products are recognized at the point in time when control is transferred to the customers. Typically, for retail customers, control is transferred at point of sale and for wholesale customers control is transferred upon delivery and acceptance. Retail and wholesale revenues are recorded net of any sales discounts.
Management fee income
Management fee income is derived from various arrangements with cannabis licensees and other third parties. These arrangements include Management Service Agreements (“MSA”s) through which the Company provides professional services, such as cultivation, processing and retail know-how; back-office administration; brand licensing and real estate leasing/lending services. In addition, domestically, management fee income is inclusive of royalty fees earned on the use of the Company’s licenses by third parties; while, internationally, the Company earns fees for providing manufacturing, logistics and consultation services. Management fee income is recognized on a straight-line basis over the term of the associated arrangements as services are provided.
Customer loyalty program and Promotional discounts
For most of its locations, the Company offers a loyalty reward program where retail customers can earn points on purchases for redemption on future purchases. Loyalty reward points are considered a material right and a separate performance obligation, and a portion of the initial transaction price is allocated to the loyalty points earned on the transaction and deferred. The deferred revenue is recognized within Accrued expenses on the Consolidated Balance Sheets, until the earned loyalty reward points are redeemed, expired or forfeited. As of December 31, 2025 and 2024, the Company’s Accrued loyalty payable totaled $5.0 million and $5.8 million, respectively.
Promotional discounts and loyalty rewards that are not tied to a customer purchase are expensed as incurred and recognized within Sales and marketing, which is a component of Selling, general and administrative expense on the Consolidated Statements of Operations.
See Note 25 — Segment reporting for further details.
Share-based compensation
The Company accounts for all share-based payments to employees, directors and consultants, including stock options, performance stock units (“PSUs”), restricted stock units (“RSUs”) and virtual share options (“VSOs”), by measuring the awards at their grant-date fair value and recognizing the corresponding compensation expense over the requisite service period, which typically equates to the vesting period. The Company recognizes share-based compensation expense within Selling, General and Administrative costs on the Consolidated Statements of Operations, with a corresponding increase to Shareholders’ equity or Accrued expenses on the Consolidated Balance Sheets, based on the award’s classification.

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
Valuation
The fair value of share-based awards is determined using appropriate valuation models depending on the nature of the award:
•RSUs and PSUs: The fair value of RSUs and PSUs subject to service or non-market performance conditions is determined based on the closing market price of the Company’s SVS on the date of grant.
•Stock options: The Company uses the Black-Scholes option-pricing model to determine the grant-date fair value of stock options.
•Awards with market conditions: For awards that contain market conditions (e.g., achieving a specific stock price), the Company utilizes a Monte Carlo simulation model to determine the grant-date fair value.
•VSOs: VSOs are awards that do not convey actual equity interests and are settled solely in cash. Such awards are classified as liability awards, and the grant-date fair value is determined in accordance with the underlying plan agreement. VSOs are remeasured to fair value at the end of each reporting period.
The key assumptions used in the Black-Scholes model include the award’s expected term, expected volatility, risk-free interest rate and expected dividend yield. Expected volatility is estimated based on the historical stock price volatility of the Company’s SVS over a period commensurate with the award's expected term. The risk-free interest rate is based on the U.S. Treasury yield curve for a term consistent with the expected life of the award (i.e. the period of time that granted stock options are expected to be outstanding). The Company uses an expected dividend yield of zero as it does not currently anticipate paying dividends.
Forfeitures
The Company has elected to recognize forfeitures of unvested awards as they occur. Accordingly, previously recognized compensation expense is reversed in the period in which the forfeiture occurs.
See Note 19 — Share-based compensation for further detail.
Advertising costs
Advertising costs are expensed as incurred and recorded as a component of Sales and marketing on the Consolidated Statements of Operations.
See Note 20 — Selling, general and administrative expense for further detail.
Earnings per share, basic and diluted
The Company presents basic and diluted earnings per share (“EPS”) on its Consolidated Statements of Operations. Basic EPS is calculated by dividing the net income (loss) attributable to the Company’s shareholders by the weighted average number of shares outstanding during the reporting period. Diluted EPS is determined by adjusting the net income (loss) attributable to the Company’s shareholders and the weighted average number of shares outstanding during the period, for the effects of all potentially dilutive instruments, which, for the Company, has been comprised of share-based awards, contingent equity consideration obligations and convertible debt instruments. Instruments with an anti-dilutive impact are excluded from the calculation of diluted EPS. The Company applies the treasury stock method to calculate the number of potentially dilutive securities with respect to its share-based awards and applies the if-converted method with respect to any outstanding contingent equity consideration obligations and convertible debt instruments.
See Note 24 — Earnings per share for further detail.
Related party transactions
Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
related if they are subject to common control. Related parties may be individuals or entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.
See Note 27 — Related party transaction for further details.
Business combinations and asset acquisitions
The Company accounts for business combinations using the acquisition method in accordance with ASC 805, Business Combinations (“ASC 805”), which requires recognition of assets acquired and liabilities assumed, including contingent assets and liabilities, at their respective fair values on the date of acquisition or assumption of control.
Business combinations
Under the acquisition method, the assets acquired and liabilities assumed in a business combination are recognized at their respective fair values on the date of acquisition, and the operating results of the acquired business are included in the Company’s Consolidated Financial Statements from the date of acquisition. The excess of consideration transferred over the net assets acquired and liabilities assumed is recognized as goodwill as of the acquisition date.
Non-controlling interests in the acquiree are measured at fair value on acquisition date, and acquisition-related transaction costs are recognized as expenses in the period in which the costs are incurred.
Contingent consideration arising from a business combination is included in the purchase consideration at its fair value on the acquisition date:
•Liability-classified: Contingent consideration classified as a liability is remeasured to fair value at each reporting period, with changes in fair value recognized within Other income, net on the Consolidated Statements of Operations; and
•Equity-classified: Contingent consideration classified as equity is not remeasured. Contingent consideration classified as equity is assessed quarterly to determine whether equity classification remains appropriate.
Purchase price allocations may be preliminary and during the measurement period (not to exceed one year from the date of acquisition), changes in assumptions and estimates that result in adjustments to the fair value of assets acquired and liabilities assumed are recorded in the period the adjustments are determined.
Asset acquisitions
The Company applies a screen test to determine if an acquisition should be accounted for as a business combination or an asset acquisition. When substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar assets (generally 90% or more), the transaction is accounted for as an asset acquisition. In addition, assets acquired that do not constitute a business are accounted for as asset acquisitions. The Company allocates the cost of an asset acquisition, including acquisition-related transaction costs, to the individual assets acquired and liabilities assumed based on their relative fair values.
See Note 4 — Acquisitions for further detail.
Fair value of financial instruments
ASC 820, Fair Value Measurement (“ASC 820”) defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 also establishes a fair value hierarchy to prioritize the inputs used to measure fair value into three categories based upon the lowest level of input that is available and significant to the fair value measurement.
The three levels of the fair value hierarchy, wherein Level 1 is the highest and Level 3 is the lowest, are as follows:
Level 1 — Unadjusted quoted prices in active markets for identical assets or liabilities;

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
Level 2 — Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly; and
Level 3 — Inputs for the asset or liability that are not based on observable market data.
The Company evaluates the classification of its financial instruments within the fair value hierarchy at the end of each reporting period. Transfers between levels are recognized based on changes in the observability of the inputs used to measure fair value. The Company’s policy is to recognize transfers between levels of the fair value hierarchy as of the beginning of the reporting period in which the event or change in circumstances that caused the transfer occurs.
The Company’s financial instruments consist of cash and cash equivalents, restricted cash, accounts receivable, notes receivable, equity investments, accounts payable, accrued expenses, long-term notes payable, contingent and deferred consideration liabilities and redeemable NCI.
The carrying values of cash and cash equivalents, restricted cash, accounts receivable, notes receivable, accounts payable and accrued expenses approximate their fair values due to the relatively short-term to maturity. The Company’s notes payable and deferred consideration liabilities are carried at amortized cost, and redeemable NCI is recognized at the greater of carrying value or estimated redemption value at the end of each reporting period.
The Company's equity investments with readily determinable fair values and contingent consideration liabilities are measured at fair value on a recurring basis.
See Note 28 — Fair value measurements and financial risk management for further detail.
Significant accounting judgments, estimates and assumptions
The preparation of financial statements in accordance with U.S. GAAP requires management to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses as well as the disclosure of contingent liabilities. These estimates are developed based on historical experience, observable trends and other information available, and they are reviewed and updated regularly. Although actual results could differ from these estimates, management believes them to be reasonable. Changes in estimates are accounted for prospectively.
The most significant assumptions and estimates underlying the Consolidated Financial Statements are described below:
Consolidation and variable interest entities
Significant judgment is applied to determine whether the Company holds a controlling financial interest in an entity, particularly when the Company does not hold a majority voting interest. This evaluation considers voting rights, MSAs, the entity’s design and the existence of financial guarantees. Entities in which the Company holds a controlling financial interest are consolidated. See Note 2 — Basis of presentation and consolidation and Note 29 — Variable interest entities for further detail.
Business combinations and asset acquisitions
Significant judgment is applied in determining whether an acquisition is treated as a business combination or an asset acquisition. The Company uses an optional screen test under which a transaction is accounted for as an asset acquisition if substantially all of the fair value of the gross assets acquired (generally 90% or more) is concentrated in a single identifiable asset or group of similar assets.
In a business combination, significant estimates are used to determine the fair value of assets acquired and liabilities assumed. Depending on the complexity of the transaction, an independent valuation expert may be engaged.
•Intangible Assets: The valuation of acquired intangible assets, such as cannabis licenses, requires the development of forward-looking cash flow projections and the selection of appropriate discount and terminal growth rates.
•Contingent Consideration: The fair value of contingent consideration liabilities, such as earn-outs, is estimated based on the probability and timing of achieving specific future outcomes, such as revenue targets.

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
These valuations are closely linked to the assumptions made by management regarding future performance of the assets acquired and any changes in the discount rate applied. See Note 4 — Acquisitions for further detail.
Goodwill impairment
Goodwill is tested for impairment annually or more frequently if impairment indicators exist. This test requires the estimation of the fair value of its reporting units using income and market-based approaches. This process involves significant judgment in developing business plans and forecasts as well as in selecting appropriate market data. See Note 13 — Intangible assets, net and Goodwill for further detail.
Share-based compensation - Stock options
Estimating the fair value of share-based awards requires significant assumptions for the inputs used in the Black-Scholes or Monte Carlo valuation models, including expected volatility of the Company’s SVS, the expected life of an award and the risk-free interest rate. The Company uses an expected dividend yield of zero as it does not currently anticipate paying dividends. See Note 19 — Share-based compensation for further detail.
Impairment of long-lived assets
The Company evaluates the recoverability of long-lived assets when events indicate their carrying value may not be recoverable. This requires judgment in interpreting key factors (e.g., adverse changes in market conditions, regulatory environment or business climate and adverse changes in the extent or manner in which the long-lived assets will be used) and in estimating the undiscounted future cash flows of such assets. See Note 10 — Property, plant and equipment, net for further detail.
Inventories, net
Inventories are measured at the lower of cost or NRV. Determining NRV requires significant judgment regarding future demand, selling prices, shrinkage and inventory aging. See Note 8 — Inventories, net for further detail.
Leases
Leases Management applies significant judgment in deriving the lease term and discount rate applicable in a leasing arrangement.
•Lease Term: Determining whether options to extend or terminate a lease are reasonably certain to be exercised involves considering strategic, operational and economic factors, including the size of the Company’s investment in the property and the strategic importance of the property location.
•Discount Rate: Determining the incremental borrowing rate for leases where the implicit rate is not readily determinable. See Note 11 — Leases for further detail.
Income taxes
There is inherent uncertainty in quantifying income tax positions. Management must exercise significant judgment in evaluating whether its tax positions are more likely than not to be sustained upon examination or audit by tax authorities in the complex federal, state and foreign jurisdictions in which the Company operates.
Held for sale and discontinued operations
Significant judgment is required to determine if a disposal group meets the specific criteria to be classified as “held for sale.” An asset or disposal group must meet all of the following conditions:
•Management is committed to a plan to sell;
•The asset or disposal group is available for immediate sale in its present condition;
•An active program to locate a buyer has been initiated;

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
•The sale is highly probable within one year;
•The asset or disposal group is being actively marketed for sale at a reasonable price; and
•It is unlikely that the plan will be significantly changed or withdrawn.
A disposal group classified as held for sale is reported as a “discontinued operation” if it represents a strategic shift that has a major effect on the Company’s operations and financial results. Assets held for sale are measured at the lower of their carrying amount or fair value less costs to sell. Pursuant to ASC 205, Presentation of Financial Statements, the financial results of the Company’s discontinued operations are presented separately on the Consolidated Statements of Operations as Net loss from discontinued operations.
See Note 5 — Assets and liabilities held for sale and discontinued operations and Note 6 — Discontinued operations for further detail.
Redeemable non-controlling interests
The valuation and classification of redeemable non-controlling interests involve significant judgment, including developing discounted cash flow models with assumptions about future revenue, margins and economic conditions. The Company also has to assess whether the underlying equity instruments are currently redeemable or likely to become redeemable in the future, adding complexity to their classification on the Consolidated Balance Sheets. See Note 18 — Redeemable non- controlling interest for further detail.
Revenue recognized from contracts with customers
Significant judgment is applied in evaluating the nature of the Company’s wholesale and MSA revenue contracts. This includes assessing whether the Company acts as the principal or agent in contracts with customers, particularly where third- party involvement or shared responsibilities exist. The Company also evaluates whether certain transactions are non- reciprocal in nature, requiring consideration of whether a transfer of assets occurred without commensurate value received. In arrangements involving transfers of inventory between the same counter-parties, the Company applies judgment to determine whether such transfers represent distinct revenue-generating events. Additionally, the allocation of transaction price across multiple performance obligations necessitates the estimation of standalone selling prices and the timing of satisfaction of each obligation.
New, amended and future accounting pronouncements
The Company has implemented all applicable accounting standards recently issued by the FASB, as well as applicable pronouncements from certain other standard-setting bodies, within the prescribed effective dates. Pronouncements that are not applicable or where it has been determined do not have a significant impact to the Company have been excluded herein.
Recently adopted accounting standards
The Company adopted ASU 2023-09, Improvements to Income Tax Disclosures (“ASU 2023-09”), on a prospective basis for its annual reporting ended December 31, 2025. ASU 2023-09 requires public business entities to annually (i) disclose specific categories within the effective tax rate reconciliation and (ii) provide additional details for reconciling items that meet a quantitative threshold (generally defined as items equal to or greater than five percent of the computed statutory tax amount). Upon adoption, ASU 2023-09 did not materially impact the Consolidated Financial Statements, other than to expand the disclosures within Note 23 — Income taxes. There was no impact to the Company’s consolidated financial position, results of operations or cash flows.
Effective January 1, 2025, the Company adopted ASU 2023-05, Business Combinations— Joint Venture Formations (“ASU 2023-05”). ASU 2023-05 (i) defines a joint venture as the formation of a new entity without an accounting acquirer and (ii) requires that a joint venture measure its identifiable net assets and goodwill, if any, at the formation date, such that the initial measurement of a joint venture’s total net assets is equal to the fair value of 100% of the joint venture’s equity, including any noncontrolling interest in the net assets of the joint venture. Upon adoption, ASU 2023-05 did not impact the Company’s consolidated financial position, results of operations or cash flows, as the Company did not form any joint ventures on or after January 1, 2025.

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
Recently issued accounting standards not yet adopted
In December 2025, the FASB issued ASU 2025-11, Interim Reporting (Topic 270): Narrow-Scope Improvements (“ASU 2025-11”). ASU 2025-11 makes targeted, narrow-scope improvements to the interim reporting guidance in ASC 270 to clarify the timing and consistency of recognition and measurement in quarterly financial statements. The amendments address specific areas where existing guidance led to uncertainty about whether certain costs, adjustments or changes in estimates should be recognized in an interim period or allocated over an annual period. The amendments in ASU 2025-11 do not introduce new accounting concepts but improves consistency, reduces diversity in practice and enhances comparability across interim reporting periods. ASU 2025-11 is effective for fiscal years beginning after December 15, 2027, including interim reporting periods within those fiscal years, and can be applied on either a prospective or modified retrospective basis. Early adoption is permitted. The Company does not anticipate ASU 2025-11 will have a material impact on its consolidated financial statements upon adoption.
In September 2025, the FASB issued ASU 2025-07, Derivatives and Hedging (Topic 815) and Revenue from Contracts with Customers (Topic 606): Scope Refinements (“ASU 2025-07”). ASU 2025-07 was issued to clarify the application of derivative accounting to certain contracts and refine the guidance for share-based noncash consideration received from customers. The amendments introduce a scope exception for contracts that are not exchange-traded and whose underlying is tied to operations or activities specific to one party. Additionally, ASU 2025-07 clarifies that share-based noncash consideration from a customer should initially be accounted for under Topic 606 until the right to receive or retain such consideration becomes unconditional, at which point financial instruments guidance may apply. ASU 2025-07 is effective for fiscal years beginning after December 15, 2026, including interim reporting periods within those fiscal years, and can be applied on either a prospective or modified retrospective basis. Early adoption is permitted. The Company is currently evaluating the potential impact of ASU 2025-07 to the Company and its consolidated financial statements upon adoption.
In September 2025, the FASB issued ASU 2025-06, Intangibles—Goodwill and Other—Internal-Use Software: Targeted Improvements to the Accounting for Internal-Use Software (“ASU 2025-06”). ASU 2025-06 was issued to modernize and clarify the accounting for internal-use software, addressing stakeholder concerns that the existing guidance was outdated and based on traditional waterfall development methods that no longer reflect current software development practices, including agile methodologies. The amendments in ASU 2025-06 eliminate references to prescriptive “project stages” and introduce a clearer capitalization threshold, requiring capitalization of software costs once (i) management has authorized and committed funding to the project and (ii) it is probable the software will be completed and used as intended. Entities must also assess whether significant uncertainty exists in the development process when applying this threshold. ASU 2025-06 is effective for all entities for annual reporting periods beginning after December 15, 2027, and can be applied on a prospective, modified retrospective or retrospective basis. Early adoption is permitted. The Company is currently evaluating the potential impact of ASU 2025-06 to the Company and its consolidated financial statements upon adoption.
In August 2025, the FASB issued ASU 2025-05, Financial Instruments—Credit Losses: Measurement of Credit Losses for Accounts Receivable and Contract Assets (“ASU 2025-05”). ASU 2025-05 was issued to simplify and improve the measurement of credit losses for accounts receivable and contract assets. The amendments in ASU 2025-05 respond to stakeholder concerns regarding the cost and complexity of applying the current expected credit loss model, particularly for assets collected shortly after the balance sheet date. ASU 2025-05 introduces an optional practical expedient allowing all entities to assume that current conditions as of the balance sheet date remain unchanged for the remaining life of the asset. ASU 2025-05 is effective for annual reporting periods beginning after December 15, 2025, including interim reporting periods within those annual reporting periods, and must be applied prospectively. Early adoption is permitted. The Company is currently evaluating the potential impact of ASU 2025-05 to the Company and its consolidated financial statements upon adoption.
In May 2025, the FASB issued ASU 2025-04, Compensation—Stock Compensation and Revenue from Contracts with Customers (“ASU 2025-04”). ASU 2025-04 revises FASB’s Master Glossary definition of the term performance condition for share-based consideration payable to a customer. The revised definition incorporates:
•conditions (such as vesting conditions) that are based on the volume or monetary amount of a customer’s purchases (or potential purchases) of goods or services from the grantor and
•performance targets based on purchases made by other parties that purchase the grantor’s goods or services from the grantor’s customers.

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
In addition, the amendments in ASU 2025-04,
•eliminate the policy election permitting a grantor to account for forfeitures as they occur;
•clarify that share-based consideration encompasses the same instruments as share-based payment arrangements, but the grantee does not need to be a supplier of goods or services to the grantor and
•clarify that a grantor is required to assess the probability that an award will vest using only the guidance in ASC 718, Compensation––Stock Compensation. Revenue recognition will no longer be delayed when an entity grants awards that are not expected to vest.
ASU 2025-04 is effective for all entities for annual reporting periods, including interim reporting periods within those annual reporting periods, beginning after December 15, 2026 and can be applied on a modified retrospective or retrospective basis. Early adoption is permitted. The Company is currently evaluating the potential impact of ASU 2025-04 to the Company and its consolidated financial statements upon adoption. As of December 31, 2025, the Company has no customer contracts or transactions within the scope of this amendment.
In May 2025, the FASB issued ASU 2025-03, Business Combinations and Consolidation: Determining the Accounting Acquirer in the Acquisition of a Variable Interest Entity (“ASU 2025-03”). ASU 2025-03 replaces the requirement that the primary beneficiary always is the acquirer with an assessment that requires an entity to consider the factors to determine which entity is the accounting acquirer. Upon adoption, in an acquisition transaction effected primarily by exchanging of equity interests when the legal acquiree is a VIE that meets the definition of a business, the Company will be required to consider the factors in paragraphs ASC 805-10-55-12 through 55-15 to determine if it is the accounting acquirer. Specifically, under ASU 2025-03, acquisition transactions in which the legal acquiree is a VIE will, in more instances, result in the same accounting outcomes as economically similar transactions in which the legal acquiree is a VIE. ASU 2025-03 is effective for all entities for annual reporting periods, including interim reporting periods within those annual reporting periods, beginning after December 15, 2026 and must be applied on a prospective basis. Early adoption is permitted. The Company is currently evaluating the potential impact of ASU 2025-03 to the Company and its consolidated financial statements upon adoption.
In January 2025, the FASB issued ASU 2025-01, Reporting Comprehensive Income - Expense Disaggregation Disclosures, which clarifies the effective dates of ASU 2024-03. The provisions of ASU 2024-03 are discussed in further detail herein.
In November 2024, the FASB issued ASU 2024-04, Debt with Conversion and Other Options (“ASU 2024-04”). ASU 2024-04 clarifies the requirements for accounting for a settlement of a convertible debt instrument as an induced conversion and applies to convertible debt instruments with cash conversion features as well as debt instruments that are not currently convertible. ASU 2024-04 is effective for all entities for annual periods beginning after December 15, 2025, and interim periods within those annual periods, and can be applied either on a prospective or retrospective basis. Early adoption is permitted. The Company is currently evaluating the potential impact of ASU 2024-04 to the Company and its consolidated financial statements upon adoption.
In November 2024, the FASB issued ASU 2024-03, “Reporting Comprehensive Income—Expense Disaggregation Disclosures”. ASU 2024-03 requires public business entities to provide disaggregated disclosures of specific income statement expense categories, including purchases of inventory, employee compensation, depreciation, intangible asset amortization, depletion and selling expenses. The amendments introduced by ASU 2024-03 aim to enhance transparency by offering investors more detailed insights into an entity’s expense structure. This additional information is intended to improve investors' ability to understand an entity’s cost structure and to forecast future cash flows. ASU 2024-03 is effective for all entities for annual periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. Early adoption is permitted, and ASU 2024-03 can be applied on either a prospective or retrospective basis. The Company is currently evaluating the potential impact of ASU 2024-03 to the Company and its consolidated financial statements upon adoption.
In October 2023, the FASB issued ASU 2023-06, Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative (“ASU 2023-06”). ASU 2023-06 incorporates certain SEC disclosure requirements into the FASB Codification. The amendments introduced by ASU 2023-06 are expected to clarify or improve disclosure and presentation requirements of a variety of Codification Topics, allow users to more easily compare entities subject to the SEC’s existing disclosures with those entities that were not previously subject to the requirements and align the requirements in FASB’s Codification with the SEC’s regulations. ASU 2023-06 is effective on the date on which the SEC

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
removes the related disclosure from Regulation S-X or Regulation S- K. Any amendments the SEC does not remove by June 30, 2027 will not be effective. Early adoption is prohibited. The Company does not anticipate ASU 2023-06 will impact its consolidated financial statements upon adoption.
Note 4 — Acquisitions
Goodwill arising from acquisitions consists largely of the synergies and economies of scale expected from integrating the operations of the acquired businesses, opportunities to enter into new markets and/or expand the Company’s footprint in existing markets as well as the acquisition of other intangibles that do not qualify for separate recognition. Synergies include (i) the elimination of redundant facilities and functions and (ii) the use of the Company’s existing commercial infrastructure to expand sales. None of the resultant goodwill from the following acquisitions are expected to be deductible for income tax purposes.
2025 Acquisitions
During the year ended December 31, 2025, the Company did not consummate any acquisitions that were material, individually or in the aggregate.
2024 Acquisitions
Northern Green Canada Inc.
On April 19, 2024, the Company completed the acquisition of all issued and outstanding shares of Northern Green Canada, Inc. (“NGC”), for total consideration of approximately $23.8 million, paid in cash and equity consideration. NGC is a Canadian licensed cannabis producer and distributor focused primarily on expanding in the international market through its EU-GMP certified product offering. The acquisition of NGC equipped the Company with a secure and consistent supply of high quality, non-irradiated indoor EU-GMP flower in order to maintain a leading position in Germany, Poland and the U.K. and support the Company’s expansion into new international markets.
The Company accounted for its acquisition of NGC as a business combination.
During the year ended December 31, 2025, the Company recorded a measurement period adjustment of $4.0 million to Deferred tax liability, to reflect acquired net operating losses that were not determinable at the acquisition date. See Note 13 — Intangible assets, net and Goodwill for further detail on the impact of this measurement period adjustment to Goodwill.

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
The following table presents the fair value of the assets acquired and liabilities assumed in the acquisition of NGC as of the acquisition date and an allocation of the consideration to net assets acquired:

Cash	$146
Accounts receivable, net	2,487
Prepaid expenses and other current assets	398
Inventories, net	3,400
Property, plant and equipment, net	10,858
Right-of-use assets	2,842
Licenses	15,387
Trade name	201
Goodwill	1,285
Deferred tax liabilities	(265)
Liabilities assumed	(12,966)
Net assets acquired	$23,773

Consideration paid in cash, net of working capital adjustments	$2,368
Equity consideration(1)	15,053
Contingent consideration classified as a liability(2)	6,352
Total consideration	$23,773

Cash outflow, net of cash acquired	$2,222

(1) The fair value of the consideration, paid through the issuance of SVS, was based on a third-party valuation that took into account transfer restrictions and the time value of money.
(2) On April 11, 2025, the Company issued 207,055 SVS and paid $3.2 million in cash to settle this contingent consideration obligation.
Curaleaf Poland S.A.
On February 2, 2024, the Company completed the acquisition of all issued and outstanding shares of Can4Med S.A., now known as Curaleaf Poland S.A. (“Curaleaf Poland”) for total consideration of €1.5 million, consisting of cash and equity consideration. Additionally, the Company incurred a deferred consideration obligation tied to the future performance of Curaleaf Poland. Curaleaf Poland is the first medical cannabis-specialized wholesaler in Poland, specializing in the acquisition, registration and distribution of medical cannabis and products containing THC and other cannabinoids in Poland. The acquisition of Curaleaf Poland increased the Company’s international footprint.
The Company accounted for its acquisition of Curaleaf Poland as a business combination.

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
The following table presents the fair value of the assets acquired and liabilities assumed in the acquisition of Curaleaf Poland as of the acquisition date and an allocation of the consideration to net assets acquired:

Cash	$48
Accounts receivable, net	414
Prepaid expenses and other current assets	2
Inventories, net	661
Property, plant and equipment, net	14
Licenses	2,063
Trade name	97
Non-compete agreements	32
Goodwill	931
Deferred tax liabilities	(548)
Liabilities assumed	(891)
Net assets acquired	$2,823

Consideration paid in cash, net of working capital adjustments	$832
Equity consideration(1)	773
Deferred consideration classified as a liability(2)	1,218
Total consideration	$2,823

Cash outflow, net of cash acquired	$784

(1) The fair value of the consideration paid through the issuance of SVS was based on a third-party valuation that took into account the time value of money.
(2) On April 14, 2025, the Company issued 32,017 SVS and paid $0.4 million in cash to settle this deferred consideration obligation.
Dark Heart
On January 17, 2024, the Company acquired Half Moon Nursery, Inc. and all assets of Dark Heart Nursery from Grace & Co. for cash consideration of $1.7 million and the forgiveness of a $7.0 million promissory note receivable (plus interest) from Grace & Co. that was received by the Company on October 27, 2023. The acquired assets, consisting of proprietary cannabis genetics and know-how, are intended to support the continued expansion of its domestic and international footprint.
The Company accounted for its acquisition of Dark Heart as an asset acquisition.
The following table presents the fair value of the assets acquired in the acquisition of Dark Heart as of the acquisition date and an allocation of the consideration to net assets acquired:

Intellectual Property	$9,365
Net assets acquired	$9,365

Consideration paid in cash, net of working capital adjustments	$1,693
Cancelled loan (including accrued interest)	7,672
Total consideration	$9,365
Contingent consideration
Contingent consideration recorded relates to the Company’s business combinations and asset acquisitions. As discussed in Note 3 — Significant accounting policies, contingent consideration payable is subject to significant judgment and estimates, such as projected future revenue. Refer to Note 28 — Fair value measurements and financial risk management for further discussion surrounding the inputs utilized in the fair value of contingent consideration.

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
The changes in the Company’s contingent consideration liability as of December 31, 2025 and 2024 were as follows:

	EMMAC(1)	NGC(2)	Total
Total contingent consideration liability, December 31, 2023	$4,724	$—	$4,724
Contingent consideration recognized on acquisition	—	6,352	6,352
Revaluation of contingent consideration	(1,820)	(3,042)	(4,862)
Effect of exchange rate differences	(67)	—	(67)
Total contingent consideration liability, December 31, 2024	2,837	3,310	6,147
Cash payments of contingent consideration	—	(3,236)	(3,236)
Issuance of SVS as settlement of contingent consideration	—	(497)	(497)
Revaluation of contingent consideration	306	335	641
Effect of exchange rate differences	215	—	215
Gain on contingent consideration not paid	—	88	88
Total contingent consideration liability, December 31, 2025	3,358	—	3,358
Less: Contingent consideration liability - current	—	—	—
Contingent consideration liability - net of current	$3,358	$—	$3,358

(1) Contingent on the ability of Curaleaf International Holdings Limited (“Curaleaf International”) to obtain a recreational cannabis license in Europe and is payable in both cash and SVS upon achievement. Payouts, if any, are expected in 2027.

(2) Contingent obligation was tied to NGC achieving certain margin targets during the fiscal year ending December 31, 2024.
Deferred consideration
The changes in the Company’s deferred consideration liability as of December 31, 2025 and 2024 were as follows:

	Tryke(1)	NRPC(3)	Poland(4)	Other(5)	Total
Total deferred consideration liability, December 31, 2023	$41,652	$2,000	$—	$—	$43,652
Deferred consideration recognized on acquisition	—	—	1,218	—	1,218
Interest expense on deferred consideration	5,913	—	—	—	5,913
Effect of exchange rate differences	—	—	82	—	82
Reversal of interest expense on deferred consideration	(11)	—	—	—	(11)
Change in fair value on deferred consideration paid	—	—	(796)	—	(796)
Post-closing purchase price adjustment (2)	(3,740)	—	—	—	(3,740)
Cash payments of deferred consideration	(11,250)	—	—	—	(11,250)
Total deferred consideration liability, December 31, 2024	32,564	2,000	504	—	35,068
Deferred consideration recognized on acquisition	—	—	—	920	920
Interest expense on deferred consideration	2,436	—	—	—	2,436
Effect of exchange rate differences	—	—	17	46	63
Change in fair value on deferred consideration paid	—	—	(46)	—	(46)
Issuance of SVS as settlements of deferred consideration	—	—	(77)	—	(77)
Cash payments of deferred consideration	(35,000)	—	(398)	—	(35,398)
Total deferred consideration liability, December 31, 2025	—	2,000	—	966	2,966
Less: Deferred consideration liability - current	—	(2,000)	—	(966)	(2,966)
Deferred consideration liability - net of current	$—	$—	$—	$—	$—

(1) Related to the second and third anniversary payment due from the Company to the sellers of Tryke of $21.2 million and $25.0 million, respectively, settled in October 2025.
(2) On October 4, 2024, the Company entered into a settlement agreement with the sellers of Tryke Companies, pursuant to which the Company received a $3.7 million post-closing purchase price adjustment that reduced the Company’s second anniversary payment.

(3) Represents amounts withheld in connection with the acquisition of Natural Remedy Patient Center LLC (“NRPC”) as security for indemnification obligations. In January 2026, upon receipt of a final, non-appealable order, the $2.0 million holdback became payable. The Company retained $1.2 million of this amount for potential tax exposure (scheduled for release in August 2026 and August 2027, subject to IRS claims) and deducted legal fees incurred during the litigation as permitted under the purchase agreement. The remaining amount, net of the tax holdback and legal fees, was paid in February 2026.

(4) Related to Curaleaf Poland’s achievement of certain earnings metrics during the fiscal year ending December 31, 2024. On April 14, 2025, the Company settled this obligation through a cash payment of $0.4 million and the issuance of 32,017 SVS.

(5) Incurred in connection with an individually immaterial acquisition consummated during the second quarter of 2025 within the Company's international operations.

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
2023 Acquisitions
Deseret Wellness, LLC
On April 6, 2023 the Company completed the acquisition of Deseret Wellness (“Deseret”), the largest cannabis retail operator in Utah, with consideration consisting of cash and stock. The Deseret acquisition includes three retail dispensaries located in the cities of Park City, Provo and Payson. The Deseret acquisition immediately strengthened the Company’s retail footprint in Utah, providing the state's medical patients with a wide variety of quality products including cannabis flower, vape cartridges, edibles and concentrates. The Deseret acquisition was accounted for as a business combination.
The following table presents the fair value of the assets acquired and liabilities assumed in the acquisition of Deseret as of the acquisition date and an allocation of the consideration to net assets acquired:

Cash	$1,360
Prepaid expenses and other current assets	137
Inventories, net	807
Property, plant and equipment, net	1,692
Right-of-use assets	406
Other assets	57
Licenses	10,620
Trade name	890
Non-compete agreements	230
Goodwill	7,002
Deferred tax liabilities	(3,339)
Liabilities assumed	(5,242)
Net assets acquired	$14,620

Consideration paid in cash	$2,067
Deferred consideration classified as a liability	12,553
Total consideration	$14,620

Cash outflow, net of cash acquired	$707
The fair value of the consideration, paid through the issuance of SVS, was based on a third-party valuation that took into account transfer restrictions and the time value of money. The Company incurred and expensed $0.3 million of transaction costs related to the acquisition of Deseret. Subsequent to the acquisition date, the Company recorded a measurement period adjustment to the purchase price allocation to remove the impact of inventory purchased by Deseret from Tryke (as defined herein) prior to being acquired by the Company. The measurement period adjustment reduced inventory and increased goodwill in the amount of $0.2 million. The acquisition remains subject to post-closing adjustments, and the Company is in the process of finalizing purchase price accounting.
The Company calculated, on a pro forma basis, the combined results of the acquired entity as if the acquisition had occurred as of January 1, 2023. These unaudited pro forma results are not necessarily indicative of either the actual consolidated results had the acquisition occurred as of January 1, 2023, or of the future consolidated operating results. For the Deseret acquisition, total unaudited pro forma revenue and net income for the year ended December 31, 2023, was $13.7 million and $0.6 million, respectively.
Revenue and net income from the acquired Deseret dispensaries included in the Consolidated Statement of Operations for the year ended December 31, 2023, was $9.9 million and $0.6 million, respectively.

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
Clever Leaves’ Asset Acquisition
On July 5, 2023, Terra Verde LDA, a subsidiary of Curaleaf International, acquired the assets, including all equipment and lease rights, of Clever Leaves’ EU-GMP certified cannabis processing and warehousing facility in Setubal, Portugal, for cash consideration, inclusive of direct transaction costs, of $2.7 million. The Clever Leaves acquisition strategically positioned the Company to begin expanding its cultivation capacity at Terra Verde to meet the expected growth across Europe, especially within the Company’s core markets: UK and Germany.
Note 5 — Assets and liabilities held for sale and discontinued operations
Total gains (losses) recognized by the Company upon consummation of the disposition of its net assets held for sale for the year ended December 31, 2025 were as follows:

	Year ended December 31, 2025
Disposal Group	Discontinued Operations	Held for Sale Entities
Missouri	$(2,397)	$—
Hemp-derived THC	(7,059)	—
Phytoscience Management Group, Inc.	—	247
North Shore Assets(1)	—	331
Acres Assets(2)	—	108
Illinois Assets	—	(508)
Rokshaw Limited (“Rokshaw”)’s noncannabis operation	—	1,029
Total gain (loss) on disposal of net assets held for sale	$(9,456)	$1,207

(1) On April 10, 2025, the Company completed the sale of its North Shore Assets, having received all required regulatory approvals.
(2) Refer to Note 9 — Notes receivable for further discussion.
Total gains (losses) recognized by the Company upon consummation of the disposition of its net assets held for sale for the year ended December 31, 2024 were as follows:

	Year ended December 31, 2024
Disposal Group	Discontinued Operations	Held for Sale Entities
Adult-use Maine	$71	$—
California	568	—
Colorado	1,687	—
Oregon	384	—
Michigan	2,087	—
Kentucky - CBD	212	—
North Shore Assets	—	(899)
Acres Assets(1)	—	(1,180)
Rokshaw Limited’s noncannabis operation	—	2,362
Total gain on disposal of net assets held for sale	$5,009	$283

(1) Refer to Note 9 — Notes receivable for further discussion.

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
Total gains (losses) recognized by the Company upon consummation of the disposition of its net assets held for sale for the year ended December 31, 2023 were as follows:

	Year ended December 31, 2023
Disposal Group	Discontinued Operations	Held for Sale Entities
Adult-use Maine	$355	$—
California	3,009	—
Colorado	1,435	—
Oregon	2,724	—
Michigan	10,507	—
Kentucky - CBD	6,840	—
Total gain on disposal of net assets held for sale	$24,870	$—
The changes in assets and liabilities held for sale as of December 31, 2025 and 2024 were as follows:

Assets held for sale	Discontinued Operations	Held for Sale	Total
Balance at December 31, 2023	$16,908	$4,579	$21,487
Transferred out, net	(1,255)	(4,579)	(5,834)
Balance at December 31, 2024	15,653	—	15,653
Transferred (out) in, net	(12,355)	383	(11,972)
Balance at December 31, 2025	$3,298	$383	$3,681

Liabilities associated with assets held for sale	Discontinued Operations	Held for Sale	Total
Balance at December 31, 2023	$8,287	$886	$9,173
Transferred in (out), net	184	(452)	(268)
Balance at December 31, 2024	8,471	434	8,905
Transferred out, net	(1,398)	(434)	(1,832)
Balance at December 31, 2025	$7,073	$—	$7,073
As of December 31, 2025, Assets held for sale consisted of one real estate property; the sale of which was consummated in January 2026. As of December 31, 2024, Liabilities associated with assets held for sale consisted of an operating lease, the transfer of which was subject to regulatory approval.
Rokshaw Amendment
On April 30, 2025, the Company signed an amendment to the asset purchase agreement governing the sale of Rokshaw’s noncannabis operation to Thistle Pharma Limited, which was consummated on April 29, 2024. The amendment modifies the original terms for the outstanding cash consideration. Previously, £0.5 million was payable on each of the first and second anniversaries of the closing date (April 30, 2025 and April 30, 2026, respectively). As a result of the amendment, total cash consideration was reduced to £0.8 million and paid in full on April 30, 2025.
Note 6 — Discontinued operations
2025
On December 30, 2025, the Company approved plans to discontinue operations in two markets, Hemp-derived THC and Missouri, both of which represented strategic shifts having a major effect on the Company’s operations and financial results. Accordingly, the financial results for both operating segments were reclassified as discontinued operations as of and for the years ended December 31, 2025, 2024 and 2023.
Hemp-derived THC: The decision to exit the hemp-derived THC market was driven by recent federal and state legislative changes that materially restricted the legal definition of hemp and significantly curtailed the sale and distribution of hemp-

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
derived THC products. These regulatory changes eroded demand, and no alternative legal markets for the Company’s hemp-derived THC products currently exist.
Missouri: The decision to exit the Missouri market was driven by persistent declines in operating performance and management’s determination that projected future cash flows were insufficient to recover the carrying value of the associated asset group as of December 31, 2025.
As of December 31, 2025, the Company has no significant continuing involvement with the operations classified as discontinued operations.
2024
The Company did not reclassify any of its operations to discontinued operations during the year ended December 31, 2024.
Major classes of assets and liabilities:
The following table summarizes the major classes of assets and liabilities of the Company’s discontinued operations as of December 31, 2025 and 2024:

	As of December 31,
Assets	2025	2024
Inventories, net	$—	$3,717
Prepaid expenses and other current assets	278	62
Total current assets	278	3,779
Deferred tax asset(1)	3,020	7,363
Property, plant and equipment, net	—	3,822
Right-of-use assets, operating lease, net	—	689
Total non-current assets	3,020	11,874
Total assets	$3,298	$15,653

Liabilities
Accrued expenses(2)	$7,060	$8,318
Lease liabilities, operating - current	13	140
Total current liabilities	7,073	8,458
Lease liabilities, operating - net of current	—	13
Total non-current liabilities	—	13
Total liabilities	$7,073	$8,471

(1) Deferred tax asset is primarily a result of the formal dissolution of certain legal entities classified as discontinued operations.
(2) Consists primarily of accrued litigation contingencies. See Note 26 — Commitments and contingencies for further details.

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
The following table presents the Company’s condensed consolidated statements of operations for its discontinued operations for the years ended December 31, 2025, 2024, and 2023.

	Years Ended December 31,
	2025	2024	2023
Total revenues, net	$11,592	$9,208	$30,532
Cost of goods sold	14,046	10,478	42,404
Gross profit	(2,454)	(1,270)	(11,872)
Total operating expenses	10,000	5,174	15,773
Loss from operations	(12,454)	(6,444)	(27,645)
Total other expense, net	(8,128)	(3,271)	(23,018)
Loss from discontinued operations before provision for income taxes	(20,582)	(9,715)	(50,663)
(Provision for) benefit from income taxes(1)	(5,668)	(683)	2,971
Net loss from discontinued operations	$(26,250)	$(10,398)	$(47,692)

(1) The provision for income taxes for the years ended December 31, 2025 and 2024 is primarily a result of the formal dissolution of certain legal entities that were associated with the Company’s discontinued operations. The benefit from incomes taxes for the year ended December 31, 2023 is primarily a result of tax benefits taken in the ordinary course of business, prior to moving the entities to discontinued operations.

Note 7 — Accounts receivable, net
Accounts receivable, net consist of the following as of December 31, 2025 and 2024:

	As of December 31,
	2025	2024
Trade accounts receivable	$73,864	$63,990
Other receivables	5,092	4,763
Accounts receivable, gross	78,956	68,753
Less: Allowance for credit losses	(2,617)	(2,722)
Accounts receivable, net	$76,339	$66,031
The changes in the Company’s allowance for credit losses as of December 31, 2025, 2024, and 2023 were as follows:

Allowance for credit losses as of January 1, 2025	$(2,722)
Provision	(977)
Charge-offs and recoveries	1,135
Effect of exchange rate difference	(53)
Allowance for credit losses as of December 31, 2025	$(2,617)

Allowance for credit losses as of January 1, 2024	$(6,717)
Provision	(414)
Charge-offs and recoveries	4,392
Effect of exchange rate differences	17
Allowance for credit losses as of December 31, 2024	$(2,722)

Allowance for credit losses as of January 1, 2023	$(4,042)
Provision	(7,541)
Charge-offs and recoveries	4,866
Allowance for credit losses as of December 31, 2023	$(6,717)
Additional information about the Company’s exposure to credit and market risks and impairment losses for its accounts receivable is included in Item 7A — Quantitative and Qualitative Disclosures about Market Risk of this Annual Report.
Note 8 — Inventories, net

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
Inventories, net consist of the following as of December 31, 2025 and 2024:

	As of December 31,
	2025	2024
Raw materials:
Cannabis	$38,885	$43,554
Non-Cannabis	20,029	15,443
Total raw materials	58,914	58,997

Work-in-process	67,996	59,995
Finished goods	98,112	97,945
Inventories, net	$225,022	$216,937
As of December 31, 2025 and 2024, the Company’s inventory reserve, which is recognized within Inventories, net on the Consolidated Balance Sheets, was as follows:

	As of December 31,
	2025	2024
Inventory reserve	$(10,223)	$(11,775)
For the years ended December 31, 2025, 2024 and 2023, inventory write-downs recognized within Cost of goods sold on the Consolidated Statements of Operations totaled:

	Years Ended December 31,
	2025	2024	2023
Inventory write-downs	$(1,932)	$(4,174)	$(13,262)
Note 9 — Notes receivable
Notes receivable consists of the following as of December 31, 2025 and 2024:

	As of December 31,
	2025	2024
Current portion of notes receivable	$4,629	$451
Notes receivable – net of current	2,980	2,037
Total notes receivable	$7,609	$2,488
Riviera Creek
In 2025, the Company initiated a plan to enter into Option and Purchase Agreements with Riviera Creek Holdings, LLC (“Riviera Creek”) for the start-up, licensing, build-out, and working capital needs of certain dispensaries in Ohio, including RC Retail 1, RC Retail 2, and RC Retail 3 (together, the “RC Retail Stores”). The Company entered into Option and Purchase Agreements with RC Retail 2, RC Retail 3 and RC Retail 1 on January 2, 2025, September 4, 2025 and October 3, 2025, respectively.
As of December 31, 2025, the Company has advanced $4.0 million under a term loan receivable (the “Term Loan”). Advances under the Term Loan accrue non-compounded interest at the applicable federal mid-term rate, calculated on the basis of the actual number of days elapsed over a 365-day year or 366-day year. The maturity date of the
Term Loan is contingent upon the execution, or termination, of the Option and Purchase Agreement. The Term Loan is secured by the assets of the Borrower, subject to certain exclusions.
The RC Retail Stores are consolidated by the Company as VIEs. See Note 29 — Variable interest entities for further details.

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
Acres Note
On February 23, 2024, the Company signed a real estate purchase agreement to sell the property and equipment of Acres Cultivation LLC and Acres Dispensary LLC for total consideration of $3.3 million, consisting of cash consideration of $1.1 million and the receipt of a note receivable of $2.2 million (the “Acres Note”) that is secured by the property and equipment acquired by the borrower. The Acres Note earns interest at 8% per annum and matures in February 2027. See Note 5 — Assets and liabilities held for sale and discontinued operations in the Company’s Consolidated Financial Statements for further details.
Four20 Notes
Four20 Notes On January 1, 2024, Four20 Pharma GmbH (“Four20”) converted €0.8 million of overdue accounts receivable of its customer, Canymed GmbH (the “Borrower”), into a secured note receivable (the “Four20 Note”). The note bore interest of 8% and was settled in full on January 30, 2025.
On September 1, 2025, Four20 converted an additional €0.9 million of overdue account into a secured note receivable (the “2025 Four20 Note”). The note bore interest of 8% and matured on December 31, 2025; however, the obligation was not settled upon maturity due to the Borrower’s financial difficulties. Consequently, the Company has enforced its security interest in the collateral to satisfy the outstanding obligation.
Sapphire Note
On November 1, 2024, the Company and Sapphire Nordics AB entered into a financing arrangement whereby the Company extended a line of credit up to £0.5 million (the “Sapphire Note”), which was later amended on September 1, 2025, increasing the line of credit up to £0.8 million. The Sapphire Note bears interest at a rate equal to the European Central Bank base rate plus 3% per annum, with interest accruing from the date of each drawdown. Each drawdown is repayable in full, including accrued interest, no later than the fifth anniversary of its respective disbursement date. The facility is available for drawdown through November 1, 2030. The Company classified the Sapphire Note as a related party transaction, as Sapphire Nordics AB is a joint venture formed with Nordx Pharma AB in January 2023.
Note 10 — Property, plant and equipment, net
Property, plant and equipment, net consist of the following as of December 31, 2025 and 2024:

	As of December 31,
	2025	2024
Land	$12,937	$7,616
Building and improvements	548,388	499,279
Furniture and fixtures	108,750	86,606
Machinery and equipment	133,648	114,904
Information technology	27,668	27,376
Construction in progress	22,618	67,579
Property, plant and equipment, gross	854,009	803,360
Less: Accumulated depreciation	(333,623)	(260,756)
Property, plant and equipment, net	$520,386	$542,604

Assets included in construction in progress represent projects related to the Company's dispensary, cultivation, manufacturing and corporate office facilities not yet completed or otherwise not ready for use.

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
The components of the Company’s depreciation expense for the years ended December 31, 2025, 2024 and 2023 were as follows:

	Years Ended December 31,
Depreciation expense(1):	2025	2024	2023
Cost of goods sold	$48,526	$49,399	$48,228
Operating expenses	35,359	33,867	26,286
Total depreciation expense	$83,885	$83,266	$74,514

(1) Includes depreciation expense associated with assets under failed sale and leaseback arrangements. See Note 12 — Failed sale and leaseback arrangements for further detail.
Asset specific impairments
2025
As a result of ongoing efforts to optimize its cultivation and manufacturing operations, during the year ended December 31, 2025, the Company recognized an impairment loss primarily related to outdated lighting technology and other idled assets of $8.0 million.
2024
In the first quarter of 2024, the Company made the strategic decision to introduce a new line of hemp-derived THC products via an online direct-to-consumer marketplace and to repurpose its Kentucky Facility for the production of said THC products. Accordingly, the Company ceased marketing the Kentucky Facility and recognized an impairment recovery of $3.9 million during the year ended December 31, 2024.
During 2024, the Company invested in the modernization of several cultivation facilities, resulting in improved yields and a reduction in the Company’s grow canopy requirements. These improvements led to the Company’s decision to shut down operations in certain cultivation facilities, as the additional capacity was no longer required or of no further benefit to the Company. Accordingly, the Company recognized an impairment loss of $12.4 million during the year ended December 31, 2024.
In Florida, the Company anticipated passage of the November 2024 Florida ballot initiative to legalize adult use cannabis and expanded its production capacity in the state accordingly. Following the ballot initiative's failure in November 2024, the Company reassessed its cultivation capacity in Florida and concluded excess capacity existed in the wake of the failed ballot initiative. In an effort to optimize cultivation operations in Florida, the Company identified assets for closure, halted construction and idled certain assets. Accordingly, during the year ended December 31, 2024, the Company recognized an impairment loss of $43.7 million, which is inclusive of $18.9 million in connection with assets the Company had retained from a prior period failed sale and leaseback arrangement. See Note 12 — Failed sale leaseback arrangements for further detail.
2023
In the third quarter of 2023, the Company ceased all of its operations in Kentucky related to the manufacturing and wholesale distribution of hemp-derived products, and classified its Kentucky business component as discontinued operations in the Annual Financial Statements. Upon this classification, the Company recognized a total impairment loss of $7.1 million, including $1.1 million for the related property, plant and equipment, within Loss on impairment on the Consolidated Statements of Operations, during the year ended December 31, 2023. All equipment specific to the Company’s hemp-derived operations in Kentucky was sold or disposed as of March 31, 2024.
Due to reduced forecasts for future operating performance at three of the Company’s operations in Nevada, the Company evaluated the recoverability of the associated property, plant and equipment and determined that the carrying values of these assets were not recoverable. Therefore, the Company recorded impairment losses of $7.5 million during the year ended December 31, 2023 for the property, plant and equipment associated with the three Nevada entities including Acres Cultivation, Acres Dispensary and House of Herbs.

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
Note 11 — Leases
The Company leases real estate used for dispensaries, cultivation facilities, production plants and corporate offices.
The Company's lease agreements contain various extension and termination options. Extension options range from one to 20 years, with a typical extension period of five years, while certain termination options are contingent upon the Company securing regulatory permits.
The Company does not have any material percentage-rent, sales-based, or other contingent lease payment arrangements. Lease payments are predominantly fixed and/or based on fixed escalations.
ROU assets and lease liabilities as of December 31, 2025 and 2024 consisted of the following:

	As of
	2025		2024
	Operating leases	Finance leases	Operating leases	Finance leases
ROU assets:
ROU assets, gross	$178,904	$186,943	$166,004	$183,968
Accumulated amortization	(65,630)	(89,344)	(50,175)	(78,800)
Total ROU assets, net	$113,274	$97,599	$115,829	$105,168

Lease liabilities:
Lease liabilities - current	$19,837	$11,684	$17,333	$10,995
Lease liabilities - net of current	102,346	144,446	106,192	150,683
Total lease liabilities	$122,183	$156,130	$123,525	$161,678
The components of the Company’s lease expenses for the years ended December 31, 2025, 2024 and 2023 were as follows:

	Years Ended December 31,
Finance lease expense:	2025	2024	2023
Amortization of ROU assets:
Cost of goods sold	$6,686	$10,257	$10,589
Operating expenses	5,599	28,787	4,817
Total amortization of ROU assets	12,285	39,044	15,406
Interest on finance lease liabilities	17,626	17,537	18,265
Total finance lease expense	29,911	56,581	33,671

Operating lease expense(1)	32,092	30,446	28,812

Short-term lease expense	2,467	2,589	2,282

Total lease expense	$64,470	$89,616	$64,765

(1) Includes $0.1 million, $0.1 million and $0.2 million of sublease income as a net reduction of rent expense for the years ended December 31, 2025, 2024 and 2023, respectively.
During 2025 and 2024, as part of strategic cost-optimization initiatives, the Company elected to abandon, in whole or in part, certain leases in its Northeast and West regions, and the estimated economic lives of the associated ROU assets were shortened. Consequently, the Company recognized accelerated amortization of $1.7 million and $23.5 million during the years ended December 31, 2025 and 2024, respectively, to fully amortize the ROU assets over their revised remaining economic lives. There were no similar lease abandonments or accelerated amortization in 2023.
Cash flows associated with the Company’s leasing arrangements for the years ended December 31, 2025, 2024 and 2023 were as follows:

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)

	Years Ended December 31,
	2025	2024	2023
Cash flows from operating activities:
Operating cash flows from operating leases	$(31,083)	$(29,920)	$(29,352)
Operating cash flows from finance leases	(17,626)	(17,537)	(18,265)

Cash flows from financing activities:
Financing cash flows from finance leases	(10,230)	(9,445)	(8,474)
Net cash flows from leasing arrangements	$(58,939)	$(56,902)	$(56,091)
As of December 31, 2025 and 2024, the weighted average remaining lease terms and weighted average discount rates of the Company’s leasing arrangements were as follows:

	As of December 31,
	2025	2024
Weighted average remaining lease term (in years) - finance leases	10.0	9.2
Weighted average remaining lease term (in years) - operating leases	6.3	6.2
Weighted average discount rate - finance leases	11.2%	11.2%
Weighted average discount rate - operating leases	10.9%	11.0%
As of December 31, 2025, maturities of the Company’s lease liabilities, under its non-cancelable leases were as follows:

Fiscal Year	Operating Leases	Finance Leases
2026	$31,834	$28,446
2027	30,269	28,967
2028	26,839	28,309
2029	22,768	28,181
2030	18,574	27,819
2031 and thereafter	40,445	145,127
Total undiscounted remaining minimum lease payments	170,729	286,849
Less: imputed interest	(48,546)	(130,719)
Total discounted remaining minimum lease payments	$122,183	$156,130
Note 12 — Failed sale and leaseback arrangements
The Company has entered into several sale and leaseback arrangements in connection with building improvements and equipment at various of its cultivation and processing sites. All of these transactions were accounted for as failed sale and leaseback arrangements, as the Company retained control of the assets for the majority of their remaining useful lives.
As of December 31, 2025 and 2024, the Company’s failed sale and leaseback arrangements were recognized in the Consolidated Balance Sheets as follows:

	As of December 31,
	2025	2024
Property, plant and equipment, net:
Financed property and equipment, net of accumulated depreciation of $76.1 million and $59.1 million, respectively	$124,708	$143,923

Financial obligations:
Financial obligation - current	7,238	7,208
Financial obligation - net of current	202,901	201,687
Total financial obligations	$210,139	$208,895

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
For the years ended December 31, 2025, 2024 and 2023, the expenses incurred by the Company related to its failed sale and leaseback arrangements were recognized on the Consolidated Statements of Operations as follows:

	Years Ended December 31,
	2025	2024	2023
Interest on financial obligations	$26,450	$23,726	$24,151

Depreciation on financed property, plant and equipment	12,953	17,143	17,715
Total expense associated with failed sale and leaseback arrangements	$39,403	$40,869	$41,866
For the years ended December 31, 2025, 2024 and 2023, cash flows associated with the Company’s failed sale and leaseback arrangements were recognized in the Consolidated Statements of Cash Flows as follows:

	Years Ended December 31,
	2025	2024	2023
Cash flows from operating activities:
Operating cash flows from failed sale and leaseback arrangements	$(26,450)	$(23,726)	$(24,150)
Cash flows from financing activities:
Financing cash flows from failed sale and leaseback financial obligations	(5,843)	(5,777)	(4,308)
Net cash flows from failed sale and leaseback arrangements	$(32,293)	$(29,503)	$(28,458)
As of December 31, 2025, maturities of the Company’s financial obligations associated with its failed sale and leaseback arrangements were as follows:

Fiscal Year	Financial Obligation
2026	$33,139
2027	31,006
2028	31,841
2029	30,497
2030	29,459
2031 and thereafter	327,183
Total undiscounted remaining minimum lease payments	483,125
Less: imputed interest	(272,986)
Total discounted remaining minimum lease payments	$210,139
Asset specific impairment
During the year ended December 31, 2025, 2024 and 2023, the Company recognized an impairment loss of $0.9 million, $18.9 million and $0.2 million, respectively, to reduce the carrying value of certain cultivation assets assigned to failed sale and leaseback arrangements. See Note 10 — Property, plant and equipment, net for further details.

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
Note 13 — Intangible assets, net and Goodwill
Intangible assets, net
Identifiable intangible assets consisted of the following as of December 31, 2025 and 2024:

As of December 31, 2025	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Licenses and service agreements	$1,318,987	$(422,887)	$896,100
Trade names	162,903	(65,877)	97,026
Non-compete agreements	25,244	(14,591)	10,653
Intellectual property and know-how	9,577	(3,790)	5,787
Internal-use software	1,716	(220)	1,496
Customer relationships	71	(18)	53
Intangible assets, net(1)	$1,518,498	$(507,383)	$1,011,115

(1) Intangible assets held by the Company’s international subsidiaries are subject to foreign currency translation adjustments.

As of December 31, 2024	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Licenses and service agreements	$1,289,829	$(331,589)	$958,240
Trade names	166,843	(60,375)	106,468
Non-compete agreements	32,337	(19,490)	12,847
Intellectual property and know-how	9,365	(1,889)	7,476
Internal-use software	370	(4)	366
Intangible assets, net(1)	$1,498,744	$(413,347)	$1,085,397

(1) Intangible assets held by the Company’s international subsidiaries are subject to foreign currency translation adjustments.
During the year ended December 31, 2025, the gross carrying amount of intangible assets increased by $19.8 million, primarily driven by foreign currency translation.
Amortization expense for the Company’s intangible assets was $100.4 million, $109.2 million and $105.7 million for the years ended December 31, 2025, 2024 and 2023.
As of December 31, 2025, the Company’s estimated intangible amortization expense over the next five years is as follows:

Fiscal Year	Estimated Amortization
2026	$100,271
2027	99,638
2028	96,081
2029	89,951
2030	85,643

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
The Company’s remaining weighted average amortization period for its outstanding intangibles as of December 31, 2025 was 11.82 years. The remaining weighted average amortization period for each major class as of December 31, 2025 was as follows:

Asset Class	Weighted Average Amortization (years):
Licenses and service agreements	11.99
Trade names	11.53
Non-compete agreements	5.45
Internal-use software	4.77
Intellectual property and know-how	3.03
Customer relationships	2.25
Goodwill
The changes in the Company’s Goodwill as of December 31, 2025 and 2024 were as follows:

	Domestic	International	Total
Balance at December 31, 2023	$551,181	$75,447	$626,628
Acquisitions	—	6,137	6,137
Measurement period adjustment	—	63	63
Effect of exchange rate differences	—	(3,944)	(3,944)
Balance at December 31, 2024	551,181	77,703	628,884
Acquisitions (1)	—	1,328	1,328
Measurement period adjustment	—	(3,984)	(3,984)
Effect of exchange rate differences	—	8,889	8,889
Balance at December 31, 2025	$551,181	$83,936	$635,117

(1) Incurred in connection with an individually immaterial acquisition consummated during the second quarter of 2025 within the Company's international operations.
Note 14 — Other assets - net of current
Other assets - net of current consist of the following as of December 31, 2025 and 2024:

	As of December 31,
	2025	2024
Security deposits(1)	$11,082	$10,322
Investments(2)	263	1,713
Other assets(3)	2,051	2,947
Total other assets	$13,396	$14,982

(1) Represents security deposits for certain lease arrangements. See Note 11 — Leases for further details.
(2) As of December 31, 2024, Investments consisted of an equity investment in a social equity collective and an equity investment in a real estate investment trust (the “REIT Investment”) acquired pursuant to a real estate contribution agreement executed in connection with a sale and leaseback transaction. During the year ended December 31, 2025, the REIT Investment was fully impaired, as discussed further herein under Asset specific impairment

(3) Consists of acquisition receivables as of December 31, 2024, and statutory severance funds and corporate seat licenses as of December 31, 2025
Asset specific impairment
The Company did not recognize any impairment charges related to its investments and other assets in 2023.
During 2024, in response to persistent deterioration in the underlying asset value of the REIT Investment, the Company recognized an impairment charge of $1.8 million, within Impairment loss on the Consolidated Statement of Operations for the year ended December 31, 2024, to write down the REIT Investment to its estimated fair value.

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
Subsequently, during 2025, management actively sought to divest the REIT Investment. However, these efforts were unsuccessful, and no buyer interest or observable market activity was identified. Given the lack of liquidity and continued deterioration in the underlying asset value, the Company determined the fair value of the REIT Investment to be zero. Accordingly, the Company recognized an impairment charge of $1.1 million, within Impairment loss on the Consolidated Statement of Operations for the year ended December 31, 2025.
Note 15 — Accrued expenses
Accrued expenses consist of the following as of December 31, 2025 and 2024:

	As of December 31,
	2025	2024
Accrued payroll expenses	$41,861	$30,161
Accrued inventory expenses	12,196	10,830
Professional services and legal matters(1)	12,078	8,655
Sales taxes payable	7,754	7,170
Excise taxes payable	4,347	4,719
Accrued occupancy and technology expenses	5,422	4,940
Accrued loyalty payable	4,986	5,821
Accrued marketing expenses	2,788	2,560
Interest payable	1,704	10,791
Property and other taxes payable	1,480	2,816
Deferred revenue	634	2,367
Other accrued expenses	15,243	11,358
Total accrued expenses	$110,493	$102,188

(1) Includes amounts recognized for legal contingencies. See Note 26 — Commitments and contingencies for further details.
Note 16 — Notes payable
Notes payable consist of the following as of December 31, 2025 and 2024:

	As of December 31,
	2025	2024
Senior Secured Notes – 2026	$456,815	$460,000
Senior Secured Notes – 2027	56,597	—
Bloom Notes – 2025	—	60,000
Bloom Notes – 2024	—	16,500
Amended Needham LOC	21,910	11,100
ABL Facility – EWB	12,000	12,000
Seller note payable	4,093	4,364
Other notes payable	3,308	15,439
Less: Unamortized debt discount/premium and deferred financing fees	(6,071)	(10,783)
Notes payable, net of unamortized debt discount/premium and deferred financing fees	548,652	568,620
Less: Notes payable - current	(35,730)	(101,723)
Notes payable - net of current	$512,922	$466,897

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
Below is a summary of the Company’s credit facilities outstanding during the year ended December 31, 2025:

Credit facility	Original facility size	Outstanding balance	Stated interest rate(18)		Maturity date
Senior Secured Notes – 2026(16)	$475,000	$456,815	8.00%	(5)	December 15, 2026 (16)
Senior Secured Notes – 2027(15)	67,000	56,597	10.00%	(6)	December 17, 2027
Bloom Notes – 2025(15)	60,000	—	4.00%	(7)	January 17, 2025
Bloom Notes – 2024	50,000	—	10.00%	(8)	January 18, 2025/ October 18, 2024 (8)
Amended Needham LOC(3)(17)	100,000	21,910	7.99%	(9)	October 10, 2026 (17)
ABL Facility - EWB Note	12,000	12,000	6.00%	(10)	August 25, 2026
Other notes payable - BHH Note(1)	7,500	—	15.00%	(11)	September 30, 2025
Other notes payable - miscellaneous(2)	6,615	3,308	Various		Various
Other notes payable - VOWL Note(1)	2,231	—	4.25%	(12)	December 30, 2025
Other notes payable - NGC Note(1)	1,600	—	12.00%	(13)	July 1, 2025
Seller note payable - Scottsdale Note(4)	5,100	4,093	5.00%	(14)	December 20, 2036
	$787,046	$554,723

(1) The Company had a note payable (the “BHH Note”) with Tangela Holdings, Ltd (“Tangela”) and Portiagate Investment LTD, which was executed in the last quarter of 2020 and amended in the third quarter of 2022, in connection with the Company gaining a controlling interest in Broad Horizon Holdings, LLC.; this note was settled in cash on October 1, 2025. Additionally, the Company held a separate note payable to Tangela (the “NGC Note”), which was settled in full on July 1, 2025. A note payable held by the Company’s subsidiary, Four20 Pharma GmbH to Verbundvolksbank OWL (the “VOWL Note”) was settled in full on December 31, 2025.

(2) Comprised of various immaterial loans held by Curaleaf International.
(3) In October, 2025, the total borrowing capacity under the Needham LOC was increased from $40.0 million to $100.0 million; see section herein titled "Needham Bank" for further details.
(4) The Company has a seller note payable incurred in connection with the Company’s purchase of a building in Scottsdale, Arizona (the “Scottsdale Note”).
(5) Compounded semi-annually and payable in arrears on June 15th and December 15th of each year.
(6) Compounded monthly and computed daily on the basis of a 360-day year for the actual number of days elapsed for a period of time. Interest is payable monthly in arrears, beginning February 17th, with principal repayments beginning August 17, 2025.

(7) Computed daily on the basis of a 360-day year and payable at maturity.
(8) The Installment Amount (as defined herein) matured on October 18, 2024, and the Conversion Amount matured on January 18, 2025. The Conversion Amount was settled in its entirety through the issuance of SVS, as discussed further herein in the section titled “Bloom Notes.”
(9) Calculated on the basis of a 360-day year. Interest is due on the 6th of each month.

(10) Calculated on the basis of a 360-day year for the actual number of days elapsed for any period of time. Interest is due on the 25th of each month.
(11) Computed daily on the basis of a 365-day year (or 366 days in the case of a leap year) and payable quarterly in arrears on each January 1, April 1, July 1 and October 1 following the closing date, with the final interest payment due and payable on the maturity date.

(12) Calculated on the basis of a 360-day year for the actual number of days elapsed for any period of time. Interest is due on the 30th of each month.
(13) Calculated on the basis of a 365-day year. Interest is payable in one or several installments no later than 30 days from the maturity date.
(14) Computed on the basis of a 365-day year. Interest is due at maturity. As a payment-in-kind loan, interest accrued increases the outstanding balance of the loan each reporting period.
(15) In January 2025, the Bloom Note - 2025 was exchanged for Senior Secured Notes – 2027; see section herein titled "Bloom Notes" for further details.
(16) In February 2026, the Company closed on a private placement of senior secured notes for aggregate gross proceeds of $500 million due February 18, 2029. Net proceeds were used to fully repay the Senior Secured Notes – 2026. In accordance with ASC 470, Debt, as the Company demonstrated the intent and ability to refinance the Senior Secured Notes – 2026 on a long-term basis prior to the issuance of the Consolidated Financial Statements, the outstanding balance of the Senior Secured Notes – 2026 as of December 31, 2025 was classified as a non-current liability, within Notes payable - net of current. Refer to Note 29 — Subsequent events for further details.

(17) In conjunction with the origination of the Senior Secured Notes – 2029 (as further discussed in Note 29 — Subsequent events), the maturity date of the Amended Needham LOC was extended to February 18, 2029, and the interest rate was amended to 8.99% in accordance with the terms of the Amended and Restated Needham Loan Agreement. Consequently, the Company reclassified the outstanding balance of the Amended Needham LOC as of December 31, 2025 as a non-current liability, within Notes payable - net of current. Refer to Note 29 — Subsequent events for further details.

(18) The weighted-average interest rate aligns with the stated interest rates of all credit facilities, except for the miscellaneous category, the impact of which is immaterial.

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
Interest expense
The Company’s interest expense by credit facility for the year ended December 31, 2025 was as follows:

		Year ended December 31, 2025
Credit facility	Effective interest rate	Stated interest expense	Amortization of debt discount/ premium and deferred financing fees	Total interest expense(1)
Senior Secured Notes – 2026	9.30%	$36,687	$5,193	$41,880
Senior Secured Notes – 2027	10.69%	6,263	311	6,574
Bloom Notes – 2025	10.36%	127	200	327
Bloom Notes – 2024	10.00%	78	—	78
Amended Needham LOC	7.99%	1,196	1,261	2,457
ABL Facility - EWB Note	6.00%	730	99	829
Other notes payable - BHH Note	15.00%	841	—	841
Seller notes payable - Scottsdale Note	5.00%	215	—	215
Other notes payable - VOWL Note	4.25%	99	—	99
Other notes payable - NGC Note	12.00%	96	—	96
Other notes payable - miscellaneous	various	124	—	124
		$46,456	$7,064	$53,520

(1) Total interest expense herein does not encompass interest expense recognized on the Company’s deferred consideration obligations. For the year ended December 31, 2025, the Company recognized $3.0 million of interest expense related to its deferred consideration obligations to the sellers of Tryke, including $2.4 million attributable to the third anniversary payment and $0.5 million attributable to the monthly installments paid to settle the second anniversary payment. Refer to Note 4 — Acquisitions — Deferred consideration for further details.

The Company’s interest expense by credit facility for the year ended December 31, 2024 was as follows:

		Year ended December 31, 2024
Credit facility	Effective interest rate	Stated interest expense	Amortization of debt discount/ premium and deferred financing fees	Total interest expense(2)
Senior Secured Notes – 2026	9.33%	$36,750	$4,805	$41,555
Bloom Notes – 2025	10.35%	2,440	3,644	6,084
Bloom Notes – 2024	10.00%	3,027	—	3,027
Needham LOC	7.99%	34	—	34
ABL Facility - EWB Note	6.00%	607	—	607
Other notes payable - BHH Note	14.79%	1,128	—	1,128
Seller notes payable - Scottsdale Note	5.00%	239	—	239
Other notes payable - VOWL Note	5.90%	183	—	183
Other notes payable - NGC Note	12.00%	100	—	100
Seller notes payable - Phyto Note(1)	7.50%	223	—	223
Other notes payable - miscellaneous	various	12	—	12
		$44,743	$8,449	$53,192

(1) The Phyto Note was paid in full on July 1, 2024.
(2) Total interest expense herein does not encompass interest expense recognized on the Company’s deferred consideration obligations. For the year ended December 31, 2024, the Company recognized interest expense of $5.9 million on its deferred consideration obligations. Refer to Note 4 — Acquisitions — Deferred consideration for further details.

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
The Company’s interest expense by credit facility for the year ended December 31, 2023 was as follows:

		Year ended December 31, 2023
Credit facility	Effective interest rate	Stated interest expense	Amortization of debt discount/ premium and deferred financing fees	Total interest expense(3)
Senior Secured Notes – 2026	8.00%	$38,000	$4,193	$42,193
Bloom Notes – 2025	10.35%	2,433	3,274	5,707
Bloom Notes – 2024	10.00%	2,825	1,030	3,855
Bloom Notes – 2023(2)	7.99%	—	74	74
ABL Facility - EWB Note	6.00%	118	—	118
Other notes payable - BHH Note	14.79%	1,125	—	1,125
Seller notes payable - Scottsdale Note	5.00%	222	—	222
Other notes payable - miscellaneous	various	5	—	5
Other notes payable - VOWL Note	5.90%	304	—	304
Seller notes payable - Phyto Note(1)	7.50%	105	—	105
		$45,137	$8,571	$53,708

(1) The Phyto Note was paid in full on July 1, 2024.
(2) The Company paid the Bloom Note – 2023 in full during the second quarter of 2023, upon which time, the Company ceased accruing interest on the Bloom Notes - 2023. As part of a settlement agreement reached in April 2023 between the Company and the former owners of Bloom, the parties agreed to reduce the future principal payments of the 12-month Bloom Note by $6 million.

(3) Total interest expense herein does not encompass interest expense recognized on the Company’s deferred consideration obligations. For the year ended December 31, 2023, the Company recognized interest expense of $9.7 million on its deferred consideration obligations. Refer to Note 4 — Acquisitions — Deferred consideration for further details.

Maturities
As of December 31, 2025, maturities of the Company’s Notes payable were as follows:

Fiscal year:	Amount
2026(1)	$498,296
2027	30,434
2028	676
2029	22,457
2030 and thereafter	2,860
Total future principal maturities	$554,723

(1) Includes $456.8 million related to the Senior Secured Notes – 2026. Subsequent to year-end but prior to the issuance of the Consolidated Financial Statements, the Company settled this obligation using proceeds from the Senior Secured Notes – 2029. As the Company demonstrated the intent and ability to refinance the Senior Secured Notes – 2026 on a long-term basis, the balance has been reclassified as non-current, within Notes payable - net of current, on the Consolidated Balance Sheet as of December 31, 2025, in accordance with ASC 470.

Fair value of debt
As of December 31, 2025 and 2024, the carrying values and fair values of the Company’s Notes payable were as follows:

	As of December 31,
	2025	2024
Carrying Value	$554,723	$579,403
Fair Value	546,068	560,171
The fair value of the Company's senior secured notes was estimated using Level 2 inputs, based on third-party evaluated pricing derived from observable market yields and spreads for debt of comparable terms and credit profile.

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
Information about the Company’s exposure to interest rate risks and liquidity risks is included in Note 28 — Fair value measurements and financial risk management.
Senior Secured Notes – 2026
In December 2021, the Company closed on a private placement of senior secured notes due 2026 for aggregate gross proceeds of $475.0 million (“Senior Secured Notes – 2026”). The note indenture (the "Original Indenture"), dated December 15, 2021, provided for the issuance of the Senior Secured Notes – 2026, as amended pursuant to a first amendment dated as of February 8, 2022 (the “First Amendment”), as supplemented by a first supplemental indenture dated as of December 21, 2021 (the “First Supplemental Indenture”), a second supplemental indenture dated as of December 8, 2023 (the “Second Supplemental Indenture”) and a third supplemental indenture dated as of January 17, 2025 (the “Third Supplemental Indenture” and together with the Original Indenture, the First Amendment, the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture, the “Base Indenture”).
The Base Indenture enabled the Company to issue additional senior secured notes on an ongoing basis as needed, subject to maintaining leverage ratios and complying with other terms and conditions of the Note Indenture. The principal restrictions on incurring additional indebtedness include the requirement that post-incurrence of the additional debt, a fixed charge coverage ratio of 2.5:1 and consolidated debt to consolidated EBITDA ratio of 4:1 be maintained. The issuance of additional senior secured notes or other debt pari passu to the existing notes is permitted, provided that post-incurrence of the additional debt, the consolidated secured debt to consolidated EBITDA ratio of 3:1 is maintained and provided certain other conditions are met. Under the Note Indenture, the Company and certain of its guarantor entities are required to grant a first lien security interest in their respective assets to the appointed trustee, including assets acquired after the issue of the Senior Secured Notes – 2026, subject to limited exceptions. Despite the first lien granted to the holders of the Senior Secured Notes – 2026, the Note Indenture permits the Company to grant a more senior lien to secure up to $200 million of additional financing from commercial banks for revolving credit loans, such as the Needham LOC (as defined herein), provided that the interest rate applicable to such revolving credit loans is lower than the interest rate applicable to the Senior Secured Notes – 2026.
Subject to the consent of Needham Bank, the Senior Secured Notes – 2026, inclusive of accrued and unpaid interest, could be redeemed early without incurring a prepayment premium.
Purchase of Senior Secured Notes - 2026 for Cancellation
On April 30, 2024, in an arm’s length transaction, the Company paid $14.3 million to purchase, for cancellation, Senior Secured Notes – 2026 that had a face value of $15 million. The Company also reduced accrued interest by $3.2 million that had been accruing from December 15, 2023 through April 30, 2024 specific to the notes purchased for cancellation.
On July 22, 2025, in an arms-length transaction, the Company paid $2.9 million to purchase, for cancellation, Senior Secured Notes – 2026, that had a face value of $3.2 million. The Company also reduced accrued interest by $0.4 million that had been accruing from June 15, 2025 through July 22, 2025 specific to the notes purchased for cancellation.
On 'February 18, 2026, the Company consummated the 2026 Refinancing (as defined below), the proceeds from which were used to (i) repay approximately $314.6 million of the Senior Secured Notes – 2026 and (ii) to exchange, on a non-cash basis, with certain participating existing lenders, $142.2 million of the Senior Secured Notes – 2026 for Senior Secured Notes – 2029. As of March 31, 2026, the Company had no outstanding obligation under the Senior Secured Notes – 2026.
Senior Secured Notes – 2027
On January 17, 2025, the Company entered into an agreement (the “Note Exchange Agreement”) with the former owners of Bloom (the “Bloom Lenders”), pursuant to which the Company agreed to accept from the Bloom Lenders, and the Bloom Lenders agreed to transfer to the Company, the Bloom Notes – 2025 in exchange for senior secured notes of the Company with an aggregate principal balance of $67 million (the “Senior Secured Notes — 2027”), consisting of the $60 million then-outstanding principal of the Bloom Notes – 2025 plus $7 million of accrued interest on such notes (the “Note Exchange”). In connection with the Note Exchange, the Company paid in cash (i) $0.6 million, representing the remaining balance of interest accrued on the Bloom Notes – 2025 as of the date of the Note Exchange and (ii) $1.0 million of debt

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
origination fees. The Senior Secured Notes – 2027 mature on January 17, 2027. There are no prepayment penalties on the Senior Secured Notes – 2027.
The Company accounted for the Note Exchange as a debt extinguishment and recognized a loss on extinguishment of debt of $0.3 million, which is recognized within Other income, net on the Consolidated Statements of Operations.
Bloom Notes
In connection with the Bloom acquisition, the Company issued three sets of secured promissory notes (collectively, the “Bloom Notes”) to the former Bloom owners (the “Bloom Lenders”) in the aggregate of $160 million.
As part of a settlement agreement reached on March 21, 2023, between the Company and the Bloom Lenders, the parties to the settlement agreement agreed to reduce the future principal payments of the Bloom Note – 2023 and Bloom Note – 2024 by $10 million in the aggregate. The principal of the Bloom Note – 2023 was reduced by $6 million to $44 million, which equaled the total principal payments the Company had made towards the Bloom Note – 2023 as of April 2023. The remaining $4 million was applied to reduce the principal of the Bloom Note – 2024 to $46 million. This transaction resulted in a Gain on modification of debt of $3.3 million, which the Company recognized in Other income, net on the Consolidated Statements of Operations.
On December 29, 2023, the Company entered into an agreement with the Bloom Lenders, pursuant to which the Bloom Note – 2024 was restructured into a partially convertible secured promissory note (the “Restructured Bloom Note”) payable in cash and SVS, subject to the approval of the TSX. The Restructured Bloom Note had a principal amount of $47.5 million comprised of an installment amount of $31.0 million (the “Installment Amount”), which matured on October 18, 2024, and a conversion amount of $16.5 million (the “Conversion Amount”) that matured on January 18, 2025. This restructuring was accounted for as a debt extinguishment and resulted in a loss on extinguishment of debt of $1.4 million, which the Company recognized in Other income (expense) on the Consolidated Statements of Operations. The Conversion Amount was settled, in its entirety, through the issuance of 1,427,532 SVS to the Bloom Lenders, with each Bloom Lender receiving a proportionate share of the SVS issued. Fractional shares were settled in cash.
The Company accounted for the restructuring of the Bloom Note – 2024 as a debt extinguishment and recorded a gain on extinguishment of debt of $1.8 million during the year ended December 31, 2025, which is recognized within Other income, net on the Consolidated Statements of Operations. As of December 31, 2025, the Company has no outstanding obligation under the Bloom Notes.
Senior Secured Notes – 2029
On February 18, 2026, the Company entered into a fourth supplemental indenture to the Base Indenture (together with the Base Indenture, the “2029 Indenture”) to complete the private placement of senior secured notes due February 18, 2029 (the "Senior Secured Notes – 2029"), for aggregate gross proceeds of $500.0 million (the "2026 Refinancing"). Cash proceeds from the offering were used to extinguish $314.6 million of the Senior Secured Notes – 2026 and settle $6.5 million of accrued interest. The remaining $142.2 million of outstanding Senior Secured Notes – 2026 were exchanged for Senior Secured Notes – 2029.
The 2029 Indenture permits the Company to issue additional senior secured notes on an unlimited basis, subject to compliance with the incurrence covenants and other terms of the 2029 Indenture. The principal restrictions on incurring additional indebtedness require that, on a pro forma basis after giving effect to such incurrence, (i) the consolidated fixed charge coverage ratio is at least 2.5:1, (ii) consolidated indebtedness to consolidated EBITDA does not exceed 4:1 and (iii) no Default or Event of Default exists. In addition, the 2029 Indenture permits the Company to grant a more senior lien to secure up to $100.0 million of additional financing from commercial banks for revolving credit loans, provided that, such credit facilities bear interest at a rate lower than the Senior Secured Notes – 2029 and immediately following such incurrence, consolidated secured indebtedness to consolidated EBITDA does not exceed 3:1 and all other conditions under the 2029 Indenture are satisfied. The Company and certain guarantor entities are required to grant a first‑priority security interest in substantially all of their assets, including after‑acquired property, subject to Excluded Property and Permitted Liens.
Amounts paid to holders of the Senior Secured Notes – 2026 that did not participate in the refinancing were accounted for as debt extinguishments. Based on this assessment, the portions of the 2026 Refinancing involving continuing lenders were

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
accounted for as debt modifications, including the exchange of approximately $142.2 million principal amount of Senior Secured Notes – 2026 for Senior Secured Notes – 2029 and certain cash settlements and issuances involving continuing holders that did not qualify as debt extinguishments under ASC 470-50. Amounts paid to non-participating holders, including approximately $78.8 million principal amount of Senior Secured Notes – 2026, were accounted for as debt extinguishments. The remaining Senior Secured Notes – 2029 were issued to new lenders and accounted for as new debt. The Company had approximately $4.7 million of unamortized deferred financing costs and debt discounts related to the Senior Secured Notes – 2026, of which $1.8 million continues to be amortized over the term of the Senior Secured Notes – 2029, while $2.9 million was written off and recognized as a loss on debt extinguishment within Other (expense) income, net on the Condensed Consolidated Statements of Operations (Unaudited). In connection with the 2026 Refinancing, the Company incurred approximately $8.1 million of deferred financing fees and debt discounts, of which $1.5 million was expensed as incurred and recognized within Other (expense) income, net on the Condensed Consolidated Statements of Operations (Unaudited) and $6.6 million was capitalized as debt issuance costs to be amortized over the term of the Senior Secured Notes – 2029. The Company recognized total expense of $4.5 million from loss on debt extinguishments, consisting primarily of the write-off of unamortized deferred financing costs and third party debt issuance costs related to the refinancing.
The Senior Secured Notes – 2029 issued in transactions accounted for as debt extinguishments were initially recognized at fair value on the issuance date. The Company determined that the fair value of the Senior Secured Notes – 2029 was equal to par value, or $500.0 million in the aggregate, based on the observed arm’s-length issuance price in the private placement. The notes were issued at 100% of principal, with no original issue discount, and the terms were determined through arm’s-length negotiations between the Company and the agents. The fair value measurement on the issuance date would be classified within Level 2 of the fair value hierarchy because the measurement was based on observable inputs, principally the contemporaneous arm’s-length issuance price and market-negotiated coupon for debt with the Company’s credit profile and terms, and there was no quoted price in an active market for the identical instrument on the measurement date. The notes will be carried at amortized cost and related debt issuance costs and lender fees will be amortized to interest expense over the term of the notes using the effective interest method.
The Senior Secured Notes – 2029, inclusive of accrued and unpaid interest, may be redeemed early, but are subject to a prepayment premium that is dependent on the loan year as follows:

Loan year	Prepayment redemption prices
August 18, 2027 to February 17, 2028	105.8%
February 17, 2028 and thereafter	100.0%
Related Party Transaction
Holders of the Senior Secured Notes – 2029 include Medtech International Group LLC (“Medtech”), an entity wholly-owned by the CEO and Chairman. Medtech subscribed to $1.0 million of the Senior Secured Notes – 2029. Medtech’s subscription is characterized as a related party transaction.
Needham Bank
On November 6, 2024, the Company entered into a loan agreement (the “Needham Loan Agreement”) with Needham Bank (“Needham”), establishing a revolving line of credit for up to $40.0 million (the “Needham LOC”), with an option to request up to an additional $20.0 million, beginning May 6, 2026, subject to Needham’s discretion and credit approval process.
On October 10, 2025, the Company entered into an amended and restated loan agreement with Needham (the “Amended and Restated Needham Loan Agreement”) to refinance the Needham LOC. As part of the refinancing, the total borrowing capacity under the Needham LOC was increased from $40.0 million to $100.0 million (the “Amended Needham LOC”), and the maturity date was extended to October 10, 2026. The unused capacity at December 31, 2025 was $76.4 million. The Amended Needham LOC remains secured by a first-priority lien on senior mortgages, guarantees of the Company’s U.S. subsidiaries and a parent guaranty limited to the Company’s U.S. assets. Proceeds may be utilized for general corporate purposes, including working capital and operational expenses, as well as to reduce outstanding principal balances of certain Indebtedness (as defined in the Amended Needham LOC). The Amended Needham LOC is subject to certain

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
debt covenants including maintaining a post-incurrence debt service coverage ratio of 1.5:1 as well as covenants related to appraised fair value of mortgaged properties (subject to an 80% LTV constraint), receivables and cash, net of reserves. The Company's accounts receivable serve as collateral for the Needham LOC.
Tangela Holdings, LTD
On June 11, 2024, the Company entered into a loan agreement (the “NGC Note”) with Tangela for $1.6 million to fund bulk purchases of cannabis for resale by NGC. The NGC Note, as most recently amended on March 11, 2025, matured as scheduled, and on July 1, 2025, the Company settled the loan in full.
Asset-based revolving credit facility
On August 25, 2023, the Company entered into an asset-based revolving credit facility (the “ABL Facility”) with EWB that provided for borrowings up to $6.5 million and immediately drew down $6.5 million (the “EWB Note”). The EWB Note had a maturity date of August 25, 2024. On March 26, 2024, the Company signed an agreement (the “1st Change in Terms Agreement”), increasing the ABL Facility to $10 million and extending the maturity date of the EWB Note to August 25, 2025. On June 14, 2024, the Company executed an amendment to the 1st Change in Terms Agreement, increasing the ABL Facility by an additional $2 million to $12 million. On September 2, 2025, the Company executed Amendment No. 3 to its Loan Agreement with East West Bank, extending the maturity date to August 25, 2026. No other changes were made to the ABL Facility.
The ABL Facility is secured by the Company’s deposit accounts at EWB, and as such, the Company’s balance in the EWB deposit accounts is classified as restricted cash on the Company’s Consolidated Balance Sheets as of December 31, 2025 and 2024.
Covenant compliance
As of December 31, 2025, the Company was in compliance with all financial covenants within each credit facility, and the Company did not observe evidence of any cross-defaults.
Note 17 — Shareholders’ equity
Authorized
In December 2023, in connection with the Company’s TSX listing, the authorized share capital of the Company was amended in order to: (i) create a new class of non-voting and non-participating shares in the capital of the Company exchangeable at the holder's option into SVS (the “Exchangeable Shares”) and authorize the issuance of an unlimited number of Exchangeable Shares; and (ii) restate the rights of the SVS to provide for a conversion feature whereby each SVS may at any time, at the holder’s option, be converted into one (1) Exchangeable Share. The Exchangeable Shares do not carry voting rights, rights to receive dividends or other rights upon dissolution of the Company and are considered “restricted securities” within the meaning of such term under applicable Canadian securities laws. The amendments aim to provide the Company’s shareholders with the option to convert their SVS into Exchangeable Shares if such shareholders prefer to hold non-voting and non-participating shares given the uncertainty and complexity related to cannabis regulations in the U.S.
As of December 31, 2025, the Company’s authorized share capital consists of (i) an unlimited number of MVS, (ii) an unlimited number of SVS and (iii) an unlimited number of non-voting and non-participating shares that are exchangeable at the shareholder’s option into SVS. All three classes of authorized share capital are without par value. The MVS are held directly or indirectly by Mr. Boris Jordan, the Company’s CEO and Chairman.
Issued
Holders of the SVS are entitled to one vote per share. MVS Holders are entitled to 15 votes per share and are entitled to notice of and to attend any meeting of the Company’s shareholders, except for shareholder meetings in which only holders of a particular class or series of shares will have the right to vote.

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
The MVS are convertible into SVS on a one-for-one basis at any time at the option of the holder or upon termination of the MVS structure. The MVS shall automatically convert into SVS upon the earlier to occur of: (i) the transfer or disposition of the MVS by the CEO and Chairman to one or more third parties who are not permitted holders; and (ii) the CEO and Chairman or his permitted holders no longer beneficially owning, directly or indirectly and in the aggregate, at least 5% of the issued and outstanding SVS and MVS on a non-diluted basis. MVS and SVS have equal dividend rights.
As of December 31, 2025, 2024 and 2023, the Company’s MVS represented approximately 12.2%, 12.5% and 12.8%, respectively of the total issued and outstanding shares and controlled approximately 67.5%, 68.2% and 68.8%, respectively, of the total voting power.
As of December 31, 2025, 2024, and 2023, the number of SVS available for issuance under the Company’s 2018 Long Term Incentive Plan (“LTIP”) was 25,749,158, 25,001,964 and 24,457,593, respectively. See Note 19 — Share-based compensation for further detail.
As of December 31, 2025, no Exchangeable Shares have been issued.
On June 5, 2026, the Company effected a 1-for-3 reverse stock split of its SVS and MVS. Share amounts, per share amounts, voting rights and equity award information included herein has been retrospectively adjusted to reflect the reverse stock split for all periods presented. See Note 2 — Basis of presentation and consolidation for further detail.
Treasury shares
There were no SVS repurchased into treasury during the years ended December 31, 2025, 2024, and 2023. SVS previously repurchased into treasury were canceled during the year ended December 31, 2024. During the year ended December 31, 2023, the Company received back from the escrow agent and concurrently cancelled 116,931 SVS, that had previously been issued into an escrow account at the Select and Grassroots acquisition dates. The SVS were returned to the Company as the matters subject to be paid via escrow were resolved and/or the escrow resolution periods were completed.
2023 Capital raise
In order for the Company to comply with the conditions precedent to the TSX Listing, on October 3, 2023, the Company closed a marketed offering of 900,000 SVS, for total gross proceeds to the Company of C$16.2 million. The SVS were offered in each of the Provinces of Canada, other than Québec, pursuant to a prospectus supplement dated September 28, 2023, to the Company's base shelf prospectus dated December 30, 2022, and in the United States on a private placement basis to “qualified institutional buyers” pursuant to exemptions from the registration requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws.
Note 18 — Redeemable non-controlling interest
On April 7, 2021, the Company established Curaleaf International together with a strategic investor (the “Strategic Investor”) who provided initial capital of $130.8 million for 31.5% equity interest in Curaleaf International (the “Curaleaf International Transaction”). Curaleaf and the Strategic Investor entered into a shareholders’ agreement (the “International Shareholders Agreement”) regarding the governance of Curaleaf International, pursuant to which Curaleaf International had control over operational issues and the raising of capital as well as the ability to exit the business. In addition, the strategic investor’s stake was subject to put/call rights, which permitted either party to cause the Strategic Investor’s stake to be purchased by the Company, starting the earlier of change of control or in 2025.
In January 2025, the Strategic Investor exercised its put option by submitting an irrevocable notice to the Company. On July 2, 2025, the Company settled the put option and acquired the minority stake in Curaleaf International, resulting in the Company obtaining 100% ownership of Curaleaf International. The transaction was executed pursuant to the International Shareholders Agreement and was settled entirely through the issuance of SVS. The transaction resulted in a change in ownership interest without a loss of control and was accounted for as an equity transaction in accordance with ASC 810. See Note 2 — Basis of presentation and consolidation for further details. As a result, the Company derecognized the Redeemable NCI, which had a carrying value of $102.1 million, and issued 2,270,284 SVS valued at $5.4 million. The net impact of this exchange was recorded in Additional paid-in capital.

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
In connection with the acquisition of Four20 Pharma GmbH (“Four20”), in September 2022, the selling shareholders and Curaleaf International entered into separate put/call options, which permit either party to trigger the roll-up of the remaining equity of Four20 two years after the launch of adult use cannabis sales in Germany, but no later than the end of 2025, if adult use launch has not occurred by such date. Management considers the redemption of the put/call options to be probable.
On February 23, 2026, the selling shareholders of Four20 exercised their put option by delivering an irrevocable notice to the Company to redeem their remaining 45% equity interest in Four20. On April 30, 2026, the Company settled the put option and acquired the remaining equity interest in Four20. The transaction resulted in a change in the Company's ownership interest in Four20 without a loss of control; therefore, it was accounted for as an equity transaction in accordance with ASC 810, as further described in Note 2 — Basis of presentation and consolidation. Consideration paid to settle the put option of €76.5 million consisted of cash, deferred consideration and equity consideration of €43.0 million, €12.2 million and €21.3 million, respectively. The deferred consideration is payable in two installments due on August 31, 2026 and November 30, 2026, respectively, and bears interest at a rate of 6% per annum from the closing date through the respective payment dates.
As of December 31, 2025, 2024, and 2023, the Company’s Redeemable NCI was allocated as follows:

As of:	Curaleaf International	Four20(1)	Total
December 31, 2025(1)	$—	$83,931	$83,931
December 31, 2024	94,561	37,618	132,179
December 31, 2023	105,087	15,563	120,650

(1) The Company recorded $42.3 million and $22.7 million in order to reflect the put/call options obligation at their redemption value as of December 31, 2025 and 2024. See Note 2 — Basis of presentation and consolidation for further details.

Note 19 — Share-based compensation
Equity Incentive Plans
The Company maintains a LTIP, which provides for the grant of incentive stock options, non-statutory stock options, restricted stock units, performance stock units and other share-based awards to eligible participants. The number of SVS reserved for issuance from time to time under the LTIP is calculated as 10% of the aggregate number of SVS and MVS outstanding on an “as-converted” basis.
On June 5, 2026, the Company effected a 1-for-3 reverse stock split of its SVS and MVS. All share amounts, per share amounts, voting rights and equity award information included herein has been retrospectively adjusted to reflect the reverse stock split for all periods presented. See Note 2 — Basis of presentation and consolidation for further detail.
Virtual Employee Share Options
In the second quarter of 2025, the Company granted VSOs in connection with the Company’s prior acquisition of Four20 in September 2022. The VSOs were granted to certain employees of Four20 and vest over a 36-month requisite service period ending December 31, 2025, with payment contingent on a qualifying “Exit Event”, as defined in the underlying plan agreement. Settlement of the Company’s outstanding VSO obligation occurred in the first half of 2026.

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
Share-based compensation consisted of the following for the years ended December 31, 2025, 2024 and 2023:

	Years Ended December 31,
	2025	2024	2023
Equity-classified awards:
Stock options	$8,268	$9,374	$7,591
Performance stock units	10,660	1,705	501
Restricted stock units	11,779	14,617	11,918
Share-based compensation expense: equity-classified awards	30,707	25,696	20,010
Liability-classified awards:
Virtual share option awards(1)	5,029	—	—
Share-based compensation expense: liability-settled awards	5,029	—	—
Total share-based compensation expense	$35,736	$25,696	$20,010

(1) Includes the cumulative share-based compensation expense recognized for VSOs granted during the second quarter of 2025, for which the requisite service periods retroactively commenced in January 2023.

Stock options
As of December 31, 2025, 2024 and 2023, total unamortized compensation cost related to unvested stock options was $12.2 million, $13.7 million, $18.3 million, respectively, which the Company expects to recognize over a weighted-average period of 1.95, 2.00 and 2.31 years, respectively.
The total intrinsic value of stock options exercised and the total fair value of stock options vested during the years ended December 31, 2025, 2024 and 2023 were as follows:

	Years Ended December 31,
	2025	2024	2023
Total intrinsic value of options exercised	4,807	208	798
Total fair value of options vested	5,256	8,353	10,221
Significant assumptions used to estimate the fair value of the Company’s stock options granted during the years ended 2025, 2024 and 2023 were as follows:

Years Ended December 31,
	2025	2024	2023
Expected volatility	72% — 79%	71% — 74%	68% — 72%
Expected life in years	6.16 - 6.24	6.01 - 6.02	5.38 — 6.73
Expected dividends(1)	—%	—%	—%
Risk-free interest rate (based on government bonds)	3.81% — 4.21%	3.63% — 4.52%	3.13% — 4.60%

(1) The Company has never paid cash dividends nor expects to pay cash dividends in the foreseeable future.

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
The Company’s stock options activity and related information during the years ended December 31, 2025, 2024 and 2023 were as follows:

	Number of options	Weighted average exercise price	Weighted average remaining contractual life (years)	Aggregate intrinsic value
Outstanding at January 1, 2025	9,887,023	$14.940
Forfeited	(2,284,138)	21.933
Expired	(737,931)	26.877
Exercised	(621,424)	0.411
Granted	4,375,072	3.279
Outstanding at December 31, 2025	10,618,602	$8.658	6.65	$28,364
Options exercisable at December 31, 2025	3,374,323	$10.596	3.03	$10,928

	Number of options	Weighted average exercise price	Weighted average remaining contractual life (years)	Aggregate intrinsic value
Outstanding at January 1, 2024	9,310,868	$15.870
Forfeited	(487,165)	13.542
Expired	(143,459)	44.220
Exercised	(25,130)	6.180
Granted	1,231,909	10.595
Outstanding at December 31, 2024	9,887,023	$14.940	5.50	$8,846
Options exercisable at December 31, 2024	5,572,751	$16.621	3.40	$8,778

	Number of options	Weighted average exercise price	Weighted average remaining contractual life (years)	Aggregate intrinsic value
Outstanding at January 1, 2023	8,179,723	$20.01
Forfeited	(856,521)	22.20
Expired	(807,244)	27.72
Exercised	(70,590)	0.69
Granted	2,865,500	8.91
Outstanding at December 31, 2023	9,310,868	$15.87	6.29	$34,646
Options exercisable at December 31, 2023	4,989,095	$16.23	4.22	$25,679
Performance stock units
As of December 31, 2025, 2024 and 2023 total unamortized compensation cost related to unvested performance stock units was $10.7 million, $2.3 million and $5.3 million, respectively, which the Company expected to recognize over a weighted-average period of 1.53, 1.41 and 2.20 years, respectively.

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
The Company’s PSU activity and related information for the years ended December 31, 2025, 2024 and 2023 were as follows:

	Number of PSUs	Weighted-Average Grant Date Fair Value
Unvested at January 1, 2025	629,861	$11.430
Forfeited	(583,446)	8.430
Vested	(119,983)	10.350
Granted	3,337,046	2.820
Unvested at December 31, 2025	3,263,478	$3.180
Inception-to-date PSUs vested at December 31, 2025	252,162	$9.480

	Number of PSUs	Weighted-Average Grant Date Fair Value
Unvested at January 1, 2024	674,707	$8.670
Forfeited	(713,942)	10.110
Vested	(132,179)	8.670
Granted	801,275	12.120
Unvested at December 31, 2024	629,861	$11.430
Inception-to-date PSUs vested at December 31, 2024	132,179	$8.670

	Number of PSUs	Weighted-Average Grant Date Fair Value
Unvested at January 1, 2023	—	$—
Forfeited	(72,084)	8.670
Vested	—	—
Granted	746,791	8.670
Unvested at December 31, 2023	674,707	$8.670
Inception-to-date PSUs vested at December 31, 2023	—
Modifications
During the year ended December 31, 2025, the Company modified the performance targets for PSUs granted in 2025. The modification resulted in incremental compensation cost of $19.1 million, which will be recognized prospectively over the remaining service period.
Restricted stock units
As of December 31, 2025, 2024 and 2023, total unamortized compensation cost related to unvested restricted stock units was $33.9 million, $15.7 million and $17.9 million, respectively, which the Company expected to recognize over a weighted-average period of 2.39, 1.95 and 1.83 years, respectively.

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
The Company’s RSU activity and related information for the years ended December 31, 2025, 2024 and 2023 were as follows:

	Number of RSUs	Weighted-Average Grant Date Fair Value
Unvested at January 1, 2025	2,111,261	$10.890
Forfeited	(798,159)	6.270
Vested	(872,741)	11.640
Granted	8,408,305	4.170
Unvested at December 31, 2025	8,848,666	$4.830
Inception-to-date RSUs vested at December 31, 2025	3,893,206	$17.760

	Number of RSUs	Weighted-Average Grant Date Fair Value
Unvested at January 1, 2024	2,048,653	$12.360
Forfeited	(819,826)	12.180
Vested	(1,076,186)	12.990
Granted	1,958,620	11.040
Unvested at December 31, 2024	2,111,261	$10.890
Inception-to-date RSUs vested at December 31, 2024	3,020,465	$19.530

	Number of RSUs	Weighted-Average Grant Date Fair Value
Unvested at January 1, 2023	1,428,146	$22.320
Forfeited	(583,199)	16.980
Vested	(533,768)	23.310
Granted	1,737,474	9.090
Unvested at December 31, 2023	2,048,653	$12.360
Inception-to-date RSUs vested at December 31, 2023	1,944,279	$23.140
Note 20 — Selling, general and administrative expense
Selling, general and administrative expenses consisted of the following for the years ended December 31, 2025, 2024 and 2023:

	Years Ended December 31,
	2025	2024	2023
Salaries and benefits	$230,911	$227,817	$206,640
Rent and occupancy	59,314	54,105	48,977
Sales and marketing(1)	45,692	47,075	41,916
Office supplies and services	45,746	44,046	45,775
Share-based compensation	35,736	25,696	20,010
Professional fees	23,538	24,212	38,607
Insurance and compliance	9,528	9,066	10,466
Travel	7,609	6,580	5,719
Research and development	805	1,421	1,526
Other operating expense	5,299	4,212	13,151
Total selling, general and administrative expense	$464,178	$444,230	$432,787

(1) Includes advertising costs of $20.7 million, $18.4 million and $12.0 million for the year ended December 31, 2025, 2024 and 2023, respectively.

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
Note 21 — Defined contribution plans
The Company established the Curaleaf, Inc. 401(k) Plan (the “Plan”) effective January 1, 2022. The Company’s U.S. employees are generally eligible to participate in the Plan. The Plan allows eligible employees to make contributions, up to limits set by the IRS, through payroll deductions and invest their contributions in one or more of the investment funds offered by the Plan. For employees who have completed one or more years of eligible service, the Company matches 25% of the first 4% of eligible contribution on a pretax and/or Roth 401(k) basis for each annual period. Under the Plan, employees become eligible for contributions on the first day of the calendar month, coincident with or next, following the date the employee performs an hour of service as an eligible employee. Matched contributions are always fully vested.
Employees outside the U.S. who are not covered by the Plan may be covered by defined contribution plans that are subject to applicable laws and rules of the country in which they are administered.
Employer contributions, which are expensed as incurred, totaled $2.1 million, $1.0 million and $0.8 million for the years ended December 31, 2025, 2024 and 2023, respectively.
Note 22 — Other income (expense), net
Other income (expense), net consists of the following for the years ended December 31, 2025, 2024 and 2023:

	Years Ended December 31,
	2025	2024	2023
(Loss) gain on disposal of assets	$(3,049)	$4,624	$(8,541)
(Loss) gain on investments	(343)	6,624	2,073
Gain on extinguishment of debt	1,685	257	2,065
Foreign exchange gain (loss)	3,686	(1,617)	(4)
Miscellaneous other income	3,603	6,096	2,354
Other income (expense), net	$5,582	$15,984	$(2,053)
Note 23 — Income taxes
In December 2023, the FASB issued ASU 2023-09, which enhances the disclosure requirements for income taxes. The Company adopted ASU 2023-09 on a prospective basis for the annual reporting period ended December 31, 2025.
Accordingly, the comparative prior period has not been recast to reflect the new disclosure requirements. See Note 3 — Significant accounting policies for further detail.
The Company’s Loss before provision for income taxes included the following components for the years ended December 31, 2025, 2024 and 2023:

	Years Ended December 31,
	2025	2024	2023
Domestic	$(67,069)	$(87,443)	$(101,096)
Foreign	(11,145)	(25,915)	(28,375)
Total	$(78,214)	$(113,358)	$(129,471)

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
The Company’s Provision for income taxes for the years ended December 31, 2025, 2024 and 2023 consisted of the following:

	Years Ended December 31,
	2025	2024	2023
Current:
Federal	$138,070	$135,598	$119,555
State	21,682	15,540	22,825
Foreign	3,800	1,884	123
Total current income tax expense	$163,552	$153,022	$142,503
Deferred:
Federal	$(19,726)	$(24,744)	$(20,682)
State	(14,334)	(25,635)	(9,041)
Foreign	(5,803)	(4,392)	394
Total deferred income tax expense	(39,863)	(54,771)	(29,329)
Provision for income taxes	$123,689	$98,251	$113,174
A reconciliation of the U.S. federal statutory income tax rate to the Company’s effective tax rate for the year ended December 31, 2025 is as follows:

	Year Ended December 31, 2025
	$	%
Benefit from income taxes computed using U.S. federal statutory income tax rate(1)	$(16,416)	21%
State and local income tax, net of federal income tax effect(2)	7,562	(10)%
Impact of U.S. tax on foreign operations	1,632	(2)%
Foreign tax effects	1,022	(1)%
Effect of change in tax law or rates enacted in current period	(1,192)	2%
Share-based compensation	2,616	(3)%
Non-deductible expenses	3,117	(4)%
Increase in uncertain tax position(3)	97,843	(125)%
Increase in valuation allowance	31,759	(41)%
Penalties and interest	1,593	(2)%
Other	(5,847)	7%
Provision for income taxes	$123,689	(158)%

(1) As the Company’s operations are primarily based in the U.S., the tax rate reconciliation has been prepared using the U.S. federal statutory tax rate of 21%.
(2) Primarily represents income tax expense generated in Pennsylvania, Maryland, Illinois and Florida.
(3) Primarily related to the Company's Section 280E Position.

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
A reconciliation of the U.S. federal statutory income tax rate to the Company’s effective tax rate for the years ended December 31, 2024 and 2023 are as follows:

	Years Ended December 31,
	2024		2023
	$	%	$	%
Benefit from income taxes computed using U.S. federal statutory income tax rate(1)	$(23,805)	21%	(27,189)	21%
State and local income tax, net of federal income tax effect	(22,643)	20%	13,769	(11)%
Impact of foreign operations	706	(1)%	362	(1)%
Effect of change in tax law or rates enacted in current period	—	—%	—	—%
Share-based compensation	944	(1)%	2,033	(2)%
Non-deductible expenses	2,204	(2)%	11,641	(9)%
Increase in uncertain tax position	121,969	(108)%	59,364	(46)%
Increase in valuation allowance	15,424	(14)%	36,042	(28)%
Penalties and interest	16,216	(14)%	19,134	(15)%
Other	(12,764)	11%	(1,982)	2%
Provision for income taxes	$98,251	(87)%	$113,174	(87)%

(1) As the Company’s operations are primarily based in the U.S., the tax rate reconciliation has been prepared using the U.S. federal statutory tax rate of 21%.
Cash paid for income taxes, net of refunds received, by jurisdiction for the year ended December 31, 2025 was as follows:

Year Ended
Jurisdiction:	December 31, 2025
Federal	$9,575
State	16,894
Foreign	589
Cash paid for income taxes, net of refunds received	$27,058
The components of the Company’s deferred tax assets and liabilities as of December 31, 2025 and 2024 were as follows:

	As of
	2025	2024
Deferred tax assets:
Net operating loss carryforward	$218,402	$202,940
163j interest carryovers	86,869	71,132
Stock compensation	14,773	10,307
Accrued and prepaid expenses	2,348	2,088
Other	165	60
Total deferred tax assets	322,557	286,527
Deferred tax liabilities:
Depreciation and amortization	(232,329)	(264,588)
Inventory	(2,746)	(1,904)
Total deferred tax liabilities	(235,075)	(266,492)
Valuation allowance(1)	(299,041)	(264,407)
Net deferred tax liabilities	$(211,559)	$(244,372)

(1) As of December 31, 2025 and 2024, the Company maintained a valuation allowance against deferred tax assets related to certain U.S. federal and state operations as well as its international operations in France, the U.K., Canada and Germany.

At December 31, 2025, the Company had federal and state tax loss carryforwards of $645.0 million, which expire between 2026 and 2044. At December 31, 2025 the Company had foreign tax loss carryforwards of $27.2 million, which will begin to expire starting 2035 through 2045. At December 31, 2025, the Company had federal and state tax loss carryforwards of

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
$681.5 million which will never expire. At December 31, 2025, the Company had foreign tax loss carryforwards of $93.1 million, which will never expire.
The Company accounts for the undistributed earnings of the Company as a temporary difference, except for the undistributed earnings of its foreign subsidiaries that are deemed to be indefinitely reinvested in foreign jurisdictions. The Company considers the earnings and profits of its foreign subsidiaries to be indefinitely reinvested. Determination of the amount of the unrecognized deferred tax liability is not practicable.
The following table summarizes the activity within the Company’s unrecognized tax benefits from continuing operations for the years ended December 31, 2025, 2024 and 2023:

	Years ended December 31,
	2025	2024	2023
Balance at beginning of the year	$432,341	$56,931	$70,888
Additions based on tax positions related to the current year	119,792	130,790	8,313
Additions based on refunds requested but not yet received related to prior years	36,389	91,645	—
Additions based on refunds received related to prior years	16,176	9,983	—
Additions and subtractions for tax positions of prior years	(2,339)	164,249	(896)
Subtractions based on acquisitions	—	(10,348)	(485)
Lapse of statute of limitations	(14,533)	(10,909)	(20,889)
Balance at the end of the year	$587,826	$432,341	$56,931
As of December 31, 2025 and 2024, $1.8 million and $13.1 million, respectively, of these unrecognized tax benefits were recorded as a result of acquisitions and are subject to indemnifications. As the Company has collateral and/or other deferred consideration sufficient to cover any potential resulting indemnification liability, the Company recognized a non- current tax receivable within Income tax receivable on the Consolidated Balance Sheets. As of December 31, 2025 and 2024, included in the balances of unrecognized tax benefits, is $586.0 million and $419.2 million, respectively, of unrecognized tax benefits that if recognized, would impact the Company’s effective tax rate.
As of December 31, 2025, the Company recognized accrued interest and penalties of $25.4 million and $69.8 million for its uncertain tax positions as a component of Provision for income taxes and Other long-term liabilities, respectively. As of December 31, 2024, the Company recognized accrued interest and penalties of $16.1 million, $4.9 million and $19.2 million as a component of Provision for income taxes, Income tax payable and Other long-term liabilities, respectively.
The Company files its income tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal, state and foreign taxing authorities, where applicable. As of December 31, 2025, the Company is under audit for years ranging from 2020 to 2023 by the IRS, a few U.S. states and in Canada. The statute of limitations for certain federal, state and foreign taxing jurisdictions are open from tax year 2020.
Global Minimum Tax Rules - Pillar Two
Numerous foreign jurisdictions have enacted or are in the process of enacting legislation to adopt a minimum effective tax rate, as described in the Global Anti-Base Erosion Model Rules (otherwise known as Pillar Two) issued by the Organization for Economic Co-operation and Development. Under Pillar Two, a minimum effective tax rate of 15% would apply to multinational companies with consolidated revenues above €750 million. Pillar Two became effective for fiscal years beginning on or after January 1, 2024, in several jurisdictions in which the Company operates. Upon enactment, Pillar Two did not have a material impact on the Company’s Consolidated Financial Statements, and there was no material impact to the Company’s consolidated financial position, results of operations or cash flows.

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
Note 24 — Earnings per share
Basic and diluted loss per share attributable to Curaleaf Holdings, Inc. for the years ended December 31, 2025, 2024 and 2023, were calculated as follows:

	Years ended December 31,
	2025	2024	2023
Numerator:
Net loss from continuing operations	$(201,903)	$(211,609)	$(242,645)
Less: excess redemption value above carrying value(3)	(42,294)	(22,746)	—
Net loss from continuing operations, net of excess redemption value	(244,197)	(234,355)	(242,645)
Net loss from discontinued operations	(26,250)	(10,398)	(47,692)
Net loss, net of excess redemption value	(270,447)	(244,753)	(290,337)
Less: Net income (loss) attributable to non-controlling interest	2,917	(6,584)	(9,140)
Net loss attributable to Curaleaf Holdings, Inc., net of excess redemption value	$(273,364)	$(238,169)	$(281,197)

Per share – basic and diluted(1):
Net loss per share from continuing operations⁽3⁾	$(0.97)	$(0.92)	$(0.97)
Net loss per share from discontinued operations	(0.10)	(0.04)	(0.20)
Net loss per share attributable to Curaleaf Holdings, Inc.	$(1.07)	$(0.96)	$(1.17)

Denominator:
Basic and dilutive weighted-average common shares outstanding(1)(4)	254,030,317	246,941,700	241,374,965

(1) As a result of the Company’s net losses from its continuing and discontinued operations for the years ended December 31, 2025, 2024 and 2023, all potentially dilutive securities were excluded from the calculation of diluted net loss per share because their effect would have been anti-dilutive. Accordingly, basic and diluted net loss per share are the same for each period presented.

(2) Excludes PSU awards that did not meet performance criteria as of December 31, 2025, 2024 and 2023.
(3) Certain non-controlling interests are redeemable at the option of the holders. When the estimated redemption value exceeds the recorded amount, the excess is charged directly to Shareholders' equity on the Consolidated Balance Sheets. Pursuant to ASC 480-10, Distinguishing Liabilities from Equity, the excess redemption value must be included in the calculation of earnings per share - basic and diluted. See Note 2 — Basis of presentation and consolidation for further details.

(4) All basic and diluted loss per share calculations presented for the periods shown have been retrospectively adjusted to reflect the 1-for-3 reverse stock split effected on June 5, 2026. See Note 2 — Basis of presentation and consolidation for further details.

Note 25 — Segment reporting
The Company operates through two distinct reportable segments: (i) Domestic Operations and (ii) International Operations. This segmentation reflects the point at which the Company’s business units no longer share similar economic characteristics and differ significantly in key areas, including:
(a) the nature of cultivation and manufacturing processes;
(b) the class of customer for products and services;
(c) distribution methods and
(d) the regulatory environments in which they operate.
In addition, this segmentation reflects the manner in which the Company’s CODM, its CEO, allocates resources and evaluates performance as well as the manner in which the Company’s internal financial reporting is structured.
The Company’s reportable segments generate revenues from the cultivation, production and distribution of cannabis products. The Company’s Domestic Operations are vertically integrated in the majority of the states in which the Company operates and derives the majority of its revenues from retail sales. In contrast, the Company’s International Operations is organized on a country-level basis, has centralized cultivation facilities in Portugal and Canada and derives the majority of its revenue from wholesale sales.

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
The Company’s CODM assesses the performance of and allocates resources to each reportable segment using Adjusted EBITDA3 as the primary measure of profitability. The CODM also reviews significant segment expenses within these measures, which consist primarily of Cost of goods sold and Total operating expenses.
The accounting policies for each reportable segment are consistent with those described in Note 3 — Significant accounting policies. There are no intersegment sales or transfers between the Company’s reportable segments. Corporate overhead costs are primarily incurred within the Domestic Operations segment and are not allocated to the International Operations segment, consistent with how the CODM evaluates segment performance.
The following table presents Adjusted EBITDA by reportable segment as of December 31, 2025, 2024 and 2023, and the reconciliation of such non-GAAP financial measure to the most directly comparable GAAP measure, being income (loss) from continuing operations for the applicable periods:

	Years Ended December 31,
	Domestic			International(1)			Total
	2025	2024	2023	2025	2024	2023	2025	2024	2023
Loss before Benefit (provision) for income taxes	$(73,554)	$(90,970)	$(101,097)	$(4,660)	$(22,388)	$(28,374)	$(78,214)	$(113,358)	$(129,471)
Total other expense (income), net	107,653	140,357	169,959	(3,989)	(2,256)	(471)	103,664	138,101	169,488
Depreciation and amortization(2)	171,772	203,076	173,581	24,834	28,384	22,012	196,606	231,460	195,593
Other adjustments (3)	45,513	44,899	63,047	7,105	2,183	1,502	52,618	47,082	64,549
Adjusted EBITDA	$251,384	$297,362	$305,490	$23,290	$5,923	$(5,331)	$274,674	$303,285	$300,159

(1) The Company is exposed to foreign currency exchange risk due to fluctuations between the functional currencies of its international subsidiaries and the USD. Additionally, the translation of these subsidiaries’ operating results into USD for reporting purposes introduces further exposure. While these fluctuations are not material to the Company’s consolidated operating results, they may impact the comparability of the Company’s segmented results across quarters and year-over-year.

(2) Depreciation and amortization includes depreciation and amortization from cost of goods sold and operating expenses.
(3) Other adjustments for the year ended December 31, 2025 primarily include costs related to share-based compensation expense $35.7 million, restructuring costs $3.3 million, adult use campaign and political initiatives $2.7 million as well as acquisition, transaction, and other non-recurring costs $10.9 million. Other adjustments for the year ended December 31, 2024 primarily include costs related to share-based compensation expense $25.7 million, restructuring costs $9.0 million as well as acquisition, transaction, and other non-recurring costs $12.4 million. Other adjustments for the year ended December 31, 2023 primarily include costs related to share-based compensation expense $20.0 million, restructuring costs $14.1 million as well as acquisition, transaction, and other non-recurring costs of $30.4 million.

(3) Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, adjusted for share-based compensation expense and other adjustments related to restructuring costs, adult use campaign and political initiatives, as well as acquisition, transaction and other non-recurring costs.

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
The following table presents selected financial information by reportable segment for the years ended December 31, 2025, 2024 and 2023:

	Years Ended December 31,
	Domestic			International(1)			Total
	2025	2024	2023	2025	2024	2023	2025	2024	2023
Revenues, net:
Retail revenues	$868,732	$994,715	$1,075,103	$53,850	$38,047	$21,071	$922,582	$1,032,762	$1,096,174
Wholesale revenues	226,334	232,491	197,640	105,905	63,078	37,006	332,239	295,569	234,646
Management fee income	591	1,543	2,625	12,723	4,425	2,930	13,314	5,968	5,555
Total revenues, net	1,095,657	1,228,749	1,275,368	172,478	105,550	61,007	1,268,135	1,334,299	1,336,375
Cost of goods sold	541,458	631,785	688,328	95,655	61,737	38,466	637,113	693,522	726,794
Selling, general and administrative(2)	400,813	402,658	402,560	63,365	41,572	30,227	464,178	444,230	432,787
Depreciation and amortization	119,287	144,919	115,618	22107	26,885	21159	141,394	171,804	136,777
Adjusted EBITDA	251,384	297,362	305,490	23290	5,923	(5331)	274,674	303,285	300,159
Capital expenditures	$50,043	$81,891	$62,679	$13,397	$10,547	$2,762	$63,440	$92,438	$65,441

(1) The Company is exposed to foreign currency exchange risk due to fluctuations between the functional currencies of its international subsidiaries and the USD. Additionally, the translation of these subsidiaries’ operating results into USD for reporting purposes introduces further exposure. While these fluctuations are not material to the Company’s consolidated operating results, they may impact the comparability of the Company’s segmented results across quarters and year-over-year.

(2) See Note 20 — Selling, general and administrative expenses for additional detail regarding the composition of consolidated selling, general and administrative expenses. No individual selling, general and administrative expense category within the International segment exceeded 10% of total consolidated selling, general and administrative expenses.

The CODM reviews total assets as the primary balance sheet metric to assess each segment. The following table presents total assets by reportable segment as of December 31, 2025 and 2024:

Total assets:	Domestic	International	Total
December 31, 2025	$2,415,707	$429,608	$2,845,315
December 31, 2024	2,574,687	375,021	2,949,708
No single customer or country other than the United States accounted for 10% or more of consolidated revenue during the years ended December 31, 2025, 2024 and 2023. In addition, no individual country other than the United States represented a material portion of long-lived assets during those periods.
Note 26 — Commitments and contingencies
Indemnification agreements
In the ordinary course of business, the Company may provide indemnification of varying scope and terms to vendors, lessors, business partners and other parties with respect to certain matters including, but not limited to, losses arising out of breach of such agreements or from intellectual property infringement claims made by third parties.
In addition, the Company has entered into indemnification agreements with certain members of its board of directors and senior executive team that may require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or senior officers of the Company. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is, in many cases, unlimited. To date, the Company has not incurred any material costs as a result of such indemnification agreements. The Company does not believe that the outcome of any claims under indemnification arrangements will have a material effect on its financial position, results of operations or cash flows, and it has not accrued any liabilities related to such obligations in its Consolidated Financial Statements.

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
Dividend Restriction
The Company has not historically paid dividends on its outstanding SVS. Any future determination to pay dividends will depend upon the Company's financial condition and results of operations. Furthermore, the Company’s ability to pay dividends is subject to applicable laws, regulatory capital requirements and compliance with covenants contained in the Company's outstanding debt arrangements.
The Company has no record of paying dividends. Its ability to pay dividends would be dependent on the Company’s results of operation, subject to applicable laws and regulations, and would require maintenance of certain solvency and capital standards as well as applicable covenants within the Company’s outstanding debt arrangements.
Income tax returns
The Company files its income tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal, state and foreign taxing authorities, where applicable. The Company records tax benefits for all years subject to examination, based upon management’s evaluation of the facts, circumstances and information available at the end of the reporting period. The Company has not recognized any tax benefits associated with those income tax positions where it is not more-likely-than-not that a tax benefit will result.
Litigation
The Company is involved in claims or lawsuits that arise in the ordinary course of business. Although the ultimate outcome of these claims or lawsuits cannot be ascertained by the Company, on the basis of present information and advice received from the Company’s legal counsel, it is management’s opinion that the disposition or ultimate determination of such claims or lawsuits, except as noted below, will not have a material effect on the Company’s operations and financial results. As of December 31, 2025 and 2024, the Company recognized legal contingencies of $7.6 million and $4.0 million, respectively, which is presented in Accrued expenses on the Consolidated Financial Statements.
Hello Farms
In 2020, GR Vending MI, LLC (“GR Vending MI”), prior to its acquisition by the Company, entered into a supply contract with Hello Farms Licensing MI, LLC (“Hello Farms”) (the “Hello Farms Supply Contract”) to acquire the expected output of Hello Farms’ Michigan cultivation facility from the 2020 and 2021 harvests, subject to certain conditions. Additionally, Cura MI, LLC (“Cura MI” and together with GR Vending MI, the “Michigan Entities”) entered into a guaranty agreement (the “Cura MI Guaranty”) with Hello Farms, under which Cura MI guaranteed the performance of GR Vending MI’s payment obligations under the Hello Farms Supply Contract. The Hello Farms Supply Contract was amended and restated in November 2020. Subsequently, GR Vending MI indicated that Hello Farms had failed to perform its obligations under the Hello Farms Supply Contract; and therefore, deemed the contract breached and therefore terminated. In February 2021, Hello Farms sued the Michigan Entities in a state court in Michigan. In March 2021, the case was moved to the U.S. District Court for the Eastern District of Michigan (the “Michigan Eastern District Court”).
A trial was held in January 2025, after which a jury awarded Hello Farms approximately $31.8 million in damages against the Michigan Entities for breach of contract. Subsequently, in February 2025, Hello Farms filed a motion for award of prejudgment interest of $5.0 million. In May 2025, a judgment was issued awarding a post-filing prejudgment interest of $5.4 million, increasing the total amount to $37.2 million. The Michigan Entities have appealed the ruling to the Sixth Circuit Court of Appeals.
Based on the Company's assessment of the likelihood of success on appeal, the estimated accrual as of December 31, 2025 is substantially less than the total potential loss associated with the judgment. If the Company’s challenge is unsuccessful, it is reasonably possible the resulting loss could materially exceed the Company’s current accrual.
The Michigan Entities, which are consolidated by the Company as VIEs, ceased operations in 2023, do not have any substantial assets and are classified by the Company as discontinued operations. See Note 6 — Discontinued operations for further details.

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
Note 27 - Related party transactions
Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related, if they are subject to common control. Related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between the related parties.
The following table summarizes the Company’s transactions with related parties during the years ended December 31, 2025, 2024, and 2023:

	Years Ended
Transaction	December 31, 2025	December 31, 2024	December 31, 2023

Consulting fees(1)	$2,268	$3,975	$915
Travel and reimbursement(2)	23	28	45
Rent expense(3)(4)	715	236	—
Platform fees(5)(6)	388	3,274	2,069
Senior Secured Notes - 2026(7)	454	883	886
	$3,848	$8,395	$3,915

(1) Consulting fees relate to real estate management and general advisory services provided by (i) Frontline Real Estate Partners ("Frontline"), LLC, a company controlled by Mitchell Kahn, a former Board member, (ii) Measure 8 Venture Management, LLC (“Measure 8”), an investment company controlled by Boris Jordan, CEO, Chairman and control person of the Company (including funds managed by Measure 8), (iii) Architecture & Engineering Solutions, LLC, ("Architecture & Engineering Solutions") a company controlled by an immediate family member of Luke Flood, a senior vice president of the Company and (iv) PNP Construction LLC ("PNP Construction"), a company controlled by an immediate family member of Karim Bouaziz, a former senior vice president of the Company. There are on-going contractual commitments related to these transactions. Consulting fees incurred for the years ended December 31, 2025, 2024, and 2023, respectively, were (i) Frontline: $0.2 million, less than $0.1 million, and $0.4 million; (ii) Measure 8: less than $0.1 million, less than $0.1 million, and $0.4 million; (iii) Architecture & Engineering Solutions: $0.0 million, $0.2 million and $0.0 million and PNP Construction: $0.0 million, $3.8 million, and $0.0 million.

(2) Travel and reimbursement relate to payments made to various Board members for reimbursement of expenses incurred while performing their duties in that capacity.
(3) Rent expense relates to a lease between GR Companies, Inc. and FREP Elm Place II, LLC, a company owned in part by Mitchell Kahn, a Board member. There are on-going contractual commitments related to the lease arrangement.

(4) Rent expense relates to a lease between NGC and Ontario Ltd., a company in which Lisa McCormack, previously the CEO of NGC, served as a Director. There are on-going contractual commitments related to the lease arrangement.

(5) Leaf Trade and Sweed provide Curaleaf with their B2B platform for the Company’s wholesale operations in exchange for fees to use the platform. Measure 8 acquired a 6.19% stake in High Tech Holdings, Inc. (“High Tech Holdings”), the parent holding company of Leaf Trade and Sweed, and received a seat on the board of directors of High Tech Holdings.

(6) Platform fees for Fyllo. Mitchell Kahn, a former Board member, is also on Fyllo’s board of directors.
(7) During the years ended December 31, 2025 and 2024, Baldwin Holdings, LLC (“Baldwin Holdings”), in which Joseph F. Lusardi, the Company’s Executive Vice Chairman, owned a direct equity interest, held $10.0 million and $5.0 million, respectively, of the Company’s Senior Secured Notes - 2026 prior to their cancellation; and therefore, a portion of interest expense recognized by the Company under the Senior Secured Notes - 2026 was attributable to Baldwin Holdings. Baldwin Holdings did not participate in the Senior Notes - 2029 and its Senior Secured Notes - 2026 were fully extinguished upon repayment.

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
Note 28 — Fair value measurements and financial risk management
Non-recurring fair value measurements
The Company’s assets measured at fair value on a nonrecurring basis include its long-lived assets and goodwill. The Company reviews the carrying amounts of such assets whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable or, at minimum, annually for goodwill. Any resulting asset impairment would require that the asset be written down to fair value. Fair value measurements of these assets are derived using inputs classified within Level 3 of the fair value hierarchy. See Note 10 — Property, plant and equipment, net, Note 11 — Leases and Note 13 — Intangible assets, net and Goodwill for further details.
Recurring fair value measurements
The Company’s financial instruments measured at fair value on a recurring basis include certain equity investments and contingent consideration liabilities. The lowest level of inputs that are significant to the fair value measurements of these financial instruments are not based on observable market data; and therefore, these financial instruments are classified within Level 3 of the fair value hierarchy.
As of December 31, 2025 and 2024, the Company’s financial instruments measured at fair value on a recurring basis were classified in the fair value hierarchy as follows:

	As of December 31, 2025
	Level 1	Level 2	Level 3	Total
Investments	$—	$—	$—	$—
Contingent consideration liabilities	—	—	3,358	3,358
	$—	$—	$3,358	$3,358

	As of December 31, 2024
	Level 1	Level 2	Level 3	Total
Investments	$—	$—	$1,713	$1,713
Contingent consideration liabilities	—	—	6,147	6,147
	$—	$—	$7,860	$7,860
Level 3
As of December 31, 2025 and 2024, the following valuation methodologies and significant unobservable inputs were used to derive the fair value measurements of the Company’s financial instruments measured at fair value on a recurring basis:

			As of December 31,
Financial instrument	Valuation methodology	Level 3 input	2025	2024
Contingent consideration – EMMAC	Monte Carlo simulation	Timing of achievement	2 years	2 years
		Probability of achievement	99.0%	99.0%
Investments	Adjusted estimated net asset fair value	Capitalization rate	N/A	8.9%
There were no transfers between fair value levels during the years ended December 31, 2025 and 2024.
Note 29 — Variable interest entities
For further details on the variable interest entities consolidated within the Consolidated Financial Statements, see Note 1 — Operations of the Company, Note 2 — Basis of presentation and consolidation and Note 3 — Significant accounting policies. Because cannabis remains a Schedule I controlled substance for U.S. Federal purposes, the assets of the Company’s variable interest entities can typically be used only to settle obligations of the variable interest entities, except for certain grandfathered obligations, such as the Company’s Senior Secured Notes – 2026. In addition, the creditors of Curaleaf, Inc. do not have recourse to the general credit of the Company.

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
Financial Information
The following table presents summarized financial information about the Company’s variable interest entities as of December 31, 2025 and 2024.

	As Revised(2)(3)
	December 31,
	2025	2024
Included in Consolidated Balance Sheets:
Cash	$77,119	$78,238
Accounts receivable	47,701	51,624
Inventory	195,184	198,203
Other current assets(3)	37,369	40,513
Total current assets(3)	357,373	368,578
Property, plant, and equipment , net	474,338	507,484
Right-of-use assets	201,434	216,404
Intangible assets, net and goodwill	1,343,581	1,422,480
Other long-term assets	15,454	33,555
Total assets	$2,392,180	$2,548,501

Accounts payable	$57,622	$68,872
Accrued expenses	88,060	85,105
Income tax payable(2)(3)	14,218	22,107
Short-term debt	583	83,800
Other current liabilities	48,595	76,118
Total current liabilities	209,078	336,002
Deferred tax liability(2)(3)	163,433	191,964
Lease liabilities	239,223	253,598
Long-term financial obligation	202,901	201,687
Long-term debt(1)(2)(3)	449,168	419,073
Uncertain tax position(2)(3)	531,508	392,188
Other long-term liabilities	1,114	3,079
Total liabilities	$1,796,425	$1,797,591
Equity attributable to Curaleaf Holdings, Inc.	$595,755	$750,910
(1) In connection with the issuance of the Senior Secured Notes – 2026, the Company entered into an intercompany loan agreement with Curaleaf, Inc. The intercompany loan is reflected herein and eliminated upon consolidation.

(2) The consolidated financial statements as of and for the year ended December 31, 2025 accurately reflect the correct accounting treatment of the Company's variable interest entities ("VIEs"). During the preparation of the Company's expanded VIE disclosures, management identified a classification difference in the VIE tabular disclosure above resulting from the incorrect allocation of certain tax-related balances between VIE and non-VIE entities. Management concluded that the difference was not material to the Company's consolidated financial statements. Accordingly, the VIE information as of December 31, 2025 has been revised to reflect the corrected allocation of balances between VIE and non-VIE entities, which (i) decreased income tax payable and total current liabilities by $287.6 million; (ii) increased deferred tax liabilities by $3.9 million, long-term debt by $1.2 million and uncertain tax positions by $271.9 million; (iii) resulted in a net decrease in total liabilities of $10.6 million; and (iv) increased equity attributable to Curaleaf Holdings, Inc. by $10.6 million.

(3) The consolidated financial statements as of and for the year ended December 31, 2024 accurately reflect the correct accounting treatment of the Company's variable interest entities ("VIEs"). During the preparation of the Company's expanded VIE disclosures, management identified a classification difference in the VIE tabular disclosure above resulting from the incorrect allocation of certain tax-related balances between VIE and non-VIE entities. Management concluded that the difference was not material to the Company's consolidated financial statements. Accordingly, the VIE information as of December 31, 2024 has been revised to reflect the corrected allocation of balances between VIE and non-VIE entities, which (i) decreased income tax payable and total current liabilities by $172.1 million, (ii) increased long-term debt by $24.7 million; (iii) increased uncertain tax positions by $150.3 million; (iv) resulted in a net increase in total liabilities of $2.9 million; and (v) decreased equity attributable to Curaleaf Holdings, Inc. by $2.9 million.

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)

The following table presents summarized financial information about the Company’s variable interest entities for the years ended December 31, 2025, 2024 and 2023:

	As Revised(1)(2)(3)
	Years Ended December 31,
	2025	2024	2023
Included in Consolidated Statements of Operations:
Revenues, net	$1,095,657	$1,228,749	$1,272,443
Net loss attributable to Curaleaf Holdings, Inc.(1)(2)(3)	(204,268)	(192,950)	(222,006)
(1) The consolidated financial statements for the year ended December 31, 2025 accurately reflect the correct accounting treatment of the Company's VIEs. During the preparation of the Company's expanded VIE disclosures, management identified a classification difference in the VIE tabular disclosure above resulting from the incorrect allocation of certain tax-related balances between VIE and non-VIE entities. Management concluded that the difference was not material to the Company's consolidated financial statements. Accordingly, the comparative VIE information for the year ended December 31, 2025 has been revised to reflect the corrected allocation of balances between VIE and non-VIE entities, which decreased net income attributable to Curaleaf Holdings, Inc. included in the VIE disclosure by $15.6 million.

(2) The consolidated financial statements for the year ended December 31, 2024 accurately reflect the correct accounting treatment of the Company's variable interest entities ("VIEs"). During the preparation of the Company's expanded VIE disclosures, management identified a classification difference in the VIE tabular disclosure above resulting from the incorrect allocation of certain tax-related balances between VIE and non-VIE entities. Management concluded that the difference was not material to the Company's consolidated financial statements. Accordingly, the comparative VIE information for the year ended December 31, 2024 has been revised to reflect the corrected allocation of balances between VIE and non-VIE entities, which decreased net income attributable to Curaleaf Holdings, Inc. included in the VIE disclosure by $2.9 million.

(3) The consolidated financial statements for the year ended December 31, 2023 accurately reflect the correct accounting treatment of the Company's variable interest entities ("VIEs"). During the preparation of the Company's expanded VIE disclosures, management identified a classification difference in the VIE tabular disclosure above resulting from the incorrect allocation of certain tax-related balances between VIE and non-VIE entities. Management concluded that the difference was not material to the Company's consolidated financial statements. Accordingly, the comparative VIE information for the year ended December 31, 2023 has been revised to reflect the corrected allocation of balances between VIE and non-VIE entities, which decreased net income attributable to Curaleaf Holdings, Inc. included in the VIE disclosure by $10.5 million.

Note 30 — Subsequent events
The company has evaluated subsequent events through February 27, 2026, which represents the date the Consolidated Financial Statements were originally made available to investors, and June 5, 2026, for the reverse stock split described below.
Senior-Secured Notes – 2029
On February 18, 2026, the Company closed on a private placement of senior secured notes due February 18, 2029, for aggregate gross proceeds of $500.0 million (the “Senior Secured Notes – 2029”). Net proceeds, after deducting $8.1 million in fees and issuance costs, were used to fully repay the Senior Secured Notes – 2026, including accrued interest (the “2026 Refinancing”). The Senior Secured Notes – 2029 bear an interest rate of 11.5%, payable semi-annually, and are secured by second-priority liens on certain assets of the Company’s U.S. subsidiaries. The 2026 Refinancing extends the Company’s nearest significant debt maturity to 2029, enhances liquidity and improves overall financial flexibility. In conjunction with the issuance of the Senior Secured Notes – 2029, the maturity of the Amended Needham LOC was extended to February 18, 2029 and the interest rate increased from 7.99% to 8.99%, in accordance with the existing terms of the Amended and Restated Needham Loan Agreement. Consequently, in accordance with ASC 470, the Company reclassified the outstanding balance of the Senior Secured Notes – 2026 and Amended Needham LOC as non- current liabilities within Notes payable - net of current on the Consolidated Balance Sheet as of December 31, 2025.
Exercise of redeemable noncontrolling interest put option —Four20
On February 23, 2026, the selling shareholders of Four20 exercised their put option by delivering an irrevocable notice to the Company to redeem their remaining 45% equity interest in Four20, and on April 30, 2026, the Company completed the buyout of the 45% equity interest in Four20 not already owned by the Company. Upon completion of the transaction, the Company will increase its ownership interest in Four20 to 100%, and the Company no longer has outstanding redeemable non-controlling interests. For further details, see Note 18 — Redeemable non-controlling interest.

Curaleaf Holdings, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share and per share amounts or where otherwise indicated)
Reverse Stock Split
On June 5, 2026, the Company effected a 1-for-3 reverse stock split of its issued and SVS and MVS. The reverse stock split reduced the number of issued and outstanding shares of the Company’s SVS and MVS on a proportionate basis and did not affect any shareholder’s percentage ownership interest in the Company, except for adjustments resulting from the treatment of fractional shares. Share amounts, per share amounts, voting rights and equity award information presented in these consolidated financial statements and accompanying notes have been retroactively adjusted to reflect the reverse stock split for all periods presented. For further details, see Note 2 — Basis of presentation and consolidation.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
None.
ITEM 9A. CONTROLS AND PROCEDURES
Evaluation of Disclosure Controls and Procedures
Our disclosure controls and procedures include policies and procedures that (i) relate to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of our assets; (ii) provide reasonable assurance of the recording of all transactions necessary to permit the preparation of the accompanying Consolidated Financial Statements in accordance with U.S. GAAP and the proper authorization of receipts and expenditures in accordance with our delegation of authority policies and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the our assets that could have a material effect on the accompanying Consolidated Financial Statements. Management, including the Chief Executive Officer ("CEO") and Chief Financial Officer ("CFO"), have evaluated the effectiveness of our disclosure controls and procedures as of December 31, 2025 and have concluded that said disclosure controls and procedures were effective as of December 31, 2025.
Management's Annual Report on Internal Control Over Financial Reporting
Management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. Our disclosure controls and procedures, as such term is defined in Rule 13a-15(e) under the Exchange Act, is a process designed by, or under the supervision of, our CEO and CFO and is effected by our Board of Directors, management and other personnel, for the purpose of providing reasonable assurance regarding the reliability of our financial reporting process and preparation of the accompanying Consolidated Financial Statements in accordance with U.S. GAAP.
Management assessed the effectiveness of our internal control over financial reporting as of December 31, 2025. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control Integrated Framework (2013). Based on its assessment, management determined that our internal control over financial reporting was effective as of December 31, 2025
PKF O'Connor Davies, LLP, our independent registered public accounting firm has audited the effectiveness of our internal control over financial reporting, as indicated in their report included in Part II, Item 8 of this Annual Report on Form 10-K.
Limitations on Effectiveness of Controls and Procedures
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projection of any evaluation of effectiveness to future periods is subject to the risk that controls may become inadequate due to changing conditions or the degree of compliance with policies and procedures may deteriorate.
Changes in Internal Control Over Financial Reporting
There were no changes in our internal control over financial reporting during the quarter ended December 31, 2025 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.
ITEM 9B. OTHER INFORMATION
None.
ITEM 9C. DISCLOSURE REGARDING FOREIGN JURISDICTIONS THAT PREVENT INSPECTIONS
Not applicable.

PART III
ITEM 10. DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE
Directors
The following table sets forth information regarding the directors of Curaleaf Holdings, Inc. as of the date of this Annual Report.

Name	Age	Position	Director Since	Independent
Boris Jordan	60	Chairman and Chief Executive Officer	2015	No
Joseph L. Lusardi	52	Executive Vice-Chairman	2015	No
Karl Johansson	76	Director	2014	Yes
Michelle Bodner	65	Director	2021	Yes
Shasheen Shah	56	Director	2022	Yes
Torsten Greif	45	Director	2026	No
Faith Charles	64	Director	2026	Yes
Boris Jordan — Chairman and Chief Executive Officer (Age 60)
Boris Jordan is an American entrepreneur who has co-founded numerous multi-billion dollar businesses across financial services, technology, and energy industries. Mr. Jordan's career investing in emerging markets has afforded him a unique leadership perspective applied to the cannabis industry over the past decade. Mr. Jordan was an early investor in the cannabis industry and became Chairman of Curaleaf, then named Palliatech, in 2014, and was appointed Chief Executive Officer in August 2024. Since acquiring majority control in 2015, he has been impactful in the Company's emergence as an industry leader. Mr. Jordan is a longstanding Member of the Council on Foreign Relations and a member of The Board of Trustees of New York University, where he holds a B.A. Mr. Jordan is not considered independent by virtue of his role as Chief Executive Officer. We believe Mr. Jordan is qualified to serve on the Board due to his long history and prominent profile in the cannabis industry internationally and his extensive leadership experience.
Joseph L. Lusardi — Executive Vice-Chairman (Age 52)
Joseph Lusardi is a pioneer in the U.S. cannabis industry, credited with opening one of the first medical cannabis operations on the East Coast. Mr. Lusardi has over a decade of cannabis experience and 20 years' experience in finance, private equity, and entrepreneurship. Since 2015, Mr. Lusardi has led the Company through significant growth from a small medical device company to a publicly traded, vertically integrated, multi-state cannabis operator. In 2019, he oversaw the transformational acquisitions of Select and Grassroots, expanding the Company's presence from 12 to 19 states with over 130 licenses. Mr. Lusardi previously held executive positions at Liberty Mutual Group, Fidelity Investments, and Affiliated Managers Group. He holds a B.B.A. from The Catholic University of America and an M.B.A. from Boston College. Mr. Lusardi is not considered independent by virtue of his role as Executive Vice-Chairman. Mr. Lusardi was appointed Executive Vice-Chairman in January 2021. We believe Mr. Lusardi is qualified to serve on the Board due to his long history and prominent profile in the cannabis industry and his extensive history with and knowledge of the Company. Mr. Lusardi was appointed Executive Vice-Chairman in January 2021. We believe Mr. Lusardi is qualified to serve on the Board due to his long history and prominent profile in the cannabis industry and his extensive history with and knowledge of the Company.
Karl Johansson — Director (Age 76)
Karl Johansson has broad experience serving multinational clients, coordinating international tax engagements, mergers and acquisitions, and due diligence projects in key global markets. He was a Managing Partner of Ernst & Young CIS and a Regional Partner for Eastern Europe countries. He was a coordinator of the Foreign Investment Advisory Council (FIAC) and has been a member of the Emerging Europe Business Council and Corporate Governance Task Force of the World Economic Forum, as well as the Foreign Investment Advisory Councils of Kazakhstan and Ukraine. Mr. Johansson serves as Chair of the Audit Committee and the Compensation and Nominating Committee. He received a Bachelor's degree from the University of Minnesota and a Juris Doctor degree from the University of Pennsylvania. Mr. Johansson was appointed as a director in 2018. We believe Mr. Johansson is qualified to serve on the Board due to his financial expertise, his international experience and his transactional experience.
Michelle Bodner — Director (Age 65)
Michelle Bodner is a Wall Street-trained entrepreneur with expertise in operations, real estate, and executive coaching. She has delivered advisory services to government agencies, banks, large corporations, non-profits, and early and mid-stage companies. In 2015, Ms. Bodner was engaged by Curaleaf as a consultant for its New York State license application, and subsequently held multiple positions including first Chief Operating Officer and President and CEO of Curaleaf's New York and Florida operations. Prior to cannabis, she served as Chief Operating Officer of the New York City Opera, Director of Project Development for the Empire State Development Corporation, and Strategic Consultant for Women's World Banking. Ms. Bodner serves as a member of the Audit Committee. Ms. Bodner was appointed as a director in December 2022. We believe Ms. Bodner is qualified to serve on the Board due to her extensive entrepreneurial experience and her experience with the Company and the cannabis industry.
Shasheen Shah — Director (Age 56)
Shasheen Shah is a leadership development coach and trusted advisor to global executives and organizations. As CEO of Coherent Strategies Consulting and Coaching, a position he has held since 2006, he specializes in developing high-performance teams and achieving successful business outcomes. Mr. Shah has collaborated with executives from Credit Suisse, Goldman Sachs, Barclays, Tesla, ButcherBox, and LinkedIn, and is the author of "The Kid and the King: The Hidden Inner Struggle High Achievers Must Conquer to Reignite and Re-engage with Life." He serves as a member of the Audit Committee. Mr. Shah holds a B.A. in Philosophy from Colgate University and an M.A. in Clinical Psychology from Antioch University. Mr. Shah was appointed as a director in December 2022. We believe Mr. Shah is qualified to serve on the Board due to due to his extensive leadership and governance experience.
Torsten Greif — Director (Age 45)
Torsten Greif is a German entrepreneur and business leader with a strong track record across real estate, renewable energy, gaming, and medical cannabis. He began his career in the insurance industry and at Deloitte in Germany. In 2018, Mr. Greif co-founded Four 20 Pharma GmbH in Paderborn, Germany, and in 2021 assumed joint operational leadership. In 2022, Curaleaf acquired a 55% stake in Four 20 Pharma, a major milestone in the European medical cannabis sector. Mr. Greif holds a B.B.A. from the University of Paderborn and Northwood University (Michigan) and an M.B.A. in Corporate Strategy & Economic Policy from the Maastricht School of Management. Mr. Greif is not considered independent due to his employment with Four 20 Pharma GmbH, a subsidiary of the Company. Mr. Greif was appointed as a director in May 2026. We believe Mr. Greif is qualified to serve on the Board due to due to his extensive leadership experience in the cannabis industry and his international experience.
Faith Charles — Director (Age 64)
Faith Charles has been a partner at Thompson Hine LLP since 2010, where she serves as Chair of the Life Sciences practice and Co-Chair of the Public Companies practice, advising biotech and pharmaceutical companies on complex financing transactions, mergers and acquisitions, licensing, and strategic collaborations. Ms. Charles serves on the boards of Abeona Therapeutics Inc. (Nasdaq: ABEO, director since 2021, Chair of Nominating & Governance Committee), Avenue Therapeutics, Inc. (Nasdaq: ATXI, director since May 2022), and CNS Pharmaceuticals, Inc. (Nasdaq: CNSP, Chair since December 2023). She has been recognized as a Life Sciences Star by Euromoney's LMG Life Sciences and named by Crain's New York Business on its 2020 list of Notable Women in the Law. Ms. Charles holds a J.D. from The George Washington University Law School and a B.A. in Psychology from Barnard College, Columbia University. Ms. Charles was appointed as a director in June 2026. We believe Ms. Charles is qualified to serve on the Board due to due to her legal expertise, transactional experience, and her public company board and corporate governance experience.

Executive Officers
The following table sets forth the names, ages, and positions of the executive officers of Curaleaf Holdings, Inc. as of December 31, 2025. Executive officers serve at the discretion of the Board.

Name	Age	Position	Officer Since
Boris Jordan	60	Chairman and Chief Executive Officer	2015
Joseph L. Lusardi	52	Executive Vice-Chairman	2015
Rahul Pinto	53	President	2025
Ed Kremer	55	Chief Financial Officer	2022
Peter Clateman	58	Chief Legal Officer	2017
Camilo Lyon	51	Chief Investment Officer	2022
Dan Mickelson	56	Chief Accounting Officer	2025
Biographical information for Mr. Jordan and Lusardi is provided in the Directors section above. The following are biographies for executive officers who do not also serve as directors.
Rahul Pinto — President (Age 53)
Rahul Pinto brings over two decades of global executive leadership, strategy, merchandising, and transformation experience across the consumer packaged goods and retail sectors. With a strong foundation in general management, corporate strategy, finance, and M&A, Mr. Pinto has successfully led high-impact growth and transformation initiatives at companies ranging from Fortune 500 brands to private and PE-backed businesses. Before joining Curaleaf, Mr. Pinto served as Senior Vice President of Group Strategy, Transformation & Merchandising at Albertsons Companies, from August 2020 to June 2025, where he spearheaded the company's evolution into a tech-enabled, loyalty-driven retailer. He has also held senior leadership roles at PepsiCo, where he helped drive the North American strategy, and at Bacardi, where he shaped global commercial expansion and revenue growth initiatives. Mr. Pinto was appointed President of the Company in June 2025.
Ed Kremer — Chief Financial Officer (Age 55)
Ed Kremer's career spans over 20 years of executive leadership, growth, and restructuring experience managing diverse high-performing teams across technology, manufacturing, wholesale distribution, and retail environments. Prior to joining Curaleaf in July 2022, Mr. Kremer worked in the cannabis industry and brings decades of experience as a public CFO and leader at companies such as Oakley, Beats by Dre, and Oliver Peoples. As CFO, Mr. Kremer leads the Company's Finance department, overseeing IT, Financial Planning & Analysis, Investor Relations, Insurance & Risk, and other Finance-related initiatives.
Peter Clateman — Chief Legal Officer (Age 58)
Peter Clateman has been our Chief Legal Officer since 2016. Mr. Clateman has more than 30 years of legal experience in investing and investment funds, including over 25 years as general counsel. He has served as General Counsel and Chief Compliance Officer of The Sputnik Group and Renaissance Capital, and as General Counsel and Management Board Member of UC Rusal during its acquisition by SUAL and Glencore assets to become the world's largest aluminum company. He was previously an associate with Skadden, Arps, Slate, Meagher & Flom.
Camilo Lyon — Chief Investment Officer (Age 51)
Camilo Lyon has over 20 years of experience in capital markets and equity research, focused on global consumer and retail companies. Prior to joining the Company in August 2022, he previously worked at Goldman Sachs, Bank of America, and Canaccord Genuity. Mr. Lyon most recently served as Managing Director at BTIG from November 2019 to August 2022, leading equity research covering consumer discretionary and cannabis sectors.

Dan Mickelson — Chief Accounting Officer (Age 56)
Daniel Mickelson has spent more than 30 years in executive accounting and financial roles across public and private consumer product companies in retail, cannabis, and manufacturing. Prior to joining Curaleaf in May 2023, he served as CFO of Lord + Taylor, CEO of CR Brands, and held key financial leadership positions at Jushi Holdings, Luxottica, AT&T, Beats by Dre, and Ernst & Young. Most recently, he served as Senior Vice President Accounting at Jushi Holdings Inc. from November 2021 to October 2022. Mr. Mickelson holds a B.S.B.A. from Bowling Green State University and is a licensed CPA.
Corporate Governance
Board Composition and Independence
As of December 31, 2025, the Board consisted of six directors, three of whom (representing 50%) were determined to be independent under Canadian National Instrument 52-110 and pursuant to the standards for independence set out in Section 303A.02 of the NYSE Listed Company Manual (“NYSE independence standards”): Mr. Karl Johansson, Mr. Shasheen Shah and Ms. Michelle Bodner. The directors determined not to be independent under Canadian National Instrument 52-110 and pursuant to NYSE independence standards as of December 31, 2025 were Mr. Boris Jordan, Mr. Joseph Lusardi and Mr. Mitchell Kahn.
Following the 2026 Annual General and Special Meeting, and as of the date of this Annual Report, the Board consists of seven directors, four of whom (representing approximately 57%) are determined by the Board to be independent under Canadian National Instrument 52-110 and pursuant to NYSE independence standards: Ms. Michelle Bodner, Ms. Faith Charles, Mr. Karl Johansson and Mr. Shasheen Shah. The directors determined not to be independent under Canadian National Instrument 52-110 and pursuant to NYSE independence standards as of the date of this Annual Report are Mr. Boris Jordan, Mr. Joseph Lusardi and Mr. Torsten Greif.
Board Committees
Audit Committee. The Audit Committee consists of Karl Johansson (Chair), Michelle Bodner, and Shasheen Shah, all of whom are independent and financially literate under applicable securities laws and pursuant to NYSE independence standards. The Audit Committee oversees the integrity of the Company's financial statements, internal controls, independent auditor qualifications and independence, legal and regulatory compliance, and related party transactions. The Audit Committee pre-approves all audit and non-audit services provided by the Company's independent auditors.
Compensation and Nominating Committee. The Compensation and Nominating Committee consists of Karl Johansson (Chair), who was determined by the Board to be independent pursuant to NYSE independence standards, and Boris Jordan, who is not independent pursuant to NYSE independence standards. The Compensation and Nominating Committee assists the Board in fulfilling its oversight responsibilities and to make recommendations to the Board with respect to the compensation of the directors and executive officers, management development and succession, and the identification and recommendation of the new director nominees
Compensation and Nominating Committee (the "CN Committee")

The Board has adopted a written charter describing the mandate of the CN Committee. The charter of the CN Committee reflects the purpose of the CN Committee, which is to assist the Board in fulfilling its oversight responsibilities and to make recommendations to the Board with respect to the compensation of the directors and executive officers, management development and succession, and the identification and recommendation of the new director nominees.
Audit Committee

The Audit Committee is composed of Karl Johansson (Audit Committee Chair), Michelle Bodner and Shaheen Shah. All of whom are independent Board members and financial experts.

The Board has adopted a written charter describing the mandate of the Audit Committee. The charter of the Audit Committee reflects the purpose of the Audit Committee, which is to assist the Board in fulfilling its responsibilities for oversight of accounting policies and internal controls, financial reporting practices and legal and regulatory compliance, including, among other things: monitoring the integrity of the Company's financial statements and corporate accounting, monitoring systems and procedures for financial reporting and internal control; reviewing certain public disclosure documents and financial information that will be provided to shareholders and others, including the Company's annual audited financial statements and unaudited quarterly financial statements; reviewing the Company's compliance with certain legal and regulatory requirements; evaluating the independent auditors' qualifications and independence; monitoring the performance of the Company's internal audit function and the Company's independent auditors as well as any other public accounting firm engaged to perform other audit, review or attest services; and providing an open avenue of communication among independent auditors, financial and senior management and the Board. The Audit Committee is also responsible for oversight and control of related party transactions.
Code of Ethics
The Company has adopted a Code of Ethics for the Chief Executive Officer and Chief Financial Officer, as well as a Code of Business Conduct and Ethics applicable to all directors, officers, and employees. Copies are available on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov/edgar.

ITEM 11. EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
In this section, which we refer to as the CD&A, we will describe the important components of our executive compensation programs for our Named Executive Officers. In 2025, our Named Executive Officers ("NEO's") were:

Boris Jordan	Chairman & Chief Executive Officer
Ed Kremer	Chief Financial Officer
Joseph Lusardi	Executive Vice Chairman
Peter Clateman	Chief Legal Officer
Rahul Pinto	President
Role of the Compensation Committee
The Compensation Committee has overall responsibility for evaluating and approving Curaleaf’s compensation programs and policies relating to the Company’s directors and executive officers. This includes reviewing the competitiveness of executive compensation programs, evaluating the performance of our executive officers, and recommending approval of their annual cash compensation and equity awards to the full Board. The Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of our executive officers; evaluates the achievement of those goals, taking into consideration the recommendations of the Chairman and CEO and sets compensation levels based on this evaluation. While the Compensation Committee has authority with respect to matters of cash compensation, it generally recommends and approves, on an advisory basis, all elements of executive compensation to the full Board, including base salaries, cash short-term incentive structures and scales, and long-term equity awards. Similarly, the Compensation Committee also reviews and approves, on an advisory basis, the overall bonus structure and scale as well as the aggregate equity awarded for all non-Named Executive Officers of the company. It is the Compensation Committee’s duty to ensure responsible compensation practices are administered throughout the company.
Compensation Philosophy and Objectives
Curaleaf’s executive compensation programs seek to attract, retain, motivate and reward highly talented executives with an overall compensation package that delivers significant upside opportunity in correlation with their impact to the business and financial results of the company. The program delivers a strong retention value through market competitive base salaries and time-based equity vesting linked to continued employment while also focusing on a “Pay for Performance” philosophy through at-risk variable incentives in the form of cash bonuses and performance-based equity with vesting contingent upon satisfactory financial results. We believe executive compensation should be aligned with achieving the Company’s strategic goals and delivering strong performance, in terms of top-line growth, bottom-line profitability, responsible expense discipline and long-term stockholder value.
Curaleaf is committed to having effective governance standards in place around executive compensation programs and will continue to evolve these practices as the company and industry matures. Highlights of current standards include but are not limited to:
•Competitive benchmarking of executive compensation against a peer group;
•Cash bonus program for Executives based primarily on Company performance;
•Discretion to reduce equity and individual bonus payouts for low performance;
•Long-term equity program with a mix of both time and performance-based vesting criteria;
•Claw back Policy on all incentive-based compensation for Executive.
How Executive Pay Levels are Determined

The Compensation Committee considers a number of factors in determining executive compensation, including but not limited to individual performance, scope, responsibility and span of control throughout the organization, internal parity amongst other Curaleaf executives and finally a comparison of compensation delivered to external peers at similar sized companies in similar structured roles. Historical compensation for each executive at Curaleaf is also considered including base salary, bonus targets and achievements and equity grants including outstanding equity held.
Each year, the compensation committee, taking into consideration the recommendations from the Chairman and CEO, determines the appropriate level of compensation for each executive officer.
Executive Compensation Analysis & Timeline
The Compensation Committee follows the following timeline each year when reviewing and establishing the parameters of the executive compensation programs.
During the September / October Compensation Committee meeting, the Vice President, Total Rewards presents to the Committee the proposed external peer group to be used for the upcoming years competitive analysis and highlights any changes due to M&A activity and/or financial trajectory. At this time the trending performance and achievement of both current fiscal year’s cash and performance equity programs are also reviewed.
Then, at its December meeting, the Committee reviews benchmarking data, has preliminary discussions about the following year’s cash and equity incentive plan design and tentatively establishes an aggregate equity pool to be distributed in March.
Next, in February, the Committee meets to review management’s recommendations on future year’s executive total compensation packages in addition to anticipated audited financial results in correlation with prior years incentive plan achievements and subsequent payouts.
Finally, in March, the committee assembles to approve all aggregate payouts and equity grants for the non-executive population and to recommend to the full board any compensation changes for Named Executive Officers including:
•Prior Year Cash Bonus Payout
•Prior Year Performance-Equity Achievement and Subsequent Vesting
•Current Year Merit Increase to Salary
•Current Year Cash Bonus Target
•Current Year Equity Awards
All current year annual equity awards are granted on the date the full Board approves compensation for the Named Executive Officers, typically in the 2nd week of March each year.
Curaleaf does not schedule equity award grants in anticipation of the release of non-public information, nor does it time the release of material non-public information based on equity grants.
Compensation Assessments
The Compensation Committee has the authority to select, retain, and compensate outside executive compensation consultants and other experts as it determines is necessary to carry out its responsibilities. In prior years, Executive Rewards Advisory was retained by the Committee to assist in executive compensation design. In addition to periodically utilizing the services of an independent executive compensation consulting firm, which did not occur in 2025, the

Committee also relies on the Vice President, Total Rewards to perform various analyses and present findings and recommendations.
In 2025, the Vice President, Total Rewards presented a comprehensive assessment of external market competitiveness to the Compensation Committee, including suggesting a peer group of companies, considering criteria such as financial similarity (primarily revenue and market capitalization), industry similarity, regulatory environments and finally peer to peer prevalence. The Committee approved the following companies as Curaleaf’s peer group in 2025:

Ascend Wellness*	Green Thumb Industries*	National Beverage Corp.	Trulieve Cannabis Corp.*
Beyond Meat Inc.	Guess Inc.	Primo Brands Corp.	Usana Health Sciences
Boston Beer Company	Hain Celestial Group	Simply Good Foods	Verano Holdings Corp*
Canopy Growth Corporation*	Helen of Troy Ltd.	Sonos Inc.	WW International Inc.
Constellation Brands	J&J Snack Foods Corp.	The Cannabist Company*	Yeti Holdings Inc.
Cresco Labs Inc.*	Krispy Kreme, Inc.	The Marzetti Company
Edgewell Personal Care Co.	Monster Beverage Corp.	Treehouse Foods

*Multi-State Operating Cannabis Industry Peer
Multiple data sources were used to assess Curaleaf’s executive compensation plan designs going forward, including, but not limited to, the compensation paid to the CEO and other named executive officers of the peer group companies, as derived from the most recent proxy statements filed by the peer group companies and third-party surveys. The information gained from the competitive assessment helped the Compensation Committee better understand market practices and provided perspective for the Committee’s determinations regarding 2025 Named Executive Officer compensation packages. However, while competitive market practices are considered, the Committee continues to believe that individual and Company performance, the impact of an executive officer’s role and function within the Company, and the executive officer’s contribution to the Company’s growth are similarly important drivers of total compensation decisions.
Components of Executive Compensation & Mix
In 2025, the total potential compensation mix of our Named Executive Officers generally balanced: (1) competitive base salaries; (2) cash bonuses contingent primarily on Company performance; (3) performance-based RSUs contingent solely on Company performance; and (4) time-based RSUs contingent on continued employment. These pillars of our executive compensation program are described in more detail below. For other executive officers and senior managers of the Company, the proportion of compensation provided by equity and other variable performance-based compensation increases with the individual’s level of responsibility and ability to have an impact on the Company’s business.
The graphic below illustrates the target mix of compensation elements among base salary, annual performance-based cash bonus, and long-term equity incentive awards that vest over multiple years for our named executive officers (other than our Chairman & CEO) in 2025. In addition to time-based RSUs which vest contingent upon continued service, we granted performance-based RSUs to each of our named executive officers which vest upon specified performance metrics.

Other NEO 2025 Target Compensation Mix
Base Salary
19%
Cash Bonus Target
17%
Time-Based RSUs
32%
Performance-Based
RSUs
32%
Base Salary
Cash Bonus Target
Time-Based RSUs
Performance-Based RSUs

We believe the target compensation mix provided to our Chairman and CEO in 2025 focused on our long-term success and was aligned with the long-term interests of our stockholders, in accordance with our compensation philosophy.
The graphic below illustrates the target mix of compensation elements for our Chairman and CEO among base salary, annual performance-based cash bonus, and long-term equity in the form of both time-based RSUs that vest over multiple years and performance-based equity with vesting contingent upon financial achievements in 2025. This includes a special one-time “Advance” Time-Based RSU grant in 2025 that would not be a typical part of this mix an any given year.

CEO 2025 Target Compensation Mix
Base Salary
8%
Cash Bonus Target
10%
Time-Based RSUs
55%
Performance-Based
RSUs
27%
Base Salary
Cash Bonus Target
Time-Based RSUs
Performance-Based RSUs

CEO Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are required to provide the ratio of the annual total compensation of Mr. Jordan, our Chairman and Chief Executive Officer for fiscal year 2025, to the annual total compensation of our median employee. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
For fiscal year 2025, the ratio of annual total compensation of the CEO to the median employee is 282:1.
To identify our median employee, we used the following methodology:
As of December 31, 2025, we calculated total direct compensation (annualized base salary, cash bonus paid in March 2026 for performance in 2025 and the FMV at the time of grant for all equity awarded in fiscal year 2025). We then added in all “Other Compensation” which included overtime wages and tips paid to our non-exempt hourly population, as well as 401k match provided by the company, cell phone and car allowance if applicable. 72.1% of our population as of December 31, 2025 were non-exempt hourly employees across our Cultivation, Manufacturing and Retail areas of the business.
We calculated fiscal year 2025 annual total compensation for both Mr. Jordan and the median employee using the same definition for total compensation as set forth in the Summary Compensation Table. Finally, the ratio was then determined by dividing the total compensation as calculated above for Mr. Jordan by the total compensation for the median employee.

Position	Salary	Bonus	Equity awards	All other compensation	Total
Chairman & CEO	$1,000,000	$1,000,000	$10,500,000	$—	$12,500,000
Median-Compensated Employee	$40,040	$—	$—	$4,254	$44,294
				Pay Ratio:	282:1
Base Salary

Base salaries are determined by a variety of factors, including the executive’s scope of responsibilities, experience, performance, and a comparison of salaries paid to peers within the Company and to those with similar roles at other companies of similar size, scale, and complexity. Base salaries are set at levels that allow us to attract and retain superior leaders and that will enable us to deliver on our business goals. Salaries are reviewed annually and may be adjusted after considering the above factors.
The Compensation Committee determines and recommends to the full board the base salaries of the Company’s Chairman & CEO and Named Executive Officer direct reports considering individual and Company performance, individual responsibilities, and market data regarding peer group compensation. The Chairman & CEO makes additional recommendations to the Compensation Committee for the base salary of other non-Named Executive Officers. When setting the base salaries of each of these executive officers, the Compensation Committee and the full Board where applicable, while considering the recommendations of the Chairman & CEO makes the final determination based on the factors listed above and its assessment of each executive officer’s performance during the previous year.
The Compensation Committee met on March 13th, 2025 and reviewed the proposed 2025 compensation packages of our executive officers. During the meeting, the Committee recommended to the Board the following 2025 base salaries for our Named Executive Officers:

Name	Title	Base Salary for 2024	Increase from 2024 Base Salary	2025 Base Salary
Boris Jordan	Chairman and CEO	$1,000,000	0.0%	$1,000,000
Ed Kremer	Chief Financial Officer	$550,000	0.0%	$550,000
Joseph Lusardi	Executive Vice Chairman	$500,000	0.0%	$500,000
Peter Clateman	Chief Legal Officer	$490,000	2.0%	$500,000
Rahul Pinto (1)	President	N/A	N/A	$600,000

(1) Mr. Pinto was hired on June 16, 2025
Short-Term Incentives
Short-Term Incentives or “STI” payable to our executive officers are based primarily on Company performance against certain “Company Goals” in accordance with a “Bonus Scale,” subject to limited adjustment by the Compensation Committee, in its discretion, as noted below. In recent years, the Company Goals have consisted of pre-established Revenue, Adjusted EBITDA, and Operating Cash Flow.
The Compensation Committee approved: (1) company-wide goals for Fiscal Year 2025 (the “2025 Corporate Goals”); (2) the 2025 STI target for each executive officer, as a percentage of their base salary (“2025 STI Target”); and (3) a bonus funding scale ranging from 0% to 200% (the “2025 STI Scale”) for determining bonus payouts as a percentage of each executive officer’s respective 2025 STI Target, based on the Committee’s determination of the Company’s ultimate achievement of the 2025 Company Goals.
The target parameters of the 2025 Company Goals were based on the Company’s original 2025 Financial Plan with amendments and adjustments considered due to unforeseen business and regulatory challenges. The 2025 Company Goals consisted of achieving: (1) specific revenue and organic growth targets above 2024 results, which were weighted as 33.33% of the goals; (2) corresponding adjusted EBITDA targets as a flow through from anticipated revenue, which were weighted as 33.33% of the goals; and (3) the generation of specific operating income, which were weighted as 33.33% of the goals.
The 2025 STI Targets for our other NEOs, as approved on March 14th 2025, were as follows:

Name	Title	STI Target for 2024	Increase from 2024 STI Target	2025 STI Target
Boris Jordan	Chairman and CEO	100%	25%	125%
Ed Kremer	Chief Financial Officer	75%	25%	100%
Joseph Lusardi	Executive Vice Chairman	100%	0%	100%
Peter Clateman	Chief Legal Officer	60%	15%	75%
Rahul Pinto	President	N/A	N/A	100%

The table below illustrates the financial metrics approved by the Board following a mid-year reforecast of targets and measured in connection with the 2025 Curaleaf Cash STI Plan. Each metric is independent of another and therefore only the threshold of one metric is required for some level of payout.

Financial Metric (in Millions)	Weighting	Threshold 50%	Target 100%	Maximum 200%
Revenue	33.3%	$1,265.9	$1,314.3	$1,400.9
Adjusted EBITDA	33.3%	$253.7	$277.3	335.2
Operating Cash Flow	33.3%	$107.2	$126.2	$170.5
The table below illustrates the actual formulaic achievement of the amended 2025 Cash STI plan:

2025 Formulaic Achievement	% Achievement on 2025 STI Scale		Weighting	% Payout on 2025 STI Scale
Revenue	64.2%	x	33.33%	21.4%
Adjusted EBITDA	94.2%	x	33.33%	31.4%
Operating Cash Flow	180.6%	x	33.33%	60.2%
Payout %				113.0%
At the recommendation of the Compensation Committee, the Board ultimately approved an 80% payout based on 2025 financial results while taking into consideration a number of factors including the mid-year reforecast of key financials metrics as well as regulatory challenges across the industry. While the formulaic achievement resulted in a greater than 100% payout, the Compensation Committee felt strongly that an 80% payout recognized and rewarded the team appropriately. The below 2025 cash STI awards were approved for our Named Executive Officers:

Name	Title	2025 Cash STI Paid	% of 2025 STI Target
Boris Jordan	Chairman and CEO	$1,000,000	80%
Ed Kremer	Chief Financial Officer	$440,000	80%
Joseph Lusardi (1)	Executive Vice Chairman	$415,000	83%
Peter Clateman	Chief Legal Officer	$300,000	80%
Rahul Pinto (2)	President	$261,700	80%

(1) The Board exercised its discretion to award Mr. Lusardi an additional $15,000 in recognition of his personal contribution to the financial performance of the company during fiscal year 2025.
(2) Mr. Pinto received a prorated STI payout based on his hire date of June 16th 2025.
These STI awards were paid in March 2026.
Long-Term Equity Awards
Long-Term Equity Awards or Share-Based Compensation is designed to provide our executive officers and other select employees a reward for delivering long-term stockholder value and to align the interests of our key employees with the interests of our stockholders. Equity Awards are also an effective tool for attracting and retaining executives and other key talent. Our Equity Award programs are governed by our Long-Term Incentive Plan, or “LTIP,” which was last amended on August 18, 2023. The primary components of our Equity Award programs – restricted stock units, stock option awards, and performance stock units – are described in detail below.
Restricted Stock Units
(Time & Performance-Based)
Restricted stock units or “RSUs” are authorized and approved in the aggregate by the Compensation Committee for recipients at the Vice President level or below. Individual equity awards at this level are reviewed and approved by the Chairman and CEO in connection with the “Equity Granting Matrix” authorized, approved and delegated to the Chairman and CEO by the Compensation Committee in May 2021. RSUs awarded to the Vice President level and below are granted as time-based and vest annually over three years from the date of grant.

Restricted stock units or “RSUs” awarded to employees at the Senior Vice President level and above are approved at the individual level by the Compensation Committee at the recommendation of the Chairman and CEO. RSUs awarded to the Senior Vice President level and above are granted as a 50/50 split between time and performance-based vesting.
Restricted stock units or “RSUs” awarded to Named Executive Officers are approved by the full Board of Directors at the recommendation of the Compensation Committee. RSUs awarded to this population are also granted as a 50/50 split between time and performance-based vesting aligning both retention and performance.
RSUs are generally granted on an annual basis on or before March 15, valued at the fair market value as of the award date. On occasion, RSUs are granted at other times during the year, such as upon the hiring of a new executive or senior management.
Curaleaf believes that RSUs serve as an important retention tool because: (1) for most employees, RSUs are easier to understand and value than stock option awards; (2) RSUs have value even if the share price decreases after the date of the award; and (3) RSUs encourage employees to think and act like owners of the Company. That said, the Company believes in striking a proper balance between performance-based awards and time-based awards for its executive officers.
Stock Option Awards
Under our LTIP, certain employees receive a portion of their equity in the form of stock options. While historically granted in conjunction with RSUs on both a new hire and annual basis, stock option grants have recently been reserved solely for at the time of hire. While shifting from a combination of Stock Options and RSUs for tenured employees was a deliberate move to decrease dilution and limit the depletion of the available share pool, management believes that newly hired employees should have a stock appreciation component to their initial equity.
In 2023, the Company shifted from stock option awards to performance-based RSUs for the annual awards to its Senior Vice President population and above, including its executive officers. The Compensation Committee and the full Board believe that performance-based RSUs can provide more certainty than stock options, therefore increasing potential executive retention, while at the same time maintaining performance incentives to align with shareholder interests. That said, the Committee and the Board still believe that stock options remain an appropriate equity vehicle in certain situations.
Equity mix for our executive population, consisting of Named Executive Officers, Executive Vice Presidents and Senior Vice Presidents:

Award Type	Fiscal Year 2025 Allocation Percentage	Alignment to Stockholder Interests
PSUs (Performance-Based RSUs)	50%	Vesting depends on company financial performance
RSUs	50%	Value of award depends on our common stock price
Long-Term Equity Awards Granted to NEOs in 2025

Name	Title	Annual Time-Based RSU FMV	Annual Performance-Based RSU FMV (1)	Special “Advance” RSU FMV (2)	2025 Total Equity
Boris Jordan	Chairman and CEO	$3,500,000	$3,500,000	$3,500,000	$10,500,000
Ed Kremer	Chief Financial Officer	$1,250,000	$1,250,000	$750,000	$3,250,000
Joseph Lusardi	Executive Vice Chairman	$1,500,000	$1,500,000	$1,000,000	$4,000,000
Peter Clateman	Chief Legal Officer	$600,000	$600,000	$600,000	$1,800,000
Rahul Pinto (3)	President	$2,500,000	N/A	$500,000	$3,000,000

(1) Performance-Based Equity is displayed at the “Target” amount. Vesting is contingent upon financial achievements and there is no guarantee any portion of this will be earned
(2) The special “Advance” equity program was a one-time award made on December 11th 2025
(3) Mr. Pinto’s Annual Time-Based equity award reflects his initial “New Hire” grant which was made up of 50% RSUs and 50% Options
Annual RSU Awards

Awarded in Q1 each year, Curaleaf provides each Executive with a market competitive fixed dollar value that is then allocated using a 50/50 split of time and performance-based RSUs. The time-based portion is intended to approximate the 50th percentile of the market for similar suited executives while the performance-based component allows for 50th – 75th percentile market positioning assuming stretch financial goals are achieved.
Annual Time-Based RSU Award: ½ of the aggregate dollar value awarded to the Executive is divided by the FMV of the stock on the date of grant to arrive at a number of RSUs that will vest annually over a three-year period.
Annual Performance-Based RSU Award: ½ of the aggregate dollar value awarded to each Executive is divided by the FMV of the stock on the date of grant to arrive at a number of Performance-Based RSUs that will vesting contingent upon achievement of company financials. The dollar value assigned the number of RSUs it produces will be the Executives “Target”. Based on achievement of financial goals the actual number of performance-based RSUs may be more, less or zero. The Performance-RSU metrics and scale are described in more detail below. Once achievement is approved by the Board, 1/3rd of the applicable shares will vest and the remaining 2/3rds will transition to a time-based vehicle that vests annually over the next two years on the anniversary date of the Board approval.
The 2025 Performance Equity Program is further illustrated below. The financial metrics below were approved by the Board which translate into RSUs being either “earned” or “forfeited” for each Executive.

Financial Metric (in Millions)	Weighting	Threshold 50%	Target 100%	Maximum 200%
Revenue	33.3%	$1,265.9	$1,314.3	$1,400.9
Adjusted EBITDA	33.3%	$253.7	$277.3	$335.2
Operating Cash Flow	33.3%	$107.2	$126.2	$170.5
Sliding scale allowing for zero to 200% of the target number of RSUs to potentially be earned:

Name	Title	Performance RSUs @ Threshold Achievement	Performance RSUs @ Target Achievement	Performance RSUs @ Maximum Achievement
Boris Jordan	Chairman and CEO	602,045	1,204,090	2,408,180
Ed Kremer	Chief Financial Officer	215,016	430,032	860,064
Joseph Lusardi	Executive Vice Chairman	258,019	516,038	1,032,076
Peter Clateman	Chief Legal Officer	103,207	206,415	412,830
Rahul Pinto (1)	President	N/A	N/A	N/A

(1) Due to Mr. Pinto’s hire date of June 16, 2025, he did not participate in the 2025 Performance Equity Program
At the recommendation of the Compensation Committee, the Board approved an 80% achievement of the 2025 Performance Equity Program resulting in the below shares being deemed as “earned” or “forfeited” per each executive. 1/3rd of the Performance-Based RSUs earned vest immediately upon Board approval, while the remaining 2/3rd vest annually over two years, essentially making them a time-based equity vehicle. All shares that were not earned are forfeited immediately.

Name	Title	Performance RSUs “Forfeited”	Performance RSUs “Earned”	% of Target Achieved
Boris Jordan	Chairman and CEO	240,818	963,272	80%
Ed Kremer	Chief Financial Officer	86,007	344,025	80%
Joseph Lusardi	Executive Vice Chairman	103,208	412,831	80%
Peter Clateman	Chief Legal Officer	41,283	165,132	80%
Rahul Pinto (1)	President	N/A	N/A	N/A

(1) Due to Mr. Pinto’s hire date of June 16, 2025, he did not participate in the 2025 Performance Equity Program
Special “Advance” RSU Award: In December 2025 the Board approved a one-time special “Advance” RSU program in which ½ of the anticipated value to be delivered March 2026 was granted on December 11th 2025. The Compensation Committee recommended this program to the Board as a way to further retain, motivate and incentivize key contributors who played an integral role in a successful back-half of the year in 2025. This program allows for a vesting schedule shortened by three months for the portion of 2026 equity that would normally be awarded in March. All of the “Advance” RSUs were time based which means the Senior Vice President level and above would only receive their performance-based portion of RSUs in Q1 2026.

Name	Title	Special “Advance” RSUs
Boris Jordan	Chairman and CEO	436,360
Ed Kremer	Chief Financial Officer	93,506
Joseph Lusardi	Executive Vice Chairman	124,674
Peter Clateman	Chief Legal Officer	74,804
Rahul Pinto	President	62,337
Summary Compensation Table
The following table summarizes the compensation paid, payable, awarded, or granted by the Company to each NEO for the three most recently completed fiscal years.

Name and Principal Position	Fiscal Year	Salary ($)	Share-Based Awards(1) ($)	Option-Based Awards(2) ($)	STIP(3) ($)	All Other Comp. ($)	Total ($)
Boris Jordan — Chairman and CEO
	2025	$1,000,000	$10,500,000	—	$1,000,000	—	$12,500,000
	2024	$1,000,000	$3,000,000	—	$605,000	—	$4,605,000
	2023	$750,000	$1,000,000	$10,161,413	$441,340	—	$12,352,753
Ed Kremer — CFO
	2025	$550,000	$3,250,000	—	$440,000	—	$4,240,000
	2024	$550,000	$2,000,000	—	$332,750	—	$2,882,750
	2023	$519,247	$2,000,000	—	$243,775	—	$2,763,022
Rahul Pinto — President(4)
	2025	$327,123	$3,000,000	—	$261,700	—	$3,588,823
	2024	—	—	—	—	—	—
	2023	—	—	—	—	—	—
Joseph Lusardi — Executive Vice-Chairman
	2025	$500,000	$4,000,000	—	$415,000	—	$4,915,000
	2024	$500,000	$1,500,000	—	$302,500	—	$2,302,500
	2023	$500,000	$500,000	—	$220,670	—	$1,220,670
Peter Clateman — Chief Legal Officer
	2025	$500,000	$1,800,000	—	$300,000	—	$2,600,000
	2024	$490,000	$750,000	—	$177,875	—	$1,417,875
	2023	$466,427	$750,000	—	$175,775	—	$1,392,202

(1) Grant-date fair market value of RSUs (and PSUs, for Fiscal 2025) granted during the fiscal year. For Fiscal 2025, includes the annual equity grant plus a 50% advance on the Fiscal 2026 equity grant issued in December 2025. Grant-date fair value equals the closing price of the Subordinate Voting Shares on the TSX on the date of grant.

(2) Grant-date fair value of stock options using the Black-Scholes valuation model. NEOs will only realize compensation from options to the extent the trading price of SVS exceeds the exercise price.
(3) STIP amounts represent bonuses awarded for performance in the year indicated, paid in the following fiscal year.
(4) Mr. Pinto was appointed President in June 2025; salary is pro-rated from appointment date. No compensation from the Company is reported for Fiscal 2024 or Fiscal 2023.

Grants of Plan-Based Awards in Fiscal Year

Name / Type of Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards (Shares) (1)			All Other Share-based awards (2)	Exercise Price of Option Awards	Closing Price on Date of Grant	Grant Date FMV of Share-based & Option Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Boris Jordan
Cash Bonus		$625,000	$1,250,000	$2,500,000
Perf. RSU	3/14/25				602,045	1,204,090	2,408,180			$2.91	$3,500,000
Time-Based RSU	3/14/25							1,204,090		$2.91	$3,500,000
Time-Based RSU	12/11/25							436,360		$8.01	$3,500,000
Ed Kremer
Cash Bonus		$275,000	$550,000	$1,100,000
Perf. RSU	3/14/25				215,016	430,032	860,064			$2.91	$1,250,000
Time-Based RSU	3/14/25							430,032		$2.91	$1,250,000
Time-Based RSU	12/11/25							93,506		$8.01	$750,000
Joseph Lusardi
Cash Bonus		$250,000	$500,000	$1,000,000
Perf. RSU	3/14/25				258,019	516,038	1,032,076			$2.91	$1,500,000
Time-Based RSU	3/14/25							516,038		$2.91	$1,500,000
Time-Based RSU	12/11/25							124,674		$8.01	$1,000,000
Peter Clateman
Cash Bonus		$187,500	$375,000	$750,000
Perf. RSU	3/14/25				103,208	206,415	412,830			$2.91	$600,000
Time-Based RSU	3/14/25							206,415		$2.91	$600,000
Time-Based RSU	12/11/25							74,804		$8.01	$600,000
Rahul Pinto
Cash Bonus		$300,000	$600,000	$1,200,000
Stock Options	6/16/25							719,623	$2.48		$1,250,000
Time-Based RSU	6/16/25							505,014		$2.48	$1,250,000
Time-Based RSU	12/11/25							62,337		$8.01	$500,000
(1) Any shares associated with the 2025 Performance RSU Plan have vesting contingent upon achievement of specific company financial metrics. Following the approval of 2025 audited financials the compensation committee will approve what portion of these shares were “earned”. The vesting dates of these earned shares will be 1/3rd on the date in which the Board of Directors approves NEO achievement, followed by the next 2/3rds vesting annually on the anniversary date of the initial Board approval.

(2) All Time-Based RSU and Option Awards will vest annually over three years from the date of the grant. In the table above this represents March 14, 2026, 2027 and 2028, June 16, 2026, 2027 and 2028 and December 11, 2026, 2027 and 2028.

Outstanding Equity Awards at 2025 Fiscal Year End

Name	Option Awards				Share-Based Awards
	No. of Securities Underlying Unexercised Options Exercisable	No. of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	No. of Shares of Stock That Have Not Vested	Market Value of Shares That Have Not Vested
Boris Jordan		1,854,899	$8.67	5/19/33	2,942,692	$21,981,909
	44,270		$29.95	1/20/30
Ed Kremer	141,137		$17.64	8/4/32	1,097,417	$8,197,705
Joseph Lusardi	43,360		$18.51	11/22/29	1,213,601	$9,065,599
		762,721	$26.21	10/28/28
	932,738		$0.31	3/17/26
Peter Clateman	60,873		$21.90	1/1/32	541,577	$4,045,580
	7,588		$18.51	11/22/29
	437,299		$1.48	7/1/27
Rahul Pinto	719,623		$2.48	6/16/35	567,351	$4,238,112

Option Exercises & Stock Vested in Fiscal Year 2025

Name	Option Awards		Share-Based Awards
	No. of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	No. of Shares Vested (#)	Value Realized on Vesting ($)
Boris Jordan	N/A	N/A	56,850	$164,340
Ed Kremer	N/A	N/A	134,352	$445,874
Joseph Lusardi	566,667	$4,708,583	28,424	$82,169
Peter Clateman	N/A	N/A	54,948	$192,952
Rahul Pinto	N/A	N/A	N/A	N/A
Employment Contracts
Boris Jordan, Chairman and Chief Executive Officer
Mr. Boris Jordan is the Chairman and Chief Executive Officer of the Company. Upon his appointment as Chief Executive Officer in August 2024, Mr. Jordan entered into an employment agreement with the Company. Pursuant to such agreement, Mr. Jordan is currently entitled to a base annual salary of $1,000,000 (subject to annual revision and adjustment) and is eligible for a discretionary year-end performance bonus representing 125% of such base salary at target achievement. In addition, Mr. Jordan is entitled to certain benefits relating to the Company’s group medical and dental insurance. In the event that the employment agreement is terminated by the Company without cause or by Mr. Jordan for diminution of duties, Mr. Jordan is entitled to an amount equal to twelve (12) months of his then annual base salary, payable in regular monthly installments, and to continue receiving benefits under the Company’s health insurance program for the same period. In addition, in the event Mr. Jordan is involuntarily terminated within twelve (12) months of a change in control, Mr. Jordan is entitled to be paid 100% corporate achievement under the STIP of the Company, and to have the vesting of all of his incentive awards accelerated. Under his employment agreement, a “change in control” means such circumstances which shall have been deemed to occur upon (1) the consummation of a tender for or purchase of more than fifty percent (50%) of the Company’s capital stock, (2) a merger, consolidation or recapitalization of the Company such that the stockholder of the Company immediately prior to the consummation of such transaction possess less than fifty percent (50%) of the voting securities of the surviving entity immediately after the transaction or (3) the sale, lease or other disposition of all or substantially all of the assets of the Company.
Ed Kremer, Chief Financial Officer
Mr. Kremer is the Chief Financial Officer of the Company since July 2022. Under his employment agreement, Mr. Kremer is currently entitled to a base annual salary of $550,000 (subject to annual revision and adjustment) and is eligible for a discretionary year-end performance bonus representing 100% of such base salary at target achievement. In addition, Mr. Kremer is entitled to certain benefits relating to the Company’s group medical and dental insurance. In the event that the employment agreement is terminated by the Company without cause or by Mr. Kremer for diminution of duties, Mr. Kremer is entitled to an amount equal to twelve (12) months of his then annual base salary, payable in two lump sum payments (three and nine months’ salary), and to continue receiving benefits under the Company’s health insurance program for the same period, nine (9) months of which, in each case, are contingent upon Mr. Kremer remaining unemployed three (3) months following the effective date of termination. In addition, in the event Mr. Kremer is involuntarily terminated within twelve (12) months of a change in control (same definition as in Mr. Jordan’s employment agreement), Mr. Kremer is entitled to be paid his target bonus under the STIP of the Company, and to have the vesting of all of his incentive awards accelerated.
Rahul Pinto, President
Mr. Pinto is the President of the Company since June 16, 2025. Pursuant to his employment agreement, Mr. Pinto is currently entitled to a base annual salary of $600,000 (subject to annual revision and adjustment) and is eligible for a discretionary year-end performance bonus representing a target of 100% of such base salary at target achievement. In addition, Mr. Pinto is entitled to certain benefits relating to the Company’s group medical and dental insurance. In the event that the employment agreement is terminated by the Company without cause or by Mr. Pinto for diminution of duties, Mr. Pinto is entitled to an amount equal to twelve (12) months of his then annual base salary, payable in regular monthly installments, and to continue receiving benefits under the Company’s health insurance program for the same period. In addition, in the event Mr. Pinto is involuntarily terminated within twelve (12) months of a change in control (same definition as in Mr. Jordan’s employment agreement), Mr. Pinto is entitled to be paid 100% corporate and individual achievement under the STIP of the Company, and to have the vesting of all of his incentive awards accelerated.
Joseph Lusardi, Executive Vice-Chairman
Mr. Lusardi is the Executive Vice Chair of the Board. The primary functions of the Executive Vice Chair are to provide strategic guidance, leadership and direction to management in the areas of mergers, acquisitions, strategic partnerships and general operations to maximize productivity and profitability. No formal written agreement has been entered into between Mr. Lusardi and the Company with respect to his services as the Executive Vice Chair of the Board. The base salary and target bonus of the Executive Vice Chair is determined by the Board on an annual basis. In Fiscal 2025, Mr. Lusardi was entitled to a base annual salary of $500,000 and is eligible for a discretionary year-end performance bonus representing 100% of such base salary at target achievement. In addition, Mr. Lusardi is entitled to certain benefits relating to the Company’s group medical and dental insurance.
Peter Clateman, Chief Legal Officer
Mr. Clateman is the Chief Legal Officer of the Company since March 2020. Pursuant to his employment agreement, Mr. Clateman is currently entitled to a base annual salary of $500,000 (subject to annual revision and adjustment) and is eligible for a discretionary year-end performance bonus representing a target of 75% of such base salary at target achievement. In addition, Mr. Clateman is entitled to certain benefits relating to the Company’s group medical and dental insurance. In the event that the employment agreement is terminated by the Company without cause or by Mr. Clateman for diminution of duties, Mr. Clateman is entitled to an amount equal to twelve (12) months of his then annual base salary, payable in regular monthly installments, his annual bonus pro-rated to the date of termination, and to continue receiving benefits under the Company’s health insurance program for the same period. In addition, in the event Mr. Clateman is involuntarily terminated within twelve (12) months of a change in control (same definition as in Mr. Jordan’s employment agreement), Mr. Clateman is entitled to be paid 100% corporate and individual achievement under the STIP of the Company, and to have the vesting of all of his incentive awards accelerated.
Potential Payment Upon Termination or Change in Control
The table below reflects the compensation that may be payable to or on behalf of each Named Executive Officer upon a qualifying termination. All equity acceleration values have been calculated using the closing price of our stock on December 31, 2025. The actual amounts we will be required to disburse can only be determined at the time of the applicable circumstance.

Name	Post Employment Benefit	Involuntary Termination w/out Cause	Change in Control w/ Termination within 12 Months
Boris Jordan	Severance Payments	$1,000,000	$1,000,000
	Bonus Payment	N/A	$1,250,000
	Continuation of Benefits	N/A	N/A
	Time-Based Equity	N/A	$13,103,496
	Performance-Based Equity	N/A	$8,994,550
	Total	$1,000,000	$24,348,046
Ed Kremer	Severance Payments	$550,000	$550,000
	Bonus Payment	N/A	$550,000
	Continuation of Benefits	$15,990	$15,990
	Time-Based Equity	N/A	$4,985,361
	Performance-Based Equity	N/A	$3,212,339
	Total	$565,990	$9,313,690
Joseph Lusardi	Severance Payments
	Bonus Payment
	Continuation of Benefits
	Time-Based Equity
	Performance-Based Equity
	Total	$—	$—

Peter Clateman	Severance Payments	$500,000	$500,000
	Bonus Payment	Pro-rata	$375,000
	Continuation of Benefits	$10,853	$10,853
	Time-Based Equity	N/A	$2,503,660
	Performance-Based Equity	N/A	$1,541,923
	Total	$510,853	$4,931,436
Rahul Pinto	Severance Payments	$600,000	$600,000
	Bonus Payment	N/A	$600,000
	Continuation of Benefits	$13,329	$13,329
	Time-Based Equity	N/A	$5,038,029
	Performance-Based Equity	N/A	N/A (1)
	Total	$613,329	$6,251,358
(1) Due to Mr. Pinto's hire date of June 16, 2025, he did not participate in the 2025 Performance Equity Plan
Director Compensation
Compensation Summary
The Board adopted its current compensation schedule for Non-Employee Directors in July 2025. A summary of the elements of compensation for Non-Employee Directors is set forth below:

Applies to	Payment For	Compensation
All Non-Employee Directors	Annual Cash Retainer	$75,000
All Non-Employee Directors	Annual Equity Award (RSUs)	$150,000 FMV @ Grant
All Committee Chairs	Annual Committee Chair Equity Premium (RSUs)	$75,000 FMV @ Grant
Audit Committee Chair	Annual Cash Chair Premium	$30,000
Audit Committee Member	Annual Cash Committee Membership	$15,000
Compensation Committee Chair	Annual Cash Chair Premium	$20,000
Compensation Committee Member	Annual Cash Committee Membership	$10,000
Governance Committee Chair	Annual Cash Chair Premium	$20,000
Governance Committee Member	Annual Cash Committee Membership	$10,000

Mid-Year Appointment. If a Non-employee Director is elected or appointed to the Board between the Company’s Annual General Meeting, the value of RSUs to be delivered and cash retainers are prorated based on time served within that period.
In 2025 the annual equity awards were made to each non-employee director following their re-election to the Board at the close of business on June 13th, the date of the Annual General Meeting. On December 11th 2025 the Board formally approved the “Equity Advance Program” in which ½ of the anticipated annual grant for 2026 Board service was granted six months in advance. Each award holds a 1-year cliff vesting from the original date of grant.

The following table sets forth total compensation earned by each non-executive director for Fiscal 2025. Compensation for Messrs. Jordan and Lusardi, as executive officers, is set forth in the Summary Compensation Table. All director compensation is paid in U.S. dollars.

Director Name	Fees Earned or Paid in Cash ($)	Share-Based Awards(1) ($)	Total ($)
Michelle Bodner(2)	93,750	225,000	318,750
Karl Johansson(3)(4)	184,162	337,500	521,662
Mitchell Kahn(5)	93,750	225,000	318,750
Shasheen Shah(2)	177,500	337,500	515,000

(1) Grant-date fair market value of RSUs granted under the LTIP, including the annual Fiscal 2025 equity grant and a 50% advance on the Fiscal 2026 equity grant issued in December 2025. In total, Ms. Bodner and Mr. Kahn received 69,973 RSUs and Messrs. Johansson and Shah received 104,960 RSUs. As of December 31, 2025, Ms. Bodner had 69,973 RSUs, Mr. Johansson had 104,960 RSUs, Mr. Kahn had 69,973 RSUs and Mr. Shah had 104,960 RSUs.

(2) Member of the Audit Committee.
(3) Chair of the Audit Committee.
(4) Chair of the Compensation and Nominating Committee.
(5) Mr. Kahn was not nominated for re-election at the 2026 Annual General and Special Meeting held on June 22, 2026, and ceased being a director of the Company upon the conclusion of such meeting.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
Beneficial Ownership of Certain Shareholders
The following table sets forth, as of July 27, 2026, information regarding persons known by the Company to beneficially own or exercise control or direction over 10% or more of the voting rights attached to any class of the Company's voting shares. As of July 27, 2026, the Company had 233,484,263 SVS and 31,323,568 MVS issued and outstanding. Each SVS carries one vote; each MVS carries 15 votes.

Title of class	Name and address of beneficial owner (1)	Amount and nature of beneficial ownership	Percent of class
SVS	Boris Jordan(2)	16,958,329	7.25%
MVS(3)	Boris Jordan (2)	31,323,568	100.00%
SVS	Andrey S. Blokh	40,965,404	17.51%

(1) The address for each beneficial owner is 290 Harbor Drive, Third Floor, Stamford, Connecticut 06902.
(2) Includes 677,706 SVS registered in Mr. Jordan's name directly, and indirect SVS holdings from additional entities under Mr. Jordan’s control as follows: 11,097,303 held through Gociter Holdings Ltd.; 3,893,667 held through Measure 8 Ventures, LP; 878,333 held through Jordan Family Investments, LLC; 2,581 held through Measure 8 Full Spectrum Fund, LP; 257,744 held through Medtech International Group and 106,725 held through Measure 8 ventures Management, LLC. Also includes 44,270 shares underlying unexercised options held by Mr. Jordan that have vested or will vest within 60 days. Additionally Mr. Jordan holds all 31,323,568 MVS through Gociter Holdings Ltd and has entered into a customary coattail agreement for the benefit of SVS holders.

(3) The MVS are convertible into SVS on a one-for-one basis at any time at the option of the holder or upon termination of the MVS structure. The MVS shall automatically convert into SVS upon the earlier to occur of: (i) the transfer or disposition of the MVS by Mr. Jordan to one or more third parties who are not permitted holders; and (ii) Mr. Jordan or his permitted holders no longer beneficially owning, directly or indirectly and in the aggregate, at least 5% of the issued and outstanding SVS and MVS on a non-diluted basis. MVS and SVS have equal dividend rights.

Security Ownership of Directors and Executive Officers
The following table sets forth, as of July 27, 2026, the beneficial ownership of SVS by each director and NEO, and all directors and executive officers as a group. As of July 27, 2026, the Company had 233,484,263 SVS and 31,323,568 MVS

issued and outstanding. Each SVS carries one vote; each MVS carries 15 votes. Mr. Jordan beneficially controls all outstanding MVS.

Title of class	Name and address of beneficial owner (1)	Amount and nature of beneficial ownership	Percent of class
MVS**	Boris Jordan	31,323,568	100.00%
SVS***	Boris Jordan	16,958,329	7.25%
SVS	Joseph L. Lusardi	2,762,654	1.18%
SVS	Karl Johansson	150,722	*
SVS	Michelle Bodner	170,884	*
SVS	Shasheen Shah	125,611	*
SVS	Torsten Greif	6,667	*
SVS	Faith Charles	—	*
SVS	Ed Kremer	294,424	*
SVS***	Rahul Pinto	325,760	*
SVS***	Peter Clateman	675,935	*
SVS	Camilo Lyon	84,914	*
SVS***	Dan Mickelson	31,699	*
	Total	52,911,167

(1) The address for each beneficial owner is 290 Harbor Drive, Third Floor, Stamford, Connecticut 06902.
* Represents less than 1% ownership
** The MVS are convertible into SVS on a one-for-one basis at any time at the option of the holder or upon termination of the MVS structure. The MVS shall automatically convert into SVS upon the earlier to occur of: (i) the transfer or disposition of the MVS by Mr. Jordan to one or more third parties who are not permitted holders; and (ii) Mr. Jordan or his permitted holders no longer beneficially owning, directly or indirectly and in the aggregate, at least 5% of the issued and outstanding SVS and MVS on a non-diluted basis. MVS and SVS have equal dividend rights.

***SVS figures reported include shares underlying unexercised options that have vested or will vest within next 60 days in the following amounts for the noted individuals: Boris Jordan - 44,270; Peter Clateman - 192,853; Rahul Pinto - 239,874; Dan Mickelson - 31,027.

Equity Compensation Plan Information
The Company's LTIP is the sole equity compensation plan under which new awards may be granted. The LTIP is a rolling 10% evergreen plan; therefore the maximum number of SVS issuable pursuant to all awards may not exceed 10% of the total issued and outstanding SVS and MVS (on a non-diluted basis) at any given time. The following table provides a summary, as of July 27, 2026, of the security-based compensation plan pursuant to which equity securities of the Corporation may be issued:

Plan Category	Securities to Be Issued on Exercise of Outstanding Awards (#)		Weighted-Average Exercise Price ($)		Securities Remaining Available for Future Issuance (#)
Equity compensation plans approved by security holders (LTIP)	19,400,563	(1)	$5.85	(2)	7,080,220	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	19,400,563		—		7,080,220

(1) Consists of 5,322,029 stock options, 10,340,297 RSUs, and 3,738,237 PSUs outstanding as of July 27, 2026.
(2) RSUs and PSUs carry no exercise price.
(3) Represents approximately 10% of the Company's issued and outstanding shares as of July 27, 2026
ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE
Related Party Transaction Policies and Procedures
The Audit Committee is responsible for oversight and control of related party transactions. The Audit Committee reviews with management all related party transactions and develops policies and procedures related to such transactions. The

Audit Committee also has authority to approve all non-audit services provided to the Company or its subsidiaries by its external auditors.
Related Party Transactions
Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control. Related parties may be individuals or entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.
Senior Secured Note
In December 2021, the Company closed on its Senior Secured Notes – 2026 for aggregate gross proceeds of $475.0 million as described in greater detail in the Company consolidated financial statements. Baldwin Holdings, LLC, an entity in which our Executive Vice-Chairman and director Joseph Lusardi owns a controlling interest, acquired a $10 million note of the $475 million, $5 million of which has since been sold. During the year ended December 31, 2025, the Company paid Mr. Lusardi $0.5 million in interest under the Senior Secured Note.
Employment Relationships
During the fiscal year ended December 31, 2025, the following immediate family members of Boris Jordan, the CEO and Chairman of the Company, were employed by the Company or its subsidiaries, earning in excess of $120,000 annually:
•Robert Sciarrone, Mr. Jordan’s son-in-law, serves as the Chief Revenue Officer and received total compensation of approximately $1,880,000, consisting of base salary of $350,000, an annual cash performance bonus of $280,000, and an equity grant with fair market value of $1,250,000 at the time of grant;
•George Schidlovsky, Mr. Jordan’s brother-in-law, serves as Vice President, Capital Projects, received total compensation of $485,550, consisting of base salary of $258,500, an annual cash performance bonus of $62,050, and an equity grant with fair market value of $165,000 at the time of grant.
Each of these individuals participates in standard employee benefit plans available generally to all full-time employees, and each is compensated at levels corresponding to those of non-related employees performing similar functions.
Director Independence
As described under Item 10 above, the Board currently consists of seven directors, four of whom (representing approximately 57%) are determined by the Board to be independent under Canadian National Instrument 52-110 and pursuant to NYSE and SEC independence standards: Ms. Michelle Bodner, Ms. Faith Charles, Mr. Karl Johansson and Mr. Shasheen Shah. The directors determined not to be independent under Canadian National Instrument 52-110 and pursuant to NYSE and SEC independence standards are Mr. Boris Jordan and Mr. Joseph Lusardi, due to their employment as executive officers of the Company, and Mr. Torsten Greif, due to his employment as executive officer at Four 20 Pharma GmbH, a Company subsidiary.
Audit Committee
The Audit Committee consists of Karl Johansson (Chair), Michelle Bodner, and Shasheen Shah, all of whom were determined by the Board to be independent and financially literate under applicable securities laws and pursuant to NYSE independence standards. The Audit Committee oversees the integrity of the Company's financial statements, internal controls, independent auditor qualifications and independence, legal and regulatory compliance, and related party transactions, and pre-approves all audit and non-audit services provided by the Company's independent auditors.
Compensation and Nominating Committee
The Compensation and Nominating Committee consists of Karl Johansson (Chair), who was determined by the Board to be independent pursuant to NYSE independence standards, and Boris Jordan, who is not independent pursuant to NYSE independence standards. The Compensation and Nominating Committee assists the Board in fulfilling its oversight responsibilities and to make recommendations to the Board with respect to the compensation of the directors and executive officers, management development and succession, and the identification and recommendation of the new director nominees.

ITEM 14. PRINCIPAL ACCOUNTANT FEES AND SERVICES
Independent Auditors
PKF O'Connor Davies, LLP ("PKF O'Connor Davies") served as the Company's independent registered public accounting firm for the fiscal year ended December 31, 2025. PKF O'Connor Davies had served as the Company's auditors since August 9, 2022.
On May 6, 2026, PKF O'Connor Davies resigned as the Company's independent auditors following the firm's decision to discontinue its service offerings to cannabis issuers. There were no reportable events and no modifications of opinion in the reports of PKF O'Connor Davies for the two most recently completed fiscal years.
Effective May 6, 2026, following a competitive Request for Proposal process reviewed by the Audit Committee, the Audit Committee and the Board approved the appointment of BDO USA, P.C. ("BDO") as the Company's independent auditors for the fiscal year ending December 31, 2026.
Auditor Fees
The following table sets forth the aggregate fees billed or expected to be billed by PKF O'Connor Davies, LLP and PKF Littlejohn, LLP for professional services rendered for the years ended December 31, 2025, 2024 and 2023 (in thousands):

	Years Ended December 31,
Fee Category	2025	2024	2023
Audit Fees — PKF O'Connor Davies, LLP(1)	$2,405	$2,720	$2,850
Audit Fees — PKF Littlejohn, LLP(1)	336	—	195
Audit Fees - Antares Professional Corp(1)	—	—	395
Audit-Related Fees(2)	110	—	108
Tax Fees(3)	—	—	—
All Other Fees(4)	—	65	—
Total	$2,851	$2,785	$3,548

(1) "Audit Fees" are fees necessary to perform the annual audit or quarterly review of the Company's consolidated financial statements, as well as services related to the Company's Super 8-K and Annual Report. PKF Littlejohn, LLP served as independent auditor for certain of the Company's subsidiaries in Fiscal 2025.

(2) "Audit-Related Fees" are fees for assurance and related services reasonably related to the performance of the audit and review of the financial statements, other than Audit Fees.
(3) "Tax Fees" are fees for tax compliance, tax advice, and tax planning services.
(4) "All Other Fees" are all fees not included in the above categories.
Audit Committee Pre-Approval of Audit and Non-Audit Services
The Audit Committee is responsible for the appointment, compensation, retention, termination, and oversight of the Company's independent registered public accounting firm. The Audit Committee pre-approves all audit and non-audit services before the auditor is engaged to render such services. The Audit Committee may delegate pre-approval authority for specific engagements to the Chair of the Audit Committee, subject to subsequent ratification by the full Audit Committee.
All fees described above for Fiscal 2025 and Fiscal 2024 were pre-approved by the Audit Committee in accordance with this pre-approval policy.

PART IV
ITEM 15. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
(a) Financial Statements
The following consolidated financial statements of Curaleaf Holdings, Inc. are incorporated herein and included in Part II, Item 8 of this Annual Report:
•Report of Independent Registered Public Accounting Firm
•Consolidated Balance Sheets as of December 31, 2025 and December 31, 2024
•Consolidated Statements of Operations for the years ended December 31, 2025, 2024, and 2023
•Consolidated Statements of Comprehensive Loss for the years ended December 31, 2025, 2024, and 2023
•Consolidated Statements of Changes in Shareholders' Equity for the years ended December 31, 2025, 2024, and 2023
•Consolidated Statements of Cash Flows for the years ended December 31, 2025, 2024, and 2023
•Notes to Consolidated Financial Statements
(b) Financial Statement Schedules
All financial statement schedules have been omitted because they are not required, not applicable, or the information required is included in the consolidated financial statements or notes thereto.
The following exhibits are filed or furnished as part of this Annual Report, or incorporated by reference herein. Exhibits marked with an asterisk (*) are management contracts or compensatory plans or arrangements required to be filed pursuant to Item 15(a)(3) of Form 10-K.

Exhibit No.	Description	Filed Herewith / Incorporated by Reference
2.1	Plan of Arrangement	Incorporated by reference from the Company’s Form 6-K filed with the SEC on May 18, 2026 (File No. 333-249081, Exhibit 99.4, Appendix E thereto)
3.1	Notice of Articles of Curaleaf Holdings, Inc. under the Business Corporations Act (British Columbia)	Incorporated by reference from the Company’s Form 6-K filed with the SEC on August 3, 2026 (File No. 333-249081, Exhibit 99.1 thereto)
3.2	Articles of Curaleaf Holdings, Inc. under the Business Corporations Act (British Columbia)	Incorporated by reference from the Company’s Form 6-K filed with the SEC on August 3, 2026 (File No. 333-249081, Exhibit 99.2 thereto)
4.1	Trust indenture dated as of December 15, 2021, between Curaleaf Holdings, Inc., and the trustee named therein	Incorporated by reference from the Company’s Form 6-K filed with the SEC on January 13, 2022 (File No. 333-249081, Exhibit 99.3 thereto)
4.2	First Supplemental Indenture dated as of December 21, 2021, between Curaleaf Holdings, Inc., and the trustee named therein	Incorporated by reference from the Company’s Form 6-K filed with the SEC on January 13, 2022 (File No. 333-249081, Exhibit 99.8 thereto)
4.3	First Amendment dated as of February 8, 2022, to the Trust Indenture dated December 15, 2021, between Curaleaf Holdings, Inc., and the trustee named therein	Incorporated by reference from the Company’s Form 6-K filed with the SEC on August 3, 2026 (File No. 333-249081, Exhibit 99.5 thereto)
4.4	Second Supplemental Indenture dated as of December 8, 2023, between Curaleaf Holdings, Inc., and the trustee named therein	Incorporated by reference from the Company’s Form 6-K filed with the SEC on December 19, 2023 (File No. 333-249081, Exhibit 99.5 thereto)
4.5	Third Supplemental Indenture dated January 17, 2025 governing the 10.00% Senior Secured Notes due December 17, 2027 between Curaleaf Holdings, Inc., and the trustee named therein	Incorporated by reference from the Company’s Form 6-K filed with the SEC on August 3, 2026 (File No. 333-249081, Exhibit 99.6 thereto)
4.6	Fourth Supplemental Indenture, dated as of February 18, 2026, governing the 11.50% Senior Secured Notes due February 18, 2029 among Curaleaf Holdings, Inc., the trustee named therein	Incorporated by reference from the Company’s Form 6-K filed with the SEC on February 27, 2026 (File No. 333-249081, Exhibit 99.1 thereto)
4.7	Coattail Agreement dated as of October 25, 2018 among Curaleaf Holdings, Inc. and the holders of Multiple Voting Shares	Incorporated by reference from the Company’s Form 6-K filed with the SEC on August 3, 2026 (File No. 333-249081, Exhibit 99.3 thereto)

Exhibit No.	Description	Filed Herewith / Incorporated by Reference
10.1*	Employment Agreement between Curaleaf Holdings, Inc. and Boris Jordan, dated as of August 2024	Filed herewith
10.2*	Employment Agreement between Curaleaf Holdings, Inc. and Ed Kremer, dated as of July 2022 (as amended)	Filed herewith
10.3*	Employment Agreement between Curaleaf Holdings, Inc. and Rahul Pinto, dated as of June 2025	Filed herewith
10.4*	Employment Agreement between Curaleaf Holdings, Inc. and Peter Clateman, dated as of July 2017 (as amended)	Filed herewith
10.5*	Curaleaf Holdings, Inc. 2018 Stock and Incentive Plan (as amended and restated)	Incorporated by reference from the Company’s Management Information Circular filed with the SEC on Form 6-K on September 12, 2023 (File No. 333-249081, Exhibit 99.5 Schedule B thereto)
10.6*	Form of Stock Option Award Agreement under the 2018 Stock and Incentive Plan	Filed herewith
10.7*	Form of Performance Restricted Stock Unit Award Agreement under the 2018 Stock and Incentive Plan	Filed herewith
10.8*	Form of Restricted Stock Unit Award Agreement under the 2018 Stock and Incentive Plan	Filed herewith
10.9	Amended and Restated Loan and Security Agreement with Needham Bank dated October 10, 2025	Incorporated by reference from the Company’s Form 6-K filed with the SEC on February 27, 2026 (File No. 333-249081, Exhibit 99.2 thereto)
10.10	First Amendment, Consent and Waiver to Amended and Restated Loan Agreement with Needham Bank dated February 18, 2026	Incorporated by reference from the Company’s Form 6-K filed with the SEC on August 3, 2026 (File No. 333-249081, Exhibit 99.7 thereto)
14.1	Curaleaf Holdings, Inc. Code of Conduct	Incorporated by reference from the Company’s Form 6-K filed with the SEC on February 13, 2024 (File No. 333-249081, Exhibit 99.1 thereto)
19.1	Insider Trading Policy	Incorporated by reference from the Company’s Form 6-K filed with the SEC on August 3, 2026 (File No. 333-249081, Exhibit 99.4 thereto)
21.1	List of Subsidiaries of Curaleaf Holdings, Inc.	Filed herewith
23.1	Consent of PKF O'Connor Davies, LLP, Independent Registered Public Accounting Firm (PCAOB ID 127)	Filed herewith
31.1	Certification of Principal Executive Officer Pursuant to Rule 13a-14(a) of the Securities Exchange Act of 1934, as amended (Section 302)	Filed herewith
31.2	Certification of Principal Financial Officer Pursuant to Rule 13a-14(a) of the Securities Exchange Act of 1934, as amended (Section 302)	Filed herewith
32.1	Certification of Principal Executive Officer Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002	Filed herewith
32.2	Certification of Principal Financial Officer Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002	Filed herewith
101.INS	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document)	Filed herewith
101.SCH	Inline XBRL Taxonomy Extension Schema Document	Filed herewith
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document	Filed herewith
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document	Filed herewith
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document	Filed herewith
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document	Filed herewith
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)	Filed herewith
* Management contract or compensatory plan or arrangement.
ITEM 16. FORM 10-K SUMMARY
Not applicable. The registrant has elected not to include a summary pursuant to Item 16 of Form 10-K.

SIGNATURES
Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
CURALEAF HOLDINGS, INC.
Date: August 5, 2026
By: /s/ Boris Jordan
Name: Boris Jordan
Title: Chairman and Chief Executive Officer (Principal Executive Officer)
Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ Boris Jordan	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	8/5/2026
Boris Jordan
/s/ Ed Kremer	Chief Financial Officer (Principal Financial Officer)	8/5/2026
Ed Kremer
/s/ Dan Mickelson	Chief Accounting Officer (Principal Accounting Officer)	8/5/2026
Dan Mickelson
Directors
/s/ Boris Jordan	Director	8/5/2026
Boris Jordan
/s/ Joseph L. Lusardi	Director	8/5/2026
Joseph L. Lusardi
/s/ Karl Johansson	Director	8/5/2026
Karl Johansson
/s/ Michelle Bodner	Director	8/5/2026
Michelle Bodner
/s/ Shasheen Shah	Director	8/5/2026
Shasheen Shah
/s/ Torsten Greif	Director	8/5/2026
Torsten Greif
/s/ Faith Charles	Director	8/5/2026
Faith Charles